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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-191470

PROSPECTUS

HD Supply, Inc.

Offer to Exchange

$1,275,000,000 Outstanding 7.50% Senior Notes due 2020
for $1,275,000,000 Registered 7.50% Senior Notes due 2020

        HD Supply, Inc. is offering to exchange $1,275,000,000 aggregate principal amount of its outstanding unregistered 7.50% Senior Notes due 2020 (the "Old Notes") for a like principal amount of its registered 7.50% Senior Notes due 2020 (the "New Notes").

        The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the Old Notes and will not entitle their holders to registration rights.

        No public market currently exists for the Old Notes or the New Notes.

        The exchange offer will expire at 5:00 p.m., New York City time, on November 18, 2013 (the "Expiration Date") unless we extend the Expiration Date. You should read the section called "The Exchange Offer" for further information on how to exchange your Old Notes for New Notes.

        See "Risk Factors" beginning on page 24 for a discussion of risk factors that you should consider prior to tendering your Old Notes in the exchange offer and risk factors related to ownership of the New Notes.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Neither the U.S. Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2013

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Also, you should not assume that there has been no change in the affairs of HD Supply, Inc. and its subsidiaries since the date of this prospectus.

        For additional information regarding the availability of this prospectus and other information available upon request, see "Where You Can Find More Information."

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

        This prospectus includes forward-looking statements. Some of the forward-looking statements can be identified by the use of terms such as "believes," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates," "anticipates" or other comparable terms. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our consolidated results of operations, financial condition, liquidity, prospects and growth strategies and the industries in which we operate and including, without limitation, statements relating to our future performance.

        Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition and liquidity, and industry development may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our consolidated results of operations, financial condition and liquidity, and industry development are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including the risks and uncertainties discussed in "Risk Factors" and those described from time to time in our other filings with the SEC. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

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  inherent risks of the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets;

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  our ability to achieve profitability;

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  our ability to service our debt and to refinance all or a portion of our indebtedness;

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  limitations and restrictions in the agreements governing our indebtedness;

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  the competitive environment in which we operate and demand for our products and services in highly competitive and fragmented industries;

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  the loss of any of our significant customers;

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  competitive pricing pressure from our customers;

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  our ability to identify and acquire suitable acquisition candidates on favorable terms;

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  cyclicality and seasonality of the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets;

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  our ability to identify and develop relationships with a sufficient number of qualified suppliers and to maintain our supply chains;

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  our ability to manage fixed costs;

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  the development of alternatives to distributors in the supply chain;

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  our ability to manage our working capital through product purchasing and customer credit policies;

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  potential material liabilities under our self-insured programs;

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  our ability to attract, train and retain highly qualified associates and key personnel;

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  limitations on our income tax net operating loss carryforwards in the event of an ownership change;

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  our ability to identify and integrate new products; and

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  the significant influence our sponsors have over corporate decisions.

        You should read this prospectus, including the uncertainties and factors discussed under "Risk Factors," completely and with the understanding that actual future results may be materially different from expectations. All forward looking statements made in this prospectus are qualified by these cautionary statements. All forward looking statements are made only as of the date of this prospectus and we do not undertake any obligation, other than as may be required by law, to update or revise any forward looking statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

 TRADEMARKS

        We use various trademarks, service marks and brand names, such as HD Supply, USABluebook, Creative Touch Interiors and White Cap that we deem particularly important to the advertising activities and operation of our various lines of business, and some of these marks are registered in the United States and, in some cases, other jurisdictions. This prospectus also refers to the brand names, trademarks or service marks of other companies. All brand names and other trademarks or service marks cited in this prospectus are the property of their respective holders.

 MARKET AND INDUSTRY DATA

        This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management's knowledge of and experience in the market sectors in which we compete. We have not independently verified market and industry data from third-party sources. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size.

 SUPPLEMENTAL INFORMATION

        Our fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ended February 3, 2013 (fiscal 2012) includes 53 weeks. Fiscal years ended January 29, 2012 (fiscal 2011) and January 30, 2011 (fiscal 2010) both include 52 weeks. The six months ended August 4, 2013 and July 29, 2012 both included 26 weeks.

        Unless otherwise indicated, the information in this prospectus excludes our Industrial Pipes, Valves and Fittings ("IPVF") business which we sold on March 26, 2012 to Shale-Inland Holdings, LLC. Our annual financial statements presented herein have been revised to present IPVF as a discontinued operation for the periods presented.

 CERTAIN TERMS USED IN THIS PROSPECTUS

        In this prospectus, unless otherwise indicated or the context otherwise requires:

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  "12.0% Senior Notes" refers to the Company's former 12.0% Senior Cash Pay Notes due 2014.

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  "2007 ABL Credit Facility" refers to the former senior asset-based revolving credit facility entered into by HD Supply (as successor by merger to HDS Acquisition Subsidiary, Inc.) on August 30, 2007 (as amended by Amendment No. 1, dated as of October 3, 2007, Amendment No. 2, dated as of November 1, 2007, and Limited Consent and Amendment No. 3, dated as of March 19, 2010), in an aggregate principal amount of $2,100 million, a portion of which may be used for letters of credit or swing-line loans.

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  "2007 Acquisition" refers to the transactions described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Relationship with Home Depot—Historical Relationship."

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  "2007 Senior Secured Credit Facility" refers to the former senior secured credit facility entered into by the Company (as successor by merger to HDS Acquisition Subsidiary, Inc.) on August 30, 2007, as amended on October 2, 2007 and November 1, 2007, which consists of a $1,000 million term loan facility and a $300 million revolving credit facility.

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  "2007 Senior Subordinated Notes" refers to the Company's former 13.5% Senior Subordinated Notes due 2015.

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  "2007 Term Loan" refers to the former $1,000 million term loan facility under the 2007 Senior Secured Credit Facility.

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  "April 2012 First Priority Notes" refers to the Company's outstanding 8 1/8% Senior Secured First Priority Notes due 2019 issued on April 12, 2012 in an aggregate principal amount of $950,000,000.

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  "April 2012 Senior Unsecured Notes" refers to the Company's 14.875% Senior Notes due 2020 issued on April 12, 2012 in an aggregate principal amount of $757,002,000.

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  "August 2012 First Priority Notes" refers to the Company's outstanding 8 1/8% Senior Secured First Priority Notes due 2019 issued on August 2, 2012 in an aggregate principal amount of $300,000,000.

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  "Bain" refers to investment funds associated with Bain Capital Partners, LLC, or any successor to its investment management business.

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  "Carlyle" refers to investment funds associated with Carlyle Investment Management, LLC, or any successor to its investment management business.

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  "CD&R" refers to investment funds associated with Clayton, Dubilier & Rice, LLC, or any successor to its investment management business.

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  "Equity Sponsors" refers collectively to Bain, Carlyle and CD&R.

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  "First Priority Notes" refers collectively to the April 2012 First Priority Notes and the August 2012 First Priority Notes.

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  "GAAP" refers to accounting principles generally accepted in the United States of America.

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  "HD Supply," the "Company," "we," "our" and "us" refer to HD Supply, Inc. and its directly and indirectly owned subsidiaries as a combined entity, except where it is clear that the terms mean only HD Supply, Inc. exclusive of its subsidiaries.

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  "Holdings" refers to HD Supply Holdings, Inc., our ultimate parent company.

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  "Indenture" refers to the indenture governing the notes.

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  "January 2013 Senior Subordinated Notes" refers to the Company's former 10.50% Senior Subordinated Notes due 2021 issued on January 16, 2013 in an aggregate principal amount of $950,000,000.

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  "October 2012 Senior Notes" refers to the Company's 11.50% Senior Notes due 2020 issued on October 15, 2012 in an aggregate principal amount of $1,000,000,000.

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  "Second Priority Notes" refers to the Company's 11% Senior Secured Second Priority Notes due 2020 issued on April 12, 2012 in an aggregate principal amount of $675,000,000.

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  "Senior ABL Agreement" refers to the credit agreement governing the Senior ABL Facility.

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  "Senior ABL Facility" refers to our new revolving asset backed credit facility described in "Description of Other Indebtedness."

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  "Senior Credit Facilities" refers collectively to the Senior ABL Facility and the Senior Term Facility.

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  "Senior Term Agreement" refers to the credit agreement governing the Senior Term Facility.

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  "Senior Term Facility" refers to our term credit facility described in "Description of Other Indebtedness."

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  "Subsidiary Guarantors" refers to the subsidiaries of the issuer that will guarantee the notes.

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 PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. For a more complete understanding of our business, you should read this summary together with the more detailed information and financial statements appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including our consolidated financial statements and the related notes as well as the "Risk Factors" and "Forward-Looking Statements and Information" sections.

 Our Company

        We are one of the largest industrial distributors in North America. We believe we have leading positions in the three distinct market sectors in which we specialize: Maintenance, Repair & Operations; Infrastructure & Power; and Specialty Construction. These market sectors are large and fragmented, and we believe they present opportunities for significant growth. We aspire to be the "First Choice" of customers, associates, suppliers and the communities in which we operate. This aspiration drives our relentless focus and is reflected in the customer and market centricity, speed and precision, intense teamwork, process excellence and trusted relationships that define our culture. We believe this aspiration distinguishes us from other distributors and has driven above-market growth and delivered attractive returns on invested capital.

        We serve our markets with an integrated go-to-market strategy. We operate through over 600 locations across 46 U.S. states and nine Canadian provinces. We have approximately 15,000 associates delivering localized, customer-tailored products, services and expertise. We serve approximately 500,000 customers, which include contractors, government entities, maintenance professionals, home builders and industrial businesses. Our broad range of end-to-end product lines and services include over one million stock-keeping units ("SKUs") of quality, name-brand and proprietary-brand products as well as value-add services supporting the entire lifecycle of a project from infrastructure and construction to maintenance, repair and operations. For the fiscal year ended February 3, 2013, or fiscal 2012, we generated $8.0 billion in Net sales, representing 14.3% growth over the fiscal year ended January 29, 2012, or fiscal 2011, or 12.2% growth excluding the 53rd week of fiscal 2012; $683 million of Adjusted EBITDA, representing 34.4% growth over fiscal 2011, or 31.7% growth excluding the 53rd week of fiscal 2012; and incurred a Net loss of $1,179 million representing an increase of 117.1% over fiscal 2011, or an increase of 119.7% excluding the 53rd week of fiscal 2012. For the six months ended August 4, 2013, we generated $4.3 billion in Net sales, representing 11.0% growth over the six months ended July 29, 2012; $382 million of Adjusted EBITDA, representing 17.5% growth over the six months ended July 29, 2012; and incurred a Net loss of $203 million, representing an improvement of 51.2% over the six months ended July 29, 2012. For a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Cash interest expense and Adjusted EBITDA."

        We believe our long-standing customer relationships and competitive advantage stem from our knowledgeable associates, extensive product and service offerings, national footprint, integrated technology, broad purchasing scale and strategic supplier relationships. We believe that our comprehensive supply chain solutions improve the effectiveness and efficiency of our customers' businesses. Our value-add services include customer training, material and product fabrication, kitting, jobsite delivery, will call pick up options, as well as onsite managed inventory, online material management and emergency response capabilities. Furthermore, we believe our product application knowledge, comprehensive product assortment, and sourcing expertise allow our customers to perform reliably and provide them the tools to enhance profitability. We reach our customers through a variety of sales channels, including professional outside and inside sales forces, call centers and branch supported direct marketing programs utilizing market-specific product catalogs, and business unit websites. Our distribution network allows us to provide rapid, reliable, on-time delivery and customer pickup throughout the U.S. and Canada. Additionally, we believe our highly integrated technology provides leading e-commerce and integrated workflow capabilities for our customers, while providing us unparalleled pricing, budgeting, reporting and analytical capabilities across our Company. We believe customers view us as an integral part of the value chain due to our extensive product knowledge, expansive product availability and the ability to directly integrate with their systems and workflows.

        Since 2007 we have undertaken significant operating and growth initiatives at all levels. We developed and are implementing a multi-year strategy to optimize our business mix. This strategy includes entering new markets and product lines, streamlining and upgrading our process and technology capabilities, acquiring new capabilities and selling non-core business units. At the same time, we attracted what we believe to be "best of the best" talent capitalizing on relevant experience, teamwork and change navigation. With this transformational execution behind us, we believe our company is well-positioned to continue to grow in our revenues at a growth rate in excess of the growth rates of the markets in which we operate.

Summary of Reportable Segments

        We operate through four reportable segments: Facilities Maintenance, Waterworks, Power Solutions and White Cap. Although these reportable segments are distinct and specialized to reflect the needs of their customers, we operate our Company with an integrated go-to-market strategy.

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  Facilities Maintenance.  Facilities Maintenance distributes maintenance, repair and operations ("MRO") products, provides value-add services and fabricates custom products to multifamily, hospitality, healthcare and institutional facilities.

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  Waterworks.  Waterworks distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in the water and wastewater industries for non-residential and residential uses.

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  Power Solutions.  Power Solutions distributes electrical transmission and distribution products, power plant MRO supplies and smart-grid products, and arranges materials management and procurement outsourcing for the power generation and distribution industries.

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  White Cap.  White Cap distributes specialized hardware, tools, engineered materials and safety products to non-residential and residential contractors.

        The table below is a summary of our four reportable segments.

Overview	Catalog Based Distributor of MRO Products to Maintenance Professionals	Distributor of Water, Sewer, Storm and Fire Protection Products	Distributor of Utilities and Electrical Construction and Industrial Products	Distributor of Specialty Construction and Safety Supplies
Fiscal 2012 Net Sales	$2.2 billion	$2.0 billion	$1.8 billion	$1.2 billion
Fiscal 2012 Adjusted EBITDA(1)	$389 million	$137 million	$72 million	$56 million
Adjusted EBITDA Margin(2)	18%	7%	4%	5%
Growth(3)	20%	21%	40%	224%
Est. Market Share(4)	4%	20%	5%	6%
Est. Market Position(5)	#1 in Multifamily	#1 Nationally	#1 in Utilities	#1 Full Service Distributor Nationally
Locations	40 Distribution Centers in U.S.; 2 in Canada	238 Branches in 44 U.S. States	97 Branches in 26 U.S. States; 4 in Canada	137 Branches in 31 U.S. States
Approx. SKUs	175,000	300,000	220,000	230,000
Select Products

Electrical and Lighting Items; Plumbing; HVAC Products; Appliances; Janitorial Supplies; Hardware; Kitchen and Bath Cabinets; Window Coverings; Textiles and Guest Amenities; Healthcare Maintenance; Water and Wastewater Treatment Products

Water and Wastewater Transmission Products Including Pipe (PVC, Ductile Iron, HDPE); Fittings; Valves; Fire Protection; Metering Systems; Storm Drain; Hydrants; Fusion Machine Rental; Valve Testing and Repair

			Pole Line Hardware; Wire and Cable; Gear and Controls; Power Equipment; Fixtures and Lighting; Meters	Concrete Accessories and Chemicals; Tools; Engineered Materials and Fasteners; Safety; Erosion and Waterproofing

Value-add Services	Next Day Delivery; Customized and Fabricated Products; Renovations and Installation Services; Technical Support; Customer Training; e-Commerce Solutions

Proprietary PC-based Estimating Software; Job Management Reports; Electronic Billing; On-demand Customer Reports; Part Number Interchange; Material Management Online ("MMO"); Database Depot; Distributor Managed Inventory ("DMI")

Emergency Response Solutions; Integrated Inventory and Sourcing Solutions; IT Solutions (Virtual Warehouse, EDI, Online Ordering, Custom Online Catalog); SmartGrid; Project Services (Material Take Offs and Laydown Yards); Tool Repair

Pre-Bid Assistance; Product Submittals; Value Engineering; Change Order Support; Rentals (Tilt-Up Braces, Forming/Shoring, Equipment); Fabrication Including Detailing and Engineering; Tool Repair; Electronic Billing

Customer Examples	Residential Property Owners and Managers; Hotels and Lodging Facilities; Assisted Living Facilities; Institutions; Water and Wastewater Treatment Facilities	Professional Contractors Serving Municipalities, Non-residential and Residential Construction	Municipalities and Co-ops; Investor Owned Utilities; Non-residential, Residential and Mechanical Contractors; Industrial (Industrial Manufactures, MRO, Oil and Gas Contractors)	Professional Contractors Serving Non-residential, Residential and Industrial Construction

(1)
Adjusted EBITDA is our measure of profitability for our reportable segments as presented within our consolidated financial statements in accordance with GAAP. See Note 14 to our audited consolidated financial statements.
(2)
Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by Net sales.
(3)
Growth is equal to growth in Adjusted EBITDA over fiscal 2011 and excludes the 53rd week of fiscal 2012.
(4)
Management estimates based on market data and industry knowledge. Market share is based on our revenues relative to the estimated addressable market size.
(5)
Market position is based on our revenues relative to the estimated revenues of known competitors in addressable markets. Unless stated otherwise, market position refers to management's estimate of our market position in North America within the estimated addressable markets we serve.

 Our Market Sectors

        We offer a diverse range of products and services to the Maintenance, Repair & Operations, Infrastructure & Power and Specialty Construction market sectors in the U.S. and Canada. The markets in which we operate have a high degree of customer and supplier fragmentation, with customers that typically demand a high level of service and availability of a broad set of complex products from a large number of suppliers. These market dynamics make the distributor a critical element within the value chain.

        The table below summarizes our market sectors, business units and end-markets, including our net sales by end-market.

*
Excludes HD Supply Canada.

(1)
Crown Bolt, Creative Touch Interiors, Repair & Remodel and HD Supply Canada, in addition to Corporate and Eliminations, comprise "Corporate & Other."

(2)
Figures do not foot due to rounding. Excludes HD Supply Canada.

Maintenance, Repair & Operations

        In the Maintenance, Repair & Operations market sector, our Facilities Maintenance, Crown Bolt and Repair & Remodel business units serve customers across multiple industries by primarily delivering supplies and services needed to maintain and upgrade multifamily, hospitality, healthcare and institutional facilities. Facilities Maintenance and Crown Bolt are distribution center based models, while Repair & Remodel operates through retail outlets primarily serving cash and carry customers. We believe demand in this market sector is driven primarily by ongoing maintenance requirements of a broad range of existing structures and traditional repair and remodeling construction activity across multiple industries. We believe Facilities Maintenance customers value speed and product availability over price. In addition, we believe that our leadership position in this sector positions us to capitalize on improving business conditions across our addressable market. For example, we expect to benefit from the relative stability of demand for MRO materials during periods of lower vacancy rates within multifamily housing and higher occupancy rates within hospitality.

Infrastructure & Power

        In the Infrastructure & Power market sector, Waterworks and Power Solutions support both established infrastructure and new projects by meeting demand for critical supplies and services used to build and maintain water systems and electrical power generation, transmission and distribution infrastructure. We believe demand in this market sector in the U.S. is driven primarily by an aging and overburdened national infrastructure, general population growth trends and the need for cost-effective energy distribution. The broad geographic presence of our business units, through a regionally organized branch distribution network, reduces our exposure to economic factors in any single region. We believe we have the potential to capitalize on a substantial backlog of deferred projects that will need to be addressed in the coming years as a result of our customers delaying much needed upgrades or repairs during the recent economic downturn as well as a recovery in the non-residential and residential construction end-markets.

Specialty Construction

        In the Specialty Construction market sector, White Cap and Creative Touch Interiors ("CTI") serve professional contractors and trades by meeting their distinct and customized supply needs in non-residential, residential and industrial applications. We believe demand in this market sector is driven primarily by residential construction, non-residential construction, and industrial and repair and remodeling construction spending. White Cap is our primary business unit serving this sector through the broad national presence of its regionally organized branch distribution network. CTI serves its market through a network of branches and design centers. We believe we are well-positioned to benefit from the recovery from historical lows within the non-residential and residential construction end-markets.

Our Strengths

        We believe that we benefit significantly from the following competitive strengths:

        Collaborative results-driven culture and exacting execution driving growth.    Our culture of customer and market centricity, speed and precision, intense teamwork, process excellence and trusted relationships promotes continuous learning and drives our entire team to perform at the highest level. Rather than singularly investing and recognizing returns in one business unit, we leverage investments in one business unit across all of our other business units.

        Leadership positions with significant scale in large, fragmented markets.    Our Facilities Maintenance, Power Solutions, Waterworks and White Cap business units are leading North American industrial distributors in each of the addressable markets they serve based on sales. We believe that our size and competitive position as well as the fragmentation and competitive dynamics of the markets we serve make them opportunity-rich for profitable growth.

        Specialized business model delivering a customer-success based value proposition.    We offer our customers a breadth of products and services tailored to their specific needs. Our local presence and intimate understanding of our customers allow us to optimize our sales coverage model. We also provide differentiated, value-add services to our customers.

        We believe that the breadth of our product and service offering provides significant competitive advantages versus smaller local and regional competitors, helping us earn new business and secure repeat business.

        Strategic diversity across customers, suppliers, geographic footprint, products and end-markets.    We believe that by developing relationships with a diverse set of customers, we gain significant visibility into the future needs of our marketplace. Our broad base of approximately 500,000 customers has low concentration with no single customer representing more than 4% of our total sales and our top 10 customers representing only approximately 8% of our total sales during fiscal 2012. We maintain relationships with approximately 15,000 suppliers and maintain multiple suppliers for many of our products, thereby limiting the risk of product shortages. Our diverse geographic footprint of over 600 locations limits our dependence on any one region. We also believe that our diversity of end-market exposures is a key competitive strength, as our growth opportunities and ability to deploy resources are not constrained by any single end-market dynamic. We believe that we stand to benefit both from large end-markets that are characterized by stable long-term growth potential, as well as from end-markets that are exposed to cyclical dynamics.

        Highly efficient and well-invested operating platform driving high returns on invested capital.    Through a series of efficiency improvements and investments in the business, we believe we have transformed our business into a highly efficient platform which is well-positioned for future growth.

        Transformational management team.    HD Supply's executive management team has played a vital role in establishing our leading market share positions in each of our four main business units. Our CEO, Joseph DeAngelo, has over 25 years of global operating experience, including over 17 years in various leadership roles at General Electric Company ("GE") and The Home Depot, Inc. ("Home Depot"), including Chief Operating Officer. The rest of our executive management team has an average of more than 11 years at HD Supply and its predecessors, and brings decades of experience from leading companies. Consistent themes at all levels of our management are long-tenured experience, focus on team chemistry and active presence in the field, which promote effective change.

        Highly integrated technology infrastructure.    We have an integrated IT infrastructure and a number of common technologies and centers of excellence. Our access to and ability to analyze real-time data provided by our integrated IT infrastructure allows us to take appropriate and swift action across our business units, which we believe differentiates us from our smaller competitors.

        Deep and strategically aligned relationships with suppliers.    We have developed extensive and long-term relationships with many of our suppliers. We believe our above-market growth provides our suppliers with their own growth opportunities. This plus a history of close coordination, positions us as a preferred distributor for our key suppliers. We believe this provides access to new products, custom training on specialized products and early awareness of upcoming projects. Further, because they enable us to source both standard and difficult-to-find products in a timely manner, our strategic supplier relationships make us the distributor of choice to many of our customers.

        Proven results.    As a result of our strengths discussed above, we have consistently achieved above-market organic growth across our four reportable segments. Organic sales growth for fiscal 2012 compared to the growth in the relevant addressable market is illustrated in the chart below.

(1)
We define the relevant addressable market as the estimated total dollars spent in markets where a reportable segment offers products. Market growth figures are management estimates of changes in total spending in the relevant addressable market derived from third-party data sources.

(2)
Segment growth based on organic sales growth (excluding acquisitions). HD Supply growth figures exclude the 53rd week of fiscal 2012.

        In addition, we have consistently achieved strong operating leverage driven by our transformational execution, lean and dynamic organization, and strategic growth initiatives. Operating leverage for fiscal 2012 is illustrated in the chart below.

(1)
Segment growth based on sales and Adjusted EBITDA growth. Both growth figures include acquisitions and exclude the 53rd week of fiscal 2012.

Our Strategy

        Our objective is to strengthen our competitive position, achieve above-market rates of profitable growth and increase shareholder value through the following key strategies:

        Be the First Choice.    Our aspiration to be the "First Choice" of customers, associates, suppliers and communities drives our strategy and defines our culture. We seek to strengthen existing customer relationships and cultivate new ones through our customer-centric approach and dedication to their success.

        Our dedication to providing superior work environments, experiences and opportunities supports our efforts to be the "First Choice" of the most qualified and motivated associates in the industry. Similarly, we believe that we maintain excellent relationships with our suppliers and strive to be their first call when choosing a go-to-market strategy for their products. Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs and events that foster community development both financially and through the volunteer efforts of our associates.

        Continue to invest in specific, high-return initiatives.    Over the past three years, we have invested more than $600 million into specific, targeted operating and growth initiatives driving profitability and efficient growth. We will continue to leverage these initiatives and invest in additional growth initiatives. We expect these initiatives will help us maintain above market, profitable growth rates.

        Capitalize on accelerating growth across our multiple and varied end-markets.    We have made significant investments and believe we can benefit from the recovery and growth in our end-markets. We have also strategically and operationally positioned ourselves to benefit from a recovery in our end-markets that are exposed to cyclical dynamics. We believe the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets are entering a series of inflection points which will accelerate in sequential, overlapping stages throughout the economic cycle, as they have historically. Additionally, we believe many of our customers delayed required upgrades or repairs during the recent economic downturn, and there is a substantial backlog of projects to be addressed in the coming years. We believe our ample supply capacity and significant operating leverage will result in growth across our various end-markets.

        Continue to invest in attracting, retaining and developing world-class talent.    To be the "First Choice," we will maintain and expand our already-strong talent base. We develop our employees through specialized training and learning tools. In addition, we deliver attractive opportunities to our associates while spreading knowledge and expertise across our entire organization through frequently redeploying top talent between business units. We believe these opportunities are superior to those offered by much of our competition, and help us develop, attract and retain world-class talent. Furthermore, our focus and culture have led to investments in a range of broader associate benefits, such as our "Be Well" program, through which our CEO has challenged each employee to achieve a specified level of physical health (as measured by body mass index and other health targets), which we track and reward across the organization.

        Continue our focus on operational excellence and speed and precision of execution.    Our gross margins have increased from 28.0% in fiscal 2009 to 28.9% in fiscal 2012 and our Selling, general and administrative expenses as a percentage of sales declined from 23.0% to 20.7% during the same time period. We emphasize sourcing, pricing discipline and working capital management across all of our business units. As a result of our discipline and ability to successfully leverage our fixed cost infrastructure, our financial performance has improved through the recent downturn. Our continued focus on operational excellence enables us to drive the speed and precision necessary to be the "First Choice."

        Attract new customers and develop new market opportunities.    We believe the comprehensive nature of our operations across a project lifecycle facilitates extensive, shared market awareness among our business leaders. We believe this widespread market insight enhances our customer relationships as it allows us to partner with customers in understanding their specific needs and providing quality products and services. We intend to capitalize on our market awareness of new projects to maximize sales across all of our business units. Our four principal business units can provide the materials and tools necessary to construct buildings and infrastructure above and below the ground, while also supplying the components needed to keep the operations well maintained. We believe this is the "HD Supply Advantage," or our differentiated ability to "supply the products and services to build your city and keep it running."

        Supplement strong organic growth with "tuck-in" acquisitions in core and adjacent markets.    Our organic growth is complemented by select "tuck-in" acquisitions in core and adjacent markets to supplement our product set, geographic footprint and other capabilities. Our business development team selectively pursues acquisitions that are culturally compatible and meet our growth and business model criteria. As a result of our highly efficient operations, industry-leading IT systems, strategically aligned supplier relationships and broad distribution platform, there are opportunities to achieve substantial synergies in our acquisitions, and thereby reduce our effective (post-synergy) transaction multiples.

Ownership and Corporate Information

Equity Sponsor Overview

        On July 2, 2013, our parent company, Holdings, completed an initial public offering of 61,170,212 shares of its common stock on the NASDAQ Global Select Market. As of September 24, 2013,

investment funds associated with the Equity Sponsors own 57% of the outstanding capital stock of Holdings without giving effect to outstanding options.

        The Equity Sponsors are in the business of making investments in companies, and may from time to time in the future acquire controlling interests in businesses that complement or directly or indirectly compete with certain portions of our business. If the Equity Sponsors pursue such acquisitions in our industry, those acquisition opportunities may not be available to us.

        Bain Capital Partners, LLC.    Established in 1984, Bain is one of the world's leading private investment firms. Bain's affiliated funds make private equity, public equity, leveraged debt, venture capital and absolute return investments across a wide range of industries, asset classes, and geographies. Over 28 years, Bain has completed over 460 private equity investments. Select current portfolio companies include HCA, Michael's Stores, Bloomin' Brands and Sensata Technologies.

        The Carlyle Group.    Carlyle is a global alternative asset manager with $170 billion of assets under management in 113 active funds and 67 fund of fund vehicles as of December 31, 2012. Carlyle invests across four segments—Corporate Private Equity, Real Assets, Global Market Strategies and Solutions—in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle employs more than 1,400 people in 33 offices across six continents. Select portfolio companies include: Nielsen, AMC, Allison Transmission, Axalta Coating Systems, and Getty Images.

        Clayton, Dubilier & Rice, LLC.    Founded in 1978, CD&R is a private equity firm composed of a combination of financial and operating executives pursuing an investment strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of more than $18 billion in 56 U.S. and European businesses with an aggregate transaction value of approximately $90 billion. CD&R has a long history of investing in market-leading distribution businesses, including US Foods, the second largest broadline foodservice distributor in the U.S., Rexel, the leading distributor worldwide of electrical supplies, Diversey, a leading global manufacturer and distributor of commercial cleaning, sanitation and hygiene solutions, and AssuraMed, a specialty retailer and distributor of medical supplies.

        The following chart illustrates our ownership, organizational and capital structure, as of September 24, 2013:

*
Does not give effect to outstanding options.

(1)
Has pledged all of the capital stock of HD Supply, Inc. as security for our outstanding indebtedness.

(2)
Borrower or issuer of our outstanding indebtedness. See "Description of Other Indebtedness" and "Description of Notes."

(3)
Domestic operating subsidiaries are guarantors of our outstanding indebtedness. See "Description of Other Indebtedness" and "Description of Notes."

* * * * *

        HD Supply, Inc. is a Delaware corporation. Our principal executive offices are located at 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia 30339, and our telephone number at that address is (770) 852-9000. Our website is www.hdsupply.com. Information on, and which can be accessed through, our website is not incorporated in this prospectus.

Summary of Risk Factors

        Our business is subject to a number of risks of which you should be aware and carefully consider before making an investment decision. These risks are discussed in "Risk Factors", and include but are not limited to the following:

  •
  inherent risks of the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets;

  •
  our substantial level of debt;

  •
  our ability to service our debt and to refinance all or a portion of our indebtedness;

  •
  decline in the new residential construction or non-residential construction markets;

  •
  residential renovation and improvement activity levels may not return to historic levels;

  •
  our ability to achieve or maintain profitability;

  •
  our ability to compete effectively;

  •
  our ability to timely and efficiently access products that meet our standards for quality;

  •
  interruptions to the proper functioning of our IT systems or an inability to implement our IT initiatives; and

  •
  our ability to identify new products and product lines and integrate them into our distribution network.

Summary of the Terms of the Exchange Offer

        The Old Notes were issued in transactions exempt from registration under the Securities Act.

Notes Offered	$1,275,000,000 aggregate principal amount of new 7.50% Senior Notes due 2020, which have been registered under the Securities Act.
When we use the term "Notes" in this prospectus, the related discussion applies to both the Old Notes and the New Notes.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and will not be subject to restrictions on transfer, will bear a different CUSIP and ISIN number than the Old Notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

The CUSIP numbers for the Old Notes are 40415R AN5 (Rule 144A) and U4047C AG2 (Regulation S). The ISIN numbers for the Old Notes are US40415RAN52 (Rule 144A) and USU4047CAG25 (Regulation S). The CUSIP number for the New Notes is 40415R AP0 and the ISIN number for the New Notes is US40415RAP01.

The Exchange Offer

You may exchange Old Notes for a like principal amount of New Notes. The consummation of the exchange offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange.

Resale of New Notes

We believe the New Notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussions under the headings "The Exchange Offer" for further information regarding the exchange offer and resale of the New Notes.

Registration Rights Agreement

We have undertaken the exchange offer pursuant to the terms of the exchange and registration rights agreement we entered into with the initial purchasers on February 1, 2013 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to consummate an exchange offer for the Old Notes pursuant to an effective registration statement or to cause resales of the Old Notes to be registered. We have filed this registration statement to meet our obligations under the Registration Rights Agreement. If we fail to satisfy our obligations under the Registration Rights Agreement and a Registration Default occurs, the interest rate on the Registrable Securities will be increased by (i) 0.25 percent per annum for the first 90-day period beginning on the day immediately following such Registration Default and (ii) an additional 0.25 percent per annum with respect to each subsequent 90-day period, in each case until and including the date such Registration Default ends, up to a maximum increase of 0.50 percent per annum. See "Exchange Offer; Registration Rights."

Consequences of Failure to Exchange the Old Notes	You will continue to hold Old Notes that remain subject to their existing transfer restrictions if:
• you do not tender your Old Notes; or
• you tender your Old Notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the Old Notes after we consummate the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes."

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on November 18, 2013 (the "Expiration Date"), unless we extend it, in which case Expiration Date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes

The New Notes will accrue interest from the most recent date to which interest has been paid or provided for on the Old Notes or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes.

Conditions to the Exchange Offer

The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, and we may terminate or amend the exchange offer if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to:

• the registration statement of which this prospectus constitutes a part; or
• the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

See "The Exchange Offer—Conditions to the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes

If you wish to participate in the exchange offer, you must submit required documentation and effect a tender of Old Notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the letter of transmittal or electronic acceptance instruction. See "The Exchange Offer—Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures

If you wish to tender your Old Notes, but cannot properly do so prior to the Expiration Date, you may tender your Old Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."

Withdrawal Rights

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a notice of withdrawal must be actually received by the Exchange Agent at its address set forth in "The Exchange Offer—Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer—Withdrawal Rights."

Acceptance of Old Notes and Delivery of New Notes

Except in some circumstances, any and all Old Notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the exchange offer will be delivered promptly after the Expiration Date. See "The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes."

U.S. Federal Income Tax Considerations

The exchange of an Old Note for a New Note pursuant to the exchange offer will not be treated as a sale or exchange of the Old Note by a Holder for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations."

Exchange Agent	Wells Fargo Bank, National Association is serving as the Exchange Agent for the New Notes (the "Exchange Agent").

Summary of the Terms of the Notes

        The terms of the New Notes offered in the exchange offer are identical in all material respects to the Old Notes, except that the New Notes:

  •
  are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

  •
  will not be subject to provisions relating to additional interest;

  •
  will bear a different CUSIP and ISIN number;

  •
  will not entitle their holders to registration rights; and

  •
  will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

        The following summary contains basic information about the New Notes and the guarantees thereof and is not intended to be complete. Capitalized terms used in this section and not otherwise defined shall have the meaning ascribed thereto in the "Description of Notes" in this prospectus. For a more complete understanding of the New Notes and the guarantees, please refer to the section entitled "Description of Notes" in this prospectus.

Issuer	HD Supply, Inc.
Notes Offered	$1,275,000,000 aggregate principal amount of 7.50% Senior Notes due 2020.
Maturity	The Notes will mature on July 15, 2020.
Interest	The Notes will bear interest at a rate of 7.50%, payable in cash on April 15 and October 15 and at maturity, commencing on April 15, 2013. Interest on the Notes accrues from February 1, 2013.
Ranking	The Notes are our unsecured senior indebtedness and rank:
• equal in right of payment with all of our existing and future senior indebtedness;
• senior in right of payment to all of our existing and future subordinated indebtedness;

•

effectively subordinated to all of our existing and future secured indebtedness, including, without limitation, indebtedness under the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes, to the extent of the value of the collateral securing such indebtedness; and

• structurally subordinated to approximately $65 million of indebtedness and other liabilities of our non-guarantor subsidiaries, including all of our foreign subsidiaries, as of August 4, 2013.

As of August 4, 2013, we had approximately $3.4 billion of secured indebtedness, net of unamortized discount of $21 million and including unamortized premium of $19 million, approximately $5.7 billion of senior indebtedness, net of unamortized discount of $21 million and including unamortized premium of $19 million, and our non-guarantor subsidiaries had approximately $65 million of indebtedness. As of August 4, 2013, we also had commitments for additional borrowings under the revolving Senior ABL Facility of $888 million.

Guarantors

The Notes are guaranteed, on a senior unsecured basis, by each of our direct and indirect domestic existing and future subsidiaries that is a Wholly Owned Domestic Subsidiary (other than certain Excluded Subsidiaries), and by each other domestic subsidiary that is a borrower under a Senior ABL Facility or that guarantees our obligations under any credit facility or capital markets securities. These guarantees are subject to release under specified circumstances. See "Description of Notes—Subsidiary Guarantees." The guarantee of each Subsidiary Guarantor will be a senior unsecured obligation of that Subsidiary Guarantor and will rank:

• equal in right of payment with all existing and future senior indebtedness of that Subsidiary Guarantor;
• senior in right of payment to all existing and future subordinated indebtedness of such Subsidiary Guarantor;

•

effectively subordinated to all existing and future secured indebtedness of that Subsidiary Guarantor, including, without limitation, indebtedness under the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes, to the extent of the value of the collateral owned by such Subsidiary Guarantor; and

• structurally subordinated to all indebtedness and other liabilities of any non-guarantor subsidiary of that Subsidiary Guarantor.

As of August 4, 2013, the indebtedness and other liabilities of our non-guarantor subsidiaries was approximately $65 million. The Notes will be structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 5% of our Net sales for fiscal 2012 and held approximately 3% of our assets as of August 4, 2013.

Optional Redemption

We may redeem the Notes, in whole or in part, at any time (1) prior to October 15, 2016, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the make-whole premium described under "Description of Notes—Optional Redemption," and (2) on and after October 15, 2016, at the redemption prices described under "Description of Notes—Optional Redemption," plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption After Certain Equity Offerings

Prior to October 15, 2015, we may redeem on one or more occasions up to 35% of the original aggregate principal amount of the Notes in an amount not exceeding the net proceeds of one or more equity offerings at the redemption prices and on the conditions described under "Description of Notes—Optional Redemption."

Offer to Repurchase

If we experience a change of control, we must offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of Notes—Change of Control."

If we sell certain assets, under certain circumstances we must make an offer to purchase Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

Certain Covenants	The Indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur more indebtedness;
• pay dividends, redeem stock or make other distributions;

• make investments;
• create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;
• create liens;
• transfer or sell assets;
• merge or consolidate; and
• enter into certain transactions with our affiliates.
These covenants are subject to important exceptions and qualifications, which are described under "Description of Notes—Certain Covenants" and "Description of Notes—Merger and Consolidation."

 Ratios of Earnings to Fixed Charges

        Our consolidated ratios of earnings to fixed charges for the six-month period ended August 4, 2013, the fiscal years ended February 3, 2013, January 29, 2012, January 30, 2011, January 31, 2010 and February 1, 2009 are as follows:

			Fiscal year ended(1)
	Six-month period ended August 4, 2013		Feb. 3, 2013		Jan. 29, 2012		Jan. 30, 2011		Jan. 31, 2010		Feb.1, 2009
Ratio of earnings to fixed charges(2)		(3)		(3)		(3)		(3)		(3)		(3)

(1)
The fiscal year ended February 3, 2013 includes 53 weeks. All other fiscal years reported include 52 weeks.

(2)
For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision (benefit) for income taxes plus fixed charges. Fixed charges include cash and non-cash interest expense, whether expensed or capitalized, amortization of debt issuance cost and the portion of rental expense representative of the interest factor.

(3)
For the six-month period ended August 4, 2013, fiscal 2012, fiscal 2011, fiscal 2010, fiscal 2009, fiscal 2008, our earnings were insufficient to cover fixed charges by $148 million, $1,196 million, $484 million, $585 million, $678 million, and $1,477 million, respectively.

 Summary Consolidated Financial and Operating Data

        The following table presents our summary consolidated financial data, as of and for the periods indicated. The summary consolidated financial data as of and for the six months ended August 4, 2013 and July 29, 2012 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of February 3, 2013 and January 29, 2012 and for the fiscal years ended February 3, 2013, January 29, 2012 and January 30, 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of January 30, 2011 are derived from our audited financial statements which are not included in this prospectus.

        This "Summary Consolidated Financial and Operating Data" should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical consolidated financial data may not be indicative of our future performance.

	Six Months Ended		Fiscal Year Ended
	August 4, 2013	July 29, 2012	February 3, 2013	January 29, 2012	January 30, 2011
	(Dollars in millions)
Consolidated Statement of Operations:
Net sales	$4,325	$3,895	$8,035	$7,028	$6,449
Cost of sales	3,066	2,778	5,715	5,014	4,608

Gross profit	1,259	1,117	2,320	2,014	1,841
Total operating expenses	1,009	971	2,149	1,859	1,804

Operating income	250	146	171	155	37
Interest expense	291	324	658	639	623
Loss (gain) on extinguishment and modification of debt	87	220	709	—	5
Other (income) expense, net	20	—	—	—	(6)

Income (loss) from continuing operations before provision (benefit) for income taxes and discontinued operations	(148)	(398)	(1,196)	(484)	(585)
Provision (benefit) for income taxes	55	34	3	79	28

Income (loss) from continuing operations	(203)	(432)	(1,199)	(563)	(613)
Income (loss) from discontinued operations, net of tax	—	16	20	20	(6)

Net income (loss)	$(203)	$(416)	$(1,179)	$(543)	$(619)

Balance sheet data (end of period):
Cash and cash equivalents(1)	$109	$90	$141	$111	$292
Total assets(2)	6,587	6,639	7,334	6,738	7,089
Total debt, less current maturities(3)	5,678	5,765	6,430	5,380	5,239
Other financial data:
Working capital(4)	$1,281	$1,069	$1,120	$1,012	$1,176
Cash interest expense(5)	276	273	535	457	365
Adjusted EBITDA(6)	382	325	683	508	411
Capital expenditures	(64)	(52)	115	115	49

(1)
Cash and cash equivalents as of February 3, 2013 excludes $936 million of cash equivalents that were restricted for the redemption of debt.

(2)
Includes $936 million of Cash equivalents restricted for debt redemption for the fiscal year ended February 3, 2013.

(3)
Includes capital leases and associated discounts and premiums. Excludes $10 million, $10 million, $899 million, $82 million and $10 million of Current installments of long-term debt for the six months ended August 4, 2013 and July 29, 2012 and the fiscal years ended February 3, 2013, January 29, 2012 and January 30, 2011, respectively.

(4)
Working capital represents current assets minus current liabilities.

(5)
Cash interest expense is not a recognized term under GAAP and does not purport to be an alternative to Interest expense. For additional detail, including a reconciliation from interest expense, the most directly comparable financial measure under GAAP, to cash interest expense for the periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Cash interest expense and Adjusted EBITDA."

(6)
Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. For additional detail, including a reconciliation from Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Cash interest expense and Adjusted EBITDA."

RISK FACTORS

        Investing in the Notes involves a high degree of risk. Before you make your investment decision, you should carefully consider the risks described below and the other information contained in this prospectus, including the consolidated financial statements and the related notes. If any of the following risks actually occurs, our business, financial position, results of operations or cash flows could be materially adversely affected.

Risks Relating to the New Notes and Our Indebtedness

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health, reduce our profitability, limit our ability to obtain financing in the future and pursue certain business opportunities and reduce the value of your investment.

        As of August 4, 2013, we had an aggregate principal amount of $5,688 million of outstanding debt, net of unamortized discounts of $21 million and including unamortized premium of $19 million. In fiscal 2012 we incurred $658 million of interest expense.

        The amount of our debt or such other obligations could have important consequences for holders of the Notes, including, but not limited to:

  •
  a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and other purposes may be impaired in the future;

  •
  we are exposed to the risk of increased interest rates because a portion of our borrowings is at variable rates of interest;

  •
  we may be at a competitive disadvantage compared to our competitors with less debt or with comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

  •
  our ability to refinance indebtedness may be limited or the associated costs may increase;

  •
  our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing may be impaired in the future;

  •
  it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on and acceleration of such indebtedness;

  •
  we may be more vulnerable to general adverse economic and industry conditions; and

  •
  our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures could be limited, or we may be prevented from making capital investments that are necessary or important to our operations in general, growth strategy and efforts to improve operating margins of our business units.

Our ability to generate the significant amount of cash needed to pay interest and principal on the New Notes and service our other debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

        As a holding company, we have no independent operations or material assets other than our ownership of equity interests in our subsidiaries and invested cash, and we depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including to satisfy our obligations under the New Notes, our outstanding notes and the Senior Credit Facilities. Our ability to make scheduled payments on, or to refinance our obligations under, our debt depends on the ability of our subsidiaries to make distributions and dividends to us, which, in turn, depends on their operating results, cash requirements, financial condition, and general business conditions, and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control. In addition, while our subsidiaries currently have no legal or regulatory restrictions on payments of dividends to us, they may be subject to such restrictions in the future. If we do not receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or refinance our debt. We cannot make assurances that we will be able to refinance our debt on terms acceptable to us, or at all. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

        As of August 4, 2013, $1,269 million of our First Priority Notes, including $19 million of unamortized premium, $675 million of our Second Priority Notes, $1 billion of our October 2012 Senior Notes and $1,275 million of the Old Notes, were outstanding. The Senior Term Facility will mature in 2017, the Senior ABL Facility will mature in 2018 (or, if earlier, the maturity date of the Senior Term Facility), the First Priority Notes will mature in 2019 and the Second Priority Notes, the October 2012 Senior Notes and the Notes will mature in 2020. We cannot make assurances that we will be able to refinance any of our indebtedness, including the First Priority Notes, the Second Priority Notes, the October 2012 Senior Notes, the Notes and the Senior Credit Facilities, or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt (including the restrictions imposed by the Indenture), as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our debt facilities and the indentures governing our outstanding notes restrict our ability to dispose of assets and how we use the proceeds from any such dispositions. We cannot make assurances that we will be able to consummate those dispositions, or if we do, what the timing of the dispositions will be or whether the proceeds that we realize will be adequate to meet our debt service obligations, including amounts under our outstanding notes, when due.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

        We may be able to incur significant additional indebtedness in the future, including secured debt. Although the indentures governing our other indebtedness, the Senior Term Agreement and the Senior ABL Agreement contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional unsecured indebtedness that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. If we incur additional secured indebtedness that ranks equally with the Notes, the Notes will be effectively subordinated to the right of our and the guarantors' existing and future secured indebtedness to the extent of the value of our and the guarantors' assets securing such indebtedness. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness, including obligations under lease arrangements that are currently recorded as operating leases even if operating leases were to be treated as debt under GAAP. In addition, the Senior ABL Facility provides commitments of up to $1,500 million (less approximately $500 million of borrowings drawn at August 4, 2013 and approximately $56 million of undrawn outstanding letters of credit with a borrowing base of approximately $1,444 million at August 4, 2013). All of those borrowings are secured by the ABL Priority Collateral on a first-priority basis. Moreover, the First Priority Indenture and the Second Priority Indenture permit us to incur certain additional indebtedness that would be secured by the Cash Flow Priority Collateral on a first-priority and second-priority basis, and the ABL Priority Collateral on a second-priority and third-priority basis. If new debt is added to our current debt levels, the related risks that we and the Subsidiary Guarantors now face could intensify. See "Description of Other Indebtedness—Senior Credit Facilities," "Description of Notes" and "Description of Other Indebtedness—First Priority Notes and Second Priority Notes."

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of our notes.

        The Senior Credit Facilities contain covenants that, among other things, restrict or limit our ability and the ability of our subsidiaries to:

  •
  dispose of assets;

  •
  incur additional indebtedness (including guarantees of additional indebtedness);

  •
  prepay or amend our various debt instruments;

  •
  pay dividends and make certain payments;

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  create liens on assets;

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  engage in certain asset sales, mergers, acquisitions, consolidations or sales of all, or substantially all, of our assets;

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  engage in certain transactions with affiliates; and

  •
  permit consensual restrictions on our subsidiaries' ability to pay dividends.

        The indentures governing our outstanding notes contain restrictive covenants that, among other things, limit our ability and the ability of our subsidiaries to:

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  incur additional debt;

  •
  pay dividends, redeem stock or make other distributions;

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  make certain investments;

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  create liens;

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  transfer or sell assets;

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  merge or consolidate with other companies; and

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  enter into certain transactions with our affiliates.

        Our ability to comply with the covenants and restrictions contained in the Senior Credit Facilities and the indentures governing our outstanding notes may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either the Senior Credit Facilities or the indentures governing our outstanding notes that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay indebtedness, lenders having secured obligations, such as the lenders under the Senior Credit Facilities, could proceed against the collateral securing the secured obligations. In any such case, we may be unable to borrow under the Senior Credit Facilities and may not be able to repay amounts due under such facilities and the notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

The New Notes will be unsecured and effectively subordinated to the rights of our and the guarantors' existing and future secured indebtedness to the extent of the value of our and our guarantors' assets securing such indebtedness.

        The Senior Credit Facilities, the First Priority Notes and the Second Priority Notes are secured by collateral. The New Notes and the related guarantees will be unsecured and therefore do not have the benefit of such collateral. Accordingly, the New Notes and the related guarantees will be effectively subordinated to all such secured indebtedness. If an event of default occurs under the Senior Credit Facilities, the First Priority Notes or the Second Priority Notes, the senior secured lenders and noteholders will have a prior right to our assets securing such indebtedness, to the exclusion of the holders of the New Notes, even if we are in default under the New Notes. In that event, our assets would first be used to repay indebtedness and other obligations secured by such assets (including amounts outstanding under the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the New Notes and other unsecured indebtedness, including, without limitation, the October 2012 Senior Notes. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of New Notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. Further, if the lenders foreclose and sell the pledged interests in any subsidiary guarantor under the New Notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon the sale. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the New Notes. As a result, holders of New Notes may receive less, ratably, than holders of secured indebtedness.

        As of August 4, 2013, approximately $3.4 billion of our indebtedness, net of unamortized discount of $21 million and including unamortized premium of $19 million, was secured. We also have commitments for additional borrowings under the revolving Senior ABL Facility of $888 million, all of which would be secured if borrowed.

The New Notes will be structurally subordinated to all obligations of our existing and future subsidiaries that do not serve as Subsidiary Guarantors of the New Notes.

        The New Notes will be guaranteed, on a senior unsecured basis, by each of our direct and indirect domestic existing and future subsidiaries that is a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and by each other domestic subsidiary that is a borrower under the Senior ABL Facility or that guarantees our indebtedness under any Credit Facility or Capital Markets Securities (in each case, as defined in "Description of Notes"). Our subsidiaries that do not guarantee the New Notes will have no obligation, contingent or otherwise, to pay amounts due under the New Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The New Notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a Subsidiary Guarantor, all of that subsidiary's creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment from that subsidiary's assets. In addition, the creditors of any unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

        In addition, the indentures governing our outstanding notes, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and do not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

        In addition, our subsidiaries that provide, or will provide, guarantees of the New Notes will be automatically released from those guarantees in accordance with the terms of the Indenture upon the occurrence of certain events, including the following:

  •
  the designation of that Subsidiary Guarantor as an unrestricted subsidiary;

  •
  the release or discharge of any guarantee or indebtedness (including the Senior Credit Facilities) that resulted in the creation of the guarantee of the New Notes by such Subsidiary Guarantor if it would not then otherwise be required to guarantee the New Notes; or

  •
  the sale or other disposition, including the sale of substantially all the assets, of that Subsidiary Guarantor.

        If any subsidiary guarantee is released, no holder of the New Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the New Notes. See "Description of Notes—Subsidiary Guarantees."

        As of August 4, 2013, the indebtedness and other liabilities of our non-guarantor subsidiaries was approximately $65 million. The New Notes will be structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 5% of our Net sales for fiscal 2012 and held approximately 3% of our assets as of August 4, 2013.

We may not be able to repurchase the New Notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding New Notes and Old Notes, the First Priority Notes, the Second Priority Notes and the October 2012 Senior Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the Senior Term Facility and the Senior ABL Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the New Notes and the Old Notes, the First Priority Notes, the Second Priority Notes and the October 2012 Senior Notes, and repayment of borrowings under the Senior Term Facility and the Senior ABL Facility would be our available cash or cash generated from our and our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the New Notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the New Notes may be limited by law. In order to avoid the obligations to repurchase the New Notes and the Old Notes, the First Priority Notes, the Second Priority Notes and the October 2012 Senior Notes, and events of default and potential breaches of the Senior Term Agreement and the Senior ABL Credit Agreement, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

        In addition, some important corporate events, such as leveraged recapitalizations, may not, under the Indenture, constitute a "change of control" that would require us to repurchase the New Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See "Description of Notes—Change of Control."

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        Although we believe that our current cash position and the additional committed funding available under our Senior ABL Facility is sufficient for our current operations, any reductions in our available borrowing capacity, or our inability to renew or replace our debt facilities, when required or when business conditions warrant, could have a material adverse effect on our business, financial condition and results of operations. The economic conditions, credit market conditions, and economic climate affecting our industry, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit generally, economic conditions and financial, business and other factors, many of which are beyond our control. The market conditions and the macroeconomic conditions that affect our industry could have a material adverse effect on our ability to secure financing on favorable terms, if at all.

        We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under the indebtedness outstanding from time to time. Furthermore, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. If additional funds are raised through the issuance of additional equity securities, our stockholders may experience significant dilution.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability.

        A significant portion of our outstanding debt, including under the Senior Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. Each 1% increase in interest rates on our variable-rate debt would increase our annual forecasted interest expense by approximately $15 million based on balances as of August 4, 2013 and excluding the effect of the interest rate floor on our Senior Term Facility. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in a $25 million change in annual cash interest expense on our Senior Credit Facilities, excluding the effect of the interest rate floor on our Senior Term Facility. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial indebtedness.

Holders of the New Notes may not be able to determine when a change of control giving rise to their right to have the New Notes repurchased has occurred following a sale of "substantially all" of our assets.

        The definition of change of control in the Indenture includes a phrase relating to the sale of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of New Notes to require us to repurchase its New Notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the New Notes or the guarantees, and if that occurs, you may not receive any payments on the New Notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the New Notes and the incurrence of the guarantees of the New Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the New Notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the Subsidiary Guarantors, as applicable, (a) issued the New Notes or incurred the guarantee with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the New Notes or incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:

  •
  we or any of the Subsidiary Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the New Notes or the incurrence of the guarantee;

  •
  the issuance of the New Notes or the incurrence of the guarantee left us or any of the Subsidiary Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

  •
  we or any of the Subsidiary Guarantors intended to, or believed that we or such Subsidiary Guarantor would, incur debts beyond our or such Subsidiary Guarantor's ability to pay as they mature.

        As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such Subsidiary Guarantor did not obtain a reasonably equivalent benefit from the issuance of the New Notes.

        We cannot be certain as to the standards a court would use to determine whether or not we or any of the Subsidiary Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the New Notes or the guarantees would be subordinated to our or any of our Subsidiary Guarantors' other debt. In general, however, a court would deem an entity insolvent if:

  •
  the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

        Each subsidiary guarantee contains a provision intended to limit the Subsidiary Guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being avoided under fraudulent transfer law. A recent bankruptcy court action in Florida questioned the validity of such a customary savings clause in a guaranty.

        To the extent that any of the subsidiary guarantees is avoided, then, as to that subsidiary, the guaranty will not be enforceable.

        If a court were to find that the issuance of the New Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the New Notes or that guarantee, could subordinate the New Notes or that guarantee to presently existing and future indebtedness of ours or of the related Subsidiary Guarantor or could require the holders of the New Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the New Notes. Further, the avoidance of the New Notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of that debt.

        Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the New Notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holders of New Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of New Notes and (3) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Certain restrictive covenants in the Indenture will not apply during any time that such New Notes achieve investment grade ratings.

        Most of the restrictive covenants in the Indenture will not apply during any time that the New Notes achieve investment grade ratings from Moody's Investment Service, Inc. and Standard & Poor's, and no default or event of default has occurred. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt or making certain dividends or distributions, which would otherwise be prohibited under the Indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. The investment grade ratings, if granted, may not reflect all of the factors that would be important to holders of the New Notes.

The market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the New Notes.

        Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market, for the New Notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your New Notes. Investment funds advised by entities associated with the Equity Sponsors may purchase Old Notes and New Notes in the offering or in the market without any special limitation. In addition, subsequent to their initial issuance, the New Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the New Notes or our Senior Credit Facilities, if any, could cause the liquidity or market value of the New Notes to decline.

        Our First Priority Notes, Second Priority Notes and October 2012 Senior Notes, the Old Notes and the New Notes have been rated by Standard & Poor's Corporation and Moody's Investor Services. Our Senior Credit Facilities have also been rated by Standard & Poor's and Moody's. In determining our credit ratings, the rating agencies consider a number of both quantitative and qualitative factors. These factors include earnings, fixed charges such as interest, cash flows, total debt outstanding, total secured debt, off balance sheet obligations and other commitments, total capitalization and various ratios calculated from these factors. Our debt securities, including the New Notes offered hereby, and our debt facilities may in the future be rated by additional rating agencies. We cannot make assurances that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, circumstances relating to the basis of the rating, such as an adverse change to our business, so warrant. The interest rates and other terms within our current credit agreements are not impacted by rating agency actions. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of our outstanding notes and make our ability to raise new funds or renew maturing debt more difficult.

Risks Relating to Our Business

We are subject to inherent risks of the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets, including risks related to general economic conditions.

        Demand for our products and services depends to a significant degree on spending in our markets. The level of activity in our markets depends on a variety of factors that we cannot control.

        Historically, both new housing starts and residential remodeling have decreased in slow economic periods. In addition, residential construction activity can impact the level of non-residential construction activity. Other factors impacting the level of activity in the non-residential and residential construction markets include:

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  changes in interest rates;

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  unemployment rates;

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  high foreclosure rates and unsold/foreclosure inventory;

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  unsold new housing inventory;

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  availability of financing (including the impact of disruption in the mortgage markets);

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  adverse changes in industrial economic outlook;

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  a decrease in the affordability of homes;

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  vacancy rates;

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  capacity utilization;

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  capital spending;

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  commercial investment;

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  corporate profitability;

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  local, state and federal government regulation; and

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  shifts in populations away from the markets that we serve.

        Infrastructure spending depends largely on interest rates, availability and commitment of public funds for municipal spending, capacity utilization and general economic conditions. In the maintenance, repair and operations market, the level of activity depends largely on the number of units and occupancy rates within multifamily, hospitality, healthcare and institutional facilities markets. Because all of our markets are sensitive to changes in the economy, downturns (or lack of substantial improvement) in the economy in any region in which we operate have adversely affected and could continue to adversely affect our business, financial condition and results of operations. For example, we distribute many of our products to waterworks contractors in connection with non-residential, residential and industrial construction projects. The water and wastewater transmission products industry is affected by changes in economic conditions, including national, regional and local standards in construction activity, and the amount spent by municipalities on waterworks infrastructure. While we operate in many markets in the United States and Canada, our business is particularly impacted by changes in the economies of California, Texas and Florida, which represented approximately 15%, 13% and 9%, respectively, in net sales for fiscal 2012.

        In addition, the markets in which we compete are sensitive to general business and economic conditions in the United States and worldwide, including availability of credit, interest rates, fluctuations in capital, credit and mortgage markets, and business and consumer confidence. Adverse developments in global financial markets and general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows, including our ability and the ability of our customers and suppliers to access capital. There was a significant decline in economic growth, both in the United States and worldwide, that began in the second half of 2007 and continued through 2009. In addition, volatility and disruption in the capital markets during that period reached unprecedented levels, with stock markets falling dramatically and credit becoming very expensive or unavailable to many companies without regard to those companies' underlying financial strength. As a result of these developments, many lenders and institutional investors reduced, and in some cases, ceased to provide funding to borrowers. Although there have been some indications of stabilization in the general economy and certain industries and markets in which we operate, there can be no guarantee that any improvement in these areas will continue or be sustained.

We have been, and may continue to be, adversely impacted by the decline in the new residential construction market since its peak in 2005.

        Most of our business units are dependent to varying degrees upon the new residential construction market. The homebuilding industry has undergone a significant decline from its peak in 2005. According to the U.S. Census Bureau, actual single family housing starts in the U.S. during 2012 increased 24% from 2011 levels, but remain 69% below their peak in 2005. The multi-year downturn in the homebuilding industry has resulted in a substantial reduction in demand for our products and services, which in turn had a significant adverse effect on our business and operating results during fiscal years 2008 to 2012, as compared to peak levels. In addition, the mortgage markets continue to experience disruption and reduced availability of mortgages for potential homebuyers due to more restrictive standards to qualify for mortgages, including with respect to new home construction loans.

        We cannot predict the duration of the current housing industry market conditions, or the timing or strength of any future recovery of housing activity in our markets. We also cannot provide any assurances that the homebuilding industry will recover to historical levels, or that the operational strategies we have implemented to address the current market conditions will be successful. Continued weakness in the new residential construction market would have a significant adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

The non-residential construction market continues to experience a downturn which could materially and adversely affect our business, liquidity and results of operations.

        Many of our business units are dependent on the non-residential construction market and the slowdown and volatility of the United States economy in general is having an adverse effect on our business units that serve this industry. According to the U.S. Census Bureau, actual non-residential construction put-in-place in the U.S. during 2012 increased 8% from 2011 levels, but remains 12% lower than 2009 levels. From time to time, our business units that serve the non-residential construction market have also been adversely affected in various parts of the country by declines in non-residential construction starts due to, among other things, changes in tax laws affecting the real estate industry, high interest rates and the level of residential construction activity. Continued uncertainty about current economic conditions will continue to pose a risk to our business units that serve the non-residential construction market as participants in this industry may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a continued material negative effect on the demand for our products and services.

        We cannot predict the duration of the current market conditions, or the timing or strength of any future recovery of non-residential construction activity in our markets. Continued weakness in the non-residential construction market would have a significant adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

Residential renovation and improvement activity levels may not return to historic levels which may negatively impact our business, liquidity and results of operations.

        Certain of our business units rely on residential renovation and improvement (including repair and remodeling) activity levels. Unlike most previous cyclical declines in new home construction in which we did not experience comparable declines in our home improvement business units, the recent economic decline adversely affected our home improvement business units as well. According to Moody's Economy.com, residential improvement project spending in the United States increased 10% in 2012, but remains 14% below its peak in 2006. Continued high unemployment levels, high mortgage delinquency and foreclosure rates, limitations in the availability of mortgage and home improvement financing and significantly lower housing turnover, may continue to limit consumers' spending, particularly on discretionary items, and affect their confidence level leading to continued reduced spending on home improvement projects.

        We cannot predict the timing or strength of a significant recovery in these markets. Continued depressed activity levels in consumer spending for home improvement and new home construction will continue to adversely affect our results of operations and our financial position. Furthermore, continued economic weakness may cause unanticipated shifts in consumer preferences and purchasing practices and in the business models and strategies of our customers. Such shifts may alter the nature and prices of products demanded by the end consumer and our customers and could adversely affect our operating performance.

We may be unable to achieve or maintain profitability.

        We have set goals to achieve profitability and if achieved, to progressively improve our profitability over time by growing our sales, increasing our gross margin and reducing our expenses as a percentage of sales. For the fiscal years 2012, 2011 and 2010 we had net losses of $1,179 million, $543 million and $609 million, respectively. There can be no assurance that we will achieve our enhanced profitability goals. Factors that could significantly adversely affect our efforts to achieve these goals include, but are not limited to, the failure to:

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  grow our revenue through organic growth or through acquisitions;

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  improve our revenue mix by investing (including through acquisitions) in businesses that provide higher margins than we have been able to generate historically;

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  achieve improvements in purchasing or to maintain or increase our rebates from vendors through our vendor consolidation and/or low-cost country initiatives;

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  improve our gross margins through the utilization of improved pricing practices and technology and sourcing savings;

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  maintain or reduce our overhead and support expenses as we grow;

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  effectively evaluate future inventory reserves;

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  collect monies owed from customers;

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  maintain relationships with our significant customers; and

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  integrate any businesses acquired.

        Any of these failures or delays may adversely affect our ability to increase our profitability.

We may be required to take impairment charges relating to our operations which could impact our future operating results.

        As of August 4, 2013, goodwill represented approximately 48% of our total assets. Goodwill is not amortized and is subject to impairment testing at least annually using a fair value based approach. The identification and measurement of impairment involves the estimation of the fair value of reporting units. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and other valuation techniques. Future cash flows can be affected by changes in industry or market conditions among other things.

        The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The annual impairment test resulted in no impairment of goodwill during fiscal 2012, fiscal 2011 or fiscal 2010. However, during the fourth quarter of fiscal 2012, our Crown Bolt business reached an agreement to amend and extend its strategic purchase agreement with Home Depot. While the amendment extends the agreement five years through fiscal 2019, retaining Crown Bolt as the exclusive supplier of certain products to Home Depot, it eliminates the minimum purchase requirement and adjusted future pricing. These changes resulted in a reduction of expected future cash proceeds from Home Depot. We, therefore, considered this amendment a triggering event and, as such, we performed an additional goodwill impairment analysis for Crown Bolt. As a result of the analysis, we recorded a non-cash, pre-tax goodwill impairment charge of $150 million during the fourth quarter of fiscal 2012.

        We cannot accurately predict the amount and timing of any impairment of assets. In addition to the goodwill impairment charge we recorded in fiscal 2012, we may be required to take additional goodwill or other asset impairment charges relating to certain of our reporting units and asset groups, if weakness in the non-residential and/or residential construction markets and/or the general U.S. economy continues. Similarly, certain company transactions, such as the amendment to the Crown Bolt strategic purchase agreement with Home Depot, could result in additional goodwill impairment charges being recorded. Any such non-cash charges would have an adverse effect on our financial results.

In view of the general economic downturn in the United States, we may be required to close under-performing locations.

        We may have to close under-performing branches from time to time as warranted by general economic conditions and/or weakness in the industries in which we operate. For example, during the economic downturn from 2007 through fiscal 2010, we closed branches and terminated employees as part of our restructuring plans during that timeframe. Any future facility closures could have a significant adverse effect on our financial condition, operating results and cash flows.

We occupy most of our facilities under long-term non-cancelable leases. We may be unable to renew leases on favorable terms or at all. Also, if we close a facility, we remain obligated under the applicable lease.

        Most of our facilities are located in leased premises. Many of our current leases are non-cancelable and typically have terms ranging from 3 to 5 years, with options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable and have similar renewal options. However, there can be no assurance that we will be able to renew our current or future leases on favorable terms or at all which could have an adverse effect on our ability to operate our business and on our results of operations. In addition, if we close or idle a facility, we generally remain committed to perform our obligations under the applicable lease, which include, among other things, payment of the base rent for the balance of the lease term. Over the course of the last three fiscal years, we closed or idled facilities for which we remain liable on the lease obligations. Our obligation to continue making rental payments in respect of leases for closed or idled facilities could have a material adverse effect on our business and results of operations.

The industries in which we operate are highly competitive and fragmented, and demand for our products and services could decrease if we are not able to compete effectively.

        The markets in which we operate are fragmented and highly competitive. Our competition includes other distributors and manufacturers that sell products directly to their respective customer base and some of our customers that resell our products. To a limited extent, retailers of electrical fixtures and supplies, building materials, maintenance, repair and operations supplies and contractors' tools also compete with us. We also expect that new competitors may develop over time as internet-based enterprises become more established and reliable and refine their service capabilities. Competition varies depending on product line, customer classification and geographic area.

        We compete with many local, regional and, in several markets and product categories, other national distributors. Several of our competitors in one or more of our business units have substantially greater financial and other resources than us. No assurance can be given that we will be able to respond effectively to such competitive pressures. Increased competition by existing and future competitors could result in reductions in sales, prices, volumes and gross margins that could materially adversely affect our business, financial condition and results of operations. Furthermore, our success will depend, in part, on our ability to maintain our market share and gain market share from competitors.

        In addition, contracts with municipalities are often awarded and renewed through periodic competitive bidding. We may not be successful in obtaining or renewing these contracts, which could be harmful to our business and financial performance.

Our competitors continue to consolidate, which could cause markets to become more competitive and could negatively impact our business.

        Our competitors in the United States and Canada are consolidating. This consolidation is being driven by customer needs and supplier capabilities, which could cause markets to become more competitive as greater economies of scale are achieved by distributors. Customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. We believe these customer needs could result in fewer distributors as the remaining distributors become larger and capable of being a consistent source of supply.

        There can be no assurance that we will be able to take advantage effectively of this trend toward consolidation. The trend in our industry toward consolidation could make it more difficult for us to maintain operating margins and could also increase competition for our acquisition targets and result in higher purchase price multiples. Furthermore, as our industrial and construction customers face increased foreign competition and potentially lose business to foreign competitors or shift their operations overseas in an effort to reduce expenses, we may face increased difficulty in growing and maintaining our market share and growth prospects in these markets.

The loss of any of our significant customers could adversely affect our financial condition.

        Our ten largest customers generated approximately 8% of our Net sales in fiscal 2012, and our largest customer, Home Depot, accounted for approximately 4% of our Net sales in that same period. We cannot guarantee that we will maintain or improve our relationships with these customers or that we will continue to supply these customers at historical levels. During the economic downturn, some of our customers reduced their operations. For example, some homebuilder customers exited or severely curtailed building activity in certain of our markets. There is no assurance that our customers will determine to increase their operations or return to historic levels. Slow economic recovery could continue to have a significant adverse effect on our financial condition, operating results and cash flows.

        In addition, consolidation among customers could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers, a significant customer's decision to purchase our products in significantly lower quantities than they have in the past, or deterioration in our relationship with any of them could significantly affect our financial condition, operating results and cash flows. For example, during fiscal 2012 our Crown Bolt business agreed to an amendment of its strategic purchase agreement with Home Depot. While the amendment extends the agreement five years through fiscal 2019, it eliminated the minimum purchase requirement and adjusts future pricing. These changes resulted in a reduction of expected future cash proceeds from Home Depot. We, therefore, considered this amendment a triggering event and, as such, we performed an additional goodwill impairment analysis for Crown Bolt. As a result of the analysis, we recorded a non-cash, pre-tax goodwill impairment charge of $150 million during the fourth quarter of fiscal 2012.

        Generally, our customers are not required to purchase any minimum amount of products from us. The contracts into which we have entered with most of our customers typically provide that we supply particular products or services for a certain period of time when and if ordered by the customer. Should our customers purchase our products in significantly lower quantities than they have in the past, such decreased purchases could have a material adverse effect on our financial condition, operating results and cash flows.

The majority of our net sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the industry and geographic areas in which they operate, and the failure to collect monies owed from customers could adversely affect our financial condition.

        The majority of our Net sales volume in fiscal 2012 was facilitated through the extension of credit to our customers whose ability to pay is dependent, in part, upon the economic strength of the industry in the areas where they operate. Our business units offer credit to customers, either through unsecured credit that is based solely upon the creditworthiness of the customer, or secured credit for materials sold for a specific job where the security lies in lien rights associated with the material going into the job. The type of credit offered depends both on the financial strength of the customer and the nature of the business in which the customer is involved. End users, resellers and other non-contractor customers generally purchase more on unsecured credit than secured credit. The inability of our customers to pay off their credit lines in a timely manner, or at all, would adversely affect our financial condition, operating results and cash flows. Furthermore, our collections efforts with respect to non-paying or slow-paying customers could negatively impact our customer relations going forward.

        Because we depend on the creditworthiness of certain of our customers, if the financial condition of our customers declines, our credit risk could increase. Significant contraction in our markets, coupled with tightened credit availability and financial institution underwriting standards, could adversely affect certain of our customers. Should one or more of our larger customers declare bankruptcy, it could adversely affect the collectability of our accounts receivable, bad debt reserves and net income.

We are subject to competitive pricing pressure from our customers.

        Certain of our largest customers historically have exerted significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented building products supply industry. The economic downturn has resulted in increased pricing pressures from our customers. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, operating results and cash flows may be adversely affected.

We may not achieve the acquisition component of our growth strategy.

        Acquisitions may continue to be an important component of our growth strategy; however, there can be no assurance that we will be able to continue to grow our business through acquisitions as we have done historically or that any businesses acquired will perform in accordance with expectations or that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove to be correct. Future acquisitions may result in the incurrence of debt and contingent liabilities, an increase in interest expense and amortization expense and significant charges relative to integration costs. Our strategy could be impeded if we do not identify suitable acquisition candidates and our financial condition and results of operations will be adversely affected if we overpay for acquisitions.

        Acquisitions involve a number of special risks, including:

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  problems implementing disclosure controls and procedures for the newly acquired business;

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  unforeseen difficulties extending internal control over financial reporting and performing the required assessment at the newly acquired business;

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  potential adverse short-term effects on operating results through increased costs or otherwise;

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  diversion of management's attention and failure to recruit new, and retain existing, key personnel of the acquired business;

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  failure to successfully implement infrastructure, logistics and systems integration;

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  our business growth could outpace the capability of our systems; and

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  the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on our business, financial condition and results of operations.

        In addition, we may not be able to obtain financing necessary to complete acquisitions on attractive terms or at all.

A range of factors may make our quarterly revenues and earnings variable.

        We have historically experienced, and in the future expect to continue to experience, variability in revenues and earnings on a quarterly basis. The factors expected to contribute to this variability include, among others: (i) the cyclical nature of some of the markets in which we compete, including the non-residential and residential construction markets, (ii) general economic conditions in the various local markets in which we compete, (iii) the pricing policies of our competitors, (iv) the production schedules of our customers and (v) the effects of the weather. These factors, among others, make it difficult to project our operating results on a consistent basis, which may affect the price of our securities.

The maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets are seasonal and cyclical.

        Although weather patterns affect our operating results throughout the year, adverse weather historically has reduced construction and maintenance and repair activity in our first and fourth fiscal quarters. In contrast, our highest volume of Net sales historically has occurred in our second fiscal quarter. To the extent that hurricanes, severe storms, floods, other natural disasters or similar events occur in the geographic regions in which we operate, our business may be adversely affected. In addition, most of our business units experience seasonal variation as a result of the dependence of our customers on suitable weather to engage in construction, maintenance and renovation and improvement projects. For example, White Cap sells products used primarily in the non-residential and residential construction industry. Generally, during the winter months, construction activity declines due to inclement weather and shorter daylight hours. As a result, operating results for the business units that experience such seasonality may vary significantly from period to period. We anticipate that fluctuations from period to period will continue in the future.

        Disruptions at distribution centers or shipping ports, due to events such as work stoppages, the flooding from Hurricane Sandy in 2012, as well as disruptions caused by tornadoes, blizzards and other storms from time to time, may affect our ability to both maintain key products in inventory and deliver products to our customers on a timely basis, which may in turn adversely affect our results of operations.

        In addition, infrastructure spending and the non-residential and residential construction markets are subject to cyclical market pressures. The length and magnitude of these cycles have varied over time and by market. Prices of the products we sell are historically volatile and subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation and trade policies, as well as from periodic delays in the delivery of our products. We have a limited ability to control the timing and amount of changes to prices that we pay for our products. In addition, the supply of our products fluctuates based on available manufacturing capacity. A shortage of capacity, or excess capacity, in the industry can result in significant increases or declines in market prices for those products, often within a short period of time. Such price fluctuations can adversely affect our financial condition, operating results and cash flows.

Fluctuating commodity prices may adversely impact our results of operations.

        The cost of steel, aluminum, copper, ductile iron, polyvinyl chlorides ("PVC") and other commodities used in the products we distribute can be volatile. Although we attempt to resist cost increases by our suppliers and to pass on increased costs to our customers, we are not always able to do so quickly or at all. In addition, if prices decrease for commodities used in products we distribute, we may have inventories purchased at higher prices than prevailing market prices. Significant fluctuations in the cost of the commodities used in products we distribute have in the past adversely affected, and in the future may adversely affect, our results of operations and financial condition.

If petroleum prices increase, our results of operations could be adversely affected.

        Petroleum prices have fluctuated significantly in recent years. Prices and availability of petroleum products are subject to political, economic and market factors that are outside our control. Political events in petroleum-producing regions as well as hurricanes and other weather-related events may cause the price of fuel to increase. Within several of our business units, we deliver a significant volume of products to our customers by truck. Our operating profit will be adversely affected if we are unable to obtain the fuel we require or to fully offset the anticipated impact of higher fuel prices through increased prices or fuel surcharges to our customers. Besides passing fuel costs on to customers, we have not entered into any hedging arrangements that protect against fuel price increases and we do not have any long-term fuel purchase contracts. If shortages occur in the supply of necessary petroleum products and we are not able to pass along the full impact of increased petroleum prices to our customers, our results of operations would be adversely affected.

Product shortages may impair our operating results.

        Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers or other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of our key supplier agreements, could adversely impact our financial condition, operating results and cash flows. In addition, supply interruptions could arise from shortages of raw materials (including petroleum products), labor disputes or weather conditions affecting products or shipments, transportation disruptions or other factors beyond our control. Short- and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product, a higher cost of product and ultimately a decrease in our Net sales and profitability. A disruption in the timely availability of our products by our key suppliers would result in a decrease in our revenues and profitability, especially in our business units with supplier concentration, such as our Waterworks business. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, would put pressure on our operating margins and have a material adverse effect on our financial condition, operating results and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our inability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

We rely on third-party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access products that meet our standards for quality could be adversely affected.

        We buy our products and supplies from suppliers located throughout the world. These suppliers manufacture and source products from the United States and abroad. Our ability to identify and develop relationships with qualified suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers' control. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. Our suppliers' ability to deliver products may also be affected by financing constraints caused by credit market conditions, which could negatively impact our revenue and cost of products sold, at least until alternate sources of supply are arranged.

        In addition, since some of the products that we distribute are produced in foreign countries, we are dependent on long supply chains for the successful delivery of many of our products. The length and complexity of these supply chains make them vulnerable to numerous risks, many of which are beyond our control, which could cause significant interruptions or delays in delivery of our products. Factors such as political instability, the financial instability of suppliers, suppliers' noncompliance with applicable laws, trade restrictions, labor disputes, currency fluctuations, changes in tariff or import policies, severe weather, terrorist attacks and transport capacity and cost may disrupt these supply chains and our ability to access products and supplies. For example, if the government of China were to reduce or withdraw the tax benefits they provide our Chinese suppliers, the cost of some of our products may increase and our margins could be reduced. We expect more of our products will be imported in the future, which will further increase these risks. If we increase the percentage of our products that are sourced from lower-cost countries, these risks will be amplified. Moreover, these risks will be amplified by our ongoing efforts to consolidate our supplier base across our business units. A significant interruption in our supply chains caused by any of the above factors could result in increased costs or delivery delays and result in a decrease in our Net sales and profitability.

We have substantial fixed costs and, as a result, our operating income is sensitive to changes in our net sales.

        A significant portion of our expenses are fixed costs (including personnel), which do not fluctuate with Net sales. Consequently, a percentage decline in our Net sales could have a greater percentage effect on our operating income if we do not act to reduce personnel or take other cost reduction actions. Any decline in our Net sales would cause our profitability to be adversely affected. Moreover, a key element of our strategy is managing our assets, including our substantial fixed assets, more effectively, including through sales or other disposals of excess assets. Our failure to rationalize our fixed assets in the time, and within the costs, we expect could have an adverse effect on our results of operations and financial condition.

A change in our product mix could adversely affect our results of operations.

        Our results may be affected by a change in our product mix. Our outlook, budgeting and strategic planning assume a certain product mix of sales. If actual results vary from this projected product mix of sales, our financial results could be negatively impacted.

The impairment or failure of financial institutions may adversely affect us.

        We have exposure to counterparties with which we execute transactions, including U.S. and foreign commercial banks, insurance companies, investment banks, investment funds and other financial institutions. Many of these transactions could expose us to risk in the event of the bankruptcy, receivership, default or similar event involving a counterparty. While we have not realized any significant losses to date, the bankruptcy, receivership, default or similar event involving one of our financial institution counterparties could have a material adverse impact on our access to funding or our ability to meet our financing agreement obligations.

The development of alternatives to distributors in the supply chain could cause a decrease in our sales and operating results and limit our ability to grow our business.

        Our customers could begin purchasing more of their product needs directly from manufacturers, which would result in decreases in our Net sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and sell more products directly to our customers, which also would negatively impact our business. For example, multiple municipalities may outsource their entire waterworks systems to a single company, thereby increasing such company's leverage in the marketplace and its ability to buy directly from suppliers, which may have a material adverse effect on our operating results.

        In addition to these factors, our customers may elect to establish their own building products manufacturing and distribution facilities, or give advantages to manufacturing or distribution intermediaries in which they have an economic stake. These changes in the supply chain could adversely affect our financial condition, operating results and cash flows.

Because our business is working capital intensive, we rely on our ability to manage our product purchasing and customer credit policies.

        Our operations are working capital intensive, and our inventories, accounts receivable and accounts payable are significant components of our net asset base. We manage our inventories and accounts payable through our purchasing policies and our accounts receivable through our customer credit policies. If we fail to adequately manage our product purchasing or customer credit policies, our working capital and financial condition may be adversely affected.

Anti-terrorism measures and other disruptions to the transportation network could impact our distribution system and our operations.

        Our ability to provide efficient distribution of products to our customers is an integral component of our overall business strategy. In the aftermath of terrorist attacks in the United States, federal, state and local authorities have implemented and continue to implement various security measures that affect many parts of the transportation network in the United States and abroad. Our customers typically need quick delivery and rely on our on-time delivery capabilities. If security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so.

Interruptions in the proper functioning of IT systems could disrupt operations and cause unanticipated increases in costs or decreases in revenues, or both.

        Because we use our information systems to, among other things, manage inventories and accounts receivable, make purchasing decisions and monitor our results of operations, the proper functioning of our IT systems is critical to the successful operation of our business. Although our IT systems are protected through physical and software safeguards and remote processing capabilities exist, IT systems are still vulnerable to natural disasters, power losses, unauthorized access, telecommunication failures and other problems. If critical IT systems fail, or are otherwise unavailable, our ability to process orders, track credit risk, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay expenses and otherwise manage our business units would be adversely affected.

        Third-party service providers are responsible for managing a significant portion of our information systems. Our business and results of operations may be adversely affected if the third-party service provider does not perform satisfactorily.

The implementation of our technology initiatives could disrupt our operations in the near term, and our technology initiatives might not provide the anticipated benefits or might fail.

        We have made, and will continue to make, significant technology investments in each of our business units and in our administrative functions. Our technology initiatives are designed to streamline our operations to allow our associates to continue to provide high quality service to our customers and to provide our customers a better experience, while improving the quality of our internal control environment. The cost and potential problems and interruptions associated with the implementation of our technology initiatives could disrupt or reduce the efficiency of our operations in the near term. In addition, our new or upgraded technology might not provide the anticipated benefits, it might take longer than expected to realize the anticipated benefits or the technology might fail altogether.

We may experience a failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result cyber attacks or information security breaches.

        Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber attacks. A failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result of cyber attacks or information security breaches could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and/or cause losses. As a result, cyber security and the continued development and enhancement of the controls and processes designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for us. Although we believe that we have robust information security procedures and other safeguards in place, as cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

Our costs of doing business could increase as a result of changes in U.S. federal, state or local regulations.

        Our operations are principally affected by various statutes, regulations and laws in the 46 U.S. states and nine Canadian provinces in which we operate. While we are not engaged in a regulated industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices (including pensions), competition, immigration and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the saleability of our products. Changes in U.S. federal, state or local regulations governing the sale of some of our products could increase our costs of doing business. In addition, changes to U.S. federal, state and local tax regulations could increase our costs of doing business. We cannot provide assurance that we will not incur material costs or liabilities in connection with regulatory requirements.

        We deliver products to many of our customers through our own fleet of vehicles. The U.S. Department of Transportation (the "DOT") regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service could increase our costs, which, if we are unable to pass these cost increases on to our customers, would reduce our gross margins, increase our Selling, general and administrative expenses and reduce our Net income (loss).

        We cannot predict whether future developments in law and regulations concerning our business units will affect our business, financial condition and results of operations in a negative manner. Similarly, we cannot assess whether our business units will be successful in meeting future demands of regulatory agencies in a manner which will not materially adversely affect our business, financial condition or results of operations.

We will need to begin disclosing our use of 'conflict minerals' in certain of the products we distribute, which will impose costs on us and could raise reputational and other risks.

        The SEC has promulgated final rules in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regarding disclosure of the use of certain minerals, known as 'conflict minerals', that are mined from the Democratic Republic of the Congo and adjoining countries. These new requirements will require due diligence efforts in fiscal year 2013 and thereafter, with initial disclosure requirements effective in May 2014. There will be costs associated with complying with these disclosure requirements, including costs to determine which of our products are subject to the new rules and the source of any 'conflict minerals' used in those products. In addition, the implementation of these rules could adversely affect the sourcing, supply, and pricing of materials used in those products. Also, we may face reputational challenges if we are unable to verify the origins for all metals used in products through the procedures we may implement. We may also encounter challenges to satisfy customers that may require all of the components of products purchased to be certified as conflict free. If we are not able to meet customer requirements, customers may choose to disqualify us as a distributor.

The nature of our business exposes us to construction defect and product liability claims as well as other legal proceedings.

        We rely on manufacturers and other suppliers to provide us with the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of the products we distribute and install. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. We have been subject to such claims in the past, which have been resolved without material financial impact. We are currently involved in construction defect and product liability claims relating to our various construction trades and the products we distribute and manufacture and relating to products we have installed. In certain situations, we have undertaken to voluntarily remediate any defects, which can be a costly measure. We also operate a large fleet of trucks and other vehicles and therefore face the risk of traffic accidents.

        While we currently maintain insurance coverage to address a portion of these types of liabilities, we cannot make assurances that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Further, while we seek indemnification against potential liability for products liability claims from relevant parties, including but not limited to manufacturers and suppliers, we cannot guarantee that we will be able to recover under such indemnification agreements. Moreover, as we increase the number of private label products we distribute, our exposure to potential liability for products liability claims may increase. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in revenues and profitability. In addition, uncertainties with respect to the Chinese legal system may adversely affect us in resolving claims arising from our proprietary brand products manufactured in China. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our Company.

        From time to time, we are also involved in government inquiries and investigations, as well as class action, consumer, employment, tort proceedings and other litigation. We cannot predict with certainty the outcomes of these legal proceedings and other contingencies, including environmental remediation and other proceedings commenced by government authorities. The outcome of some of these legal proceedings and other contingencies could require us to take, or refrain from taking, actions which could adversely affect our operations or could require us to pay substantial amounts of money. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management's attention and resources from other matters. We have been informed that the Office of the United States Attorney for the Northern District of New York is conducting an investigation related to the activities of certain disadvantaged business enterprises. In May of 2011, in connection with that investigation, the government executed a search of an entity from which Waterworks purchased assets shortly before the search was executed. On June 20, 2012, in connection with that same investigation, the government executed search warrants at two Waterworks branches. The Company was updated by the government on its investigation in March 2013 and continues to cooperate with the investigation. While the Company cannot predict the outcome, it believes a potential loss on this matter is reasonably possible but due to the current state of the investigation it is not able to estimate a range of potential loss.

If we become subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

        We provide workers' compensation, automobile and product/general liability coverage through a high deductible insurance program. In addition, we provide medical coverage to some of our employees through a self-insured preferred provider organization. Though we believe that we have adequate insurance coverage in excess of self-insured retention levels, our results of operations and financial condition may be adversely affected if the number and severity of insurance claims increases.

We may see increased costs arising from health care reform.

        In March 2010, the United States government enacted comprehensive health care reform legislation which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded and imposes new and significant taxes on health insurers and health care benefits. The legislation imposes implementation effective dates which began in 2010 and extend through 2020, and many of the changes require additional guidance from government agencies or federal regulations. Therefore, due to the phased-in nature of the implementation and the lack of interpretive guidance, it is difficult to determine at this time what impact the health care reform legislation will have on our financial results. Possible adverse effects of the health reform legislation include increased costs, exposure to expanded liability and requirements for us to revise ways in which we provide healthcare and other benefits to our employees. As a result, our results of operations, financial position and cash flows could be materially adversely affected.

Our success depends upon our ability to attract, train and retain highly qualified associates and key personnel.

        To be successful, we must attract, train and retain a large number of highly qualified associates while controlling related labor costs. Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs. We compete with other businesses for these associates and invest significant resources in training and motivating them. There is no assurance that we will be able to attract or retain highly qualified associates in the future, including, in particular, those employed by companies we acquire. A very small proportion of our employees are currently covered by collective bargaining or other similar labor agreements. Historically, the effects of collective bargaining and other similar labor agreements on us have not been significant. However, if a larger number of our employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, the effect on us may be negative. Any inability by us to negotiate acceptable new contracts under these collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, we could experience a disruption of our operations and higher labor costs. Labor relations matters affecting our suppliers of products and services could also adversely affect our business from time to time.

        In addition, our business results depend largely upon our chief executive officer and senior management team as well as our branch managers and sales personnel, including those of companies recently acquired, and their experience, knowledge of local market dynamics and specifications and long-standing customer relationships. We customarily sign employment letters providing for an agreement not to compete with key personnel of companies we acquire in order to maintain key customer relationships and manage the transition of the acquired business. Our inability to retain or hire qualified branch managers or sales personnel at economically reasonable compensation levels would restrict our ability to grow our business, limit our ability to continue to successfully operate our business and result in lower operating results and profitability.

Fluctuations in foreign currency exchange rates may significantly reduce our revenues and profitability.

        As an industrial distributor of manufactured products, our profitability is tied to the prices we pay to the manufacturers from which we purchase our products. Some of our suppliers price their products in currencies other than the U.S. dollar or incur costs of production in non-U.S. currencies. Accordingly, depreciation of the U.S. dollar against foreign currencies increases the prices we pay for these products. Even short-term currency fluctuations could adversely impact revenues and profitability if we are unable to pass higher supply costs on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted.

        Our ability to compete effectively depends, in part, upon our ability to protect and preserve proprietary aspects of our intellectual property, including our trademarks and customer lists. The use of our intellectual property or similar intellectual property by others could adversely impact our ability to compete, cause us to lose Net sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

        Also, we cannot be certain that the products that we sell do not and will not infringe issued patents or other intellectual property rights of others. Further, we are subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents and other intellectual property rights of third parties by us or our customers in connection with their use of the products that we distribute. Should we be found liable for infringement, we (or our suppliers) may be required to enter into licensing agreements (if available on acceptable terms or at all) or pay damages and cease making or selling certain products. Moreover, we may need to redesign or sell different products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs, prevent us from selling our products or negatively impact our ability to compete.

Income tax payments may ultimately differ from amounts currently recorded by us. Future tax law changes may materially increase our prospective income tax expense.

        We are subject to income taxation in many jurisdictions in the U.S. as well as foreign jurisdictions. Judgment is required in determining our worldwide income tax provision and, accordingly, there are many transactions and computations for which our final income tax determination is uncertain. We are routinely audited by income tax authorities in many tax jurisdictions. Although we believe the recorded tax estimates are reasonable, the ultimate outcome from any audit (or related litigation) could be materially different from amounts reflected in our income tax provisions and accruals. Future settlements of income tax audits may have a material effect on earnings between the period of initial recognition of tax estimates in the financial statements and the point of ultimate tax audit settlement. Additionally, it is possible that future income tax legislation in any jurisdiction to which we are subject may be enacted that could have a material impact on our worldwide income tax provision beginning with the period that such legislation becomes effective.

        We carried back tax net operating losses ("NOL") from our tax years ended on February 3, 2008 and February 1, 2009 to tax years during which we were a member of Home Depot's U.S. federal consolidated tax group. As a result of those NOL carrybacks, Home Depot received cash refunds from the Internal Revenue Service ("IRS") in the amount of approximately $354 million. Under an agreement (the "Tax Cooperation Agreement") between Holdings and Home Depot, Home Depot paid to us the refund proceeds resulting from the NOL carrybacks. In connection with an audit of our U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009, the IRS has disallowed certain deductions claimed by us. In May 2012, the IRS issued a formal Revenue Agent's Report ("RAR") challenging approximately $299 million (excluding interest) of the cash refunds resulting from our NOL carrybacks. In January 2013, the IRS issued a revised RAR reducing the challenge to approximately $131 million (excluding interest) of cash refunds from our carrybacks. The issuance of the January 2013 revised RAR formally revoked the original May 2012 RAR and reduced the amount of cash refunds the IRS is currently challenging by $168 million. As of August 4, 2013, we estimate the interest to which the IRS would be entitled, if successful in all claims, to be approximately $18 million. If the IRS is ultimately successful with respect to the proposed adjustments, pursuant to the terms of the Tax Cooperation Agreement, we would be required to reimburse Home Depot an amount equal to the disallowed refunds plus related interest. If the IRS is successful in defending its positions with respect to the disallowed deductions, certain of those disallowed deductions may be available to us in the form of increases in our deferred tax assets by approximately $63 million before any valuation allowance. We believe that our positions with respect to the deductions and the corresponding NOL carrybacks are supported by, and consistent with, applicable tax law. In collaboration with Home Depot, we have challenged the proposed adjustments by filing a formal protest with the Office of Appeals Division within the IRS. During the administrative appeal period and as allowed under statute, we intend to vigorously defend our positions rather than pay any amount related to the proposed adjustments. In the event of an unfavorable outcome at the Office of Appeals, we will strongly consider litigating the matter in U.S. Tax Court. The unpaid assessment would continue to accrue interest at the statutory rate until resolved. If we are ultimately required to pay a significant amount related to the proposed adjustments to Home Depot pursuant to the terms of the Tax Cooperation Agreement (or to the IRS), our cash flows, future results of operations and financial positions could be affected in a significant and adverse manner.

Our NOL carryforwards could be limited if we experience an ownership change as defined in the Internal Revenue Code.

        As of August 4, 2013, we have U.S. federal NOL carryforwards of $2.4 billion ($823 million on a tax-effected basis), comprised of $1.8 billion ($636 million on a tax-effected basis) of U.S. federal NOL carryforwards at the end of fiscal 2012 and U.S. federal income tax losses of $532 million through the second quarter of fiscal 2013 ($186 million on a tax-effected basis). Such NOL carryforwards begin to expire in fiscal 2029. We also have significant state NOL carryforwards, which begin to expire in various years between fiscal 2013 and fiscal 2030. Our ability to deduct these NOL carryforwards against future taxable income could be limited if we experience an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended. In general, an ownership change may result from transactions (including direct or indirect sales, acquisitions or issuances of Holdings stock) increasing the aggregate ownership of certain persons (or groups of persons) in Holdings stock by more than 50 percentage points over a testing period (generally three years). Any limitation on the use of our NOL carryforwards could result in the payment of taxes above the amounts currently estimated and have a negative effect on our future results of operations and financial position.

We may not be able to identify new products and new product lines and integrate them into our distribution network, which may impact our ability to compete.

        Our business depends in part on our ability to identify future products and product lines that complement existing products and product lines and that respond to our customers' needs. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which we compete or trends in new products. In addition, our ability to integrate new products and product lines into our distribution network could impact our ability to compete. Furthermore, the success of new products and new product lines will depend on market demand and there is a risk that new products and new product lines will not deliver expected results, which could negatively impact our future sales and results of operations. Our expansion into new markets may present competitive, distribution and regulatory challenges that differ from current ones. We may be less familiar with the target customers and may face different or additional risks, as well as increased or unexpected costs, compared to existing operations. Growth into new markets may also bring us into direct competition with companies with whom we have little or no past experience as competitors. To the extent we are reliant upon expansion into new geographic, industry and product markets for growth and do not meet the new challenges posed by such expansion, our future sales growth could be negatively impacted, our operating costs could increase, and our business operations and financial results could be negatively affected.

We could incur significant costs in complying with environmental, health and safety laws or permits or as a result of satisfying any liability or obligation imposed under such laws or permits.

        Our operations are subject to various federal, state, local and foreign environmental, health and safety laws and regulations. Among other things, these laws regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal and management of hazardous substances and wastes, protect the health and safety of our employees and the end users of our products, regulate the materials used in and the recycling of products and impose liability for the costs of investigating and remediating, and damages resulting from, present and past releases of hazardous substances. Violations of these laws and regulations or non-compliance with any conditions contained in any environmental permit can result in substantial fines or penalties, injunctive relief, requirements to install pollution or other controls or equipment, civil and criminal sanctions, permit revocations and/or facility shutdowns. We could be held liable for the costs to address contamination of any real property we have ever owned, operated or used as a disposal site. We could also incur fines, penalties, sanctions or be subject to third-party claims for property damage, personal injury or nuisance or otherwise as a result of violations of or liabilities under environmental laws in connection with releases of hazardous or other materials. In addition, changes in, or new interpretations of, existing laws, regulations or enforcement policies, the discovery of previously unknown contamination, or the imposition of other environmental liabilities or obligations in the future, including additional investigation or other obligations with respect to any potential health hazards of our products or business activities or the imposition of new permit requirements, may lead to additional compliance or other costs that could have material adverse effect on our business, financial condition or results of operations. See "Business—Legal Proceedings."

We may be affected by global climate change or by legal, regulatory or market responses to such potential change.

        Concern over climate change, including the impact of global warming, has led to significant federal, state, and international legislative and regulatory efforts to limit greenhouse gas ("GHG") emissions. For example, in the past several years, the U.S. Congress has considered various bills that would regulate GHG emissions. While these bills have not yet received sufficient Congressional support for enactment, some form of federal climate change legislation is possible in the future. Even in the absence of such legislation, the Environmental Protection Agency, spurred by judicial interpretation of the Clean Air Act, may regulate GHG emissions, especially diesel engine emissions, and this could impose substantial costs on us. These costs include an increase in the cost of the fuel and other energy we purchase and capital costs associated with updating or replacing our internal fleet of trucks and other vehicles prematurely. In addition, new laws or future regulation could directly and indirectly affect our customers and suppliers (through an increase in the cost of production or their ability to produce satisfactory products) and our business (through the impact on our inventory availability, cost of sales, operations or demands for the products we sell). Until the timing, scope and extent of any future regulation becomes known, we cannot predict its effect on our cost structure or our operating results. Notwithstanding our dedication to being a responsible corporate citizen, it is reasonably possible that such legislation or regulation could impose material costs on us. Moreover, even without such legislation or regulation, increased awareness and any adverse publicity in the global marketplace about the GHGs emitted by companies involved in the transportation of goods could harm our reputation and reduce customer demand for our products and services.

Our failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect our business, financial position and results of operations.

        We are required to evaluate the effectiveness of our disclosure controls and internal control over financial reporting on a periodic basis and publicly disclose the results of these evaluations and related matters, in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These reporting and other obligations place significant additional demands on our management and administrative and operational resources, including our accounting resources, which could adversely affect our operations among other things. To comply with these requirements, we have upgraded, and are continuing to upgrade our systems, including information technology, implemented additional financial and management controls, reporting systems and procedures. We cannot be certain that we will be successful in maintaining adequate control over our financial reporting and financial processes. Furthermore, as we grow our business, our disclosure controls and internal controls will become more complex, and we may require significantly more resources to ensure that these controls remain effective. If we are unable to continue upgrading our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, additional management and other resources of our Company may need to be devoted to assist in compliance with the disclosure and financial reporting requirements and other rules that apply to reporting companies, which could adversely affect our business, financial position and results of operations.

        Due to an exemption established by rules of the SEC, we have not been required to have and have not had our independent registered public accounting firm perform an evaluation of our internal control over financial reporting as of the end of our last fiscal year in accordance with the provisions of the Sarbanes-Oxley Act of 2002. Had our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002, additional control deficiencies may have been identified by our independent registered public accounting firm and those control deficiencies could have also represented one or more material weaknesses.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

        Following the completion of Holdings' initial public offering, Holdings is subject to the reporting and corporate governance requirements, the listing standards of NASDAQ and the Sarbanes-Oxley Act of 2002, that apply to issuers of listed equity, which imposes certain new compliance costs and obligations upon Holdings. The changes necessitated by publicly listing Holdings' equity require a significant commitment of additional resources and management oversight which will increase our operating costs. These changes also place additional demands on our finance and accounting staff and on our financial accounting and information systems. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, Holdings is required, among other things, to:

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  define and expand the roles and the duties of Holdings' Board of Directors and its committees; and

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  institute more comprehensive compliance, investor relations and internal audit functions.

        In particular, beginning with the year ending February 1, 2015 our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of Holdings' internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002.

If our independent registered public accounting firm is unable to provide Holdings with an unqualified report regarding the effectiveness of Holdings' internal control over financial reporting (at such time as it is required to do so), investors could lose confidence in the reliability of our and Holdings' financial statements. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject Holdings to sanctions or investigations by the SEC, NASDAQ, or other regulatory authorities.

Future changes in financial accounting standards may significantly change our reported results of operations.

        GAAP is subject to interpretation by the Financial Accounting Standards Board ("FASB"), the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. In addition, the SEC has announced a multi-year plan that could ultimately lead to the use of International Financial Reporting Standards by U.S. issuers in their SEC filings. Any such change could have a significant effect on our reported financial results.

        Additionally, our assumptions, estimates and judgments related to complex accounting matters could significantly affect our financial results. GAAP and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to, revenue recognition, impairment of long-lived assets, leases and related economic transactions, intangibles, self-insurance, income taxes, property and equipment, litigation, and stock-based compensation are highly complex and involve many subjective assumptions, estimates and judgments by us. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by us (i) could require us to make changes to our accounting systems to implement these changes that could increase our operating costs and (ii) could significantly change our reported or expected financial performance.

        In an exposure draft issued in August 2010 and revised in May 2013, the FASB, together with the International Accounting Standards Board ("IASB"), proposed a comprehensive set of changes in accounting for leases. The lease accounting model contemplated by these changes is a "right of use" model that assumes that each lease creates an asset (the lessee's right to use the leased asset) and a liability (the future rent payment obligations) which should be reflected on a lessee's balance sheet to fairly represent the lease transaction and the lessee's related financial obligations. We conduct operations primarily under leases that are accounted for as operating leases, with no related assets and liabilities on our balance sheet. The proposed changes would require that substantially all of our operating leases be recognized as assets and liabilities on our balance sheet. The effective date has not been determined. Comments on the revised exposure draft are due by September 13, 2013. Changes in lease accounting rules or their interpretation, or changes in underlying assumptions, estimates or judgments by us could significantly change our reported or expected financial performance.

The interests of the Equity Sponsors may differ from the interests of holders of our debt.

        As of September 24, 2013, CD&R, Carlyle and Bain beneficially own approximately 57% of the outstanding shares of Holdings' common stock. As a result, the Equity Sponsors exercise significant influence over all matters requiring stockholder approval for the foreseeable future, including approval of significant corporate transactions.

        Holdings entered into a stockholders agreement with certain of its stockholders, including the Equity Sponsors and Home Depot, which contains, among other things, provisions relating to Holdings' governance and certain unanimous approval rights. This stockholders agreement provides that the Equity Sponsors are currently entitled to elect (or cause to be elected) nine of Holdings' directors, which includes three designees of each Equity Sponsor. One of the directors designated by the Equity

Sponsor associated with CD&R shall serve as the chairman. See "Certain Relationships and Related Party Transactions—Stockholders agreement and stockholder arrangements."

        The interests of Holdings' existing stockholders, including our Equity Sponsors, may conflict with the interests of the holders of the Notes in material respects. Holdings' Board of Directors has adopted corporate governance guidelines that, among other things, address potential conflicts between a director's interests and our interests. In addition, Holdings has adopted a code of business conduct that, among other things, requires our employees to avoid actions or relationships that might conflict or appear to conflict with their job responsibilities or the interests of HD Supply and to disclose their outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to management or corporate counsel. These corporate governance guidelines and code of business ethics do not, by themselves, prohibit transactions with our principal stockholders.

Risks Related to Not Participating in the Exchange Offer

You may have difficulty selling the Old Notes that you do not exchange.

        If you do not exchange your Old Notes for the New Notes offered in the exchange offer, your Old Notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the Indenture and arose because the Old Notes were originally issued under exemptions from the registration requirements of the Securities Act.

        The Old Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. The Company did not register the Old Notes under the Securities Act, and it does not intend to do so. If you do not exchange your Old Notes, your ability to sell those Old Notes will be significantly limited.

        If a large number of outstanding Old Notes are exchanged for New Notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged Old Notes due to the limited amounts of Old Notes that would remain outstanding following the exchange offer.

THE EXCHANGE OFFER

        Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the SEC a registration statement on an appropriate form under the Securities Act with respect to a proposed offer to the holders of the Old Notes to issue and deliver to such holders of Old Notes, in exchange for their Old Notes, a like aggregate principal amount of New Notes that are identical in all material respects to the Old Notes, except for provisions relating to registration rights and the transfer restrictions relating to the Old Notes, and except for certain related differences described below. See "Exchange Offer; Registration Rights."

Terms of the Exchange Offer; Period for Tendering Old Notes

        This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.

        When you tender Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. In tendering Old Notes, you should also note the following important information:

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  You may only tender Old Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

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  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus, to all of the registered holders of Old Notes at their addresses listed in the Trustee's security register with respect to the Old Notes.

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  The exchange offer expires at 5:00 p.m., New York City time, on November 18, 2013; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open.

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  As of the date of this prospectus, $1,275,000,000 aggregate principal amount of Old Notes was outstanding. The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

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  Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described under "—Conditions to the Exchange Offer."

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  We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral (promptly followed in writing) or written notice of an extension to the Exchange Agent and notice of that extension to the holders of Notes as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised as described under "—Withdrawal Rights." Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of Notes promptly after the expiration or termination of the exchange offer.

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  We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, at any time prior to the Expiration Date. If we make a material change to the terms of the exchange offer, including the waiver of a material condition, we will, to the extent required by law, disseminate additional offer materials and extend the period of time for which the exchange offer is open so that at least five business days remain in the exchange offer following notice of a material change.

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  We will give oral (promptly followed in writing) or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency. Such announcement may state that we are extending the exchange offer for a specified period of time.

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  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

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  Old Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

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  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

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  By executing, or otherwise becoming bound by, the letter of transmittal, you will be making to us the representations described under "—Resale of the New Notes."

  Important rules concerning the exchange offer

        You should note the following important rules concerning the exchange offer:

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  All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

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  We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if such acceptance might, in our judgment or the judgment of our counsel, be unlawful.

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  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

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  Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date shall be final and binding on all parties. Neither we, the Exchange Agent nor any other person shall be under any duty to notify you of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failing to so notify you.

Procedures for Tendering Old Notes

  What to submit and how

        If you, as a holder of any Old Notes, wish to tender your Old Notes for exchange in the exchange offer, you must, except as described under "—Guaranteed Delivery Procedures," transmit the following on or prior to the Expiration Date to the Exchange Agent:

          (1)   if Old Notes are tendered in accordance with the book-entry procedures described under "—Book-Entry Transfer," an Agent's Message, as defined below, transmitted through DTC's ATOP, or (2) a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent at the address set forth below under "—Exchange Agent," including all other documents required by the letter of transmittal.

        In addition,

          (1)   a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC using the procedure for book-entry transfer described under "—Book-Entry Transfer" (a "Book-Entry Confirmation"), along with an Agent's Message, must be actually received by the Exchange Agent prior to the Expiration Date, or

          (2)   certificates for Old Notes must be actually received by the Exchange Agent along with the letter of transmittal on or prior to the Expiration Date, or

          (3)   you must comply with the guaranteed delivery procedures described below.

        The term "Agent's Message" means a message, transmitted through ATOP by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by the letter of transmittal or, in the case of an Agent's Message relating to guaranteed delivery, that such holder has received and further agrees to be bound by the notice of guaranteed delivery, and that we may enforce the letter of transmittal, and the notice of guaranteed delivery, as the case may be, against such holder.

        The method of delivery of Old Notes, letters of transmittal, notices of guaranteed delivery and all other required documentation, including delivery of Old Notes through DTC and transmission of Agent's Messages through DTC's ATOP, is at your election and risk. Delivery will be deemed made only when all required documentation is actually received by the Exchange Agent. Delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent. Holders tendering Old Notes or transmitting Agent's Messages through DTC's ATOP must allow sufficient time for completion of ATOP procedures during DTC's normal business hours. No Old Notes, Agent's Messages, letters of transmittal, notices of guaranteed delivery or any other required documentation should be sent to us.

  How to sign your letter of transmittal and other documents

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered:

          (1)   by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

          (2)   for the account of an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act, or a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of a medallion program recognized by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program ("STAMP"), the Stock Exchanges Medallion Program ("SEMP") and the New York Stock Exchange Medallion Signature Program ("MSP") (each, an "Eligible Institution").

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an Eligible Institution.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes and with the signatures guaranteed.

        If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of such person's authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Once all of the conditions to the exchange offer are satisfied or waived, we will accept all Old Notes properly tendered and not properly withdrawn, and will issue the New Notes promptly after The Expiration Date. See "—Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral (promptly followed in writing) or written notice of acceptance to the Exchange Agent will be considered our acceptance of the tendered Old Notes.

        In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the Exchange Agent of:

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  a Book-Entry Confirmation or Old Notes in proper form for transfer,

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  a properly transmitted Agent's Message or a properly completed and duly executed letter of transmittal, and

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  all other required documentation.

        If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer, if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange or if you properly withdraw tendered Old Notes in accordance with the procedures described under "—Withdrawal Rights," we will return any unaccepted, non-exchanged or properly withdrawn Old Notes, as the case may be, without expense to the tendering holder. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC using the book-entry transfer procedures described below, unaccepted, non-exchanged or properly withdrawn Old Notes will be credited to an account maintained with DTC. We will return the Old Notes or have them credited to the DTC account, as applicable, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System ("Euroclear"), or Clearstream Banking, société anonyme ("Clearstream") may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message and all other documents required by the letter of transmittal. Only participants in DTC may deliver Old Notes by book-entry transfer.

        Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the letter of transmittal, or a facsimile copy thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message, with all other required documentation, must in any case be transmitted to and received by the Exchange Agent at its address listed under "—Exchange Agent" on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below under "—Guaranteed Delivery Procedures."

        If your Old Notes are held through DTC, you must complete the accompanying form called "Instructions to Registered Holder and/or Book-Entry Participant," which will instruct the DTC participant through whom you hold your Old Notes of your intention to tender your Old Notes or not tender your Old Notes. Please note that delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent and we will not be able to accept your tender of Old Notes until the Exchange Agent actually receives from DTC the information and documentation described under "—Acceptance of Old Notes for Exchange; Delivery of New Notes."

Guaranteed Delivery Procedures

        If you are a registered holder of Old Notes and you want to tender your Old Notes but the procedure for book-entry transfer cannot be completed prior to the Expiration Date, your Old Notes are not immediately available or time will not permit your Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if:

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  the tender is made through an Eligible Institution, as defined above,

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  prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, or an Agent's Message with respect to guaranteed delivery in lieu thereof, in either case stating:

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  the name and address of the holder of Old Notes,

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  the amount of Old Notes tendered,

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  that the tender is being made by delivering such notice and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent's Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, will be deposited by that Eligible Institution with the Exchange Agent, and

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  a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent's Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

Withdrawal Rights

        You can withdraw your tender of Old Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

        For a withdrawal to be effective, a written notice of withdrawal must be actually received by the Exchange Agent prior to such time, properly transmitted either through DTC's ATOP or to the

Exchange Agent at the address listed below under "—Exchange Agent." Any notice of withdrawal must:

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  specify the name of the person having tendered the Old Notes to be withdrawn;

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  identify the Old Notes to be withdrawn;

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  specify the principal amount of the Old Notes to be withdrawn;

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  contain a statement that the tendering holder is withdrawing its election to have such Notes exchanged for New Notes;

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  except in the case of a notice of withdrawal transmitted through DTC's ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender;

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  if certificates for Old Notes have been delivered to the Exchange Agent, specify the name in which the Old Notes are registered, if different from that of the withdrawing holder;

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  if certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of those certificates, specify the serial numbers of the particular certificates to be withdrawn, and, except in the case of a notice of withdrawal transmitted through DTC's ATOP system, include a notice of withdrawal signed in the same manner as the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees; and

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  if Old Notes have been tendered using the procedure for book-entry transfer described above, specify the name and number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the withdrawn Old Notes, and otherwise comply with the procedures of DTC.

        Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. New Notes will not be issued in exchange for such withdrawn Old Notes unless the Old Notes so withdrawn are validly re-tendered.

        If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

        The foregoing conditions are for our sole benefit and may be waived by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. The rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

        In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

        We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal, notices of guaranteed delivery, notices of withdrawal and any other required documentation should be directed to the Exchange Agent at the address set forth below. Requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

By mail, hand or overnight courier:	By facsimile:	For information or confirmation by telephone:
Wells Fargo Bank, National Association	(612) 667-6282	Corporate Trust Operations
608 2nd Avenue South		(800) 344-5128, Option 0
Minneapolis, MN 55402

        Delivery to an address other than the address of the Exchange Agent as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

        The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the Exchange Agent reasonable and customary fees (including attorney fees and expenses) for their services and will reimburse them for their reasonable out-of-pocket expenses in connection with the exchange offer.

        The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and Exchange Agent expenses, will be paid by us and are estimated in the aggregate to be less than $1.0 million.

Transfer Taxes

        Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Resale of the New Notes

        Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable by holders thereof (other than affiliates of us) after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes participating in the exchange offer, as set forth below). The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, which was made available by the SEC on June 5, 1991, the K-111 Communications Corporation letter, which was made available by the SEC on May 14, 1993, and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993.

        However, any purchaser of Old Notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the New Notes:

  •
  will not be able to rely on such SEC interpretation;

  •
  will not be able to tender its Old Notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Old Notes unless such sale or transfer is made pursuant to an exemption from those requirements.

        By executing, or otherwise becoming bound by, the letter of transmittal, you will represent to us that:

  •
  any New Notes to be received by you will be acquired in the ordinary course of business;

  •
  you have no arrangements or understandings with any person to participate in the distribution of the Old Notes or New Notes within the meaning of the Securities Act; and

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  if you are a broker-dealer, you will receive the New Notes for your own account in exchange for the Old Notes acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of New Notes (see "Plan of Distribution");

  •
  if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the New Notes; and

  •
  you are not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph.

        We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the New Notes as it has made in previous no-action letters.

        In addition, in connection with any resales of Old Notes, each participating broker-dealer receiving New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such exchanging dealer as a result of market-making activities or other trading activities, must represent that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. We have agreed that for a period of up to 90 days after the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, by delivery of the prospectus contained in the exchange offer registration statement.

 USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement we entered into in connection with the private offering of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes under the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in like principal amounts, the terms of which are identical in all material respects to the New Notes, subject to limited exceptions. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents our summary consolidated financial data, as of and for the periods indicated. The selected consolidated financial data as of and for the six months ended August 4, 2013 and July 29, 2012 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of February 3, 2013 and January 29, 2012 and for the fiscal years ended February 3, 2013, January 29, 2012 and January 30, 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of January 30, 2011 and as of, and for, the fiscal years ended January 31, 2010 and February 1, 2009 are derived from our audited consolidated financial statements which are not included in this prospectus.

        This "Selected Consolidated Financial Data" should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes included elsewhere in this prospectus. Our consolidated financial data may not be indicative of our future performance.

	Six Months Ended		Fiscal Year Ended
	August 4, 2013	July 29, 2012	February 3, 2013	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
	(Dollars in millions, except share and per share data)
Consolidated statement of operations data:
Net sales	$4,325	$3,895	$8,035	$7,028	$6,449	$6,313	$8,198
Cost of sales	3,066	2,778	5,715	5,014	4,608	4,545	5,980

Gross profit	1,259	1,117	2,320	2,014	1,841	1,768	2,218
Operating expenses:
Selling, general and administrative	889	805	1,661	1,532	1,455	1,453	1,770
Depreciation and amortization	120	166	336	327	341	359	374
Restructuring	—	—	—	—	8	21	31
Goodwill and other intangible asset impairment	—	—	152	—	—	219	867

Total operating expenses	1,009	971	2,149	1,859	1,804	2,052	3,042

Operating income (loss)	250	146	171	155	37	(284)	(824)
Interest expense	291	324	658	639	623	602	644
Interest income	—	—	—	—	—	—	(3)
Loss (gain) on extinguishment and modification of debt	87	220	709	—	5	(200)	—
Other (income) expense, net	20	—	—	—	(6)	(8)	12

Income (loss) from continuing operations before provision (benefit) for income taxes and discontinued operations	(148)	(398)	(1,196)	(484)	(585)	(678)	(1,477)
Provision (benefit) for income taxes	55	34	3	79	28	(198)	(329)

Income (loss) from continuing operations	(203)	(432)	(1,199)	(563)	(613)	(480)	(1,148)
Income (loss) from discontinued operations, net of tax	—	16	20	20	(6)	(34)	(107)

Net income (loss)	$(203)	$(416)	$(1,179)	$(543)	$(619)	$(514)	$(1,255)

Balance sheet data (end of period):
Cash and cash equivalents(1)	$109	$90	$141	$111	$292	$539	$771
Total assets(2)	6,587	6,639	7,334	6,738	7,089	7,845	9,088
Total debt, less current maturities(3)	5,678	5,765	6,430	5,380	5,239	5,765	6,046
Total stockholders' equity (deficit)	(753)	(834)	(1,591)	(428)	96	688	1,175
Other financial data:
Working capital(4)	$1,281	$1,069	$1,120	$1,012	$1,176	$1,925	$2,071
Cash interest expense(5)	276	273	535	457	365	363	397
Adjusted EBITDA(6)	382	325	683	508	411	343	476
Capital expenditures	(64)	(52)	115	115	49	58	77
Statement of cash flows data:
Cash flows provided by (used in) operating activities, net	$(577)	$(324)	$(681)	$(165)	$551	$69	$548
Cash flows provided by (used in) investing activities, net	879	215	(800)	(6)	(45)	(41)	37
Cash flows provided by (used in) financing activities, net	(333)	88	1,511	(10)	(755)	(263)	86

(1)
Cash and cash equivalents as of February 3, 2013 excludes $936 million of cash equivalents that were restricted for the redemption of debt.

(2)
Includes $936 million of Cash equivalents restricted for debt redemption for the fiscal year ended February 3, 2013.

(3)
Includes capital leases and associated discounts and premiums. Excludes $10 million, $10 million, $899 million, $82 million, $10 million, $10 million and $10 million of Current installments of long-term debt for the six months ended August 4, 2013 and July 29, 2012 and the fiscal years ended February 3, 2013, January 29, 2012, January 30, 2011, January 31, 2010 and February 1, 2009, respectively.

(4)
Working capital represents current assets minus current liabilities.

(5)
Cash interest expense is not a recognized term under GAAP and does not purport to be an alternative to interest expense. For additional detail, including a reconciliation from interest expense, the most directly comparable financial measure under GAAP, to cash interest expense for the periods, See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Cash interest expense and Adjusted EBITDA."

(6)
Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as a measure of operating performance. For additional detail, including a reconciliation from net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented, See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Cash interest expense and Adjusted EBITDA."

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are one of the largest industrial distributors in North America. We believe we have leading positions in the three distinct market sectors in which we specialize: Maintenance, Repair & Operations; Infrastructure & Power; and Specialty Construction. We serve these markets with an integrated go-to-market strategy. We operate through over 600 locations across 46 U.S. states and nine Canadian provinces. We have approximately 15,000 associates delivering localized, customer-tailored products, services and expertise. We serve approximately 500,000 customers, which include contractors, government entities, maintenance professionals, home builders and industrial businesses. Our broad range of end-to-end product lines and services include over one million SKUs of quality, name-brand and proprietary-brand products as well as value-add services supporting the entire lifecycle of a project from infrastructure and construction to maintenance, repair and operations.

Description of Segments

        We operate our Company through four reportable segments: Facilities Maintenance, Waterworks, Power Solutions and White Cap.

        Facilities Maintenance.    Facilities Maintenance distributes MRO products, provides value-add services and fabricates custom products to customers that include multifamily, hospitality, healthcare and institutional facilities. Products include electrical and lighting items, plumbing, HVAC products, appliances, janitorial supplies, hardware, kitchen and bath cabinets, window coverings, textiles and guest amenities, healthcare maintenance and water and wastewater treatment products.

        Waterworks.    Waterworks distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in the water and wastewater industries for residential and non-residential uses. Products include pipes, fittings, valves, hydrants and meters for use in the construction, maintenance and repair of water and wastewater systems as well as fire-protection systems. Waterworks has complemented its core products through additional offerings, including smart meters (AMR/AMI), HDPE pipes and specific engineered treatment plant products and services.

        Power Solutions.    Power Solutions distributes electrical transmission and distribution products, power plant MRO supplies and smart-grid products, and arranges materials management and procurement outsourcing for the power generation and distribution industries. Products include conductors such as wire and cable, transformers, overhead transmission and distribution hardware, switches, protective devices and underground distribution, connectors used in the construction or maintenance and repair of electricity transmission and substation distribution infrastructure, and electrical wire and cable, switchgear, supplies, lighting and conduit used in non-residential and residential construction.

        White Cap.    White Cap distributes specialized hardware, tools and engineered materials to non-residential and residential contractors. Products include tilt-up brace systems, forming and shoring systems, concrete chemicals, hand and power tools, rebar, ladders, safety and fall arrest equipment, specialty screws and fasteners, sealants and adhesives, drainage pipe, geo-synthetics, erosion and sediment control equipment and other engineered materials used broadly across all types of non-residential and residential construction.

        In addition to the reportable segments, our consolidated financial results include "Corporate and Other." Corporate & Other is comprised of the following business units: Crown Bolt, CTI, Repair & Remodel and HD Supply Canada. Crown Bolt is a retail distribution operator providing program and packaging solutions, sourcing, distribution, and in-store service, fasteners, builders' hardware, rope and chain and plumbing accessories, primarily serving Home Depot and other hardware stores. CTI offers turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for non-residential, residential and senior living projects. Our Repair & Remodel business unit offers light remodeling and construction supplies, kitchen and bath cabinets, windows, plumbing materials, electrical equipment and other products, primarily to small remodeling contractors and trade professionals. HD Supply Canada is an industrial distributor that primarily focuses on servicing fasteners/industrial supplies and specialty lighting markets which operates across nine provinces. Corporate & Other also includes costs related to our centralized support functions, which include finance, information technology, human resources, legal, supply chain and other support services and removes inter-segment transactions.

Acquisitions

        We enter into strategic acquisitions to expand into new markets, new platforms, and new geographies in an effort to better service existing customers and attract new ones. In accordance with the acquisition method of accounting under Accounting Standards Codification ("ASC") 805, Business Combinations, the results of the acquisitions we completed are reflected in our consolidated financial statements from the date of acquisition forward.

        On December 3, 2012, the Company purchased substantially all of the assets of Water Products of Oklahoma, Inc., Arkansas Water Products, LLC, and Municipal Water Works Supply, LP (collectively, "Water Products") for approximately $52 million. These businesses distribute water, sewer, gas and related products such as pipes, valves, fittings, hydrants, pumps and meters, and offer maintenance products and repair services primarily to municipalities and contractors. The businesses are operated as part of the Waterworks segment.

        On June 29, 2012, the Company purchased Peachtree Business Products LLC ("Peachtree") for approximately $196 million. Headquartered in Marietta, Georgia, Peachtree specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes. Peachtree is operated as part of the Facilities Maintenance segment.

        On May 2, 2011, the Company closed on a transaction to acquire substantially all of the assets of Rexford Albany Municipal Supply Company, Inc. ("RAMSCO") for approximately $21 million. RAMSCO specializes in distributing water, sanitary and storm sewer materials primarily to municipalities and contractors through four locations in upstate New York. These locations are operated as part of our Waterworks segment.

Discontinued operations

        On March 26, 2012, the Company sold all of the issued and outstanding equity interests in our IPVF business to Shale-Inland Holdings, LLC. The Company received cash proceeds of approximately $477 million, net of $5 million of transaction costs. As a result of the sale, we recorded a $12 million pre-tax gain in fiscal 2012.

        On September 9, 2011, the Company sold all of the issued and outstanding equity interests in our Plumbing/HVAC business to Hajoca Corporation. The Company received cash proceeds of approximately $116 million, net of $8 million remaining in escrow and $4 million of transaction costs. As a result of the sale, the Company recorded a $7 million pre-tax gain in fiscal 2011. During fiscal 2012, the Company paid an additional $1 million in transaction costs and received $4 million from escrow.

        In accordance with ASC 205-20, Discontinued Operations, the results of these operations as well as the gain on sale of businesses are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and the gain on the sale of businesses, net of tax, as one line item on the Consolidated Statements of Operations and Comprehensive Income (Loss). All Consolidated Statements of Operations and Comprehensive Income (Loss) presented have been revised to reflect this presentation. For additional detail related to the results of operations of the discontinued operations, see Note 3 to our audited consolidated financial statements.

Key business metrics

Net Sales

        We earn our Net sales primarily from the sale of construction, infrastructure, maintenance and renovation and improvement related products and our provision of related services to approximately 500,000 customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses. We recognize sales, net of sales tax and allowances for returns and discounts, when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectability is reasonably assured. Net sales in certain business units, particularly Waterworks and Power Solutions, fluctuate with the price of commodities as we seek to minimize the effects of changing commodities prices by passing such increases in the prices of certain commodity-based products to our customers.

        We ship products to customers predominantly by internal fleet and to a lesser extent by third-party carriers. Net sales are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third-party carriers.

        We include shipping and handling fees billed to customers in Net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in Selling, general and administrative expenses.

        We include shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in Selling, general and administrative expenses and totaled $60 million and $55 million for the six months ended August 4, 2013 and the six months ended July 29, 2012, respectively, and $116 million, $96 million and $91 million in fiscal 2012, fiscal 2011 and fiscal 2010, respectively.

Gross profit

        Gross profit primarily represents the difference between the product cost from our suppliers (net of earned rebates and discounts) including the cost of inbound freight and the sale price to our customers. The cost of outbound freight (including internal transfers), purchasing, receiving and warehousing are included in Selling, general and administrative expenses within operating expenses. Our Gross profits may not be comparable to those of other companies, as other companies may include all of the costs related to their distribution network in Cost of sales.

Operating expenses

        Operating expenses are primarily comprised of selling, general and administrative costs, which include payroll expenses (salaries, wages, employee benefits, payroll taxes and bonuses), rent, insurance, utilities, repair and maintenance and professional fees. In addition, operating expenses include depreciation and amortization.

Cash interest expense and Adjusted EBITDA

  Cash interest expense:

        Cash interest expense represents total interest expense in continuing operations less (i) amortization of deferred financing costs, (ii) amortization of the asset related to the estimated fair value of the THD Guarantee (as defined below), (iii) PIK interest expense on our 2007 Senior Subordinated Notes and April 2012 Senior Unsecured Notes, (iv) amortization of amounts in accumulated other comprehensive income related to derivatives and (v) amortization of original issue discounts and premium. Effective September 1, 2011, the interest expense on our 2007 Senior Subordinated Notes was no longer paid-in-kind, but rather paid in cash.

        Cash interest expense is not a recognized term under GAAP and does not purport to be an alternative to interest expense. Management believes that cash interest expense is useful for analyzing the cash flow needs and debt service requirements of the Company. The following table provides a reconciliation of interest expense, the most directly comparable financial measure under GAAP, to cash interest expense for the periods presented:

	Six Months Ended		Fiscal Year Ended
	August 4, 2013	July 29, 2012	February 3, 2013	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
	(Dollars in millions)
Interest expense	$291	$324	$658	$639	$623	$602	$644
Amortization of deferred financing costs	(14)	(13)	(23)	(37)	(36)	(33)	(33)
Amortization of THD Guarantee	—	(2)	(2)	(13)	(14)	(21)	(21)
PIK interest expense on our 2007 Senior Subordinated Notes and April 2012 Senior Unsecured Notes(a)	—	(34)	(93)	(132)	(206)	(182)	(192)
Amortization of amounts in accumulated other comprehensive income related to derivatives	—	—	—	—	(2)	(3)	(1)
Amortization of original issue discounts and premium	(1)	(2)	(5)	—	—	—	—

Cash interest expense	$276	$273	$535	$457	$365	$363	$397

(Increase) decrease in accrued interest	28	78	86	(101)	(2)	3	—

Cash interest payments(b)	$304	$351	$621	$356	$363	$366	$397

(a)
PIK interest expense in the fiscal year ended February 3, 2013 represents PIK interest incurred on the April 2012 Senior Unsecured Notes. In October 2012, $56 million of this interest was capitalized at the first interest payment date. The entire $93 million of interest was paid in cash upon extinguishment of these notes on February 1, 2013.

(b)
In addition to the cash interest payments noted in the table, in the year ended February 3, 2013, the Company paid $502 million of original issue discounts and PIK interest related to the extinguishment of all of the 14.875% Senior Notes and $930 million of the 2007 Senior Subordinated Notes. In addition, during the three months ended May 5, 2013, the Company paid $364 million of original issue discounts and PIK interest related to the extinguishments of

  $889 million of 2007 Senior Subordinated Notes and a portion of the term loans under the Senior Term Facility (the "Term Loans").

  Adjusted EBITDA:

        We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors' overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States of America ("GAAP") and does not purport to be an alternative to Net income (loss) as a measure of operating performance. We believe Adjusted EBITDA is helpful in highlighting operating trends, because it excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, age and book depreciation of facilities and capital investments. We further believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA when reporting their results. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

        Adjusted EBITDA is based on "Consolidated EBITDA," a measure which is defined in our Senior Term Facility and Senior ABL Facility and used in calculating financial ratios in several material debt covenants. Borrowings under these facilities are a key source of liquidity and our ability to borrow under these facilities depends upon, among other things, our compliance with such financial ratio covenants. In particular, both facilities contain restrictive covenants that can restrict our activities if we do not maintain financial ratios calculated based on Consolidated EBITDA and our Senior ABL Facility requires us to maintain a minimum fixed charge coverage ratio of 1:1 if our specified excess availability (including an amount by which our borrowing base exceeds the outstanding amounts) under the Senior ABL Facility falls below the greater of $150 million and 10% of the aggregate commitments. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) Depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our Senior Term Facility and our Senior ABL Facility. We believe that presenting Adjusted EBITDA is appropriate to provide additional information to investors about how the covenants in those agreements operate and about certain non-cash and other items. The Senior Term Facility and Senior ABL Facility permit us to make certain additional adjustments to Consolidated Net Income in calculating Consolidated EBITDA, such as projected net cost savings, which are not reflected in the Adjusted EBITDA data presented in this prospectus. We may in the future reflect such permitted adjustments in our calculations of Adjusted EBITDA. These covenants are important to the Company as failure to comply with certain covenants would result in a default under our Senior Credit Facilities. The material covenants in our Senior Credit Facilities are discussed in "Description of Other Indebtedness—Senior Credit Facilities."

        Adjusted EBITDA has limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

  •
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

  •
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

  •
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

        The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented:

	Six Months Ended		Fiscal Year Ended
	August 4, 2013	July 29, 2012	February 3, 2013	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
	(Dollars in millions)
Net income (loss)	$(203)	$(416)	$(1,179)	$(543)	$(619)	$(514)	$(1,255)
Less: Income (loss) from discontinued operations, net of tax	—	16	20	20	(6)	(34)	(107)

Income (loss) from continuing operations	(203)	(432)	(1,199)	(563)	(613)	(480)	(1,148)

Interest expense	291	324	658	639	623	602	641
Provision (benefit) for income taxes	55	34	3	79	28	(198)	(329)
Depreciation and amortization(i)	122	167	339	329	343	364	381
Other (income) expense, net(ii)	—	—	—	—	(6)	(8)	12
Loss (gain) on extinguishment and modification of debt(iii)	87	220	709	—	5	(200)	—
Goodwill and other intangible asset impairment(iv)	—	—	152	—	—	219	867
Restructuring charge(v)	—	—	—	—	8	21	32
Stock-based compensation(vi)	8	10	16	20	17	18	14
Management fee & related expenses paid to Equity Sponsors(vii)	2	3	5	5	5	5	6
Costs related to initial public offering(viii)	20	—	—	—	—	—	—
Other	—	(1)	—	(1)	1	—	—

Adjusted EBITDA	$382	$325	$683	$508	$411	$343	$476

(i)
Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations and Comprehensive Income (Loss).

(ii)
Represents the (gains)/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting and other non-operating (income)/expense.

(iii)
Represents the loss/(gain) on extinguishment and modification of debt including the premium/(discount) paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets associated with such debt.

(iv)
Represents the non-cash impairment charge of goodwill and an intangible asset recognized in accordance with Accounting Standards Codification 350, Intangibles—Goodwill and Other.

(v)
Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(vi)
Represents the stock-based compensation costs for stock options and restricted stock.

(vii)
Holdings entered into consulting agreements with the Equity Sponsors whereby Holdings paid the Equity Sponsors a $4.5 million annual aggregate management fee and related expenses. These consulting agreements were terminated in conjunction with Holdings' initial public offering in the second quarter of fiscal 2013.

(viii)
Represents the costs expensed in connection with Holdings' initial public offering, including approximately $18 million paid to the Equity Sponsors for termination of the consulting agreements.

Relationship with Home Depot

Historical relationship

        On August 30, 2007, investment funds associated with the Equity Sponsors formed Holdings and entered into a stock purchase agreement with Home Depot pursuant to which Home Depot agreed to sell to Holdings or to a wholly-owned subsidiary of Holdings certain intellectual property and all of the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary, CND Holdings, Inc. On August 30, 2007, through a series of transactions, Holdings' direct wholly-owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply, Inc. (through the merger of its wholly-owned subsidiary, HDS Acquisition Corp., with and into HD Supply, Inc.) and the Canadian subsidiary, CND Holdings, Inc. Through these transactions (the "2007 Acquisition"), Home Depot was paid cash of approximately $8.2 billion and 12.5% of Holdings' common stock worth $325 million.

Strategic agreement

        On the closing date of the 2007 Acquisition, Home Depot entered into a strategic purchase agreement with Crown Bolt. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot. During fiscal 2012 and fiscal 2011, Crown Bolt recorded an additional $19 million and $20 million, respectively, in net sales to satisfy the minimum purchase requirement provisions under the strategic purchase agreement. On February 1, 2013, Crown Bolt reached an agreement to amend and extend its strategic purchase agreement with Home Depot. While the amendment extends the agreement five years through January 31, 2020, retaining Crown Bolt as the exclusive supplier of certain products to Home Depot, it eliminates the minimum purchase requirement and additionally reduces future pricing by approximately $20 million annually. These changes resulted in a reduction of expected future cash proceeds from Home Depot. We, therefore, considered this amendment a triggering event and, as such, performed an additional goodwill impairment analysis for Crown Bolt. As a result of the analysis, Crown Bolt recorded a non-cash, pre-tax goodwill impairment charge of $150 million during the fourth quarter of fiscal 2012. Additionally, we recorded a $2 million charge to write off an unamortized tradename as a result of the discontinued use of the tradename. For more information on these charges, see "—Critical Accounting Policies—Goodwill" and "Notes to Audited Consolidated Financial Statements—Note 5—Goodwill and Intangible Assets."

        HD Supply derived revenue from the sale of products to Home Depot of $296 million, $275 million, and $299 million in fiscal 2012, fiscal 2011, and fiscal 2010, respectively. HD Supply derived revenue from the sale of products to Home Depot of $136 million and $143 million in the six months ended August 4, 2013 and July 29, 2012, respectively.

Tax Sharing Arrangements

        For a discussion of tax sharing arrangements with Home Depot, including the risk that we may be required to reimburse Home Depot an amount equal to a contested tax refund plus related interest, see "Risk Factors—Risks Relating to Our Business—Income tax payments may ultimately differ from amounts currently recorded by us. Future tax law changes may materially increase our prospective income tax expense," and "Certain Relationships and Related Party Transactions—Tax sharing arrangements."

Seasonality

        In a typical year, our operating results are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Seasonal variations in operating results may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects.

Basis of Presentation

        HD Supply's fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ended February 3, 2013 (fiscal 2012) includes 53 weeks. Fiscal years ended January 29, 2012 (fiscal 2011) and January 30, 2011 (fiscal 2010) both include 52 weeks. The impact of a 53rd week in fiscal 2012 led to increased net sales of $148 million and increased Adjusted EBITDA of $14 million. The six months ended August 4, 2013 and July 29, 2012 both included 26 weeks.

Consolidated Results of Operations—Six Months Ended August 4, 2013 and July 29, 2012

	Six Months Ended
	August 4, 2013	July 29, 2012	Percentage Increase (Decrease)
	(Dollars in millions)
Net Sales	$4,325	$3,895	11.0%
Gross Profit	1,259	1,117	12.7
Operating expenses:
Selling, general and administrative	889	805	10.4
Depreciation and amortization	120	166	(27.7)

Total operating expenses	1,009	971	3.9
Operating Income	250	146	71.2
Interest expense	291	324	(10.2)
Loss on extinguishment & modification of debt	87	220	*
Other (income) expense, net	20	—	*

Income (Loss) from Continuing Operations Before Income Taxes	(148)	(398)	62.8
Provision (benefit) for income taxes	55	34	61.8

Income (Loss) from Continuing Operations	(203)	(432)	53.0
Income (loss) from discontinued operations, net of tax	—	16	*

Net Income (Loss)	$(203)	$(416)	51.2

Non-GAAP financial data:
Adjusted EBITDA	$382	$325	17.5%

	% of Net Sales Six Months Ended
	August 4, 2013	July 29, 2012	Basis Point Increase (Decrease)
Net Sales	100.0%	100.0%	—
Gross Profit	29.1	28.7	40
Operating expenses:
Selling, general and administrative	20.6	20.7	(10)
Depreciation and amortization	2.7	4.3	(160)
Total operating expenses	23.3	25.0	(170)
Operating Income	5.8	3.7	210
Interest expense	6.7	8.3	(160)
Loss on extinguishment & modification of debt	2.0	5.6	(360)
Other (income) expense, net	0.5	—	50
Income (Loss) from Continuing Operations Before Income Taxes	(3.4)	(10.2)	680
Provision (benefit) for income taxes	1.3	0.9	40
Income (Loss) from Continuing Operations	(4.7)	(11.1)	640
Income (loss) from discontinued operations, net of tax	—	0.4	(40)
Net Income (Loss)	(4.7)	(10.7)	600
Non-GAAP financial data:
Adjusted EBITDA	8.8	8.3	50

Six Months Ended August 4, 2013 Compared to Six Months Ended July 29, 2012

Highlights

        Net sales in the first six months of fiscal 2013 increased $430 million, or 11.0%, compared to the same period in fiscal 2012. Each of our four reportable segments realized increases in Net sales. Operating income in first six months of fiscal 2013 increased $104 million, or 71.2%, as compared to the same period in fiscal 2012. Our growth initiatives and investments in the business resulted in an increase to Adjusted EBITDA of $57 million, or 17.5%, in the first six months of fiscal 2013 as compared to the same period in fiscal 2012.

        During second quarter 2013, Holdings completed an initial public offering of approximately 61 million shares of its common stock, resulting in net proceeds of approximately $1.0 billion, net of underwriters' discounts and commissions and paid and unpaid offering expenses of approximately $17 million. The net proceeds from the offering were used to redeem all $950 million of the outstanding January 2013 Senior Subordinated Notes and pay related transaction fees and other expenses. The remaining net proceeds were used for general corporate purposes. As a result of the debt repayment, HD Supply, Inc. incurred a loss on extinguishment of debt of approximately $44 million. In addition, HD Supply, Inc. amended the Senior ABL Facility, to, among other changes, lower the borrowing margin by 25 basis points and extend the maturity date of the Senior ABL Facility to June 28, 2018 (or the maturity date under the Term Loan Facility, if earlier). In connection with the amendment, HD Supply, Inc. recognized an approximately $3 million loss on extinguishment of debt for the write-off of pro-rata unamortized deferred debt costs for the portion of the amendment considered an extinguishment. As of August 4, 2013, our liquidity was $946 million. (See "Liquidity and Capital Resources—External Financing" for further information.)

Net sales

        Net sales in the first six months of fiscal 2013 increased $430 million, or 11.0%, as compared to the same period in fiscal 2012.

        Each of our reportable segments experienced an increase in Net sales in the first six months of fiscal 2013 as compared to the same period in fiscal 2012. The Net sales increases were primarily due to growth initiatives at each of our businesses and, to a lesser extent, increases in market volume and recent acquisitions. Organic sales growth was 9.1% in the first six months of fiscal 2013 as compared to the same period in fiscal 2012. Our fiscal 2012 acquisitions provided $78 million of non-organic sales growth in the first six months of fiscal 2013.

Gross profit

        Gross profit increased $142 million, or 12.7%, in the first six months of fiscal 2013 as compared to the same period in fiscal 2012.

        The increase in Gross profit, driven by our Facilities Maintenance, Waterworks, and White Cap businesses, was primarily due to sales growth from initiatives, market volume and product mix. The first six months of fiscal 2013 included a reduction to Gross profit of $12 million due to the negotiated price reduction under the amended strategic purchase agreement between Crown Bolt and The Home Depot, Inc. ("Home Depot"). While the amendment extended the agreement five years through January 31, 2020, retaining Crown Bolt as the exclusive supplier of certain products to Home Depot, it eliminated the minimum purchase requirement and additionally reduced future pricing.

        Gross profit as a percentage of Net sales ("gross margin") increased approximately 40 basis points to 29.1% as compared to 28.7% in the same period in fiscal 2012. The improvement in gross margin was driven by our Facilities Maintenance, Waterworks and White Cap businesses.

Operating expenses

        Operating expenses increased $38 million, or 3.9%, in the first six months of fiscal 2013 as compared to the same period in fiscal 2012.

        Selling, general and administrative expenses increased $84 million, or 10.4%, in the first six months of fiscal 2013 as compared to the same period in fiscal 2012. The increase is primarily as a result of increases in variable expenses due to higher sales volume and investments in growth initiatives. Depreciation and amortization expense decreased $46 million, or 27.7%, in the first six months of fiscal 2013 as compared to the same period in fiscal 2012. The decrease is primarily as a result of certain acquisition-related intangible assets, recorded in 2007 when HD Supply separated from Home Depot, becoming fully amortized during fiscal 2012.

        Operating expenses as a percentage of Net sales decreased approximately 170 basis points to 23.3% in the first six months of fiscal 2013 as compared to the same periods in fiscal 2012. The decrease was driven by the lower Depreciation and amortization expense, which resulted in an approximately 160 basis points in the first six months of fiscal 2013. Selling, general and administrative expenses as a percentage of Net sales were relatively flat, decreasing approximately 10 basis points in the first six months of fiscal 2013. The decrease was due the leverage of fixed costs through sales volume increases, primarily at Waterworks and Power Solutions. These improvements were partially offset by increases in Selling, general and administrative expenses as a percentage of Net sales at Facilities Maintenance and White Cap due to the impact of the investment in sales force additions and greenfields to support continued growth.

Operating income (loss)

        Operating income increased $104 million, or 71.2%, in the first six months of fiscal 2013 as compared to the same period in fiscal 2012. The improvement was due to higher Net sales and Gross profit and the reduction in Depreciation and amortization expense.

        Operating income as a percentage of Net sales increased approximately 210 basis points in the first six months of fiscal 2013 as compared to the same periods in fiscal 2012. The improvement was driven by the reduction in Depreciation and amortization expense and improvements in gross margins.

Interest expense

        Interest expense decreased $33 million, or 10.2%, in the first six months of fiscal 2013 as compared to the same period in fiscal 2012. The decrease in interest expense is due to a lower average interest rate on our outstanding indebtedness, partially offset by a higher average outstanding balance.

Loss on extinguishment & modification of debt

        In second quarter 2013, the Company redeemed all $950 million outstanding aggregate principal amount of the January 2013 Senior Subordinated Notes at a redemption price equal to 103% of the principal amount thereof. As a result, in second quarter 2013, the Company incurred a $44 million loss on extinguishment of debt, which includes a $29 million premium payment to redeem the January 2013 Senior Subordinated Notes and approximately $15 million to write off the unamortized deferred debt cost.

        Also in second quarter 2013, the Company amended the Senior ABL Facility to, among other changes, lower the borrowing margin by 25 basis points and extend the maturity date of the Senior ABL Facility to June 28, 2018 (or the maturity date under the Term Loan Facility, if earlier). In connection with the amendment, the Company recognized an approximately $3 million loss on extinguishment of debt for the write-off of pro-rata unamortized deferred debt costs for the portion of the amendment considered an extinguishment in accordance with ASC 470-50, Debt-Modifications and Extinguishments.

        In first quarter 2013, the Company redeemed all of the $889 million outstanding of the 13.5% Senior Subordinated Notes due the 2007 Senior Subordinated Notes at redemption price of 103.375% of the principal amount thereof. As a result, the Company incurred a $34 million loss on extinguishment of debt, which includes a $30 million premium payment to redeem the 2007 Senior Subordinated Notes and approximately $4 million to write off the unamortized deferred debt cost.

        In addition, during first quarter 2013, the Company amended the Term Loan Facility to lower the borrowing margin by 275 basis points and replace the hard call provision applicable to optional prepayment of Term Loans thereunder with a soft call option. A portion of the amendment was considered an extinguishment in accordance with ASC 470-50, resulting in a $5 million loss on extinguishment of debt, which included approximately $2 million of fees, $2 million to write off the pro-rata portion of unamortized original issue discount, and $1 million to write off the pro-rata portion of unamortized deferred debt cost. A significant portion of the amendment of the Term Loan Facility was considered a modification in accordance with ASC 470-50. As a result, the Company incurred approximately $1 million in financing fees that were expensed.

        In connection with the refinancing of the senior portion of the Company's debt structure in first quarter 2012, the Company recorded a charge of $220 million in accordance with ASC 470-50. This charge consisted of $150 million for the premium paid to the holders of the 12.0% Senior Notes dated as of August 30, 2007, as contractually required, upon early extinguishment, $46 million of unamortized deferred debt costs and $24 million to write off the remaining unamortized asset associated with Home Depot's guarantee of our payment obligations for principal and interest under the Term Loan under the 2007 Senior Secured Credit Facility that was terminated in the April 2012 Refinancing Transactions.

        For additional information on the fiscal 2013 transactions, see "Liquidity and Capital Resources—External Financing." For additional information on the fiscal 2012 transactions, see Notes to Audited Consolidated Financial Statements—Note 6—Debt" and "Notes to Unaudited Consolidated Financial Statements—Note 4—Debt."

Other (income) expense, net

        In connection with Holdings' initial public offering, approximately $20 million in related fees and expenses were incurred, including an aggregate fee of approximately $18 million paid to the Equity Sponsors to terminate our consulting agreements with them. For additional information on this transaction, see "Notes to Unaudited Consolidated Financial Statements—Note 3—Related Parties."

Provision (benefit) for income taxes

        The provision for income taxes from continuing operations in the first six months of fiscal 2013 was $55 million compared to $34 million in the first six months of fiscal 2012. The effective rate for continuing operations for the first six months of 2013 was a provision of 36.8%, reflecting the impact of increasing the U.S. valuation allowance, increasing the deferred tax liability for U.S. goodwill amortization for tax purposes, and the accrual of income taxes for foreign and certain state jurisdictions. The effective rate for continuing operations for the first six months of fiscal 2012 was a provision of 8.6%, reflecting the impact of increasing the U.S. valuation allowance, increasing the deferred tax liability for U.S. goodwill amortization for tax purposes, and the accrual of income taxes for foreign and certain state jurisdictions. The tax expense for the first six months of fiscal 2012 was partially offset by an adjustment to the Company's valuation allowance as a result of the Peachtree acquisition.

        We regularly assess the realization of our net deferred tax assets and the need for any valuation allowance. This assessment requires management to make judgments about the benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets.

Adjusted EBITDA

        Adjusted EBITDA increased $57 million, or 17.5%, in the first six months of fiscal 2013 as compared to the same period in fiscal 2012. Each of our reportable segments experienced an increase in Adjusted EBITDA in the first six months of fiscal 2013 as compared to the same period in fiscal 2012.

        The increase in Adjusted EBITDA in the first six months of fiscal 2013 was primarily due to the increases in Net sales and Gross profit. The first six months of fiscal 2013 included a reduction to Adjusted EBITDA of $12 million due to the negotiated price reduction under the amended strategic purchase agreement between Crown Bolt and Home Depot. Adjusted EBITDA as a percentage of Net sales increased approximately 50 basis points in the first six months of fiscal 2013 as compared to the same period in fiscal 2012, primarily due to gross margin improvements.

Consolidated Results of Operations—Fiscal Years 2012, 2011, 2010

				Increase (Decrease)
	Fiscal Year
				2012 vs. 2011		2011 vs. 2010
	2012	2011	2010
	(Dollars in millions)
Net sales	$8,035	$7,028	$6,449	14.3%		9.0%
Gross profit	2,320	2,014	1,841	15.2		9.4
Operating expenses:
Selling, general & administrative	1,661	1,532	1,455	8.4		5.3
Depreciation & amortization	336	327	341	2.8		(4.1)
Restructuring	—	—	8	—			*
Goodwill and other intangible asset impairment	152	—	—		*		*

Total operating expenses	2,149	1,859	1,804	15.6		3.0
Operating income (loss)	171	155	37	10.3			*
Interest expense	658	639	623	3.0		2.6
Loss on extinguishment and modification of debt	709	—	5		*		*
Other (income) expense, net	—	—	(6)	—			*

Income (loss) from continuing operations before provision (benefit) for income taxes	(1,196)	(484)	(585)		*		*
Provision (benefit) for income taxes	3	79	28		*		*

Income (loss) from continuing operations	$(1,199)	$(563)	$(613)		*		*

Non-GAAP Financial Data:
Adjusted EBITDA(1)	$683	$508	$411	34.4		23.6

*
not meaningful.

(1)
See "—Key Business Metrics" for a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented.

	% of Net sales Fiscal Year
	2012	2011	2010
Net sales	100.0%	100.0%	100.0%
Gross profit	28.9	28.7	28.5
Operating expenses:
Selling, general & administrative	20.7	21.8	22.6
Depreciation & amortization	4.2	4.7	5.2
Restructuring	—	—	0.1
Goodwill & other intangible asset impairment	1.9	—	—

Total operating expenses	26.8	26.5	27.9
Operating income (loss)	2.1	2.2	0.6
Interest expense	8.2	9.1	9.7
Loss on extinguishment and modification of debt	8.8	—	*
Other (income) expense, net	—	—	*

Income (loss) from continuing operations before provision (benefit) for income taxes	(14.9)	(6.9)	(9.1)
Provision (benefit) for income taxes	*	1.1	0.4

Income (loss) from continuing operations	(14.9)	(8.0)	(9.5)

Non-GAAP Financial Data:
Adjusted EBITDA	8.5	7.2	6.4

*
not meaningful.

Fiscal 2012 Compared to Fiscal 2011

Highlights

        Net sales in fiscal 2012 increased $1,007 million, or 14.3%, compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Net sales increased $859 million, or 12.2%, as compared to fiscal 2011. All of our business units realized increases in Net sales, led by Facilities Maintenance, Waterworks, Power Solutions and White Cap. Operating income increased $16 million, or 10.3%, during fiscal 2012 as compared to fiscal 2011, negatively impacted by the goodwill and other intangible asset impairment and positively impacted by the 53rd week in fiscal 2012. Excluding the impairment and the 53rd week, Operating income increased $154 million, or 99.4%, during fiscal 2012 as compared to fiscal 2011. Adjusted EBITDA increased by $175 million, or 34.4%, in fiscal 2012 as compared to fiscal 2011. In addition, on a 52-week basis, Adjusted EBITDA grew $161 million, or 31.7%, in fiscal 2012 as compared to fiscal 2011. This growth was driven by our sales initiatives, continued focus on margin expansion and cost control, geographic and product line expansions through acquisitions and greenfields, and improvements in the markets we serve.

        During fiscal 2012, Crown Bolt and Home Depot agreed to an amendment and five-year extension of the strategic purchase agreement, which eliminated the minimum purchase requirement beginning with fiscal 2013, but retains Crown Bolt as the exclusive supplier of products purchased by Home Depot from Crown Bolt through January 31, 2020. In addition, we refinanced all of our outstanding indebtedness, extending our closest principal maturity from 2015 to 2017 and lowered our future cash interest payments. We maintain strong liquidity with $981 million available as of February 3, 2013.

Net sales

        Net sales increased $1,007 million, or 14.3%, to $8,035 million during fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Net sales increased $859 million, or 12.2%, as compared to fiscal 2011.

        For the full year and on a 52-week basis, each of our business units experienced an increase in Net sales during fiscal 2012 as compared to fiscal 2011. The Net sales increases were primarily due to sales initiatives at each of our business units and, to a lesser extent, increases in market volume and acquisitions. Organic sales growth on a 52-week basis was 11.4% for fiscal 2012 as compared to fiscal 2011.

Gross profit

        Gross profit increased $306 million, or 15.2%, to $2,320 million during fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Gross profit increased $264 million, or 13.1%, as compared to fiscal 2011.

        An increase in gross profit in fiscal 2012 was experienced across all of our business units, driven by Facilities Maintenance, Waterworks, Power Solutions and White Cap.

        Gross profit as a percentage of Net sales ("gross margin") increased approximately 20 basis points to 28.9% in fiscal 2012 from 28.7% in fiscal 2011. The improvement was driven by Facilities Maintenance and White Cap.

Operating expenses

        Operating expenses increased $290 million, or 15.6%, to $2,149 million during fiscal 2012 as compared to fiscal 2011. Excluding the $152 million goodwill and other intangible asset impairment, operating expenses increased $138 million, or 7.4%, during fiscal 2012 as compared to fiscal 2011.

        Selling, general and administrative expenses increased $129 million, or 8.4%, in fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week, Selling, general and administrative expenses increased $101 million, or 6.6%, in fiscal 2012 as compared to fiscal 2011. This was primarily a result of an increase in variable expenses due to higher sales volumes and investment in sales initiatives. Depreciation and amortization expense increased by $9 million, or 2.8%, in fiscal 2012 as compared to fiscal 2011. The increase was due to investment in property and equipment.

        Operating expenses as a percentage of Net sales increased approximately 30 basis points to 26.8% in fiscal 2012 as compared to fiscal 2011, primarily due to the goodwill and other intangible asset impairment charge. Excluding the impairment charge, Operating expenses as a percentage of Net sales decreased approximately 160 basis points to 24.9% in fiscal 2012 as compared to fiscal 2011. The improvement reflects the leverage of fixed costs through sales volume increases primarily at White Cap and Waterworks, and, to a lesser extent, Facilities Maintenance.

Operating income (loss)

        Operating income increased $16 million, or 10.3%, during fiscal 2012 as compared to fiscal 2011, negatively impacted by the goodwill and other intangible asset impairment and positively impacted by the 53rd week in fiscal 2012. Excluding the impairment and the 53rd week, Operating income increased $154 million, or 99.4%, during fiscal 2012 as compared to fiscal 2011. The improvement was due to the increase in Net sales and Gross profit and control over the growth in Operating expenses.

        Operating income as a percentage of Net sales decreased approximately 10 basis points in fiscal 2012 as compared to fiscal 2011, impacted negatively by the goodwill and other intangible asset impairment charge. Excluding the impairment charge, Operating income as a percentage of Net sales increased approximately 180 basis points to 4.0% in fiscal 2012 as compared to fiscal 2011, driven by Facilities Maintenance, Waterworks, Power Solutions and White Cap.

Interest expense

        Interest expense increased $19 million, or 3.0%, during fiscal 2012 as compared to fiscal 2011. The increase was primarily due to the additional interest expense paid as a result of the shortened call period on the early extinguishment of the 12.0% Senior Notes and an increase in outstanding borrowings, partially offset by lower amortization of deferred debt costs, only one fiscal quarter of amortization of the intangible asset value assigned to Home Depot's guarantee of the Company's payment obligations for principal and interest under the 2007 Term Loan under the 2007 Senior Secured Credit Facility ("THD Guarantee") in fiscal 2012, and a reduction in effective interest rates from our refinancing activity.

Loss on extinguishment and modification of debt

        During fiscal 2012, the Company's debt refinancing and redemption activities resulted in charges of $709 million recorded in accordance with GAAP (ASC 470-50, Debt-Modifications and Extinguishments).

        In connection with the refinancing of most of the Company's debt instruments in the first quarter of fiscal 2012, the Company recorded a charge of $220 million, which consisted of $150 million for the premium paid to the holders of 12.0% Senior Notes, as contractually required, upon early extinguishment, a $46 million write-off of unamortized deferred debt costs and $24 million to write off the remaining unamortized value associated with the THD Guarantee that was terminated in the refinancing.

        In connection with the partial redemption of the 2007 Senior Subordinated Notes in the fourth quarter of fiscal 2012, the Company recorded a charge of $37 million, which included a $31 million premium payment to redeem the 2007 Senior Subordinated Notes and $5 million to write off the pro-rata portion of the unamortized deferred debt costs.

        In connection with the repurchase of the April 2012 Senior Unsecured Notes in the fourth quarter of fiscal 2012, the Company recorded a charge of $452 million, which consisted of a $422 million make-whole premium payment, a $28 million write-off of unamortized original issue discount, and $2 million write-off of unamortized deferred debt costs.

Provision (benefit) for income taxes

        The provision for income taxes from continuing operations in fiscal 2012 was $3 million compared to $79 million in fiscal 2011. The effective rate for continuing operations for fiscal 2012 was an expense of 0.2%, reflecting the impact of a $442 million increase in the U.S. valuation allowance on deferred tax assets driven by the uncertainty regarding our ability to utilize the NOL for fiscal 2012. The U.S. valuation allowance for fiscal 2012 includes an increase of $44 million related to deferred tax liabilities generated by indefinite life intangibles. The deferred tax liability associated with indefinite life intangibles is not available as a source of taxable income to support the realization of deferred tax assets created by other deductible temporary timing differences. The fiscal 2012 effective tax rate was also impacted by a reduction in deferred tax liabilities of $39 million related to the goodwill impairment for book purposes. The fiscal 2012 goodwill impairment created a deferred tax asset which reduced the fiscal 2012 tax expense by decreasing the deferred tax liability associated with indefinite life intangibles which prior to the impairment could not serve as a source of taxable income.

        In addition, the tax expense for fiscal 2012 was also reduced by an adjustment to the Company's valuation allowance as a result of the acquisition of additional deferred tax liabilities in conjunction with the Peachtree acquisition. The Company recorded a $6 million reduction in income tax expense associated with an adjustment to the Company's valuation allowance as a result of the Peachtree acquisition. The impact to the Company's income tax rate of acquiring Peachtree's net deferred tax liability is recorded in the Company's financial statements outside of Peachtree's purchase accounting. Peachtree's net deferred tax liability of $6 million recorded in purchase accounting is available to the Company as a source of future taxable income to support the realization of the Company's deferred tax assets which results in lowering the Company's valuation allowance and income tax expense by such amount.

        The effective rate for continuing operations for fiscal 2011 was an expense of 16.4%, reflecting the impact of a $259 million increase in the U.S. valuation allowance on deferred tax assets driven by the uncertainty regarding our ability to utilize the NOL for fiscal 2011. The U.S. valuation allowance for fiscal 2011 includes an increase of $58 million related to deferred tax liabilities generated by indefinite lived intangibles. The deferred tax liability associated with indefinite life intangibles is not available as a source of taxable income to support the realization of deferred tax assets created by other deductible temporary timing differences.

        We regularly assess the realization of our net deferred tax assets and the need for any valuation allowance. This assessment requires management to make judgments as to the recoverability of the deferred tax assets and if it is determined that it is "more likely than not" that the benefits will not be realized, valuation allowances are recognized. In evaluating whether it is "more likely than not" that the Company would recover these deferred tax assets, future taxable income, the reversal of existing temporary differences, and tax planning strategies are considered.

Adjusted EBITDA

        Adjusted EBITDA increased by $175 million, or 34.4%, in fiscal 2012 as compared to fiscal 2011. On a 52-week basis, Adjusted EBITDA increased $161 million, or 31.7%, as compared to fiscal 2011.

        The increase in Adjusted EBITDA in fiscal 2012 is primarily due to the increases in Net sales and Gross profit. Adjusted EBITDA as a percentage of Net sales increased approximately 130 basis points to 8.5% in fiscal 2012 as compared to fiscal 2011, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Fiscal 2011 Compared to Fiscal 2010

Highlights

        Net sales in fiscal 2011 increased $579 million, or 9.0%, compared to fiscal 2010. The increase was driven by Facilities Maintenance, Waterworks, Power Solutions and White Cap. Despite continued weakness in the economy, during fiscal 2011, our sales initiatives, continued focus on margin expansion and cost control resulted in an increase in our Operating income of $118 million and our Adjusted EBITDA of $97 million, or 23.6%, as compared to fiscal 2010. In addition, we continued to maintain strong liquidity, with $1.2 billion available as of January 29, 2012.

Net sales

        Net sales increased $579 million, or 9.0%, to $7,028 million during fiscal 2011 as compared to fiscal 2010.

        Net sales were positively impacted by sales initiatives, improvements in the energy market, and commodity prices. The increase was led by Facilities Maintenance with an increase of $188 million, or 11.2%, in fiscal 2011 as compared to fiscal 2010.

Gross profit

        Gross profit increased $173 million, or 9.4%, to $2,014 million during fiscal 2011 as compared to fiscal 2010.

        The improvements in gross profit were primarily due to increased sales volumes across most of our business units. Gross margin increased approximately 20 basis points to 28.7% in fiscal 2011 from 28.5% in fiscal 2010, primarily as a result of product mix.

Operating expenses

        Operating expenses increased $55 million, or 3.0%, to $1,859 million during fiscal 2011 as compared to fiscal 2010.

        Selling, general and administrative expenses increased at our four largest business units during fiscal 2011 as compared to fiscal 2010, primarily as a result of increases in variable expenses due to sales volume increases and, to a lesser extent, an increase in employee benefits related to the restoration of the Company's match on the 401(k) defined contribution plan. Selling, general and administrative expenses as a percentage of Net sales declined approximately 80 basis points to 21.8% in fiscal 2011 as compared to fiscal 2010, through the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

        Depreciation and amortization expense declined primarily due to lower capital expenditures in recent years. During fiscal 2010, we recorded $8 million of restructuring charges under the fiscal 2009 restructuring plan.

Operating income (loss)

        Operating income of $155 million increased $118 million during fiscal 2011 as compared to fiscal 2010, as a result of the improvement in Net sales and Gross profit and control over growth in Operating expenses. Operating income as a percentage of Net sales increased approximately 160 basis points in fiscal 2011 as compared to fiscal 2010. The improvement was driven by White Cap and Facilities Maintenance.

Interest expense

        Interest expense associated with interest-bearing debt was higher in fiscal 2011 as compared to fiscal 2010. The increase was due to an increase in the principal of the 2007 Senior Subordinated Notes due to the paid-in-kind interest capitalization, partially offset by a decline in average debt balances on the 2007 ABL Credit Facility and the existing cash flow revolving credit facility as compared to fiscal 2010. Interest expense in fiscal 2011 was also positively impacted by a reduction in interest rates on our variable rate debt as compared to fiscal 2010.

Loss on extinguishment and modification of debt

        In connection with the amendment of the Company's debt agreements in fiscal 2010, we prepaid $30 million aggregate principal of the 2007 Term Loan. As a result of this extinguishment, we wrote-off the unamortized pro-rata portion of the THD Guarantee and the unamortized pro-rata portion of the deferred debt costs, resulting in a charge of $2 million. In addition, in connection with the amendment of our debt agreements in fiscal 2010, we incurred $3 million of financing fees.

Other (income) expense, net

        During fiscal 2010, we recognized a $6 million gain related to the valuation of our interest rate swaps.

Provision (benefit) for income taxes

        The provision (benefit) for income taxes from continuing operations increased to a $79 million provision in fiscal 2011 from a $28 million provision in fiscal 2010. The effective rate for continuing operations for fiscal 2011 was an expense of 16.4%, reflecting the impact of a $259 million increase in the U.S. valuation allowance on deferred tax assets. The U.S. valuation allowance for fiscal 2011 included an increase of $58 million related to deferred tax liabilities generated by indefinite lived intangibles. The deferred tax liability associated with indefinite life intangibles is not available as a source of taxable income to support the realization of deferred tax assets created by other deductible temporary timing differences. The effective rate for continuing operations for fiscal 2010 was an expense of 4.8% driven by the impact of a $228 million increase in the valuation allowance on deferred tax assets.

Adjusted EBITDA

        Adjusted EBITDA increased $97 million, or 23.6%, in fiscal 2011 as compared to fiscal 2010. The increase in Adjusted EBITDA is primarily due to the increases in Net sales and Gross profit. Adjusted EBITDA as a percentage of Net sales increased approximately 80 basis points to 7.2% in fiscal 2011, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Results of Operations by Reportable Segment

Facilities Maintenance

	Six Months Ended
	August 4, 2013	July 29, 2012	Increase (Decrease)
	(Dollars in millions)
Net sales	$1,199	$1,068	12.3%
Operating income	$163	$137	19.0%
% of Net sales	13.6%	12.8%	80bps
Depreciation and amortization	62	57	8.8%

Adjusted EBITDA	$225	$194	16.0%
% of Net sales	18.8%	18.2%	60bps

	Fiscal Year			Increase (Decrease)
	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
	(Dollars in millions)
Net sales	$2,182	$1,870	$1,682	16.7%	11.2%
Operating income (loss)	$271	$213	$179	27.2%	19.0%
% of Net sales	12.4%	11.4%	10.6%	100bps	80bps
Depreciation and amortization	118	105	103	12.4%	1.9%

Adjusted EBITDA	$389	$318	$282	22.3%	12.8%
% of Net sales	17.8%	17.0%	16.8%	80bps	20bps

Six Months Ended August 4, 2013 Compared to Six Months Ended July 29, 2012

Net Sales

        Net sales increased $131 million, or 12.3%, in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

        New growth initiatives contributed approximately $66 million of the year-over-year increase. These growth initiatives consist of investments in sales personnel, products and technology, aligned with our customers' multifamily, hospitality, and healthcare industries. The acquisition of Peachtree in June 2012 contributed approximately $30 million of non-organic Net sales. Organic sales growth was 9.5% in the first six months of 2013 as compared to the same period in fiscal 2012.

Adjusted EBITDA

        Adjusted EBITDA increased $31 million, or 16.0%, in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

        The increase was due to new growth initiatives and the Peachtree acquisition. This increase was partially offset by increased Selling, general and administrative expense related to the hiring of additional associates to support the expanding business and drive future growth, and by other variable expenses driven by the volume increase.

        Adjusted EBITDA as a percentage of Net sales increased approximately 60 basis points in the first six months of fiscal 2013 as compared to the same period of fiscal 2012. The improvement in the first six months of fiscal 2013 included gross margin expansions of approximately 90 basis points, which were partially offset by an increase in Selling, general and administrative expenses as a percentage of Net sales due to the impact of the investment in sales force additions and the Peachtree acquisition.

Fiscal 2012 Compared to Fiscal 2011

Net sales

        Net sales increased $312 million, or 16.7%, during fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Net sales increased $271 million, or 14.5%, as compared to fiscal 2011.

        New sales initiatives contributed approximately $110 million of the year-over-year increase. These sales initiatives consist of investments in sales personnel, products and technology, aligned with our customers' multifamily, hospitality, and healthcare industries. Net sales were also positively impacted by improving market conditions in the multifamily and hospitality markets and approximately $40 million from the Peachtree acquisition in June 2012. Organic sales growth on a 52-week basis was 12.4% in fiscal 2012 as compared to fiscal 2011.

Adjusted EBITDA

        Adjusted EBITDA increased $71 million, or 22.3%, during fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Adjusted EBITDA increased $63 million, or 19.8%, as compared to fiscal 2011.

        The increase was due to sales volume, new sales initiatives, and the Peachtree acquisition. This increase was partially offset by increased Selling, general and administrative expense related to the hiring of additional associates to support the expanding business and drive future growth.

        Adjusted EBITDA as a percentage of Net sales increased approximately 80 basis points to 17.8% in fiscal 2012 as compared to fiscal 2011. The increase was due to expansion of gross margins of approximately 50 basis points and the leverage of fixed costs through sales volume increases of approximately 20 basis points, including the impact of the investment in sales force additions.

Fiscal 2011 Compared to Fiscal 2010

Net sales

        Net sales increased $188 million, or 11.2%, to $1,870 million during fiscal 2011 as compared to fiscal 2010.

        New sales initiatives, primarily in the multifamily, hospitality, and healthcare markets, contributed approximately $120 million of the year-over-year increase. In addition, Net sales were positively impacted by favorable market conditions in the multifamily and hospitality markets.

Adjusted EBITDA

        Adjusted EBITDA increased $36 million, or 12.8%, during fiscal 2011 as compared to fiscal 2010.

        The increase was due to volume increases and new sales initiatives, partially offset by increased Selling, general and administrative expense, primarily $31 million of personnel costs related to increasing sales volume and new initiatives. Also, contributing to the increased Selling, general and administrative expenses were increased average fuel prices and the reinstatement of the Company's 401(k) match.

        Adjusted EBITDA as a percentage of Net sales increased approximately 20 basis points to 17.0% in fiscal 2011 as compared to fiscal 2010, primarily due to the leverage of fixed costs through sales volume increases, partially offset by the investment in new sales initiatives.

Waterworks

	Six Months Ended
	August 4, 2013	July 29, 2012	Increase (Decrease)
	(Dollars in millions)
Net sales	$1,124	$988	13.8%
Operating income	$81	$15	*
% of Net sales	7.2%	1.5%	570bps
Depreciation and amortization	7	52	(86.5)%

Adjusted EBITDA	$88	$67	31.3%
% of Net sales	7.8%	6.8%	100bps

*
not meaningful

	Fiscal Year			Increase (Decrease)
	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
	(Dollars in millions)
Net sales	$2,028	$1,772	$1,659	14.4%	6.8%
Operating income (loss)	$31	$12	$(6)	158.3%	*
% of Net sales	1.5%	0.7%	(0.4)%	80bps	110bps
Depreciation and amortization	106	100	99	6.0%	1.0%
Restructuring	—	—	1	—	*

Adjusted EBITDA	$137	$112	$94	22.3%	19.1%
% of Net sales	6.8%	6.3%	5.7%	50bps	60bps

*
not meaningful.

Six Months Ended August 4, 2013 Compared to Six Months Ended July 29, 2012

Net Sales

        Net sales increased $136 million, or 13.8%, in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

        Growth initiatives, including fusible plastics, storm drainage, treatment plant initiatives, and greenfields, contributed approximately $88 million of the year-over-year increase in the first six months of fiscal 2013. Net sales were negatively affected by decreases in prices due to commodity price deflation, primarily PVC and ductile iron products. The December 2012 acquisition of Water Products contributed Net sales of approximately $48 million in the first six months of fiscal 2013. Organic sales growth was 8.9% in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

Adjusted EBITDA

        Adjusted EBITDA increased $21 million, or 31.3%, in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

        The increase in was due to new growth initiatives and, to a lesser extent, the Water Products acquisition, partially offset by increased Selling, general and administrative expense, primarily personnel and variable costs due to the increased volume.

        Adjusted EBITDA as a percentage of Net sales increased approximately 100 basis points in the first six months of fiscal 2013 as compared to the same period of fiscal 2012. The improvement was due to the expansion of gross margins and a decline in Selling, general and administrative expense as a percentage of Net sales. The period included gross margin expansions of approximately 50 basis points primarily driven by growth initiatives, product sourcing and the Water Products acquisition. Selling, general and administrative expense as a percentage of Net sales declined approximately 50 basis points, primarily due to the leverage of fixed costs through sales volume increases.

Fiscal 2012 Compared to Fiscal 2011

Net sales

        Net sales increased $256 million, or 14.4%, in fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Net sales increased $220 million, or 12.4%, as compared to fiscal 2011.

        Sales initiatives, including meter automation, storm drainage, and greenfields, contributed approximately $124 million of the year-over-year increase. Net sales increased approximately $52 million as a result of increases in prices due to commodity price inflation, primarily PVC and ductile iron products. The fiscal 2012 acquisition of Water Products and the fiscal 2011 acquisition of RAMSCO added a combined $23 million of non-organic Net sales in fiscal 2012. Organic sales growth on a 52-week basis was 11.2% in fiscal 2012 as compared to fiscal 2011. In addition, Waterworks was also positively impacted by the gradual improvement in the residential housing market.

Adjusted EBITDA

        Adjusted EBITDA increased $25 million, or 22.3%, during fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Adjusted EBITDA increased $23 million, or 20.5%, as compared to fiscal 2011.

        The increase was due to volume increases and new sales initiatives, partially offset by increased Selling, general and administrative expense, primarily personnel costs due to the increased volume.

        Adjusted EBITDA as a percentage of Net sales increased approximately 50 basis points in fiscal 2012 as compared to fiscal 2011. Selling, general and administrative expense as a percentage of Net sales declined approximately 110 basis points primarily due to the leverage of fixed costs through sales volume increases, efforts to control variable expenses and product mix. This improvement was partially offset by an approximately 60 basis point compression of gross margins due primarily to fluctuating commodity prices.

Fiscal 2011 Compared to Fiscal 2010

Net sales

        Net sales increased $113 million, or 6.8%, to $1,772 million during fiscal 2011 as compared to fiscal 2010.

        Increases in prices due to commodity price inflation, primarily PVC, contributed approximately $82 million of the year-over-year increase. In addition, the fiscal 2011 acquisition of RAMSCO contributed $30 million to the Net sales increase. Organic sales growth in fiscal 2011 was 5.0%.

Adjusted EBITDA

        Adjusted EBITDA increased $18 million, or 19.1%, during fiscal 2011 as compared to fiscal 2010.

        The increase was driven by volume increases and positive impacts from fluctuating commodity prices. The positive impacts were partially offset by higher Selling, general and administrative costs, primarily due to variable compensation as a result of higher sales volumes.

        Adjusted EBITDA as a percentage of Net sales increased approximately 60 basis points in fiscal 2011 as compared to fiscal 2010. The increase was driven primarily by the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Power Solutions

	Six Months Ended
	August 4, 2013	July 29, 2012	Increase (Decrease)
	(Dollars in millions)
Net sales	$918	$855	7.4%
Operating income	$24	$22	9.1%
% of Net sales	2.6%	2.6%	—
Depreciation and amortization	12	12	—

Adjusted EBITDA	$36	$34	5.9%
% of Net sales	3.9%	4.0%	(10)bps

	Fiscal Year			Increase (Decrease)
	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
	(Dollars in millions)
Net sales	$1,787	$1,625	$1,462	10.0%	11.1%
Operating income (loss)	$47	$25	$25	88.0%	—
% of Net sales	2.6%	1.5%	1.7%	110bps	(20)bps
Depreciation and amortization	25	25	24	—	4.2%

Adjusted EBITDA	$72	$50	$49	44.0%	2.0%
% of Net sales	4.0%	3.1%	3.4%	90bps	(30)bps

Six Months Ended August 4, 2013 Compared to Six Months Ended July 29, 2012

Net Sales

        Net sales increased $63 million, or 7.4%, in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

        The increase in Net sales was attributable to increasing sales volume with our utilities customers, primarily driven by increases in transmission projects and product and service expansion.

Adjusted EBITDA

        Adjusted EBITDA increased $2 million, or 5.9%, in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

        The increase in Adjusted EBITDA was primarily due to volume increases in Net sales and the leverage of fixed costs through sales volume increases and efforts to control expenses.

        Adjusted EBITDA as a percentage of Net sales remained relatively flat decreasing approximately 10 basis points to 3.9% in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

Fiscal 2012 Compared to Fiscal 2011

Net sales

        Net sales increased $162 million, or 10.0%, in fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Net sales increased $127 million, or 7.8%, as compared to fiscal 2011.

        Approximately $145 million of the year-over-year increase is attributable to increasing sales volume with our utilities customers. Net sales were also positively impacted in fiscal 2012 by volume increases with our construction and industrial customers.

Adjusted EBITDA

        Adjusted EBITDA increased $22 million, or 44.0%, during fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Adjusted EBITDA increased $20 million, or 40.0%, as compared to fiscal 2011.

        The Adjusted EBITDA increase was driven by increasing sales and leverage of fixed costs through sales volume increases. Adjusted EBITDA as a percentage of Net sales increased approximately 90 basis points in fiscal 2012 as compared to fiscal 2011. Selling, general and administrative expense as a percentage of Net sales declined approximately 90 basis points, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Fiscal 2011 Compared to Fiscal 2010

Net sales

        Net sales increased $163 million, or 11.1%, to $1,625 million during fiscal 2011 as compared to fiscal 2010.

        Approximately $115 million of the year-over-year increase is attributable to increasing sales volume with our utilities customers. Net sales growth was primarily due to sales initiatives, increased transmission and substation projects, and increases in prices due to commodity price inflation, primarily copper and steel.

Adjusted EBITDA

        Adjusted EBITDA increased $1 million, or 2.0%, during fiscal 2011 as compared to fiscal 2010. The Adjusted EBITDA increase is driven by sales volume increases offset by margin compression.

        Adjusted EBITDA as a percentage of Net sales decreased approximately 30 basis points in fiscal 2011 as compared to fiscal 2010. The decrease was driven by an approximately 70 basis point compression of gross margins, partially offset by the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

White Cap

	Six Months Ended
	August 4, 2013	July 29, 2012	Increase (Decrease)
	(Dollars in millions)
Net sales	$646	$573	12.7%
Operating income	$20	$10	100.0%
% of Net sales	3.1%	1.7%	140bps
Depreciation and amortization	18	16	12.5%

Adjusted EBITDA	$38	$26	46.2%
% of Net sales	5.9%	4.5%	140bps

	Fiscal Year			Increase (Decrease)
	2012	2011	2010	2012 vs. 2011		2011 vs. 2010
	(Dollars in millions)
Net sales	$1,178	$981	$852	20.1%		15.1%
Operating income (loss)	$24	$(16)	$(54)		*	70.4%
% of Net sales	2.0%	(1.6)%	(6.3)%	360bps		470bps
Depreciation and amortization	32	33	39	(3.0)%		(15.4)%
Restructuring	—	—	5	—		*

Adjusted EBITDA	$56	$17	$(10)		*	*
% of Net sales	4.8%	1.7%	(1.2)%	310bps		290bps

*
not meaningful.

Six Months Ended August 4, 2013 Compared to Six Months Ended July 29, 2012

Net Sales

        Net sales increased $73 million, or 12.7%, in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

        Growth initiatives contributed approximately $50 million of the year-over-year increase in the first six months of fiscal 2013, of which approximately half was driven by our Managed Sales Approach ("MSA"), with the remainder driven by category management, direct marketing and greenfield initiatives. In addition, Net sales were positively impacted by the gradual improvement in the residential housing market.

Adjusted EBITDA

        Adjusted EBITDA increased $12 million, or 46.2%, in the first six months of fiscal 2013 as compared to the same period of fiscal 2012.

        The increase in Adjusted EBITDA was primarily driven by growth initiatives, market volume, and product mix. This increase was partially offset by increased Selling, general and administrative expense related to the hiring of additional associates to support the expanding business and drive future growth.

        Adjusted EBITDA as a percentage of Net sales increased approximately 140 basis points in the first six months of fiscal 2013 as compared to the same period of fiscal 2012. The increase was primarily due to gross margin improvements of approximately 180 basis points, driven by sourcing initiatives and product mix. This improvement was partially offset by an increase in Selling, general and administrative expenses as a percentage of Net sales due to the impact of the investment in sales force additions and greenfields to support continued growth in our business.

Fiscal 2012 Compared to Fiscal 2011

Net Sales

        Net sales increased $197 million, or 20.1%, during fiscal 2012 as compared to fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Net sales increased $176 million, or 17.9%, as compared to fiscal 2011.

        Sales initiatives contributed approximately $130 million of the year-over-year increase driven primarily through our Managed Sales Approach ("MSA"). MSA is a structured approach to drive revenue at a regional level through analysis, tools and sales management. In addition, White Cap was also positively impacted by the gradual improvement in the residential housing market.

Adjusted EBITDA

        Adjusted EBITDA increased $39 million to $56 million during fiscal 2012 as compared to $17 million in fiscal 2011. Excluding the impact of the 53rd week in fiscal 2012, Adjusted EBITDA increased $38 million as compared to fiscal 2011.

        The increase in Adjusted EBITDA was primarily driven by sales initiatives, product mix and sourcing initiatives.

        Adjusted EBITDA as a percentage of Net sales increased approximately 310 basis points to 4.8% in fiscal 2012 as compared to fiscal 2011, primarily due to an approximately 120 basis point improvement of gross margins and the leverage of fixed costs through sales volume increases. Gross margins were favorably impacted by purchase discounts and rebates achieved as a result of higher purchasing volumes.

Fiscal 2011 Compared to Fiscal 2010

Net sales

        Net sales increased $129 million, or 15.1%, to $981 million during fiscal 2011 as compared to fiscal 2010.

        Sales initiatives contributed approximately $81 million of the year-over-year increase driven primarily though our MSA and marketing initiatives. Net sales were also positively impacted by $27 million due to commodity price inflation, primarily steel.

Adjusted EBITDA

        Adjusted EBITDA improved $27 million during fiscal 2011 to $17 million compared to a loss of $10 million in fiscal 2010.

        The improvement was primarily driven by gross profit increases as a result of volume and commodity impacts, the leverage of fixed costs through sales volume increases, and efforts to control variable expenses.

        Adjusted EBITDA as a percentage of Net sales improved to 1.7% in fiscal 2011 from (1.2)% in fiscal 2010, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses and, to a lesser extent, an approximate 70 basis point improvement in gross margins.

Liquidity and Capital Resources

        Our operations are conducted almost entirely through our subsidiaries and our ability to generate cash to meet our debt service obligations or to pay dividends is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans.

Sources and uses of cash

        Our sources of funds, primarily from operations, cash on-hand, and, to the extent necessary, from readily available external financing arrangements are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the operating needs of our business for at least the next twelve months.

        On July 2, 2013, Holdings completed an initial public offering of its common stock, resulting in net proceeds of approximately $1,038 million, net of underwriters' discounts and commissions and paid and unpaid offering expenses of approximately $17 million (including the payment to the Equity Sponsors of a transaction fee of approximately $11 million). The net proceeds from Holdings' initial public offering were used to (1) redeem all $950 million of outstanding January 2013 Senior Subordinated Notes, including the payment of a $29 million premium to redeem the notes and $29 million of accrued interest through the redemption date, and (2) pay related fees and expenses, including the payment to the Equity Sponsors of an aggregate fee to terminate the consulting agreements of approximately $18 million. The remaining net proceeds were used for general corporate purposes.

        During the first six months of fiscal 2013, the Company's use of cash was primarily driven by the payment of interest on debt and net debt repayments, substantially offset by the net proceeds of Holdings' initial public offering and the receipt of cash from the sale of short-term investments of cash restricted for the extinguishment of the 2007 Senior Subordinated Notes. This net use of cash was partially offset by cash receipts from operations.

        During fiscal 2012, our sources of funds were primarily cash receipts from operations, net debt borrowings, and proceeds from the sale of IPVF. These sources of cash were offset by the costs associated with the debt refinancings, investment of cash restricted for debt repayment, payment of interest on debt, and acquisitions.

        As of August 4, 2013, our combined liquidity of approximately $946 million was comprised of $109 million in cash and cash equivalents and $837 million of additional available borrowings (excluding $51 million of borrowings on available cash balances) under our Senior ABL Facility, based on qualifying inventory and receivables.

        Information about the Company's cash flows, by category, is presented in the Consolidated Statements of Cash Flows and is summarized as follows:

Net cash provided by (used for):

	Six Months Ended
			Fiscal Year
	August 4, 2013	July 29, 2012
			2012	2011	2010
	(Dollars in millions)
Operating activities	$(577)	$(324)	$(681)	$(165)	$551
Investing activities	879	215	(800)	(6)	(45)
Financing activities	(333)	88	1,511	(10)	(755)

Working capital

        Working capital, excluding cash and cash equivalents, was $1,172 million as of August 4, 2013, increasing approximately $193 million as compared to $979 million as of July 29, 2012. The increase was primarily driven by an increase in Receivables and Inventory reflecting higher sales volumes, partially offset by an increase in Accounts Payable and a decrease in deferred tax assets.

        Working capital, excluding cash and cash equivalents, increased to $979 million as of the end of fiscal 2012 from $901 million as of the end of fiscal 2011. During March 2012, we sold our IPVF business. Excluding the disposition impact, working capital increased approximately $410 million, primarily due to an increase in receivables and inventory reflecting higher sales volumes and a decrease in accrued interest, offset by an increase in Accounts Payable and a decrease in Deferred tax assets.

        Working capital, excluding cash and cash equivalents, increased to $901 million as of the end of fiscal 2011 from $884 million as of the end of fiscal 2010. The increase was primarily driven by an increase in receivables and inventory as well as a decrease to accounts payable due to the timing of inventory purchases, substantially offset by the working capital decrease for the sale of businesses and increases in accrued interest and the current maturities of long-term debt.

Operating activities

        Cash flow from operating activities in the first six months of fiscal 2013 was a use of $577 million compared with cash used by operating activities of $324 million in the first six months of fiscal 2012. The use of cash in the first six months of fiscal 2013 was driven by the payment of $364 million of original issue discounts and PIK interest related to the extinguishment of the 2007 Senior Subordinated Notes and a portion of the Term Loans. Additionally, cash interest paid in the first six months of fiscal 2013 unrelated to extinguishments was $304 million, compared to $351 million in the first six months of fiscal 2012. Excluding the cash interest payments, including PIK interest and original issue discounts paid, in both periods, cash flow from operating activities increased $64 million in the first six months of fiscal 2013 as compared to the first six months of fiscal 2012.

        Cash flow from operating activities in fiscal 2012 was a use of $681 million compared with a use of $165 million in fiscal 2011. The use of cash in fiscal 2012 was driven by the payment of $502 million of original issue discounts and PIK interest related to the extinguishment of all of the April 2012 Senior Unsecured Notes and $930 million of the 2007 Senior Subordinated Notes. Additionally, cash interest paid in fiscal 2012 unrelated to extinguishments was $621 million compared to $356 million in fiscal 2011. Excluding the cash interest payments in both periods, cash flow from operating activities increased $251 million in fiscal 2012 as compared to fiscal 2011. The increase was primarily due to an increase in sales volumes, partially offset by an increase in working capital, excluding the impact of dispositions, to support the increasing sales volumes.

        Cash flow from operating activities in fiscal 2011 was a use of $165 million compared with cash flow provided by operating activities of $551 million in fiscal 2010. The decrease was primarily due to the timing of payments for the purchase of inventory and the receipt of an IRS refund in fiscal 2010 of $220 million.

Investing activities

        During the first six months of fiscal 2013, cash provided by investing activities was $879 million, primarily due to the proceeds of $936 million from the sale of short-term investments of cash restricted for the extinguishment of the 2007 Senior Subordinated Notes, partially offset by $64 million of capital expenditures.

        During the first six months of fiscal 2012, cash provided by investing activities was $215 million, primarily driven by $464 million of proceeds from the sale of a business, net, offset by $196 million payments for a business acquisition and $52 million in capital expenditures.

        During fiscal 2012, cash used in investing activities was $800 million, primarily driven by the net investment of $936 million of cash proceeds from debt issuances, $248 million payments for business acquisitions and $115 million in capital expenditures. These payments were partially offset by $481 million of net proceeds from the sale of businesses.

        During fiscal 2011, cash used in investing activities was $6 million, primarily driven by $115 million of capital expenditures and the $21 million acquisition of RAMSCO, partially offset by $128 million of proceeds from the sale of businesses. During fiscal 2011, capital expenditures increased $66 million as compared to fiscal 2010, driven by the purchase of open-ended vehicle leases and reflecting our commitment to invest in our business through information technology, greenfield expansion and other strategic initiatives.

        During fiscal 2010, cash used in investing activities was $45 million, primarily driven by $49 million of capital expenditures.

Financing activities

        During the first six months of fiscal 2013, cash used in financing activities was $333 million, primarily due to net debt payments of $1,340 million, including an aggregate $59 million in contractually required premiums paid to extinguish the 2007 Senior Subordinated Notes and January 2013 Senior Subordinated Notes prior to maturity, and payments of $34 million for debt issuance and modification costs. This was substantially offset by $1,040 million in net proceeds from Holdings' initial public offering of Holdings' common stock.

        During the first six months of fiscal 2012, cash provided by financing activities was $88 million, due to net debt borrowings of $161 million, offset by payments of $73 million for debt issuance costs.

        During fiscal 2012, cash provided by financing activities was $1,511 million, due to net debt borrowings of $1,641 million, which includes the financing of $603 million of contractually required premiums paid to extinguish the 12.0% Senior Notes, the 2007 Senior Subordinated Notes, and the April 2012 Senior Unsecured Notes prior to maturity, offset by payments of $132 million for debt issuance costs.

        During fiscal 2011, cash used in financing activities was $10 million, due entirely to net debt repayments.

        During fiscal 2010, cash used in financing activities was $755 million, due to net debt repayments of $722 million, including the prepayment on the 2007 Term Loan of $30 million, and $34 million in financing fees related to the amendment of our credit agreements.

External Financing

        As of August 4, 2013, we had an aggregate principal amount of $5.7 billion of outstanding debt, net of unamortized discounts of $21 million and including unamortized premiums of $19 million, and $888 million of additional available borrowings under our Senior ABL Facility (after giving effect to the borrowing base limitations and approximately $56 million in letters of credit issued and including $51 million of borrowings available on qualifying cash balances). From time to time, depending on market conditions and other factors, we may seek to repay, redeem, repurchase or otherwise acquire or refinance a portion or all of our indebtedness. We may make such repurchases in privately negotiated transactions or otherwise.

        On August 1, 2013, HD Supply, Inc. redeemed all $950 million outstanding aggregate principal amount of the January 2013 Senior Subordinated Notes at a redemption price equal to 103% of the principal amount thereof and paid accrued and unpaid interest thereon through the redemption date. As a result, in second quarter 2013, HD Supply, Inc. incurred a $44 million loss on extinguishment of debt, which included a $29 million premium payment to redeem the January 2013 Senior Subordinated Notes and approximately $15 million to write off the unamortized deferred debt cost in accordance with ASC 470-50, Debt-Modifications and Extinguishments.

        On June 28, 2013, HD Supply, Inc. amended the Senior ABL Facility to (i) reduce the applicable margin for borrowings under the Senior ABL Facility by 0.25%; (ii) reduce the commitment fee applicable thereunder by 0.125%; (iii) extend the maturity date of the Senior ABL Facility to June 28, 2018 (or, if earlier, the maturity date under the Term Loan Facility); (iv) make certain changes to the borrowing base and (v) reduce the sublimit available for letters of credit under the Senior ABL Facility from $400 million to $250 million. In connection with the amendment, HD Supply, Inc. paid approximately $2 million in financing fees which will be amortized into interest expense over the remaining term of the amended facility in accordance with ASC 470-50. A portion of the amendment was considered an extinguishment, resulting in an approximately $3 million loss on extinguishment of debt for the write-off of pro-rata unamortized deferred debt costs.

        On February 15, 2013, HD Supply, Inc. amended the Senior Term Facility to lower the borrowing margin by 275 basis points. The Term Loans (as defined below) are subject to an interest rate equal to LIBOR (subject to a floor of 1.25%) plus a borrowing margin of 3.25% or Prime plus a borrowing margin of 2.25% at HD Supply Inc.'s election. The amendment also replaced the hard call provision applicable to optional prepayment of Term Loans thereunder with a soft call option. The soft call option provides for a premium equal to 1.0% of the aggregate principal amount of Term Loans being prepaid if, on or prior to August 15, 2013, HD Supply, Inc. enters into certain repricing transactions. In connection with the amendment, HD Supply, Inc. paid approximately $30 million in financing fees, of which approximately $27 million will be amortized into interest expense over the remaining term of the amended facility in accordance with ASC 470-50. A portion of the amendment was considered an extinguishment, resulting in a $5 million loss on extinguishment of debt, which included approximately $2 million of fees, $2 million to write off the pro-rata portion of unamortized original issue discount, and $1 million to write off the pro-rata portion of unamortized deferred debt cost. The portion of the amendment considered a modification resulted in a charge of $1 million.

        On February 8, 2013, HD Supply, Inc. redeemed the remaining $889 million outstanding aggregate principal amount of 2007 Senior Subordinated Notes at a redemption price equal to 103.375% of the principal amount thereof and paid accrued and unpaid interest thereon through the redemption date. As a result, in the first quarter of fiscal 2013, HD Supply, Inc. incurred a $34 million loss on extinguishment of debt, which included a $30 million premium payment to redeem the 2007 Senior Subordinated Notes and approximately $4 million to write off the unamortized deferred debt cost.

        On February 1, 2013, HD Supply, Inc. issued the February 2013 Senior Unsecured Notes at par. As a result of the issuance, the Company incurred and paid $21 million in debt issuance costs. The net proceeds from the February 2013 Senior Unsecured Notes issuance were used to repurchase all of the outstanding April 2012 Senior Unsecured Notes, plus a $422 million make-whole premium calculated in accordance with the April 2012 Senior Unsecured Notes Indenture, plus $37 million of uncapitalized PIK interest thereon through February 1, 2013. Also on February 1, 2013, the trustee for the April 2012 Senior Unsecured Notes cancelled all of the outstanding April 2012 Senior Unsecured Notes. As a result of these transactions, the Company incurred a $452 million loss on extinguishment, which included the make-whole premium, a $28 million write-off of unamortized original issue discount, and a $2 million write-off of unamortized deferred debt costs.

        On January 16, 2013, HD Supply, Inc. issued the January 2013 Senior Subordinated Notes at par. As a result of the issuance, the Company incurred and paid $16 million in debt issuance costs. On February 8, 2013, we used the net proceeds from the January 2013 Senior Subordinated Notes issuance to redeem all of the remaining $889 million outstanding 2007 Senior Subordinated Notes at a redemption price equal to 103.375% of the principal amount thereof and paid (together with $36 million of cash on hand) accrued and unpaid interest thereon through the redemption date. As a result, in the first quarter of fiscal 2013, the Company reported a $34 million loss on extinguishment, which includes a $30 million premium payment to redeem the 2007 Senior Subordinated Notes and $4 million to write-off the unamortized deferred debt cost.

        On October 15, 2012, HD Supply, Inc. issued the October 2012 Senior Notes at par. As a result of the issuance, the Company incurred and paid $17 million in debt issuance costs. On November 8, 2012, we used the net proceeds from the October 2012 Senior Notes issuance to redeem $930 million of the outstanding 2007 Senior Subordinated Notes at a redemption price equal to 103.375% of the principal amount thereof and to pay $23 million of accrued interest. As a result, the Company incurred a $37 million loss on extinguishment, which included a $31 million premium payment to redeem the 2007 Senior Subordinated Notes prior to maturity and $5 million to write off the pro-rata portion of unamortized deferred debt costs.

Refinancing Transactions and Additional Notes

        On April 12, 2012, HD Supply, Inc. consummated the following transactions (the "Refinancing Transactions") in connection with the refinancing of the senior portion of its debt structure:

  •
  the issuance of the April 2012 First Priority Notes;

  •
  the issuance of the Second Priority Notes;

  •
  the issuance of the April 2012 Senior Unsecured Notes;

  •
  entry into the Senior Term Facility maturing in 2017 and providing for term loans in an aggregate principal amount of $1,000 million; and

  •
  entry into the Senior ABL Facility maturing in 2017 and providing for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million (subject to availability under the borrowing base).

        The proceeds of the April 2012 First Priority Notes, the Second Priority Notes, the April 2012 Senior Unsecured Notes, the Senior Term Facility and the Senior ABL Facility were used to (i) repay all amounts outstanding under the 2007 Senior Secured Credit Facility, (ii) repay all amounts outstanding under the existing ABL Credit Facility dated as of August 30, 2007, (iii) repurchase all remaining outstanding 12.0% Senior Notes and (iv) pay related fees and expenses.

        Affiliates of certain of the Equity Sponsors owned an aggregate principal amount of approximately $484 million of the 12.0% Senior Notes which they exchanged in a non-cash transaction for their investment in the April 2012 Senior Unsecured Notes.

        On August 2, 2012, HD Supply, Inc. issued the August 2012 First Priority Notes at a premium of 107.500%. At closing, the Company received approximately $317 million, net of transaction fees. The August 2012 First Priority Notes were issued under the indenture pursuant to which we previously issued $950 million aggregate principal amount of April 2012 First Priority Notes, all of which remain outstanding. The net proceeds from the sale of the August 2012 First Priority Notes were applied to reduce outstanding borrowings under the Senior ABL Facility.

        As a result of the Refinancing Transactions and the issuance of the August 2012 First Priority Notes, the Company incurred $80 million in debt issuance costs and recorded a $220 million loss on extinguishment, which included a $150 million premium payment to redeem the 12.0% Senior Notes, $46 million to write off the pro-rata portion of the unamortized deferred debt costs, and $24 million to write off the remaining unamortized Other asset associated with Home Depot's guarantee of the Company's payment obligations for principal and interest under the term loan under the 2007 Senior Secured Credit Facility that was terminated in the Refinancing Transactions.

Unamortized deferred debt costs

        In accordance with ASC 470, Debt, the Company determined that all of the redemption of 12.0% Senior Notes was an extinguishment as either the original note holders were unknown or the refinancing was considered a "substantial" change. As a result of the extinguishment, the Company wrote-off approximately $24 million in unamortized deferred financing charges associated with the 12.0% Senior Notes. Similarly, under ASC 470, approximately $834 million of the Existing ABL Credit Facility and approximately $1,169 million of the 2007 Senior Secured Credit Facility were deemed extinguishments, with the remaining portions considered modifications. As a result of the extinguishment, the Company wrote-off approximately $22 million of $42 million in unamortized deferred financing charges associated with these credit agreements.

        Long-term debt as of August 4, 2013 and February 3, 2013 consisted of the following:

	August 4, 2013		February 3, 2013
	Outstanding Principal	Interest Rate(1)	Outstanding Principal	Interest Rate(1)
	(Dollars in millions)
Senior ABL Facility due June 28, 2018(2)	$500	1.69%	$300	1.96%
Term Loans due October 12, 2017, net of unamortized discount of $21 million as of August 4, 2013 and $26 million as of February 3, 2013	969	4.50	969	7.25
First Priority Notes due April 15, 2019, including unamortized premium of $19 million as of August 4, 2013 and $21 million as of February 3, 2013	1,269	8.125	1,271	8.125
Second Priority Notes due April 15, 2020	675	11.00	675	11.00
October 2012 Senior Notes due July 15, 2020	1,000	11.50	1,000	11.50
Senior Notes due July 15, 2020	1,275	7.50	1,275	7.50
Senior Subordinated Notes due January 15, 2021	—	—	950	10.50
2007 Senior Subordinated Notes due September 1, 2015	—	—	889	13.50

Total long-term debt	$5,688		7,329
Less current installments	(10)		(899)

Long-term debt, excluding current installments	$5,678		$6,430

(1)
Represents the stated rate of interest, without including the effect of discounts and premiums.

(2)
The Senior ABL Facility will mature on June 28, 2018 (or, if earlier, the maturity date of the Senior Term Facility).

Debt covenants

        HD Supply's outstanding debt agreements contain various restrictive covenants including, but not limited to, limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. See "Description of Other Indebtedness."

Interest rate swaps

        We maintained interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At execution, our swaps committed us to pay fixed interest and receive variable interest, effectively converting $400 million of floating-rate debt to fixed rate debt. Swaps with a combined $200 million notional value matured on January 31, 2010. The remaining swaps with a combined $200 million notional value matured on January 31, 2011, the first day of fiscal 2011.

Commodity and Interest Rate Risk

Commodity risk

        We are aware of the potentially unfavorable effects inflationary pressures may create through higher asset replacement costs and related depreciation, higher interest rates and higher material costs. In addition, our operating performance is affected by price fluctuations in the commodity-based products that we purchase and sell, which contain commodities such as steel, copper, aluminum, PVC, petroleum and other commodities. We are also exposed to fluctuations in petroleum costs as we deliver a substantial portion of the products we sell by truck. We seek to minimize the effects of inflation and changing prices through economies of purchasing and inventory management resulting in cost reductions and productivity improvements as well as price increases to maintain reasonable gross margins.

        As discussed above, our results of operations were favorably or negatively impacted by fluctuating commodity prices based on our ability or inability to pass increases in the prices of certain commodity-based products to our customers. Such commodity price fluctuations have from time to time produced volatility in our financial performance and could do so in the future.

Interest rate risk related to debt

        We are subject to interest rate risk associated with our debt. While changes in interest rates impact the fair value of the fixed-rate debt, there is no impact to earnings and cash flow. Alternatively, while changes in interest rates do not affect the fair value of our variable-rate debt, they do affect future earnings and cash flows.

        Our Senior ABL Facility and our Senior Term Facility bear variable interest rates.

  •
  The Senior ABL Facility bears interest (i) in the case of U.S. dollar denominated loans, either at LIBOR or the Prime Rate, at the option of the Company, plus applicable borrowing margins and (ii) in the case of Canadian dollar denominated loans, either at the BA Rate or the Canadian Prime Rate, at the option of the Company, plus applicable borrowing margins. The borrowing margins are defined by a pricing grid, as included in the Senior ABL Facility agreement, based on average excess availability for the previous quarter.

  •
  Subsequent to the modification on February 15, 2013, the Senior Term Facility bears interest at LIBOR (subject to a floor of 1.25%) plus a borrowing margin of 3.25% or Prime plus a borrowing margin of 2.25% at the borrower's election.

        A 1% increase in interest rates on our variable-rate debt would increase our annual forecasted interest expense by approximately $15 million (based on our borrowings as of August 4, 2013 and excluding the effect of the interest rate floor on our Senior Term Facility).

Off-balance sheet arrangements

        In accordance with GAAP, operating leases for a portion of our real estate and other assets are not reflected in our Consolidated Balance Sheets.

Contractual Obligations

        The following table discloses aggregate information about our contractual obligations as of February 3, 2013 and the periods in which payments are due:

		Payments Due By Period
	Total	Fiscal 2013	Fiscal 2014 - 2015	Fiscal 2016 - 2017	Fiscal Years after 2017
	(Dollars in millions)
Long-term debt(1)	$7,334	$899	$20	$1,265	$5,150
Interest on long-term debt(2)	3,940	546	1,086	1,066	1,242
Operating leases	482	123	180	98	81
Purchase obligations(3)	684	684	—	—	—

Total contractual cash obligations(4)	$12,440	$2,252	$1,286	$2,429	$6,473

(1)
"Fiscal 2013" includes $889 million of 2007 Senior Subordinated Notes that were redeemed on February 8, 2013.

(2)
The interest on long-term debt includes the effect of the amendment to our Senior Term Facility on February 15, 2013 that reduced the applicable borrowing margins on the outstanding Term Loans. The interest on long-term debt includes payments for agent administration fees. The interest rates for the Senior ABL Facility are calculated based on the rates as of February 3, 2013. On June 28, 2013, HD Supply, Inc. amended the Senior ABL Facility to (i) reduce the applicable margin for borrowings under the Senior ABL Facility by 0.25%; (ii) reduce the commitment fee applicable thereunder by 0.125%; (iii) extend the maturity date of the Senior ABL Facility to June 28, 2018 (or, if earlier, the maturity date under the Senior Term Facility); (iv) make certain changes to the borrowing base and (v) reduce the sublimit available for letters of credit under the Senior ABL Facility from $400 million to $250 million. See "Description of Other Indebtedness—Senior Credit Facilities."

(3)
Purchase obligations include various commitments with vendors to purchase goods and services, primarily inventory. These purchase obligations are generally cancelable, but the Company has no intent to cancel.

(4)
The contractual obligations table excludes $215 million of unrecognized tax benefits due to uncertainty regarding the timing of future cash payments, if any, related to the liabilities recorded in accordance with the GAAP guidance for uncertain tax positions.

Recent Accounting Pronouncements

        Fair value measurement—In May 2011, the FASB issued ASU No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" ("ASU 2011-04"). The amendments in this ASU are intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and International Financial Reporting Standards ("IFRS"). The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The Company adopted the provisions of ASU 2011-04 on January 30, 2012. The adoption did not have an impact on the Company's financial position or results of operations.

        Comprehensive income: Presentation—In June 2011, the FASB issued ASU No. 2011-05, "Presentation of Comprehensive Income" ("ASU 2011-05"), to increase the prominence of items reported in other comprehensive income and to facilitate convergence of GAAP and IFRS. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity and requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The Company adopted the provisions of ASU 2011-05 on January 30, 2012. The adoption of ASU 2011-05 did not have an impact on the Company's financial position or results of operations.

        Comprehensive income: Reclassifications—In February 2013, the FASB issued ASU No. 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income" ("ASU 2013-02"), to supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05, which were deferred indefinitely under ASU No. 2011-12, "Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05" ("ASU 2011-12"), issued in December 2011. The amendments in ASU 2013-02 require an entity to provide additional information about significant reclassifications out of accumulated other comprehensive income by the respective line items of net income. The Company adopted the provisions of ASU 2013-02 on February 4, 2013. The adoption of ASU 2013-02 did not have an impact on the Company's financial position or results of operations.

        Goodwill impairment testing—In September 2011, the FASB issued ASU No. 2011-08, "Testing Goodwill for Impairment" ("ASU 2011-08"), which simplifies how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company adopted the provisions of ASU 2011-08 on January 30, 2012. The adoption of ASU 2011-08 did not have an impact on the Company's financial position or results of operations.

        Release of Cumulative Translation Adjustment—In March 2013, the FASB issued ASU No. 2013-05, "Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity" ("ASU 2013-05"), which resolves diversity in practice regarding the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The amendments in ASU 2013-05 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The adoption of ASU 2013-05 will not have a material impact on the Company's financial position or results of operations.

        Presentation of unrecognized tax benefits—In July 2013, the FASB issued ASU No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" ("ASU 2013-11"), which resolves diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except in certain situations, as defined in ASU 2013-11. The amendments in ASU 2013-11 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2013-11.

Critical Accounting Policies

        Our critical accounting policies include:

Revenue recognition

        We recognize revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable and collectability is reasonably assured. We ship products to customers predominantly by internal fleet and to a lesser extent by third-party carriers. Revenues, net of sales tax and allowances for returns and discounts, are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third-party carriers.

Allowance for doubtful accounts

        We evaluate the collectability of accounts receivable based on numerous factors, including past transaction history with customers, their credit worthiness and an assessment of our lien and bond rights. Initially, we estimate an allowance for doubtful accounts as a percentage of aged receivables. This estimate is periodically adjusted when we become aware of a specific customer's inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in our historical collection patterns. While we have a large customer base that is geographically dispersed, a slowdown in the markets in which we operate may result in higher than expected uncollectible accounts, and therefore, the need to revise estimates for bad debts. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, the allowance for doubtful accounts could differ significantly, resulting in either higher or lower future provisions for doubtful accounts.

Inventories

        Inventories consist primarily of finished goods and are carried at the lower of cost or market. The cost of substantially all of our inventories is determined by the moving or weighted average cost method. We evaluate our inventory value at the end of each quarter to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of historical physical inventory results, a review of potential excess and obsolete inventories based on inventory aging and anticipated future demand. Periodically, each branch's perpetual inventory records are adjusted to reflect any declines in net realizable value below inventory carrying cost. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, the saleability of our products or our relationship with certain key vendors, our inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

Consideration received from vendors

        We enter into agreements with many of our vendors providing for inventory purchase rebates ("vendor rebates") upon achievement of specified volume purchasing levels. We accrue the receipt of vendor rebates as part of our cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at each period end for vendor rebates to be received on products not yet sold. While we believe we will continue to receive consideration from vendors in fiscal 2013 and thereafter, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future.

Impairment of long-lived assets

        Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, we project undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Our judgment regarding the existence of impairment indicators are based on market and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires us to estimate future operating results and cash flows that require judgment by management. If different estimates were used, the amount and timing of asset impairments could be affected.

Goodwill

        Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with business acquisitions. Accounting Standards Codification 350, Intangibles—Goodwill and Other, requires entities to periodically assess the carrying value of goodwill by reviewing the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis, as defined by ASC 350. We assess the recoverability of goodwill in the third quarter of each fiscal year. We also use judgment in assessing whether we need to test goodwill more frequently for impairment than annually given factors such as unexpected adverse economic conditions, competition, product changes and other external events. If the carrying amount of a reporting unit that contains goodwill exceeds fair value, a possible impairment would be indicated.

        In accordance with ASU 2011-08, during fiscal 2012, we determined that it was not more likely than not that the fair value of Facilities Maintenance and White Cap was less than the carrying value for each business unit. Based on this assessment, we determined that it was not necessary to perform the two-step goodwill impairment test for these two reporting units. We bypassed this qualitative analysis for the remaining five reporting units and proceeded with the first step of the two-step goodwill impairment test. We determine the fair value of a reporting unit using a discounted cash flow ("DCF") analysis and a market comparable method, with each method being equally weighted in the calculation.

        Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company's most recent long-range forecast and, for years beyond the forecast, the Company's estimates, which are based on estimated exit multiples ranging from six to seven times the final forecasted year earnings before interest, taxes, depreciation and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units and range from 11.5% to 14.0%. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

        There was no indication of impairment in any of the Company's reporting units during the fiscal 2012, the fiscal 2011 or the fiscal 2010 annual testing and accordingly, the second step of the goodwill impairment analysis was not performed. At the time of our fiscal 2012 annual testing, the fair value of the reporting units exceeded their carrying value by the following percentages: 47% for Waterworks, 31% for Utilities, 6% for Crown Bolt, 40% for Repair & Remodel and 116% for Electrical.

        During the fourth quarter of fiscal 2012, Crown Bolt reached an agreement to amend and extend its strategic purchase agreement with Home Depot. While the amendment extends the agreement five years through fiscal 2019, it eliminates the minimum purchase requirement and adjusts future pricing. These changes resulted in a reduction of expected future cash proceeds from Home Depot. We, therefore, considered this amendment a triggering event and, as such, the Company performed an additional goodwill impairment analysis for Crown Bolt. As a result of step one of the analysis, there was an indication of impairment in the Crown Bolt reporting unit. Based on the results of step two, we recorded a non-cash, pre-tax goodwill impairment charge of $150 million during the fourth quarter of fiscal 2012. Additionally, we recorded a $2 million charge to write off an unamortized tradename as a result of the discontinued use of the tradename.

        The Company's DCF model is based on our expectation of future market conditions for each of the reporting units, as well as discount rates that would be used by market participants in an arms-length transaction. Future events could cause the Company to conclude that market conditions have declined or discount rates have increased to the extent that the Company's goodwill could be further impaired. It is not possible at this time to determine if any such future impairment charge would result.

Income Taxes

        Income taxes are determined under the liability method as required by ASC 740, Income Taxes. Income tax expense or benefit is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. This measurement is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, are not "more likely than not" to be realized. The Company recorded a valuation allowance related to its U.S. continuing operations of $72 million, $442 million, $259 million and $228 million in the first quarter of fiscal 2013, fiscal 2012, fiscal 2011 and fiscal 2010, as it believes it is "more likely than not" all of the U.S. deferred income tax assets will not be realized. In addition, the Company recorded an $8 million valuation allowance reduction, a $7 million valuation allowance reduction, and a $2 million valuation allowance increase related to its U.S. discontinued operations for fiscal 2012, fiscal 2011 and fiscal 2010, respectively.

        The Company follows the GAAP guidance for uncertain tax positions within ASC 740, Income Taxes. ASC 740 provides guidance related to the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The standard prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. Initial recognition, derecognition and measurement is based on management's judgment given the facts, circumstances and information available at the reporting date. If these judgments are not accurate then future income tax expense or benefit could be different.

Self-insurance

        We have a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers' compensation, and we are self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience.

        To the extent the projected future development of the losses resulting from environmental, workers' compensation, automobile, general and product liability claims incurred as of August 4, 2013 differs from the actual development of such losses in future periods, our insurance reserves could differ significantly, resulting in either higher or lower future insurance expense.

Management estimates

        Management believes the assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations, and in certain situations, could have a material adverse effect on our financial condition.

Stock-Based Compensation

        Our stock-based compensation expense is estimated at the grant date based on an award's fair value as calculated by the Black-Scholes option-pricing model and is recognized as expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions including expected volatility and option life. If any of the assumptions used in the Black-Scholes model changes significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly. See Note 9 to our audited consolidated financial statements.

Net Operating Loss Carryforwards

        As of August 4, 2013, we have U.S. federal NOL carryforwards of $2.4 billion ($823 million on a tax-effected basis), comprised of $1.8 billion ($636 million on a tax-effected basis) of U.S. federal NOL carryforwards at the end of fiscal 2012 and U.S. federal income tax losses of $532 million through the second quarter of fiscal 2013 ($186 million on a tax-effected basis). Such NOL carryforwards begin to expire in fiscal 2029. We also have significant state NOL carryforwards, which begin to expire in various years between fiscal 2013 and fiscal 2030. The NOL carryforwards generally will be available to us as deductions against future taxable income generated during the appropriate carryforward period. Although we have recorded a valuation allowance on certain of our deferred tax assets, which include the NOL carryforwards, our future cash tax payments could be significantly reduced by the utilization of the NOL carryforwards and could have a positive impact on our future liquidity. Any such cash tax savings are dependent upon our ability to generate taxable income in the future. There can be no assurance that we will generate taxable income in the future sufficient to utilize the NOL carryforwards in whole or in part.

        A valuation allowance is recorded for financial statement purposes when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making this determination, we considered a number of factors, and significant weight was given to the fact that we have previously incurred significant losses. As a result, we have recorded a valuation allowance on certain of our deferred tax assets, which include the NOL carryforwards. The recording of a valuation allowance on certain of our deferred tax assets does not impact the amount of the NOL carryforwards or our carryforward periods, but instead is a determination that based upon current evidence it is more likely than not that such assets will not be realized.

        Our ability to deduct the NOL carryforwards against future taxable income could be limited if we experience an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). In general, an ownership change may result from transactions (including direct or indirect sales, acquisitions or issuances of Holdings stock) increasing the aggregate ownership of certain persons (or groups of persons) in Holdings stock by more than 50 percentage points over a testing period (generally three years).

        Pursuant to rules under Section 382 of the Code and a published IRS notice, our "net unrealized built-in gain" may increase our ability to deduct our U.S. federal NOL carryforwards after an ownership change by reducing the impact of the otherwise applicable Section 382 limitation. The amount of any such net unrealized built-in gain depends in part on the value of Holdings at the time of the ownership change. Based on Holdings' current value, we believe that we currently have a significant net unrealized built-in gain. However, there can be no assurance that these rules will be applicable at the time of an ownership change or, if these rules are applicable, that Holdings' value will not have decreased (which could reduce or eliminate our net unrealized built-in gain). State limitations on the use of NOL carryforwards may differ from the U.S. federal limitations, and therefore on a state by state basis any such NOL limitation may not be affected in the same manner or to the same extent.

 BUSINESS

Our Company

        We are one of the largest industrial distributors in North America. We believe we have leading positions in the three distinct market sectors in which we specialize: Maintenance, Repair & Operations; Infrastructure & Power; and Specialty Construction. These market sectors are large and fragmented, and we believe they present opportunities for significant growth. We aspire to be the "First Choice" of customers, associates, suppliers and the communities in which we operate. This aspiration drives our relentless focus and is reflected in the customer and market centricity, speed and precision, intense teamwork, process excellence and trusted relationships that define our culture. We believe this aspiration distinguishes us from other distributors and has driven above-market growth and delivered attractive returns on invested capital.

        We serve our markets with an integrated go-to-market strategy. We operate through over 600 locations across 46 U.S. states and nine Canadian provinces. We have approximately 15,000 associates delivering localized, customer-tailored products, services and expertise. We serve approximately 500,000 customers, which include contractors, government entities, maintenance professionals, home builders and industrial businesses. Our broad range of end-to-end product lines and services include over one million SKUs of quality, name-brand and proprietary-brand products as well as value-add services supporting the entire lifecycle of a project from infrastructure and construction to maintenance, repair and operations. For the fiscal year ended February 3, 2013, or fiscal 2012, we generated $8.0 billion in Net sales, representing 14.3% growth over the fiscal year ended January 29, 2012, or fiscal 2011, or 12.2% growth excluding the 53rd week of fiscal 2012; $683 million of Adjusted EBITDA, representing 34.4% growth over fiscal 2011, or 31.7% growth excluding the 53rd week of fiscal 2012; and incurred a Net loss of $1,179 million representing an increase of 117.1% over fiscal 2011, or an increase of 119.7% excluding the 53rd week of fiscal 2012. For the six months ended August 4, 2013, we generated $4.3 billion in Net sales, representing 11.0% growth over the six months ended July 29, 2012; $382 million of Adjusted EBITDA, representing 17.5% growth over the six months ended July 29, 2012; and incurred a Net loss of $203 million, representing an improvement of 51.2% over the six months ended July 29, 2012. For a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Cash interest expense and Adjusted EBITDA."

        We believe our long-standing customer relationships and competitive advantage stem from our knowledgeable associates, extensive product and service offerings, national footprint, integrated technology, broad purchasing scale and strategic supplier relationships. We believe that our comprehensive supply chain solutions improve the effectiveness and efficiency of our customers' businesses. Our value-add services include customer training, material and product fabrication, kitting, jobsite delivery, will call pick up options, as well as onsite managed inventory, online material management and emergency response capabilities. Furthermore, we believe our product application knowledge, comprehensive product assortment, and sourcing expertise allow our customers to perform reliably and provide them the tools to enhance profitability. We reach our customers through a variety of sales channels, including professional outside and inside sales forces, call centers and branch supported direct marketing programs utilizing market-specific product catalogs, and business unit websites. Our distribution network allows us to provide rapid, reliable, on-time delivery and customer pickup throughout the U.S. and Canada. Additionally, we believe our highly integrated technology provides leading e-commerce and integrated workflow capabilities for our customers, while providing us unparalleled pricing, budgeting, reporting and analytical capabilities across our Company. We believe customers view us as an integral part of the value chain due to our extensive product knowledge, expansive product availability and the ability to directly integrate with their systems and workflows.

        Since 2007 we have undertaken significant operating and growth initiatives at all levels. We developed and are implementing a multi-year strategy to optimize our business mix. This strategy includes entering new markets and product lines, streamlining and upgrading our process and technology capabilities, acquiring new capabilities and selling non-core business units. At the same time, we attracted what we believe to be "best of the best" talent capitalizing on relevant experience, teamwork and change navigation. With this transformational execution behind us, we believe our company is well-positioned to continue to grow in excess of the markets in which we operate.

        We operate our Company through four reportable segments: Facilities Maintenance, Waterworks, Power Solutions and White Cap. The charts below summarize the breakdown of the results for our reportable segments and Corporate & Other in fiscal 2012.

(1)
Crown Bolt, CTI, Repair & Remodel and HD Supply Canada, in addition to Corporate and Eliminations, comprise "Corporate & Other."

(2)
Adjusted EBITDA is our measure of profitability for our reportable segments and Corporate & Other as presented within our audited consolidated financial statements in accordance with GAAP. See Note 14 to our audited consolidated financial statements.

        Facilities Maintenance.    Facilities Maintenance distributes MRO products, provides value-add services and fabricates custom products to customers that include multifamily, hospitality, healthcare and institutional facilities. Products include electrical and lighting items, plumbing, HVAC products, appliances, janitorial supplies, hardware, kitchen and bath cabinets, window coverings, textiles and guest amenities, healthcare maintenance and water and wastewater treatment products. Facilities Maintenance operates a distribution center-based model that sells its products primarily through a professional sales force, print catalogs and e-commerce. In fiscal 2012, Facilities Maintenance had $2.2 billion in Net sales, representing 16.7% growth over fiscal 2011, or 14.5% excluding the 53rd week of fiscal 2012, and $389 million of Adjusted EBITDA, representing 22.3% growth over fiscal 2011, or 19.8% excluding the 53rd week of fiscal 2012. In the six months ended August 4, 2013, Facilities Maintenance had $1,199 million in Net sales, representing 12.3% growth over the six months ended July 29, 2012, and $225 million of Adjusted EBITDA, representing 16.0% growth over the six months ended July 29, 2012.

        Waterworks.    Waterworks distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in the water and wastewater industries for residential and non-residential uses. Products include pipes, fittings, valves, hydrants and meters for use in the construction, maintenance and repair of water and wastewater systems as well as fire-protection systems. Waterworks has complemented its core products through additional offerings, including smart meters (AMR/AMI), HDPE pipes and specific engineered treatment plant products and services. In fiscal 2012, Waterworks had $2.0 billion in Net sales, representing 14.4% growth over fiscal 2011, or 12.4% excluding the 53rd week of fiscal 2012, and $137 million of Adjusted EBITDA, representing 22.3% growth over fiscal 2011, or 20.5% excluding the 53rd week of fiscal 2012. In the six months ended August 4, 2013, Waterworks had $1,124 million in Net sales, representing 13.8% growth over the six months ended July 29, 2012, and $88 million of Adjusted EBITDA, representing 31.3% growth over the six months ended July 29, 2012.

        Power Solutions.    Power Solutions distributes electrical transmission and distribution products, power plant MRO supplies and smart-grid products, and arranges materials management and procurement outsourcing for the power generation and distribution industries. Products include conductors such as wire and cable, transformers, overhead transmission and distribution hardware, switches, protective devices and underground distribution, connectors used in the construction or maintenance and repair of electricity transmission and substation distribution infrastructure, and electrical wire and cable, switchgear, supplies, lighting and conduit used in non-residential and residential construction. In fiscal 2012, Power Solutions had $1.8 billion in Net sales, representing 10.0% growth over fiscal 2011, or 7.8% excluding the 53rd week of fiscal 2012, and $72 million of Adjusted EBITDA, representing 44.0% growth over fiscal 2011, or 40.0% excluding the 53rd week of fiscal 2012. In the six months ended August 4, 2013, Power Solutions had $918 million in Net sales, representing 7.4% growth over the six months ended July 29, 2012, and $36 million of Adjusted EBITDA, representing 5.9% growth over the six months ended July 29, 2012.

        White Cap.    White Cap distributes specialized hardware, tools, engineered materials and safety products to non-residential and residential contractors. Products include tilt-up brace systems, forming and shoring systems, concrete chemicals, hand and power tools, rebar, ladders, safety and fall arrest equipment, specialty screws and fasteners, sealants and adhesives, drainage pipe, geo-synthetics, erosion and sediment control equipment and other engineered materials used broadly across all types of non-residential and residential construction. In fiscal 2012, White Cap had $1.2 billion in Net sales, representing 20.1% growth over fiscal 2011, or 17.9% excluding the 53rd week of fiscal 2012, and $56 million of Adjusted EBITDA, representing an increase of $39 million over fiscal 2011, or an increase of $38 million excluding the 53rd week of fiscal 2012. In the six months ended August 4, 2013, White Cap had $646 million in Net sales, representing 12.7% growth over the six months ended July 29, 2012, and $38 million of Adjusted EBITDA, representing 46.2% growth over the six months ended July 29, 2012.

        Corporate & Other.    Corporate & Other is comprised of the following business units: Crown Bolt, CTI, Repair & Remodel and HD Supply Canada. Crown Bolt is a retail distribution operator providing program and packaging solutions, sourcing, distribution, and in-store service, fasteners, builders' hardware, rope and chain and plumbing accessories, primarily serving Home Depot and other hardware stores. CTI offers turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for non-residential, residential and senior living projects. Our Repair & Remodel business unit offers light remodeling and construction supplies, kitchen and bath cabinets, windows, plumbing materials, electrical equipment and other products, primarily to small remodeling contractors and trade professionals. HD Supply Canada is an industrial distributor that primarily focuses on servicing fasteners/industrial supplies and specialty lighting markets which operates across nine provinces. Corporate & Other also includes costs related to our centralized support functions, which include finance, information technology, human resources, legal, supply chain and other support services and removes inter-segment transactions. In fiscal 2012, Corporate & Other had $860 million in net sales and $29 million of Adjusted EBITDA. In the six months ended August 4, 2013, Corporate & Other had $438 million in net sales and $(5) million of Adjusted EBITDA.

Summary of Reportable Segments

        The table below is a summary of our four reportable segments. Although our reportable segments are distinct and specialized to reflect the needs of their customers, we operate our Company with an integrated go-to-market strategy.

Overview	Catalog Based Distributor of MRO Products to Maintenance Professionals	Distributor of Water, Sewer, Storm and Fire Protection Products	Distributor of Utilities and Electrical Construction and Industrial Products	Distributor of Specialty Construction and Safety Supplies
Fiscal 2012 Net Sales	$2.2 billion	$2.0 billion	$1.8 billion	$1.2 billion
Fiscal 2012 Adjusted EBITDA(1)	$389 million	$137 million	$72 million	$56 million
Adjusted EBITDA Margin(2)	18%	7%	4%	5%
Growth(3)	20%	21%	40%	224%
Est. Market Share(4)	4%	20%	5%	6%
Est. Market Position(5)	#1 in Multifamily	#1 Nationally	#1 in Utilities	#1 Full Service Distributor Nationally
Locations	40 Distribution Centers in U.S.; 2 in Canada	238 Branches in 44 U.S. States	97 Branches in 26 U.S. States; 4 in Canada	137 Branches in 31 U.S. States
Approx. SKUs	175,000	300,000	220,000	230,000
Select Products

Electrical and Lighting Items; Plumbing; HVAC Products; Appliances; Janitorial Supplies; Hardware; Kitchen and Bath Cabinets; Window Coverings; Textiles and Guest Amenities; Healthcare Maintenance; Water and Wastewater Treatment Products

Water and Wastewater Transmission Products Including Pipe (PVC, Ductile Iron, HDPE); Fittings; Valves; Fire Protection; Metering Systems; Storm Drain; Hydrants; Fusion Machine Rental; Valve Testing and Repair

			Pole Line Hardware; Wire and Cable; Gear and Controls; Power Equipment; Fixtures and Lighting; Meters	Concrete Accessories and Chemicals; Tools; Engineered Materials and Fasteners; Safety; Erosion and Waterproofing

Value-add Services	Next Day Delivery; Customized and Fabricated Products; Renovations and Installation Services; Technical Support; Customer Training; e-Commerce Solutions

Proprietary PC-based Estimating Software; Job Management Reports; Electronic Billing; On-demand Customer Reports; Part Number Interchange; Material Management Online ("MMO"); Database Depot; Distributor Managed Inventory ("DMI")

Emergency Response Solutions; Integrated Inventory and Sourcing Solutions; IT Solutions (Virtual Warehouse, EDI, Online Ordering, Custom Online Catalog); SmartGrid; Project Services (Material Take Offs and Laydown Yards); Tool Repair

Pre-Bid Assistance; Product Submittals; Value Engineering; Change Order Support; Rentals (Tilt-Up Braces, Forming/Shoring, Equipment); Fabrication Including Detailing and Engineering; Tool Repair; Electronic Billing

Customer Examples	Residential Property Owners and Managers; Hotels and Lodging Facilities; Assisted Living Facilities; Institutions; Water and Wastewater Treatment Facilities	Professional Contractors Serving Municipalities, Non-residential and Residential Construction	Municipalities and Co-ops; Investor Owned Utilities; Non-residential, Residential and Mechanical Contractors; Industrial (Industrial Manufactures, MRO, Oil and Gas Contractors)	Professional Contractors Serving Non-residential, Residential and Industrial Construction

(1)
Adjusted EBITDA is our measure of profitability for our reportable segments as presented within our consolidated financial statements in accordance with GAAP. See Note 14 to our audited consolidated financial statements.

(2)
Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by Net sales.

(3)
Growth is equal to growth in Adjusted EBITDA over fiscal 2011 and excludes the 53rd week of fiscal 2012.

(4)
Management estimates based on market data and industry knowledge. Market share is based on our revenues relative to the estimated addressable market size.

(5)
Market position is based on our revenues relative to the estimated revenues of known competitors in addressable markets. Unless stated otherwise, market position refers to management's estimate of our market position in North America within the estimated addressable markets we serve.

Our Market Sectors

        We offer a diverse range of products and services to the Maintenance, Repair & Operations, Infrastructure & Power and Specialty Construction market sectors in the U.S. and Canada. The markets in which we operate have a high degree of customer and supplier fragmentation, with customers that typically demand a high level of service and availability of a broad set of complex products from a large number of suppliers. These market dynamics make the distributor a critical element within the value chain.

        The table below summarizes our market sectors, business units and end-markets, including our net sales by end-market.

*
Excludes HD Supply Canada.

(1)
Management estimates based on market data and industry knowledge.

(2)
Crown Bolt, Creative Touch Interiors, Repair & Remodel and HD Supply Canada, in addition to Corporate and Eliminations, comprise "Corporate & Other."

(3)
Figures do not foot due to rounding. Excludes HD Supply Canada.

Maintenance, Repair & Operations

        In the Maintenance, Repair & Operations market sector, our Facilities Maintenance, Crown Bolt and Repair & Remodel business units serve customers across multiple industries by primarily delivering supplies and services needed to maintain and upgrade multifamily, hospitality, healthcare and institutional facilities. Facilities Maintenance and Crown Bolt are distribution center based models, while Repair & Remodel operates through retail outlets primarily serving cash and carry customers. We believe demand in this market sector is driven primarily by ongoing maintenance requirements of a broad range of existing structures and traditional repair and remodeling construction activity across multiple industries. We believe Facilities Maintenance customers value speed and product availability over price. In addition, we believe that our leadership position in this sector positions us to capitalize on improving business conditions across our addressable market. For example, we expect to benefit from the relative stability of demand for MRO materials during periods of lower vacancy rates within multifamily housing and higher occupancy rates within hospitality.

Infrastructure & Power

        In the Infrastructure & Power market sector, Waterworks and Power Solutions support both established infrastructure and new projects by meeting demand for critical supplies and services used to build and maintain water systems and electrical power generation, transmission and distribution infrastructure. We believe demand in this market sector in the U.S. is driven primarily by an aging and overburdened national infrastructure, general population growth trends and the need for cost-effective energy distribution. The broad geographic presence of our business units, through a regionally organized branch distribution network, reduces our exposure to economic factors in any single region. We believe we have the potential to capitalize on a substantial backlog of deferred projects that will need to be addressed in the coming years as a result of our customers delaying much needed upgrades or repairs during the recent economic downturn as well as a recovery in the non-residential and residential construction markets.

Specialty Construction

        In the Specialty Construction market sector, White Cap and CTI serve professional contractors and trades by meeting their distinct and customized supply needs in non-residential, residential and industrial applications. We believe demand in this market sector is primarily by residential construction, non-residential construction, and industrial and repair and remodeling construction spending. White Cap is our primary business unit serving this sector through the broad national presence of its regionally organized branch distribution network. CTI serves its market through a network of branches and design centers. We believe we are well-positioned to benefit from the recovery from historical lows within the non-residential and residential construction end-markets.

Our Strengths

        We believe that we benefit significantly from the following competitive strengths:

        Collaborative results-driven culture and exacting execution driving growth.    Our culture of customer and market centricity, speed and precision, intense teamwork, process excellence and trusted relationships promotes continuous learning and drives our entire team to perform at the highest level. We believe this integrated team approach results in first-class operational execution, which has contributed to growth of our revenues at a rate in excess of the growth rate of the markets we serve. This is further manifested through the systemic sharing and implementation of best practices within and across our business units. Rather than singularly investing and recognizing returns in one business unit, we leverage investments in one business unit across all of our other business units. For example, in 2012 we began utilizing Facilities Maintenance's category management, catalog and e-commerce expertise in our White Cap business which we believe has instilled discipline in merchandising, sourcing and pricing and contributed to sales growth and improved margins.

        Leadership positions with significant scale in large, fragmented markets.    Our Facilities Maintenance, Power Solutions, Waterworks and White Cap business units are leading North American industrial distributors in each of the addressable markets they serve based on sales. We have an extensive geographic footprint across North America with over 600 locations throughout 46 U.S. states and 9 Canadian provinces. Over the last several years we have strengthened our competitive position and financial profile through strategically exiting non-core operations to focus on the business units we believe present the greatest opportunity for profitable growth. We also believe that our size as well as the fragmentation and competitive dynamics of the markets we serve make them opportunity-rich for such growth. Because our generally smaller and local competitors typically have fewer financial and operational resources than we do, we believe we are better able to:

  •
  address our customers' needs over a project's lifecycle with our extensive product knowledge and availability as well as the ability to directly integrate with their systems and workflow;

  •
  leverage local knowledge and maintain close customer relationships through our expansive branch and sales networks, while also offering the capabilities of a large organization;

  •
  attract, develop and deploy industry-leading talent, resulting in a deep pool of management, operations and sales expertise;

  •
  identify new opportunities ahead of our competition through our broad supplier and customer relationships and sales force reach; and

  •
  fund investments in product breadth and availability to support customer growth.

        Specialized business model delivering a customer-success based value proposition.    We offer our customers a breadth of products and services tailored to their specific needs. Our local presence and intimate understanding of our customers allow us to optimize our sales coverage model. We also provide differentiated, value-add services to our customers including:

  •
  superior product availability with many of our products available on a same or next day basis;

  •
  product and application expertise and technical support;

  •
  deep customer and vendor relationships with an integrated "solution sale";

  •
  co-located associates to assist with the customer's sourcing function; and

  •
  onsite product training.

        Our services and capabilities allow us to integrate with our customers and form part of their sourcing and procurement function. For example, within Waterworks and Power Solutions, our ERP systems can connect directly into our customers' internal systems, enabling our customers to streamline their product fulfillment and project execution process. We believe that the breadth of our product and service offering provides significant competitive advantages versus smaller local and regional competitors, helping us earn new business and secure repeat business.

        Strategic diversity across customers, suppliers, geographic footprint, products and end-markets.    We believe the diversity of our customers, suppliers, geographic footprint, products and markets served reduces our overall risk exposure. Our broad base of approximately 500,000 customers has low concentration with no single customer representing more than 4% of our total sales and our top 10 customers representing only approximately 8% of our total sales during fiscal 2012. We also believe that by developing relationships with a diverse set of customers, we gain significant visibility into the future needs of our marketplace. We maintain relationships with approximately 15,000 suppliers and maintain multiple suppliers for many of our products, thereby limiting the risk of product shortages. We believe this allows us to deliver a diverse product offering on a cost-effective and timely basis. Our largest supplier accounted for only 3% of our total inventory purchases in fiscal 2012. Our diverse geographic footprint of over 600 locations limits our dependence on any one region. Additionally, our product breadth enables us to meet our customers' specialized and evolving needs with a selection of over one million SKUs and a multitude of customized solutions.

        We believe that our diversity of end-market exposures is a key competitive strength, as our growth opportunities and ability to deploy resources are not constrained by any single end-market dynamic. We believe that we stand to benefit both from large end-markets that are characterized by stable long-term growth potential, as well as from end-markets that are exposed to cyclical dynamics. We expect these cyclical end-markets to recover in layered and overlapping stages at varying points in the economic cycle, as they have done in the past. For example, we believe that our largest business unit, Facilities Maintenance, will continue to provide an opportunity for consistent and substantial long-term growth, given the stability of its MRO end-markets and customer requirements. In addition, we believe our exposure to infrastructure end-markets through our Waterworks and Power Solutions business units will allow us to capitalize on recurring stable demand, as well as a projected increase in demand, due to the current age and state of underinvestment in infrastructure in the U.S. Finally, we believe our exposure to non-residential and residential construction will drive substantial growth with the continued recovery from historical cyclical troughs.

        Highly efficient and well-invested operating platform driving high returns on invested capital.    Through a series of efficiency improvements and investments in the business, we believe we have transformed our business into a highly efficient platform which is well-positioned for future growth. We believe these initiatives have reduced our earnings volatility, freed up working capital, increased our margins, and positioned us to drive operating leverage going forward. Examples of our disciplined approach to streamline our business platform include:

  •
  disposing of our non-core Lumber & Building Materials, Plumbing & HVAC, and IPVF businesses;

  •
  reengineering our business processes to eliminate the need for over 4,000 existing positions, while still maintaining our capacity to grow;

  •
  decreasing our fixed costs by more than $120 million since 2008, which has allowed us to realize significant additional operating leverage;

  •
  replacing 20 disparate HR systems with a single integrated platform;

  •
  consolidating 21 data centers into two enterprise facilities with comprehensive disaster recovery capabilities; and

  •
  implementing, upgrading and consolidating ERP suites.

        In conjunction with substantial cost reductions, we have invested over $600 million into our sales force, working capital, technology and footprint since the beginning of 2010 to grow market share and gain access to complementary markets and products. Approximately $370 million of this investment represented Selling, general and administrative expenses, much of which was associated with expanding and training our sales force. Examples of our growth investments include:

  •
  enhancing our distribution footprint by relocating 53 facilities, opening 46 greenfields and expanding 16 facilities;

  •
  hiring over 700 associates for specific targeted growth initiatives;

  •
  augmenting our e-commerce and marketing programs; and

  •
  adding in excess of 200,000 SKUs.

        Transformational management team.    HD Supply's executive management team has played a vital role in establishing our leading market share positions in each of our four main business units. Our CEO, Joseph DeAngelo, has over 25 years of global operating experience, including over 17 years in various leadership roles at GE and Home Depot, including Chief Operating Officer. The rest of our executive management team has an average of more than 11 years at HD Supply and its predecessors, and brings decades of experience from leading companies including GE, Home Depot, Sears, Ferguson Enterprises, Exxon Mobil, Kraft and Arrow Electronics. We also have highly experienced business unit and field leaders, many of whom have served their respective local markets as part of our legacy businesses for over 20 years. Consistent themes at all levels of our management are long-tenured experience, focus on team chemistry and active presence in the field, which promote effective change.

        Focusing on stringent operational and financial metrics, our management team navigated the economic downturn in 2008 and 2009 while driving operating efficiencies in the business. In addition, we have successfully executed and integrated 20 acquisitions since 2006, including Hughes Supply, and most recently Peachtree and Water Products in fiscal 2012. Our team has also divested non-core businesses, reduced fixed costs by more than $120 million since 2008 and implemented a significant

ERP system consolidation and upgrade. We believe these achievements are driven by pervasive training and our instilled culture, comprised of top performers.

        Highly integrated technology infrastructure.    While each of our business units has adopted a single technology platform tailored to its respective markets, we have an integrated IT infrastructure and a number of common technologies and centers of excellence. Our centralized infrastructure provides leading capabilities for web commerce, order and warehouse management, pricing, reporting, administrative functions and business analytics. Additionally, this gives us central access to specific customer and product profitability across the entire business, allowing us to better understand performance variances across business units. Our infrastructure provides talent management, seamless customer integration for sales, optimized receivables and inventory management, as well as highly-scalable internal processes without rework and waste. Collectively, our access to and ability to analyze real-time data provided by our integrated IT infrastructure allows us to take appropriate and swift action across our business units, which we believe differentiates us from our smaller competitors.

        Deep and strategically aligned relationships with suppliers.    We have developed extensive and long-term relationships with many of our approximately 15,000 suppliers. While we make product purchases at each business unit, we have coordinated processes designed to ensure that our product sourcing is conducted under consistent standards and volume purchasing benefits are maximized under a single HD Supply umbrella. We believe our above-market growth provides our suppliers with their own growth opportunities. This plus a history of close coordination, positions us as a preferred distributor for our key suppliers. We believe this alignment with our suppliers allows us to work with their most knowledgeable representatives to obtain the best products and terms. In addition, we believe this provides access to new products, custom training on specialized products and early awareness of upcoming projects. Further, because they enable us to source both standard and difficult-to-find products in a timely manner, our strategic supplier relationships make us the distributor of choice to many of our customers.

        Proven results.    As a result of our strengths discussed above, we have consistently achieved above-market organic growth across our four reportable segments. Organic sales growth for fiscal 2012 compared to the growth in the relevant addressable market is illustrated in the chart below.

(1)
We define the relevant addressable market as the estimated total dollars spent in markets where a reportable segment offers products. Market growth figures are management estimates of changes in total spending in the relevant addressable market derived from third-party data sources.

(2)
Segment growth based on organic sales growth (excluding acquisitions). HD Supply growth figures exclude the 53rd week of fiscal 2012.

        In addition, we have consistently achieved strong operating leverage driven by our transformational execution, lean and dynamic organization, and strategic growth initiatives. Operating leverage for fiscal 2012 is illustrated in the chart below.

(1)
Segment growth based on sales and Adjusted EBITDA growth. Both growth figures include acquisitions and exclude the 53rd week of fiscal 2012.

Our Strategy

        Our objective is to strengthen our competitive position, achieve above-market rates of profitable growth through the following key strategies:

        Be the First Choice.    Our aspiration to be the "First Choice" of customers, associates, suppliers and communities drives our strategy and defines our culture. We seek to strengthen existing customer relationships and cultivate new ones through our customer-centric approach and dedication to their success. Strong, long-term, growing customer relationships—both existing and new—are at the core of our strategy, built upon focus, reliability, and product and service excellence. We believe that our customers understand and appreciate our "First Choice" philosophy, which helps us follow our growing customers as they enter new geographies and markets.

        "First Choice" extends beyond our customer relationships and includes our associates, suppliers and the communities in which we operate. Our dedication to providing superior work environments, experiences and opportunities supports our efforts to be the "First Choice" of the most qualified and motivated associates in the industry. Similarly, we believe that we maintain excellent relationships with our suppliers and strive to be their first call when choosing a go-to-market strategy for their products. Our scale and efficiency enable us to provide our suppliers with real-time feedback on demand characteristics and move their products with speed and precision, which helps ensure that we will continue to be their "First Choice." Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs and events that foster community development both financially and through the volunteer efforts of our associates.

        Continue to invest in specific, high-return initiatives.    Over the past three years, we have invested more than $600 million into specific, targeted operating and growth initiatives driving profitability and efficient growth. We will continue to leverage these initiatives and invest in additional growth initiatives.

We expect these initiatives will help us maintain above market, profitable growth rates. Our organic growth initiatives include:

  •
  further penetrating accounts with existing customers;

  •
  leveraging existing sales channels to introduce new products and services including proprietary brands;

  •
  acquiring talent to help penetrate untapped customer niches;

  •
  accelerating sales via established e-commerce and catalog channels as well as logistics capabilities;

  •
  continuing to expand our local presence through strategic greenfields; and

  •
  developing product and sales capabilities to serve new, adjacent markets.

        Capitalize on accelerating growth across our multiple and varied end-markets.    We have made significant investments and believe we can benefit from the recovery and growth in our end-markets. For example, in the Maintenance, Repair & Operations market, we expect continued steady growth to further benefit from an increase in demand during periods of lower multifamily vacancy rates and high occupancy rates within hospitality. We have also strategically and operationally positioned ourselves to benefit from a recovery in our end-markets that are exposed to cyclical dynamics. We believe our maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets are entering a series of inflection points which will accelerate in sequential, overlapping stages throughout the economic cycle, as they have historically. Additionally, we believe many of our customers delayed required upgrades or repairs during the recent economic downturn, and there is a substantial backlog of projects to be addressed in the coming years. We believe our ample supply capacity and significant operating leverage will result in growth across our various end-markets.

        Continue to invest in attracting, retaining and developing world-class talent.    To be the "First Choice," we will maintain and expand our already-strong talent base. Our talent-focused strategy applies throughout our organization, from our most senior executive positions to the roles of each of our associates. We develop our employees through specialized training and learning tools. In addition, we deliver attractive opportunities to our associates while spreading knowledge and expertise across our entire organization through frequently redeploying top talent between business units. We believe these opportunities are superior to those offered by much of our competition, and help us develop, attract and retain world-class talent. Furthermore, our focus and culture have led to investments in a range of broader associate benefits, such as our "Be Well" program, through which our CEO has challenged each employee to achieve a specified level of physical health (as measured by body mass index and other health targets), which we track and reward across the organization.

        Continue our focus on operational excellence and speed and precision of execution.    Our gross margins have increased from 28.0% in fiscal 2009 to 28.9% in fiscal 2012 and our Selling, general and administrative expenses as a percentage of sales declined from 23.0% to 20.7% during the same time period. We emphasize sourcing, pricing discipline and working capital management across all of our business units. As a result of our discipline and ability to successfully leverage our fixed cost infrastructure, our financial performance has improved through the recent downturn. Our gross margin improvement initiatives include:

  •
  continuing the consolidation of our suppliers to aggregate total product spend and increase sourcing from low cost countries;

  •
  optimizing our inbound freight costs, physical facilities and delivery fleet; and

  •
  growing sales of proprietary-brand products, which enhance customer loyalty and typically generate higher gross margins than leading third-party brands; approximately 7% of our fiscal 2012 sales were generated by proprietary-brand products.

        Other recent initiatives that allow us to capture cost savings as we grow include continued investment in technology, further optimization of our working capital and consolidation of our back office operations. Our continued focus on operational excellence enables us to drive the speed and precision necessary to be the "First Choice."

        Attract new customers and develop new market opportunities.    We believe the comprehensive nature of our operations across a project lifecycle facilitates extensive, shared market awareness among our business leaders. We believe this widespread market insight enhances our customer relationships as it allows us to partner with customers in understanding their specific needs and providing quality products and services. We intend to capitalize on our market awareness of new projects to maximize sales across all of our business units. Our four principal business units can provide the materials and tools necessary to construct buildings and infrastructure above and below the ground, while also supplying the components needed to keep the operations well maintained. We believe this is the "HD Supply Advantage," or our differentiated ability to "supply the products and services to build your city and keep it running."

        Supplement strong organic growth with "tuck-in" acquisitions in core and adjacent markets.    Our organic growth is complemented by select "tuck-in" acquisitions in core and adjacent markets to supplement our product set, geographic footprint and other capabilities. Through our own sales force as well as premier customer and supplier relationships, we are typically aware of relevant acquisition opportunities. Our business development team selectively pursues acquisitions that are culturally compatible and meet our growth and business model criteria. Additionally, as evidenced by our successful acquisition history, we have a strong track record as a disciplined acquiror who quickly and efficiently integrates acquired businesses into the HD Supply culture and operations. As a result of our highly efficient operations, industry-leading IT systems, strategically-aligned supplier relationships and broad distribution platform, there are opportunities to achieve substantial synergies in our acquisitions, and thereby reduce our effective (post-synergy) transaction multiples.

Our History

        In March 1997, Home Depot, the former parent of our operating subsidiaries, acquired Maintenance Warehouse / America Corp., a Texas corporation organized on January 26, 1985, and a leading direct marketer of MRO products to the hospitality and multifamily housing markets. Since 1997, our business has grown rapidly, primarily through the acquisition of more than 40 businesses.

        From fiscal 2000 to fiscal 2004, we extended our presence into new categories while growing existing businesses through 10 acquisitions. New businesses included plumbing and HVAC (through the acquisition of Apex Supply), flooring products and installation (Floors, Inc., Floorworks, Inc., Arvada Hardwood Floor Company) and specialty hardware, tools and materials for construction contractors (White Cap). Growth at existing businesses was driven organically and through "tuck-in" acquisitions, expanding our presence in the Maintenance, Repair & Operations market sector (N-E Thing Supply, Economy Maintenance Supply) and flooring and design services for professional homebuilders (Creative Touch Interiors).

        In fiscal 2005, we accelerated the pace of consolidation by acquiring 18 businesses, the largest of which was National Waterworks, a leading distributor of products used to build, repair and maintain water and wastewater transmission systems. In fiscal 2006, we transformed our business with the acquisition of Hughes Supply, which doubled our Net sales and further established our market leadership in a number of our largest business units, which we supplemented with 11 other strategic acquisitions.

        In 2007, investment funds associated with the Equity Sponsors formed Holdings and purchased HD Supply from Home Depot. In connection with the 2007 Acquisition, Home Depot obtained a 12.5% interest in the common stock of Holdings.

        Since 2007, we have focused on extending our presence in key growth sectors and exiting less attractive sectors. In February 2008, we sold our Lumber and Building Materials operations to ProBuild Holdings. In June 2009, we purchased substantially all of the assets of ORCO Construction Supply, the second largest construction materials distributor in the U.S., through White Cap. In February 2011, we sold all of the assets of SESCO/QUESCO, an electrical products division of HD Supply Canada, to Sonepar Canada. In May 2011, we purchased all of the assets of RAMSCO, expanding Waterworks in upstate New York. In September 2011, we sold our Plumbing/HVAC operations to Hajoca Corporation. In March 2012, we sold our IPVF business to Shale-Inland Holdings LLC. In June 2012, we acquired Peachtree, which specializes in customizable business and property marketing supplies, to enhance Facilities Maintenance. In December 2012, we purchased substantially all of the assets of Water Products, expanding the geographic footprint of Waterworks.

        On July 2, 2013, our parent company, Holdings, completed an initial public offering of 61,170,212 shares of its common stock on the NASDAQ Global Select Market, resulting in net proceeds of approximately $1.0 billion, net of underwriters' discounts and commissions and paid and unpaid offering expenses of approximately $17 million. The net proceeds from the offering were used to redeem all $950 million of the outstanding January 2013 Senior Subordinated Notes and pay related transaction fees and other expenses. The remaining net proceeds were used for general corporate purposes.

Customers and Suppliers

        We maintain a customer base of approximately 500,000 customers, many of which represent long-term relationships. Home Depot is our largest customer, accounting for approximately 4% of fiscal 2012 Net sales. We are subject to very low customer concentration with no customer, other than Home Depot, representing more than 1% of fiscal 2012 Net sales, reducing our exposure to any single customer.

        We have developed relationships with approximately 15,000 strategic suppliers, many of which are long-standing. These supplier relationships provide us with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis. We maintain multiple suppliers for a substantial number of our products, thereby limiting the risk of product shortage for customers.

Competition

        We operate in a highly fragmented industry and hold leading positions in multiple market sectors. Competition, including our competitors and specific competitive factors, varies for each market sector. The majority of our competition comes from mid-size regional distributors and small, local distributors; however, we also face competition from a number of national competitors, including Fastenal, Grainger, MSC Industrial, Rexel, Watsco, WESCO and Wolseley plc (Ferguson division).

        We believe the principal competitive factors for our market sectors include local selling capabilities, availability, breadth and cost of materials and supplies, technical knowledge and expertise, value-add service capabilities, customer and supplier relationships, reliability and accuracy of service, effective use of technology, delivery capabilities and timeliness, pricing of products, and the provision of credit. We believe that our competitive strengths and strategy allow us to compete effectively in our market sectors.

Seasonality

        In a typical year, our operating results are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Seasonal variations in operating results may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects.

Products

Maintenance, Repair & Operations:

        Facilities Maintenance:    Electrical and lighting items, plumbing, HVAC products, appliances, janitorial supplies, hardware, kitchen and bath cabinets, window coverings, textiles and guest amenities, healthcare maintenance and water and wastewater treatment products.

        Crown Bolt:    Fasteners, builders hardware, rope and chain, and plumbing accessories primarily consumed in home improvement, do-it-yourself projects and residential construction.

        Repair & Remodel:    Kitchen cabinets, windows, plumbing materials, masonry, electrical equipment, lumber, flooring and tools and tool rentals for small remodeling, home improvement and do-it-yourself residential projects.

Infrastructure & Power:

        Waterworks:    Water and wastewater transmission products including pipe (PVC, Ductile Iron, HDPE), fittings, valves, fire protection, metering systems, storm drain, hydrants, fusion machine rental, valve testing and repair.

        Power Solutions:    Pole line hardware, wire and cable, gear and controls, power equipment, fixtures and lighting, meters.

Specialty Construction:

        White Cap:    Concrete accessories and chemicals, tools, engineered materials and fasteners, safety, erosion and waterproofing.

        CTI:    Flooring, cabinets, countertops and window coverings, along with comprehensive design center services, for the interior finish of non-residential, residential and senior living projects.

Properties

        As of February 3, 2013, we had a network of over 600 locations, of which approximately 50 were owned and 550 were leased. We generally prefer to lease our locations, as it provides the flexibility to expand or relocate our sites as needed to serve evolving markets. Our leased locations comprise approximately 17 million square feet while our owned locations comprise approximately 2 million square feet. Our leases typically have an initial term that ranges from 3 to 5 years, and the leases usually provide for the option to renew. We currently lease approximately 55,000 and 195,000 square feet of office space in Atlanta, Georgia and Orlando, Florida, respectively, for our corporate headquarters. We believe our locations meet our current needs and that additional locations will be available as we expand in the future.

Intellectual property

        Our trademarks and those of our subsidiaries, certain of which are material to our business, are registered or otherwise legally protected in the United States, Canada and elsewhere. We, together with our subsidiaries, own approximately 160 trademarks registered worldwide. We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect intellectual property rights through a variety of methods, including trademark, patent, copyright and trade secret laws, in addition to confidentiality agreements with suppliers, employees, consultants and others who have access to our proprietary information. Generally, registered trademarks have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We intend to maintain our material trademark registrations so long as they remain valuable to our business. Other than the trademarks HD Supply (and design), USABluebook, Creative Touch Interiors and White Cap, we do not believe our business is dependent to a material degree on trademarks, patents, copyrights or trade secrets. Other than commercially available software licenses, we do not believe that any of our licenses for third-party intellectual property are material to our business, taken as a whole. See "Risk Factors—Risks Relating to Our Business—If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted."

Employees

        In domestic and international operations, we had approximately 15,000 employees as of February 3, 2013, consisting of approximately 9,000 hourly personnel and approximately 6,000 salaried employees.

        As of August 4, 2013, less than one percent of our hourly workforce was covered by collective bargaining agreements.

Regulation

        Our operations are affected by various statutes, regulations and laws in the markets in which we operate, which historically have not had a material effect on our business. While we are not engaged in a regulated industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices (including pensions), competition, immigration and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the saleability of our products. The transportation and disposal of many of our products are also subject to federal regulations. The DOT regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. See "Risk Factors—Risks Relating to Our Business—Our costs of doing business could increase as a result of changes in U.S. federal, state or local regulations."

Environmental, Health and Safety Matters

        We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our operations, and those of many of the companies we have acquired, to a limited extent involve and have involved the handling, transport and distribution of materials that are, or could be classified as, toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations, or we may be held responsible for such failures by companies we have acquired. In addition, contamination resulting from our current or past operations, and those of many of the companies we have acquired, may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

        HD Supply is involved in litigation from time to time in the ordinary course of business. In management's opinion, none of the proceedings are material in relation to the consolidated operations, cash flows, or financial position of HD Supply and the Company has adequate reserves to cover its estimated probable loss exposure.

        The Company has been informed that the Office of the United States Attorney for the Northern District of New York is conducting an investigation related to the activities of certain disadvantaged business enterprises. In May of 2011, in connection with that investigation, the government executed a search of an entity from which Waterworks purchased assets shortly before the search was executed. On June 20, 2012, in connection with that same investigation, the government executed search warrants at two Waterworks branches. The Company is updated by the government on its investigation periodically and continues to cooperate with the investigation. While the Company cannot predict the outcome, it believes a potential loss on this matter is reasonably possible but due to the current state of the investigation it is not able to estimate a range of potential loss.

MANAGEMENT

        The following table sets forth certain information concerning our executive officers and directors. The respective age of each individual in the table below is as of August 31, 2013.

Name	Age	Position
Joseph J. DeAngelo	52	President and Chief Executive Officer, Director of Holdings and HD Supply
Ronald J. Domanico	55	Senior Vice President and Chief Financial Officer
Ricardo J. Nunez	49	Senior Vice President, General Counsel and Corporate Secretary
Margaret Newman	44	Senior Vice President, Human Resources, Marketing & Communications
Jerry Webb	55	Chief Executive Officer, HD Supply Waterworks
Anesa Chaibi	47	President and Chief Executive Officer, HD Supply Facilities Maintenance
John Stegeman	52	Executive President, HD Supply and President, HD Supply White Cap
Steve Margolius	55	President and Chief Executive Officer, HD Supply Power Solutions
James G. Berges	66	Chairman of the Board of Directors of Holdings and HD Supply
Betsy S. Atkins	60	Director of Holdings and HD Supply
Brian A. Bernasek	41	Director of Holdings and HD Supply
Paul B. Edgerley	57	Director of Holdings and HD Supply
Mitchell Jacobson	62	Director of Holdings and HD Supply
Gregory Ledford	56	Director of Holdings and HD Supply
Patrick R. McNamee	53	Director of Holdings and HD Supply
Charles W. Peffer	65	Director of Holdings and HD Supply
Nathan K. Sleeper	39	Director of Holdings and HD Supply
Stephen M. Zide	53	Director of Holdings and HD Supply

        Joseph J. DeAngelo has been President and Chief Executive Officer since January 2005 and has been a director since August 30, 2007. Mr. DeAngelo served as Executive Vice President and Chief Operating Officer of Home Depot from January 2007 through August 2007. From August 2005 to December 2006, he served as Senior Vice President—HD Supply. From January 2005 to August 2005, Mr. DeAngelo served as Senior Vice President—Home Depot Supply, Pro Business and Tool Rental and from April 2004 through January 2005, he served as Senior Vice President—Pro Business and Tool Rental. Mr. DeAngelo previously served as Executive Vice President of The Stanley Works, a tool manufacturing company, from March 2003 through April 2004. From 1986 until April 2003, Mr. DeAngelo held various positions with GE. His final position with GE was as President and Chief Executive Officer of General Electric TIP/Modular Space, a division of General Electric Capital. Mr. DeAngelo holds a bachelor's degree in Accounting and Economics from the State University of New York at Albany.

        Ronald J. Domanico has been Senior Vice President and Chief Financial Officer since April 2010, joining HD Supply from Caraustar Industries, Inc., a leading manufacturer of recycled paperboard and converter of paperboard products, where he served as Vice President and Chief Financial Officer beginning October 2002. Caraustar and certain of its subsidiaries filed voluntary petitions on May 31, 2009 in the United States Bankruptcy Court for the Northern District of Georgia seeking relief under the provisions of Chapter 11 of the Bankruptcy Code, and successfully emerged from bankruptcy in August 2009. Prior to joining Caraustar, Mr. Domanico was Executive Vice President and Chief Financial Officer at AHL Services, Inc. From 1981 to 2000, he worked at Kraft Foods and Nabisco in progressively senior roles of increasing responsibility in financial management, operations, planning and business development. Mr. Domanico's last eleven years at Kraft and Nabisco, including seven years living abroad, were in chief financial officer positions of operating subsidiaries/divisions. When he left the company, he was Senior Vice President and Chief Financial Officer for Nabisco International and Chief Executive Officer for Nabisco Asia. Mr. Domanico was named to the Caraustar board of directors in May 2006 and served until his departure in 2009. He is also a board member of the Georgia Council on Economic Education and the CFO Roundtable. Mr. Domanico holds a bachelor's degree in Management Science and an M.B.A. with a concentration in Finance from the University of Illinois in Urbana-Champaign.

        Ricardo J. Nunez has served as Senior Vice President, General Counsel and Corporate Secretary since August 2007 and was also responsible for managing our Real Estate, Loss Prevention, Corporate Security, Business Continuity, and Environmental, Health and Safety operations for a portion of this time. Mr. Nunez served as Vice President of Legal Operations of Home Depot from August 2005 to August 2007. Previously, he held leadership positions at General Electric Energy ("GE Energy"), which included lead legal counsel responsible for global manufacturing and sourcing, global compliance, and sales of products and services. Prior to joining GE Energy, Mr. Nunez served as counsel at Esso Inter-America Inc., the Exxon affiliate responsible for downstream operations throughout Latin America and the Caribbean. Mr. Nunez also spent four years at Steel, Hector & Davis, a law firm based in Florida, where he practiced real estate and land use law primarily. He is active in various civic and charitable organizations and currently sits on the board of directors of The Westminster Schools and Atlanta Speech School. Mr. Nunez holds a bachelor's degree in Economics from the Wharton School at the University of Pennsylvania and a J.D. from Columbia Law School.

        Margaret Newman joined HD Supply in April 2007 and has served as Senior Vice President of Human Resources, Marketing and Communications since July 2008. Prior to HD Supply, Ms. Newman held senior Human Resources leadership roles at Conseco Insurance Group from August 2005 to April 2007, and at Sears Roebuck and Company from September 1997 to August 2005. She has more than 19 years of business experience in the manufacturing industry, building her expertise in organizational effectiveness; acquisition and integration; benefits design; talent acquisition and management; leadership development and employee engagement. Ms. Newman holds a bachelor's degree in Psychology from Coe College and master's degree in Sociology from the University of Wisconsin.

        Jerry Webb has served as Chief Executive Officer, HD Supply Waterworks since December 2011, and served as President, HD Supply Waterworks from March 2007 to November 2011. Mr. Webb joined the HD Supply team in connection with the acquisition of National Waterworks Holdings, Inc. by HD Supply in August 2005. Mr. Webb has spent his entire career in HD Supply Waterworks and its predecessor companies: National Waterworks, U.S. Filter Distribution Group, Inc. and Davis Water & Waste Industries ("Davis"). Mr. Webb previously served as Vice President of the Southeast Region of National Waterworks from November 2002 through March 2007. He began his career in 1981 with Davis and served in numerous capacities including Sales Representative, Operations Manager, Branch Manager, District Manager and National Sales Manager. Following the acquisition of Davis by U.S. Filter, Mr. Webb served as Vice President for the Southeast Region of U.S. Filter from 1996 until 2002. Mr. Webb holds a B.B.A. degree in Accounting from Valdosta State University.

        Anesa Chaibi has served as President and Chief Executive Officer, HD Supply Facilities Maintenance since September 2005. Prior to joining HD Supply, Ms. Chaibi served as General Manager of Global Quality and Commercial Operations for GE Water & Process Technologies in 2005. Ms. Chaibi began her career in 1989 in the GE Chemical and Materials Leadership Program. She held roles of increasing responsibility in manufacturing, operations, production, marketing, corporate initiatives, global sourcing, Six Sigma Quality, and as a Business Leader within GE Silicones, Plastics, Power Systems, Industrial Systems, Water & Process Technologies and Infrastructure before leaving to join Home Depot and then HD Supply. During her career, she also worked for CSC Index as a Strategic Management Consultant. Ms. Chaibi has a Bachelor of Science in chemical engineering from West Virginia University and an M.B.A. from the Fuqua School of Business at Duke University.

        John Stegeman joined HD Supply in April 2010 as Executive President and focused on building the Specialty Construction and Safety business as the President of HD Supply White Cap. Prior to joining HD Supply, Mr. Stegeman was most recently President and Chief Executive Officer of Ferguson Enterprises ("Ferguson"), headquartered in Newport News, Virginia from 2005 to 2009. He began his career with Ferguson in 1985 as a management trainee and advanced through the company holding various management positions in three of Ferguson's five business groups: Waterworks, Plumbing, and Heating and Air Conditioning. As part of the Ferguson Waterworks business group, Mr. Stegeman served as Senior Vice President before being named Chief Operating Officer of Ferguson in May 2005. Mr. Stegeman received a bachelor's degree from Virginia Tech and has attended advanced management programs at Wharton School of Business, IMD, Duke University's Fuqua School of Business, University of Virginia Darden School of Business and Columbia University.

        Steve Margolius has served as Chief Executive Officer, HD Supply Power Solutions since October 2013 and as President since April 2013. Mr. Margolius formerly served as Chief Operating Officer, HD Supply Power Solutions and HD Supply Chief Commercial Officer from April 2011 through April 2013. He served as Executive Vice President and Chief Operating Officer of United Sporting Companies from April 2010 until March 2011. Mr. Margolius was President, HD Supply Electrical from April 2006 until March 2010 and President, HD Supply Plumbing/HVAC from July 2009 until March 2010. Prior to joining HD Supply, Mr. Margolius served as Vice President of Finance and Support Services for Arrow Electronics, North American Components Division from 2005 until 2010. In addition to his financial role at Arrow, Mr. Margolius led the Logistics organization and served as the leader for the Global Lean Sigma initiative. Mr. Margolius was with GE from 1990 until 2005, holding leadership roles in multiple business units in the U.S. and in Europe. Mr. Margolius holds a B.A. in psychology from the State University of New York at Albany.

        James G. Berges has been the Chairman of the Board of Directors since August 2007. Mr. Berges has been an operating partner of CD&R since 2005. Mr. Berges was President of Emerson Electric Co. from 1999 and served as director of Emerson Electric Co. from 1997 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is a director of PPG Industries, Inc., NCI Building Systems, Inc., and Atkore International and chairman of the board of Hussman International, Inc. He also served as director of MKS Instruments, Inc. from February 2002 to May 2007 and Diversey, Inc. from 2009 to 2010. Mr. Berges holds a B.S. in Electrical Engineering from the University of Notre Dame.

        Betsy S. Atkins became a director in September 2013. Ms. Atkins currently serves as chairperson of Trapezoid Digital Security Services, a digital security company focusing on hardware trust for enterprise and cloud environments. She served as chief executive officer of Baja Ventures, an independent venture capital firm focused on the technology, renewable energy and life sciences industry, from 1991 through 2008. In 2009, Ms. Atkins served as chief executive officer and chairman of Clear Standards, Inc., which developed SaaS enterprise level software monitoring carbon emissions, prior to its sale to SAP AG. She previously served as chairperson and chief executive officer of NCI, Inc., a food manufacturer creating Nutraceutical and Functional Food products, from 1991 through 1993. Ms. Atkins co-founded Ascend Communications, a manufacturer of communications equipment, in 1989, where she was also a member of the board of directors until its acquisition by Lucent Technologies in 1999. Ms. Atkins currently serves on the board of directors of Polycom, Inc. and Schneider Electric, SA. Ms. Atkins has extensive public board experience, including most recently, SunPower Corporation (2005-2012); Reynolds American, Inc. (2004-2010); Chico's FAS, Inc. (2004-2013); and Towers Watson & Co. (2010). Ms. Atkins holds a Bachelor of Arts from the University of Massachusetts.

        Brian A. Bernasek became a director in January 2011. Mr. Bernasek is a Managing Director of Carlyle where he focuses on investment opportunities primarily in the industrial and transportation sectors. Since joining Carlyle in 2000, Mr. Bernasek has been actively involved in several of the firm's investments, including Accudyne Industries, Allison Transmission, AxleTech International, Rexnord Corporation and The Hertz Corporation. Prior to joining Carlyle, Mr. Bernasek held positions with Investcorp International, a private equity firm, and in the investment banking division of Morgan Stanley & Co. Mr. Bernasek is a graduate of the University of Notre Dame and received his M.B.A.

from Harvard Business School. He is also a member of the Board of Directors of Accudyne Industries, Allison Transmission and Hertz Global Holdings.

        Paul B. Edgerley became a director in August 2007. Mr. Edgerley joined Bain in 1988 and has been a Managing Director since 1990. Mr. Edgerley focuses on investment in the industrial and consumer product sectors. He currently serves on the Board of Directors of The Boston Celtics, Steel Dynamics, Sensata Technologies, MEI Conlux and Hero MotoCorp. Prior to joining Bain, Mr. Edgerley spent five years at Bain & Company where he worked as a Consultant and Manager in the healthcare, information services, retail and automobile industries. Previously, he was a certified public accountant working at Peat Marwick, Mitchell & Company. Mr. Edgerley was awarded an MBA with distinction from Harvard Business School and a B.S. from Kansas State University.

        Mitchell Jacobson became a director in October 2007. Mr. Jacobson has served as Chairman of the Board of Directors of MSC Industrial Direct Co., Inc. since January 1998, and previously served in various executive officer roles from June 1982 to November 2005. Mr. Jacobson currently serves on the Board of Directors of Wolfgang Puck Worldwide. In addition, he serves on the Boards of Trustees for both New York University and New York University School of Law, and is a member of the New York University School of Law Foundation Investment Committee. He serves as a Trustee for New York Presbyterian Hospital and is a member of the hospital's Investment Committee, as well as the Chair of the hospital's Hedge Fund Subcommittee and a member of both the Asset Allocation and Private Investment Subcommittees. Further, he is a director of the Sid Jacobson Jewish Community Center. Mr. Jacobson is a graduate of Brandeis University and the New York University School of Law.

        Gregory S. Ledford became a director in January 2011. Mr. Ledford is a Managing Director of Carlyle where he leads U.S. buyout opportunities in the Industrial and Transportation sectors. Since joining Carlyle in 1988, Mr. Ledford has led the firm's investments in Allison Transmission, AxleTech International, The Hertz Corporation, Horizon Lines, Grand Vehicle Works and Piedmont Holdings. From 1991 to 1997, he served as Chairman and Chief Executive Officer of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Telecommunications. Mr. Ledford is a graduate of the University of Virginia's McIntire School of Commerce, where he serves as the Vice President of the Fountain Board, and received his M.B.A. from Loyola College. Mr. Ledford is also a member of the Board of Directors of Allison Transmission, Axalta Coating Systems, Genesee & Wyoming and Veyance Technologies and previously served as a director of Hertz Global Holdings.

        Patrick R. McNamee became a director in September 2013. Mr. McNamee is executive vice president and chief operating officer of Express Scripts Holding Company, a pharmacy benefit management company. He joined Express Scripts in 2005 as senior vice president and chief information officer, expanding his role to its current scope in 2007. Prior to joining Express Scripts, Mr. McNamee worked for Misys Healthcare Systems, a healthcare technology company, as president and chief executive officer, Physician Systems, from September 2003 to February 2005. Mr. McNamee was employed by various subsidiaries of General Electric Corporation from July 1989 to September 2003, including as president and chief executive officer, GE Surgery, GE Medical Systems, from July 2002 to September 2003; chief information officer and chief quality officer, NBC, from March 2001 to July 2002; and chief information officer and general manager of e-Business, GE Transportation Systems, from March 1999 to March 2001. Mr. McNamee attended Marquette University and holds a bachelor's degree and master's degree in biomedical engineering.

        Charles W. Peffer became a director in July 2013. Mr. Peffer retired as a partner of KPMG LLP in 2002 after 32 years with KPMG in its Kansas City office. He served as Partner in Charge of Audit from 1986 to 1993 and Managing Partner of the Kansas City office from 1993 to 2000. He currently serves as Audit Committee Chairman on the board of directors of Garmin Ltd, Sensata Technologies, NPC

International and the Commerce Funds, a family of eight mutual funds. Mr. Peffer holds a B.A. from the University of Kansas and an M.B.A. from Northwestern University.

        Nathan K. Sleeper became a director in April 2010. Mr. Sleeper is a partner of CD&R and has significant financial and investment experience from his involvement in its investment in numerous portfolio companies and has played active roles in overseeing those businesses. Prior to joining CD&R in 2000, he worked in the investment banking division of Goldman, Sachs & Co. and at investment firm Tiger Management Corp. Mr. Sleeper is a director of Wilsonart International Holdings, LLC, Roofing Supply Group, Inc., Hussman International, Inc., Atkore International Group, Inc., NCI Building Systems, and U.S. Foods, Inc. and previously served as a director of Hertz Global Holdings, Inc. from 2005 to 2011 and Culligan Ltd. from 2004 to 2012. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.

        Stephen M. Zide became a director in June 2007. Mr. Zide is a Managing Director of Bain, having joined the firm in 1997. He currently heads the firm's New York office and leads its North American Industrial Sector. Prior to joining Bain, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP. Mr. Zide received an M.B.A. from Harvard Business School, a J.D. from Boston University School of Law and a B.A. from the University of Rochester. He also serves as a director of Sensata Technologies B.V., Consolidated Container Corporation, Apex Tool Group, and Trinseo LLC.

        All of the directors were appointed by the Equity Sponsors pursuant to the Second Amended and Restated Stockholders Agreement of Holdings, dated as of September 21, 2007, as amended.

Corporate Governance

Board Composition

        Our business and affairs are managed under the direction of our Board of Directors. We currently have 11 directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

        Our Board of Directors is divided into three classes whose members serve three-year terms expiring in successive years. The terms of office of members of our Board of Directors are divided into three classes:

  •
  Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2014;

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  Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2015; and

  •
  Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2016.

        Our Class I directors are Messrs. Bernasek, Jacobson and Zide, our Class II directors are Ms. Atkins and Messrs. Edgerley, Ledford and Sleeper, and our Class III directors are Messrs. Berges, DeAngelo, McNamee and Peffer. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following such election. Any vacancies in our classified board of directors will be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

        As a result of the 2007 Acquisition, Holdings entered into a stockholders agreement with certain of its stockholders which provides that the Equity Sponsors are currently entitled to elect (or cause to be elected) nine directors, which includes three designees of each Equity Sponsor. In addition, our Chief Executive Officer serves as a director. Pursuant to the Second Amended and Restated Stockholders Agreement, one of the directors designated by the Equity Sponsor associated with CD&R serves as the chairman.

        For the purposes of NASDAQ rules, Holdings has elected to be a "controlled company." Accordingly, Holdings currently relies on exemptions from certain corporate governance requirements. Specifically, as a controlled company, Holdings is not required to have (1) a majority of independent directors, (2) a nominating and corporate governance committee composed entirely of independent directors or (3) a compensation committee composed entirely of independent directors.

        When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board of Directors to satisfy their oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth immediately above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of the Board of Directors considered the following important characteristics:

  •
  Messrs. Berges and Sleeper are representatives appointed by CD&R and have significant financial and investment experience from their involvement in CD&R's investment in numerous portfolio companies and have played active roles in overseeing those businesses;

  •
  Mr. Jacobson, who was also appointed by CD&R, has extensive experience in our industry, including service as Chairman of the Board, Chief Executive Officer and in various other executive positions of a large publicly traded industrial supply company;

  •
  Messrs. Ledford and Bernasek are representatives appointed by Carlyle, and have significant financial and investment experience from their involvement in Carlyle's investment in numerous portfolio companies and have played active roles in overseeing those businesses;

  •
  Ms. Atkins has significant entrepreneurial and operational experience with companies in a high growth phase. Ms. Atkins also brings extensive knowledge in the areas of executive compensation and corporate governance.

  •
  Mr. McNamee brings to the Board exceptional strategic leadership and a unique combination of business savvy and information technology experience across a variety of industries.

  •
  Mr. Peffer has extensive practical and management experience in public accounting and corporate finance, including significant experience with KPMG and its predecessor firms. Mr. Peffer also brings leadership expertise through his directorship roles in other public companies, including service on audit committees;

  •
  Messrs. Zide and Edgerley are representatives appointed by Bain, and have significant financial and investment experience from their involvement in Bain's investment in numerous portfolio companies and have played active roles in overseeing those businesses; and

  •
  Our Chief Executive Officer, Mr. DeAngelo, has extensive experience in our industry, including as a senior executive of the Company and its predecessor since 2004, as well as leadership experience with other leading companies, including GE.

        In addition, we believe Mr. Berges' experience in the manufacturing industry is valuable to our Board of Directors. In addition to private equity, several of the directors representing our Equity Sponsors also have backgrounds in other fields that bring a diversity of experience to our Board, including law—Mr. Zide, investment banking—Mr. Bernasek and accounting—Mr. Edgerley. We also value the experience that our directors bring from their service on other boards. All of the directors appointed by the Equity Sponsors serve on the boards of other Exchange Act reporting companies (companies with public equity and/or public debt), including numerous portfolio companies.

Committees of the Board of Directors

        The Board of Directors has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and an Executive Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under a charter that has been approved by our Board of Directors. A copy of each of the charters is available on our website.

  Audit Committee

        The Audit Committee, which consists of Messrs. Peffer, Jacobson and McNamee, has the responsibility for, among other things, assisting the Board of Directors in reviewing: our financial reporting and other internal control processes; our financial statements; the independent auditors' qualifications and independence; the performance of our internal audit function and independent auditors; and our compliance with legal and regulatory requirements and our code of business conduct and ethics. Our board of directors has determined that Mr. Peffer is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Mr. McNamee and Mr. Peffer are independent under the applicable rules and regulations of the SEC and NASDAQ. Before June 26, 2014, our board of directors intends to replace Mr. Jacobson as a member of our Audit Committee with a person who will meet the applicable audit committee independence standards. All members of the Audit Committee will be familiar with finance and accounting practice and principles and will be financially literate.

  Compensation Committee

        The Compensation Committee, which consists of Ms. Atkins and Messrs. Bernasek, Sleeper and Zide, has the responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefits plans, authorizing and ratifying stock option grants and other incentive arrangements and authorizing employment and related agreements.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee, which consists of Messrs. Berges, Edgerley and Ledford, has the responsibility for identifying and recommending candidates to the Board of Directors for election to our Board of Directors, reviewing the composition of the Board of Directors and its committees, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us, and overseeing Board of Directors evaluations.

  Executive Committee

        The Executive Committee, which consists of Messrs. Bernasek, Berges and Edgerley, meets between meetings of the Board of Directors, as needed, and has the power to exercise all the powers and authority of the Board of Directors with respect to matters delegated to the Committee by the Board of Directors, except for the limitations under Section 144(c) of the Delaware General Corporation Law, and/or applicable limitations under the company's organizational documents.

Code of Conduct and Guidelines for Ethical Behavior

        Our Board of Directors maintains a Code of Ethics for Senior Executive and Financial Officers that applies to our senior executive and financial officers including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. A copy of the Code of Ethics for Senior Executive and Financial Officers is available on our website at http://governance.hdsupply.com. We will promptly disclose any future amendments to this code on our website as well as any waivers from this code for executive officers and directors. Copies of this code are also available in print from our Corporate Secretary upon request. We also maintain a Code of Business Conduct and Ethics that governs all of our employees.

Director Compensation

        Our non-employee directors receive an annual cash retainer of $60,000 paid in equal installments at each quarterly board meeting and an annual award of restricted stock units with a fair market value equal to $100,000. Except for fiscal 2013, the restricted stock units of Holdings will be granted on the day of Holdings' annual meeting and will vest either in full on the first anniversary of the grant date or in full on the annual meeting date next following the grant date or on a pro rata basis upon termination of board service by reason of the director's death, permanent disability or retirement at or after age 75, in each case whichever occurs first. For fiscal 2013, the restricted stock units were granted at the closing of Holdings' initial public offering or, if later, on the date the director commences board service and the number granted will be pro-rated for the remainder of the period until Holdings' first annual meeting. Restricted stock units will be paid upon vesting, or, at the director's election, on termination of board service pursuant to the deferral terms of the restricted stock unit agreement. Non-employee directors may also elect to convert all or a portion of their cash retainers into deferred stock units to be paid on termination of board service pursuant to the deferral terms of the deferred stock unit agreement. Dividend equivalents will be credited on restricted stock units and deferred stock units and will be subject to the same vesting and payment terms as the restricted stock units and deferred stock units to which the dividend equivalents relate. Restricted stock units and deferred stock units will be granted under Holdings' 2013 Omnibus Incentive Plan.

        A non-employee director appointed to serve as the chair of the Audit Committee receives an additional annual cash retainer of $20,000, and a non-employee director appointed to serve as a member of the Audit Committee (other than the chair) receives an additional annual cash retainer of $10,000. Non-employee directors appointed to serve as the chair of any standing board committee other than the Audit Committee receive an additional annual cash retainer of $15,000 and any non-employee director appointed to serve as a member of any standing board committee other than the Audit Committee (other than the chair) receives an additional annual cash retainer of $7,500. Our directors do not receive additional fees for attending any board or committee meetings.

        Non-employee directors are entitled to reimbursement by the Company for reasonable expenses incurred while traveling to and from board and committee meetings as well as travel for other business related to their service on the board or its committees, subject to any maximum reimbursement obligations as may be established by the board from time to time.

        The board has also adopted stock ownership guidelines for its independent directors pursuant to which directors are expected to own Holdings' common stock (including through ownership of vested stock units) with a value equal to three times the annual cash board retainer amount.

 EXECUTIVE COMPENSATION

Overview

        The following Compensation Discussion and Analysis provides information regarding the material elements of our fiscal 2012 compensation program for our "named executive officers," also referred to as the "NEOs." The Compensation Committees of Holdings' and HD Supply's Boards, which have identical membership (collectively, the "Committee"), pursuant to their charters, are responsible for establishing, implementing and reviewing on an annual basis our compensation programs and actual compensation paid to our NEOs, except for our Chief Executive Officer, with respect to whom the Committee's decisions are subject to review and final approval by our Board.

Executive Summary

        As a result of improving market conditions and the Company's execution of key initiatives, and cost saving strategies, the overall financial performance for fiscal 2012 was above expectations. The strong fiscal 2012 performance of the Company resulted in the following compensation decisions:

  •
  Mr. DeAngelo declined a proposed merit increase and continued with his current base salary amount. In order to ensure that the base pay amounts remain competitive for key leaders, Mr. Domanico received a 3% merit increase and Ms. Chaibi received an increase of 5%. Mr. Stegeman did not receive an increase given that his current base salary continued to be competitive. Mr. Fabere received an increase at the time of his promotion to Senior Vice President, Operations.

  •
  All of our NEOs earned a cash award under the annual cash incentive program, the Management Incentive Plan. As a result of our performance exceeding expectations, the awards earned ranged from 111% to 172% of target.

  •
  The Committee does not make routine annual equity grants. The NEOs, except for Mr. Fabere, did not receive equity grants in 2012. During 2012, Mr. Fabere received an equity grant in connection with his role as Vice President, Sourcing and a second grant in connection with his promotion to Senior Vice President, Operations.

Determining Executive Compensation

        At HD Supply, our Human Resources team, in partnership with the Committee, drives the design and implementation of all executive compensation programs. Our finance team heavily supports the process by providing financial analysis and input and review of program design. Except with respect to his own compensation, our Chief Executive Officer has final management-level review of any compensation program before it is sent to the Committee for consideration and approval. The Committee has the task of evaluating and approving our material compensation programs, including our equity compensation program. Management frequently consults with the Committee during the design process to obtain their direction and feedback on how the design of our executive compensation programs support the overall strategy of the Company. As described below, data from outside consultants are also used during the design process to obtain further insight into the features of our compensation program.

Philosophy and Objectives

        Our company and our aspiration to be the "First Choice" is built on the mission of "One Team, Driving Customer Success and Value Creation," a philosophy we believe is best embodied by our SPIRIT values:

Service:	Help our customers succeed by delivering exceptional service and the best total value experience
Performance:	Exceed our commitments every day to our team, customers, suppliers, Equity Sponsors and communities
Integrity:	Treat team members the way you would like you and your family to be treated
Respect:	Always do the right thing and always take the high road
Innovation:	Seek new ways to build a reliable, effective and efficient chain of execution for our customers
Teamwork:	Win together by creating an environment where every individual puts the team first

        The Committee and our management believe that fostering these values requires a performance culture geared toward customer success and sustainable, long-term profitability. The Company's compensation programs are designed to reward achievement of these goals, thereby attracting and retaining talent that will contribute to such a culture. In particular, our executive compensation programs are intended to meet the following objectives:

  •
  to balance commitment, long-term financial success, short-term operational excellence and achievement of short-term goals. This balance includes but is not limited to driving profitable growth while aligning our executives' long term interests with shareholders' interests.

  •
  to attract, retain and motivate our top executive talent.

  •
  to differentiate rewards based on outstanding individual performance so as to promote a high performance culture.

        In addition, we intend that our compensation programs will be aligned with:

  •
  Our business strategy:  Our compensation programs link pay to our strategy by rewarding executives upon achievement of profitability, long-term growth, excellence in achievement of short-term operational and financial goals and by reinforcing the "One Team" philosophy.

  •
  Our shareholders' interests:  Through the strategic use of equity-based compensation, the total compensation of our executives is directly linked to the sustained value they create for our shareholders.

  •
  Our goal of retaining and motivating key talent:  To retain the best executive talent, the total compensation opportunity is designed to provide attractive levels of compensation if performance targets are met and upside opportunity when performance targets are exceeded.

Compensation Consultant and Use of Comparator Data

        For the last four fiscal years, the Company has engaged Pearl Meyer & Partners to provide input with respect to our executive compensation programs, including a market review of the competitiveness of total compensation of our executives and a review of our equity program. A representative from Pearl Meyer & Partners attends our Committee meetings.

        In light of new SEC rules, the Company requested and received information from Pearl Meyer & Partners with respect to potential conflicts of interest, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm's total revenue; (3) policies and procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any Holdings stock owned by the individual consultants involved in the engagement; (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Committee concluded that the work of Pearl Meyer & Partners did not raise any conflict of interest.

        In general, neither the Company nor the Committee has exclusively relied on any of the data or advice received from Pearl Meyer & Partners as to the amount of any particular item of compensation. Pearl Meyer & Partners provides input which the Company and Committee take into consideration, as the case may be, on the particular element of compensation under consideration.

Comparator Data

        The Committee reviews compensation levels and practices at comparator companies in setting the compensation of our NEOs and when reviewing or establishing the Company's compensation programs for other associates. The information is used to help the Committee better understand the competitive market and how executives are compensated at other companies that are similar in size or industry, and companies with whom we compete for talent.

        Our breadth of Specialty Business Units makes finding direct comparators challenging. We seek comparators that share a similar industrial distribution model or are a direct competitor to a specific line of business.

        Companies are therefore included in the comparator group because they (1) operate in the same business as the Company or one of our business units (industrial distribution of building supplies), (2) operate in a similar business (distribution of any product), or (3) operate in a similar business model (business to business). The comparator group was developed by management and the Committee, with input from Pearl Meyer & Partners, and has been used to provide input into both the value of total compensation for executives as well as the relative value of each component of compensation. We do not rely on percentile rankings of compensation within the comparator group to determine specific compensation amounts for the NEOs; rather, the comparator group is used to identify programs and levels of pay which management and the Committee consider when evaluating our own programs.

        In fiscal 2012, we used the following comparator group consisting of companies in the same or similar business or having a similar business model:

Arrow Electronics Inc.	Masco Corp
Coca-Cola Enterprises	Office Depot
Conagra Foods	Owens & Minor
Danaher, Corp	Pepsi Bottling Group
Fastenal Co.	Staples, Inc.
Genuine Parts	Watsco, Inc.
Interline Brands Inc.	WESCO International, Inc.
MSC Industrial Direct	W.W. Grainger, Inc.

        The comparator group is reviewed and updated each year as appropriate. No changes were made to the fiscal 2012 comparator group as compared to fiscal 2011.

Employment of Senior Vice President, Operations

        During fiscal 2012, the role of Senior Vice President, Operations was reinstated. The role was filled with an internal candidate, Mark Fabere, who previously served as Vice President, Sourcing.

        Effective July 30, 2012, we entered into a promotion letter agreement with Mr. Fabere which provides for (1) a base salary of $285,000 per year, (2) an annual cash incentive award target increase from 40% to 60%, (3) the right to participate in other employee or fringe benefit programs for senior executives, including Holdings' Stock Incentive Plan (the "Stock Plan"), and (4) an equity grant (described below). On November 8, 2012, Mr. Fabere received a stock option grant as outlined in his promotion letter agreement. The option grant consisted of 40,000 options having a strike price of $12.40 and a grant date fair value of $231,200 and 60,000 options having a strike price of $20.00 and a grant date fair value of $250,800. In addition, Mr. Fabere received a stock grant in May 2012 in connection with a prior promotion to Vice President, Sourcing. The grant consisted of 30,000 options having a strike price of $11.78 and a grant date fair value of $169,200 and 45,000 options having a strike price of $20.00 and a grant date fair value of $179,100. All options granted vest in five equal annual installments on each of the first through fifth anniversaries of the grant date. As part of our standard promotion offer, the offer letter agreement also contains non-competition and non-solicitation provisions.

        The fiscal 2012 non-equity incentive plan compensation paid to Mr. Fabere included a prorated portion of the Long-term Incentive Plan ("LTIP") and Founders Award Plan ("FAP"). These two plans were available to Mr. Fabere in his role as Director, Sourcing. Upon his promotion to Vice President, Sourcing then to Senior Vice President, Operations, Mr. Fabere continued to participate in the Management Incentive Plan (described below), and was no longer eligible to participate in the LTIP or FAP.

        In addition, Mr. Fabere received a discretionary bonus of $30,000 in recognition of superior performance of goals and objectives. In order to ensure that he received the full value of the bonus, we assisted in paying the taxes on the bonus.

        While we considered Mr. Fabere an executive officer for fiscal 2012, we do not believe Mr. Fabere is currently an executive officer.

Components of Compensation

        The Company believes that the compensation programs it maintains are important in achieving the compensation goals described above. For fiscal 2012, the principal components of compensation for the named executive officers were:

  •
  base salary;

  •
  annual cash incentives;

  •
  equity incentive compensation for one of the NEOs; and

  •
  benefits and perquisites.

        Each of our NEOs is party to an employment offer letter which contains certain employment and severance arrangements. These severance arrangements are discussed more fully below under "Potential Payments upon Termination or Change in Control."

        The design of each component of compensation fits into the overall executive pay program and supports the philosophy and objectives previously discussed in the following manner:

Pay component	Objective of pay component	Key measures
• Base salary	• Provides competitive pay while managing fixed costs	• Individual performance and contribution • Scope of responsibilities • Experience
• Annual cash incentives

•

Focuses on short-term operational metrics that drive and support our long-term strategy

•

Where applicable, creates incentives for performance based on performance of individual NEOs' business unit

•

To reward an executive for superior individual performance against non-financial goals

• Achievement of agreed upon operating plan goals in profitability • Achievement of non-financial goals
• Equity awards granted in the form of stock options

•

Aligns executive interests to shareholders by rewarding long-term focus on profitability and value creation for the enterprise

•

Assists in the retention of key talent

•

Creates an "ownership culture"

• Growth in stock value • Employment retention through the vesting period of the stock options
• Benefits and perquisites	• Benefits provide a safety net of protection in the case of illness, disability or death • Perquisites generally enable the executive to perform their duties efficiently and minimize distractions	• Benefits are provided to executives on the same basis as provided to our salaried associates • Perquisites are valued by our executives at minimal cost to us

        A discussion of each of the components of compensation for the NEOs is below, including a discussion of the factors considered in determining the applicable amount payable or achievable under each component.

Base Salary

        Base salaries are set to attract and retain top executive talent while managing fixed costs at an appropriate level. The determination of any particular executive's base salary is based on personal performance and contribution, experience in the role, changes to the scope of responsibilities, market rates of pay and internal equity. Each year, the Chief Executive Officer, with input from Human Resources, proposes base salary increases, if any, for all NEOs, excluding himself, based on performance and the Company's merit increase budget prepared by management. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to Mr. DeAngelo's base rate of pay are initiated and approved by the Committee directly, subject to the review and final approval of Holdings' Board of Directors.

        In fiscal 2012, Mr. DeAngelo declined to be considered for a pay increase.

        Increases were recommended and approved by the Committee for Mr. Domanico and Ms. Chaibi to ensure their base salaries remained competitive. Mr. Domanico received a 3% increase. Ms. Chaibi received a 5% increase. Mr. Stegeman's salary remained the same since his base pay continued to be competitive. Mr. Fabere received an increase of 12% upon his promotion to the role of Senior Vice President, Operations.

Annual Cash Incentives

        Annual cash incentives are designed to focus the NEOs on producing superior results against key financial metrics relevant to the Company as a whole or to the individual business units that the NEO leads. By tying a significant portion of the executive's total annual cash compensation to annual variable pay, we reinforce our "pay for performance" culture and focus our executives on critical short-term financial and operational objectives which also support our long-term financial goals.

Management Incentive Plan

        All of our NEOs participate in the Management Incentive Plan ("MIP"), which provides cash-based incentives dependent on annual results against the key financial metric described below. A committee which includes Human Resources personnel, the CFO and the Controller (the "MIP Committee") monitors the MIP to ensure compliance with its intent and terms and to periodically review and make certain recommendations to the Committee, as discussed below.

        MIP target payouts to our NEOs are expressed as a percentage of base salary. Annually, these percentage targets are reviewed against comparator data and adjusted, if necessary, based on the Committee's estimation of what level of targeted payouts is necessary to retain and motivate our executives. In fiscal 2012, the Committee approved changes to the percentage of base pay targets for Mr. DeAngelo and Ms. Chaibi. Ms. Chaibi's target was recommended by the CEO. The percentage of base pay target for Mr. DeAngelo was increased from 125% to 150%. Ms. Chaibi's percentage of base pay target was increased from 60% to 100%. These increases were provided to ensure total compensation continued to motivate top performance and remain competitive.

        For fiscal 2012, MIP performance targets were based on MIP-adjusted earnings before interest, taxes, depreciation, and amortization ("MIP-adjusted EBITDA"). For purposes of the MIP, management fees and related expenses paid to the Equity Sponsors and stock-based compensation costs for stock options are excluded from MIP-adjusted EBITDA, both as to the targets and as to MIP-adjusted EBITDA as ultimately determined. In addition, in accordance with the MIP, from time to time throughout the year, the MIP Committee may request that the Committee exclude from the MIP-adjusted EBITDA calculation certain non-recurring items, certain items which are beyond the control of management or certain items which may adversely affect current results but contribute to long-term profitability improvement.

        For fiscal year 2012, we viewed MIP-adjusted EBITDA as the key operating metric that would drive business profitability. The MIP provides a threshold level (at which 25% of the target percentage of base salary is earned, except for Facilities Maintenance where threshold level performance earns 50% of the target percentage), a target (or "plan") level (at which 100% of the target percentage of base salary is earned), and a maximum level for superior results (at which 200% of the target percentage of base salary may be earned for participants in the MIP assigned to one of our specific business units and 150% of the target percentage of base salary for participants in the MIP assigned to our Global Support Center).

        For the NEO's participation in the MIP, the following percentages applied:

	MIP-Adjusted EBITDA Facilities Maintenance		MIP-Adjusted EBITDA White Cap		MIP-Adjusted EBITDA Global Support Center
	Performance Required	Payout % Earned	Performance Required	Payout % Earned	Performance Required	Payout % Earned
Threshold	95% of Plan	50%	90% of Plan	25%	90% of Plan	25%
Plan	100% of Plan	100%	100% of Plan	100%	100% of Plan	100%
150% Payout	104% of Plan	150%	110% of Plan	150%	107% of Plan	150%
200% Payout	107% of Plan	200%	142% of Plan	200%	NA	NA

Payout = Salary × Target % of Salary × Payout % Earned

        For fiscal 2012, the MIP goal for GSC was a MIP-adjusted EBITDA of $672 million (which includes the acquisition of Peachtree as part of our Facilities Maintenance line of business). The Committee, in approving the plan goals in February 2012 (with an adjustment in November 2012 to account for the acquisition of Peachtree), viewed this level as appropriate in order to keep the primary focus on adjusted EBITDA. We exceeded our goal for fiscal 2012. Our MIP-adjusted EBITDA was $683 million (which includes the results of our Peachtree acquisition). As a result, each of our NEOs earned an incentive award.

        As President of Facilities Maintenance, Ms. Chaibi's MIP payout is based on the financial performance of Facilities Maintenance. For 2012, Facilities Maintenance's financial goal was a MIP-adjusted EBITDA of $369 million. Facilities Maintenance exceeded its goal with a MIP-adjusted EBITDA of $389 million.

        As President of White Cap, Mr. Stegeman's MIP payout is based the financial performance of White Cap. For 2012, White Cap's financial goal was a MIP-adjusted EBITDA of $47 million. White Cap exceeded its goal with a MIP-adjusted EBITDA of $58 million.

        Fiscal 2012 performance resulted in the following payments being made to our NEOs under the MIP:

	Target % (expressed as a % of base salary)	MIP-Adjusted EBITDA payout % earned	Aggregate MIP payment ($)
Joseph J. DeAngelo	150%	111.4%	1,462,344
Ronald J. Domanico	75%	111.4%	469,939
John Stegeman	100%	163.4%	1,184,807
Anesa Chaibi	100%	171.6%	901,679
Mark Fabere(1)	60%	111.4%	152,707

(1)
Mr. Fabere's aggregate MIP payment represents prorated target award levels applicable to him during fiscal 2012.

2013 MIP Award

        In 2013, we expect no material changes to the MIP as MIP-adjusted EBITDA will continue to be the sole performance measure to ensure singular focus on the metric that drives company value most directly.

Equity Incentive Compensation

        Our NEOs participate in the Stock Plan. The Stock Plan was adopted by our Board of Directors shortly following our separation from Home Depot. Holdings established the Stock Plan because it viewed the granting of equity awards under the Stock Plan as the most effective way to align executive performance to our key goal of increasing value for Holdings' shareholders. The view of Holdings' Board of Directors was that, assuming that our management is successful in increasing the value of HD Supply, awards under the Stock Plan will have the highest potential value for all participants as a percentage of total compensation.

        Holdings' Board of Directors believed the best way to accomplish these goals was to provide one up-front grant of stock options with a significant vesting period and, at the same time, provide the opportunity to purchase additional shares of Holdings' common stock. Therefore, our NEOs were granted options to purchase shares of Holdings' common stock and were also offered the opportunity to purchase additional Holdings common shares. The program makes "founding owners" of our NEOs and is intended to motivate them to increase the value of Holdings, and therefore its share price, over time. The vesting component was intended to maximize the retentive effect of the Stock Plan. The up-front nature of the option grants was intended to position our executives for the highest possible return (because, if the share value of Holdings increases over time, annual or other periodic grants would have higher strike prices and, therefore, less intrinsic value to our executives).

        While the Committee does not currently make routine annual grants to any of our NEOs or other executives, the Committee may, from time to time, determine that an additional grant to one or more of our NEOs or other associates is appropriate in order to retain or reward key talent. In addition, the Committee will consider making grants in the case of new hires or promotions.

        In 2012, we granted Mr. Fabere stock options in connection with his promotion as noted in the "Employment of Senior Vice President, Operations" section. Mr. Fabere also received stock options in 2012 prior to his promotion. No equity grants were made to the other NEOs since the Committee granted stock options to these executives in April 2011.

Benefits and Perquisites

        The benefits provided to our NEOs are the same as those generally provided to our other salaried associates and include medical, vision and dental insurance, basic life insurance and accidental death and dismemberment insurance, short and long term disability insurance and a 401(k) plan.

        Our executives participate in a limited number of perquisite programs. We maintain these programs because they are valued by our NEOs but impose relatively little cost to us.

        All of the NEOs participate in the Executive Basic Life Insurance Plan. Under this plan, the beneficiary of a participant who dies while employed by us is entitled to a lump sum payment of $500,000.

        The NEOs are also offered Supplemental Term Life Insurance. This plan provides participants with 20-year level premium term life insurance, with coverage in $500,000 increments up to $5,000,000. The participant owns the policy, and the Company pays the premium on his or her behalf. The value of the premium is fully taxable. At the end of the year, each participant receives an additional payment equal to the gross amount of taxes paid on the benefit. This additional payment is also fully taxable and is grossed up.

        Other benefits provided to our NEOs include company cars, executive physicals and reimbursement for financial services. The value of providing company cars and reimbursement for financial services is taxable and is grossed up to avoid reducing the value of the benefits.

Tax and accounting considerations

        While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to the Company with the value to the executive.

        The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC 718, Compensation—Stock Compensation, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.

Compensation committee interlocks and insider participation

        The Compensation Committee for each of Holdings and HD Supply, Inc. currently consists of Stephen Zide (Chairman), Betsy S. Atkins, Brian A. Bernasek and Nathan K. Sleeper. Three of the four Committee members are representatives from the Equity Sponsors. Mr. Zide is a Managing Director of Bain, Mr. Bernasek is an executive of Carlyle and Mr. Sleeper is an executive of CD&R.

        See "Certain Relationships and Related Party Transactions—Consulting Agreements" for a discussion of the annual fees paid to the Equity Sponsors.

Executive compensation

Summary Compensation Table for Fiscal 2012

        The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary $	Bonus $(1)	Option Awards $(2)	Non-Equity Incentive Plan Compensation $(3)	All Other Compensation $(4)	Total $
Joseph J. DeAngelo	2012	875,000	—	—	1,462,344	38,127	2,375,471
Chief Executive Officer	2011	875,000	—	2,267,282	1,640,625	47,170	4,830,077
	2010	875,000	—	1,327,625	1,435,054	73,937	3,711,616
Ronald J. Domanico	2012	558,600	—	—	469,939	52,835	1,081,374
Senior Vice President and	2011	541,200	—	944,699	614,250	40,594	2,140,743
Chief Financial Officer	2010	403,800	300,000	1,268,800	516,619	29,196	2,518,415
Anesa Chaibi	2012	549,959	—	—	901,679	50,284	1,501,922
President, Facilities	2011	509,100	—	1,889,401	414,927	43,546	2,856,974
Maintenance	2010	439,100	—	287,653	307,314	43,014	1,077,081
John Stegeman	2012	725,000	—	—	1,184,807	35,209	1,945,016
President, White Cap	2011	725,000	—	188,940	552,864	34,465	1,501,269
	2010	571,600	450,000	1,718,168	362,382	229,080	3,331,230
Mark Fabere	2012	277,423	30,000	830,300	290,503	17,744	1,445,970
Senior Vice President,
Operations

(1)
Bonus amount includes sign-on bonuses of $300,000 and $450,000 paid to Mr. Domanico and Mr. Stegeman, respectively, as outlined in their offers of employment. A discretionary bonus amount of $30,000 was provided to Mr. Fabere during fiscal 2012.

(2)
The fiscal 2012 amount for Mr. Fabere represents the aggregate grant date fair value of stock option awards granted in May 2012 and November 2012. Information about the assumptions used to value these awards can be found in Note 9 to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Non-equity incentive plan compensation reflects amounts paid under the MIP to all NEOs for the applicable year. See "—Components of Compensation—Annual Cash Incentives" for a discussion of the MIP in fiscal 2012. The fiscal 2012 amount for Mr. Fabere also includes a prorated portion of the LTIP and FAP in the amount of $137,796.

(4)
The All Other Compensation column is made up of the following amounts for fiscal 2012:

Name	Tax Gross Up on Bonus and Perquisites	Use of a Company Car	Financial Planning Assistance	Other Perquisites	Total $
Joseph J. DeAngelo	12,942	5,805	18,000	1,380	38,127
Ronald J. Domanico	20,684	20,772	10,000	1,380	52,835
Anesa Chaibi	20,229	19,155	10,000	900	50,284
John Stegeman	12,766	11,063	10,000	1,380	35,209
Mark Fabere	16,491	1,253	—	—	17,744

Grants of Plan-Based Awards for Fiscal Year 2012

        The following table provides information concerning awards granted to the NEOs in the last fiscal year under any plan.

					All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Grant Date Fair Value of Stock and Option Awards ($)
						Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold $	Target $	Maximum $
Joseph J. DeAngelo
2012 MIP		328,125	1,312,500	1,968,750	—	—	—
Ronald J. Domanico
2012 MIP		105,446	421,785	632,678	—	—	—
Anesa Chaibi
2012 MIP		262,710	525,420	1,050,840	—	—	—
John Stegeman
2012 MIP		181,250	725,000	1,450,000	—	—	—
Mark Fabere
2012 MIP		42,750	171,000	256,500	—	—	—
2010-2012 LTIP(2)		21,001	84,003	126,005	—	—	—
2010-2012 FAP(2)		18,208	91,042	136,563	—	—	—
Stock Plan(3)	5/14/2012	—	—	—	30,000	11.78	169,200
Stock Plan(3)	5/14/2012	—	—	—	45,000	20.00	179,100
Stock Plan(3)	11/8/2012	—	—	—	40,000	12.40	231,200
Stock Plan(3)	11/8/2012	—	—	—	60,000	20.00	250,800

(1)
The MIP sets the threshold payout at 25% of the target payout and the maximum payout at 150% of the target payout for Messrs. DeAngelo, Domanico, and Fabere. The MIP sets the threshold payout at 25% of the target payout and the maximum payout at 200% of the target payout for Mr. Stegeman. The MIP sets the threshold payout at 50% of the target payout and the maximum payout at 200% of the target payout for Ms. Chaibi. A discussion of the MIP in fiscal 2012 is under "Compensation Discussion and Analysis—Components and Compensation—Annual Cash Incentives."

(2)
The LTIP and the FAP provide an award based on the achievement of certain long-term financial objectives of the Company. For the LTIP and FAP, Mr. Fabere participated in these plans for more than 50% of the three-year cycle of 2010-2012. Therefore, he was entitled to receive a prorated portion of these awards.

(3)
Mr. Fabere received stock options in May 2012 in connection with his role as Vice President, Sourcing. In November 2012, he received stock options outlined in his offer letter agreement in connection with his promotion to Senior Vice President, Operations. These options vest in five equal annual installments on each of the first through fifth anniversaries of the grant date.

Narrative disclosure to summary compensation table and grant plan based awards table

Stock Plan

        The Stock Plan and an Associate Stock Option Agreement govern each option award and provide, among other things, the vesting provisions of the options and the option term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. See "Potential Payments upon Termination or Change in Control" for information regarding the cancellation or acceleration of vesting of stock options upon an option holder's termination of employment or a change in control of the Company.

Employment Agreement

        We have entered into an employment offer letter with each of our named executive officers. See "Employment of Senior Vice President, Operations" and "Potential Payments upon Termination or Change in Control" for a summary of the material provisions of these letter agreements.

Outstanding Equity Awards at Fiscal Year-End 2012

        The following table sets forth the unexercised and unvested stock options held by named executive officers at fiscal year end. Each equity grant is shown separately for each named executive officer. Options granted on April 11, 2011 vest in their entirety and become exercisable on the third anniversary of the grant date except as noted; all other options vest and become exercisable in equal annual installments on the first five anniversaries of the grant date. No named executive officer holds any stock awards.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price $	Option Grant Date	Option Expiration Date
Joseph J. DeAngelo	555,750	370,500	$20.00	2/03/2010	2/3/2020
	370,500	247,000	$8.30	2/03/2010	2/3/2020
	—	552,995	$8.30	4/11/2011	4/11/2021
	926,250	1,170,495
Ronald J. Domanico	96,000	144,000	$20.00	6/8/2010	6/8/2020
	64,000	96,000	$8.30	6/8/2010	6/8/2020
	—	230,414	$8.30	4/11/2011	4/11/2021
	160,000	470,414
Anesa Chaibi	120,412	80,275	$20.00	2/03/2010	2/3/2020
	80,275	53,517	$8.30	2/03/2010	2/3/2020
	—	460,829	$8.30	4/11/2011	4/11/2021
	200,687	594,621
John Stegeman	130,000	195,000	$20.00	6/8/2010	6/8/2020
	86,667	130,000	$8.30	6/8/2010	6/8/2020
	—	46,083	$8.30	4/11/2011	4/11/2021
	216,667	371,083
Mark Fabere	—	45,000	$20.00	5/14/2012	5/14/2022
	—	30,000	$11.78	5/14/2012	5/14/2022
	—	60,000	$20.00	11/8/2012	11/8/2022
	—	40,000	$12.40	11/8/2012	11/8/2022
	—	175,000

Option Exercises and Stock Vested for Fiscal 2012

        None of our named executive officers exercised any of their stock options during fiscal 2012. No stock awards have been granted to our named executive officers.

Pension Benefits and Nonqualified Deferred Compensation for Fiscal 2012

        We do not provide any defined benefit plans or nonqualified deferred compensation plans to our named executive officers.

Potential Payments upon Termination or Change in Control

        Pursuant to either their employment arrangements or the Company's historical practice, in the event of termination without cause on February 3, 2013, the last day of fiscal 2012, all of our NEOs would be entitled to up to 24 months of base pay continuation. For Mr. DeAngelo, Mr. Domanico, Ms. Chaibi, Mr. Stegeman and Mr. Fabere, these amounts would be up to $1,750,000, $1,124,760, $1,050,840, $1,450,000 and $570,000, respectively.

        The employment arrangements do not provide for any payout upon termination as a result of death, retirement, disability, or termination for cause.

        If there is a change in control, the Stock Plan provides for accelerated vesting of unvested stock options. Had a change in control occurred on February 3, 2013, only those options having a strike price of $8.30 or $11.78 would have provided a benefit as the value of Holdings' common stock on such date did not exceed the strike price of other outstanding options. Our most recent independent valuation, completed in November 2012, valued Holdings' common stock at $12.40 per share. Assuming this stock price as of February 3, 2013, our NEOs would have received a benefit from the accelerated vesting of unvested stock options in the following amounts: Mr. DeAngelo—$3,279,982; Mr. Domanico—$1,338,299; Ms. Chaibi—$2,108,820; Mr. Stegeman—$721,941; and Mr. Fabere—$18,600.

Stock Plan

        Under the Stock Plan, an executive's unvested stock options are canceled upon the termination of his or her employment, except for terminations due to death or disability. Upon death or disability, unvested stock options vest and remain exercisable. In the case of a termination for "cause" (as defined in the Stock Plan), the executive's unvested and vested stock options are canceled as of the effective date of the termination. Following a termination of employment other than for "cause", vested options are canceled unless the executive exercises them within 90 days (180 days if the termination was due to death, disability or retirement) or, if sooner, prior to the options' normal expiration date.

        If any termination of employment occurs prior to a public offering, Holdings and the Equity Sponsors have the right to purchase any shares of Holdings' common stock that the executive acquired upon the exercise of options. Upon a termination other than for cause (as defined in the Stock Plan), the purchase price per share is equal to the fair market value (as defined in the Stock Plan) of the shares on the later of the date (i) the executive's employment terminated and (ii) that is six months and one day after the shares were purchased by the executive. Upon termination for cause, the purchase price is equal to the lesser of fair market value and the cost of the shares to the executive.

        If Holdings experiences a change in control (as defined in the Stock Plan), stock options will generally accelerate and be canceled in exchange for a cash payment equal to the change in control price per share minus the exercise price of the applicable option, unless its Board of Directors elects to provide for alternative awards in lieu of acceleration and payment. Holdings' Board of Directors also has the discretion to accelerate the vesting of options at any time and from time to time.

        Under the Stock Plan a "change in control" is defined as:

  •
  the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of 50% or more of the combined voting power of Holdings' then outstanding voting securities, other than any such acquisition by Holdings, any of its subsidiaries, any associate benefit plan of Holdings or any of its subsidiaries, or by the Equity Sponsors, or any affiliates of any of the foregoing;

  •
  the merger, consolidation or other similar transaction involving Holdings, as a result of which persons who were stockholders of Holdings immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated Holdings; or

  •
  the sale, transfer or other disposition of all or substantially all of the assets of Holdings to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of Holdings.

        A public offering of Holdings' common shares does not constitute a change in control.

Changes to the Compensation Programs in Connection with Holdings' Initial Public Offering

        The following is a summary of the short- and long-term incentive programs we established in connection with Holdings' initial public offering. The following description of the material terms and conditions of these plans is qualified by reference to the full text of the respective plans, which were filed as exhibits to Holdings' registration statement on Form S-1.

Omnibus Incentive Plan

        Background.    As described above (see "—Compensation Discussion and Analysis—Equity Incentive Compensation"), since HD Supply's separation from Home Depot, we have provided our officers and other employees with long-term equity incentives under the Stock Plan. Prior to the completion of Holdings' initial public offering, Holdings adopted the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan (the "Omnibus Incentive Plan") pursuant to which Holdings will make grants of incentive compensation to our directors, officers and other employees. When Holdings adopted the Omnibus Incentive Plan, the Stock Plan terminated and no more awards will be made thereunder. However, awards previously granted under the Stock Plan will be unaffected by the termination of the Stock Plan. The following are the material terms of the Omnibus Incentive Plan.

        Administration.    The Board has the authority to interpret the terms and conditions of the Omnibus Incentive Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the Omnibus Incentive Plan. The Board has delegated its authority to the Compensation Committee (which is referred to below as the "Administrator"). To the extent consistent with applicable law and the listing standards on any national exchange or market system on which Holdings' common stock is listed, the Administrator may further delegate the ability to grant awards to our Chief Executive Office or other of our officers. In addition, subcommittees may be established to the extent necessary to comply with Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or Rule 16b-3 under the Securities Exchange Act of 1934.

        Eligible Award Recipients.    Our directors, officers, other employees and consultants are eligible to receive awards under the Omnibus Incentive Plan.

        Awards.    Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights; dividend equivalents; deferred share units; and other stock-based awards.

        Shares Subject to the Plan.    Subject to adjustment as described below, a total of 12,500,000 shares of Holdings' common stock is available for issuance under the Omnibus Incentive Plan. Shares issued under the Omnibus Incentive Plan may be authorized but unissued shares or shares reacquired by us. During any period that Section 162(m) of the Code is applicable to us and for awards intended to qualify as performance-based awards under Section 162(m) of the Code, (1) the maximum number of stock options, SARs or other awards based solely on the increase in the value of common stock that a participant may receive in any year is 2,500,000; (2) a participant may receive a maximum of 1,500,000 performance shares, shares of performance-based restricted stock, performance-based restricted stock units and any performance-based dividend equivalents in any year; and (3) the maximum dollar amount of cash that may be earned in connection with the grant of performance units during any year may not exceed $5,000,000.

        Any shares covered by an award, or portion of an award, granted under the Omnibus Incentive Plan that terminates, is forfeited, is repurchased, expires or lapses for any reason will again be available for the grant of awards under the Omnibus Incentive Plan. Additionally, any shares that are withheld from issuance to satisfy the grant or exercise price or tax withholding obligations pursuant to any award under the Omnibus Incentive Plan will again be available for issuance. The Omnibus Incentive Plan permits us to issue replacement awards to employees of companies acquired by us, and those replacement awards would not count against the share maximum listed above, but any forfeited replacement awards would not be available for future grant. Shares subject to outstanding awards under the Stock Plan that were forfeited following Holdings' initial public offering also are not be available for future grant.

        Terms and Conditions of Options and Stock Appreciation Rights.    An incentive stock option is an option that meets the requirements of Section 422 of the Code, and a non-qualified stock option is an option that does not meet those requirements. A stock appreciation right ("SAR") is the right of a participant to a payment, in cash, shares of common stock, or a combination of cash and shares equal to the amount by which the market value of a share of common stock exceeds the exercise price of the stock appreciation right. An option or SAR granted under the Omnibus Incentive Plan is exercisable only to the extent that it is vested on the date of exercise. No option or SAR may be exercisable more than ten years from the grant date. SARs may be granted to participants in tandem with options or on their own. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted.

        The exercise price per share under each option granted under the Omnibus Incentive Plan may not be less than 100% of the fair market value of Holdings' common stock on the option grant date. For so long as Holdings' common stock is listed on any established exchange or national market system, the fair market value of the common stock will be equal to the closing price of Holdings' common stock on the exchange or system on which it is listed on the option grant date. The Omnibus Incentive Plan prohibits repricing of options and SARs without shareholder approval.

        Terms and Conditions of Restricted Stock and Restricted Stock Units.    Restricted stock is an award of common stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture. A restricted stock unit is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant's account, which is settled in stock or cash upon vesting. Subject to the provisions of the Omnibus Incentive Plan, our Administrator will determine the terms and conditions of each award of restricted stock or restricted stock units, and the restrictions applicable to the award. Restricted stock and restricted stock units granted under the Omnibus Incentive Plan will vest based on a period of service specified by our Administrator or the occurrence of events specified by our Administrator.

        Terms and Conditions of Performance Shares and Performance Units.    A performance share is a right to receive a specified number of shares of common stock after the date of grant subject to the achievement of predetermined performance conditions. A performance unit is a unit, equivalent in value to a share of common stock, that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock if predetermined performance conditions are achieved. Vested performance units may be settled in cash, stock or a combination of cash and stock, at the discretion of the Administrator. Performance shares and performance units will vest based on the achievement of pre-determined performance goals established by the Administrator. The performance goals under the Omnibus Incentive Plan consist of the following: (a) net or operating income (before or after taxes); (b) earnings before taxes, interest, depreciation, and/or amortization ("EBITDA"); (c) EBITDA excluding charges for stock compensation, management fees, restructurings and impairments ("Adjusted EBITDA"); (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales or revenue growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (i) productivity ratios (including but not limited to measuring liquidity, profitability or leverage); (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth or customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (s) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria, or (v) for any period of time in which Section 162(m) of the Code is not applicable to the Company and the Omnibus Incentive Plan, or at any time in the case of (A) persons who are not "covered employees" under Section 162(m) of the Code, or (B) awards (whether or not to "covered employee") not intended to qualify as performance based compensation under Section 162(m) of the Code, such other criteria as may be determined by the Administrator. Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or products and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. The Administrator may provide for a threshold level of performance below which no shares or compensation will be granted or paid in respect of performance based awards, and a maximum level of performance above which no additional shares or compensation will be granted or paid in respect of performance-based awards, and it may provide for differing amounts of shares or compensation to be granted or paid in respect of performance-based awards for different levels of performance.

        Terms and Conditions of Deferred Share Units.    A deferred share unit is a unit credited to a participant's account in our books that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock upon a predetermined settlement date. Deferred share units may be granted by the Administrator independent of other awards or compensation. Unless the Administrator determines otherwise, deferred share units would be fully vested when granted.

        Other Stock-Based Awards.    The Administrator may make other equity-based or equity-related awards not otherwise described by the terms of the Omnibus Incentive Plan, including grants to our non-employee directors under our director compensation program.

        Dividend Equivalents.    A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or as freestanding awards.

        Termination of Employment.    Except as otherwise determined by the Administrator, in the event a participant's employment terminates for any reason other than "cause" (as defined in the Omnibus Incentive Plan), all unvested awards will be forfeited and all options and SARs that are vested and exercisable will remain exercisable until the (i) 180th day following the date of the participant's termination of employment, in the case of death or disability (ii) in the case of termination due to retirement at normal retirement age (x) for options and SARS that are vested as of the date of retirement, the 180th day following the date of termination and (y) for options or SARS that vest after retirement (if any), the 90th day following the post-retirement vesting date, or (iii) until the three month anniversary of the date of termination in the case of any other termination (or the expiration of the award's term, whichever is earlier). In the event of a participant's termination for cause, all unvested or unpaid awards, and all options and SARs, whether vested or unvested, will immediately be forfeited and canceled. In addition, awards will be subject to any clawback policy adopted by the Administrator, the Board or the Company.

        Other Forfeiture Provisions.    A participant will be required to forfeit and disgorge any awards granted or vested and all gains earned or accrued due to the exercise of stock options or SARs or the sale of any Holdings Common Stock to the extent required by applicable law, including Section 304 of the Sarbanes- Oxley Act of 2002 and Section 10D of the Securities Exchange Act of 1934, or pursuant to such policies as to forfeiture and recoupment as may be adopted by the Administrator and communicated to participants.

        Change in Capitalization or Other Corporate Event.    The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Omnibus Incentive Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Administrator in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of Holdings or other similar transaction affecting Holdings' common stock. Any such adjustment would not be considered repricing for purposes of the prohibition on repricing described above.

        Effect of a Change in Control.    Upon a future change in control of Holdings, all outstanding awards would fully vest and be cancelled for the same per share amount paid to the shareholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). The Administrator has the ability to prescribe different treatment of awards in the award agreements. In addition, unless prohibited by applicable law (including if such action would trigger adverse tax treatment under Section 409A of the Code), no vesting or cancellation of awards will occur if awards are assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions, provided that any substitute awards must fully vest on a participant's involuntary termination of employment without "cause" or constructive termination of employment, in each case occurring within two years following the date of the change in control.

        Option Grants Made in Connection with Holdings' Initial Public Offering.    The following option awards were made to NEOs on June 26, 2013 with an exercise price equal to Holdings' initial public offering price of $18.00 per share:

Number of Shares of Common Stock Underlying Options
Joseph J. DeAngelo	148,800
Ronald J. Domanico	57,200
John Stegeman	57,200
Anesa Chaibi	86,800

Annual Incentive Plan

        Background.    As described above (see "—Compensation Discussion and Analysis—Management Incentive Plan"), prior to Holdings' initial public offering, we maintained the Management Incentive Plan (the "MIP") pursuant to which we provided our executive officers and other key employees with the opportunity to earn performance-based annual cash bonuses. Prior to the completion of Holdings' initial public offering, Holdings adopted the HD Supply Holdings, Inc. Annual Incentive Plan (the

"AIP") which replaced and succeeded the MIP. Upon the completion of Holdings' initial public offering, awards granted under the MIP relating to fiscal year 2013 were assumed into the AIP and treated as awards granted under the AIP. The AIP provides annual cash incentives to our executive officers and certain other key employees. The material terms of the AIP are described below.

        Purpose.    The AIP is designed to retain and motivate officers and other key employees Holdings and its subsidiaries who are designated by the Compensation Committee by providing them with an opportunity to earn cash incentives based on Holdings' attainment of certain specified performance goals. The AIP is designed to meet the requirements of the performance-based compensation exemption for purposes of Section 162(m) of the Code, to the extent applicable.

        Administration.    The AIP is administered by the Compensation Committee, which may delegate authority under the AIP to the Chief Executive Officer or any other of the executive officers, except that the Compensation Committee may not delegate its responsibilities with respect to awards to any employee whose compensation is subject to Section 162(m) of the Code.

        Eligible Employees.    All of our officers and other key employees are eligible to participate in the AIP.

        Performance Goals.    The Compensation Committee will select those of our employees who will participate in the AIP for a specified performance period and will establish the applicable performance goals for such performance period no later than 90 days after the beginning of the performance period, or if earlier, the date on which 25% of the performance period has been completed. It is expected that the performance period will be our fiscal year, unless our Compensation Committee determines to use another period. As to any award intended to qualify as performance based compensation under Section 162(m) of the Code, the performance goals must include one or more of the following objective performance measures: (a) net or operating income (before or after taxes); (b) earnings before taxes, interest, depreciation, and/or amortization ("EBITDA"); (c) EBITDA excluding charges for stock compensation, management fees, restructurings and impairments ("Adjusted EBITDA"); (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales or revenue growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (i) productivity ratios (including but not limited to measuring liquidity, profitability or leverage); (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth or customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (s) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria, or (v) for any period of time in which Section 162(m) of the Code is not applicable to the Company and the AIP, or at any time (A) in the case of persons who are not "covered employees" under Section 162(m) of the Code or (B) in the case of awards (whether or not to "covered employees") not intended to qualify as performance based compensation under Section 162(m) of the

Code, such other criteria as may be determined by the Administrator. Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or products and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. In the case of earnings-based measures, performance goals may include comparisons relating to capital (including, but limited to, the cost of capital), shareholders' equity, shares outstanding, assets or net assets, or any combination thereof. The Compensation Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid under the AIP, and it may provide for the payment of differing amounts of compensation for different levels of performance. Performance goals may also be subject to such other conditions as the Compensation Committee may determine appropriate.

        Maximum Award; Discretion.    The maximum amount payable to any participant under the AIP during any given performance period is $5,000,000. In all cases, our Compensation Committee has the sole and absolute discretion to reduce the amount of any payment under the AIP that would otherwise be made to any participant or to decide that no payment shall be made.

        Payment.    Payment of awards will be made in cash, and with respect to employees whose compensation is subject to Section 162(m) of the Code, as soon as practicable after our Compensation Committee certifies that one or more of the applicable performance goals have been attained for a performance period. Awards will be paid no later than the 15th day of the third month following the end of the year to which the performance period relates. In order to receive payment of an award, an employee must be employed by us on the date of payment unless the Board or Compensation Committee determines otherwise.

        Clawback.    Holdings may cancel, reduce or require an employee to forfeit any awards granted under the AIP or require an employee to reimburse and disgorge to us any amounts received pursuant to awards granted under the AIP, to the extent permitted or required by applicable law or regulations, or our internal policies, in effect on or after the effective date of the AIP.

        Amendment or Termination.    The Board or the Compensation Committee may at any time amend, suspend, discontinue or terminate the AIP, provided, however, that such action shall not be effective without the approval of the shareholders of the Company to the extent necessary to continue to qualify the amounts payable to employees as performance-based compensation under Section 162(m) of the Code.

Employee Stock Purchase Plan

        Prior to the completion Holdings' initial public offering, Holdings adopted an Employee Stock Purchase Plan (the "ESPP") as a means of permitting its employees to acquire Holdings' common stock. Two million shares of Holdings' common stock are available for issuance under the ESPP. Under the ESPP, eligible employees of the Company may purchase common stock during pre-specified offering periods at a 5% discount of the fair market value of the common stock at the beginning of the offering period. Offering periods under the ESPP are planned to commence on January 1 and July 1 of each year, with the first offering period scheduled to commence on January 1, 2014. Our executive officers are eligible to participate in the ESPP on the same terms and conditions as all other participating employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        HDS Holding Corporation owns all of our outstanding common stock and HD Supply Holdings, Inc. (or "Holdings") owns all of the outstanding common stock of HDS Holding Corporation. As of September 24, 2013, there were 192,080,428 shares of common stock of Holdings outstanding.

        The following table sets forth information as of September 24, 2013 with respect to the beneficial ownership of the common stock of Holdings by:

  •
  each person known to own beneficially more than 5% of the common stock of Holdings;

  •
  each director;

  •
  each of the named executive officers; and

  •
  all directors and executive officers as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date, which in the case of the following table is September 24, 2013. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o HD Supply Holdings, Inc., 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia 30339.

Name and address of beneficial owner	Number	Percentage
Bain Capital Integral Investors 2006, LLC(1)(9)	36,471,875	18.99
Carlyle Partners V, L.P. and related funds(2)(9)	36,471,872	18.99
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(3)(9)	36,461,875	18.98
THD Holdings, LLC(9)(10)	16,250,000	8.46
James G. Berges(6)	—	—
Joseph J. DeAngelo(4)	1,126,250	*
Paul B. Edgerley(5)	—	—
Charles W. Peffer	2,000	*
Betsy S. Atkins	—	—
Patrick R. McNamee	—	—
Mitchell Jacobson(8)(9)	4,309,375	2.24
Brian A. Bernasek(7)	—	—
Nathan K. Sleeper(6)	—	—
Gregory Ledford(7)	—	—
Stephen M. Zide(5)	—	—
Ronald J. Domanico(4)	265,000	*
Anesa Chaibi(4)	210,687	*
Mark Fabere(4)	35,000	*
John A. Stegeman(4)	362,000	*
All executive officers and directors as a group (19 persons)	7,015,062	3.56

*
Less than 1%

(1)
Bain Capital Investors, LLC ("BCI") is the administrative member of Bain Capital Integral Investors 2006, LLC ("Integral"). Voting and investment determinations with respect to the shares held by Integral are made by an investment committee comprised of the following managing directors of BCI: Andrew Balson, Steven Barnes, Joshua Bekenstein, Louis Bremer, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, David Humphrey, John Kilgallon, Lew Klessel, Matthew Levin, Ian Loring, Philip Loughlin, Seth Meisel, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi and Stephen Zide. As a result, and by virtue of the relationships described in this footnote, the investment committee of BCI may be deemed to exercise voting and dispositive power with respect to the shares held by Integral. Each of the members of the investment committee of BCI disclaims beneficial ownership of such shares. The address of each of BCI and Integral is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(2)
Represents shares held by the following investment funds associated with Carlyle: Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., and CP V Coinvestment B, L.P., which are together referred to as the "Carlyle Funds." Carlyle Partners, V, L.P. holds 34,290,383 shares, Carlyle Partners V-A, L.P. holds 689,531 shares, CP V Coinvestment A, L.P. holds 1,320,767 shares, and CP V Coinvestment B, L.P. holds 171,191 shares.

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of

  Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of TC Group V, L.L.C., which is the general partner of TC Group V, L.P., which is the general partner of each of the Carlyle Funds. Voting and investment determinations with respect to the shares held by the Carlyle Funds are made by an investment committee of TC Group V, L.P. comprised of the following persons: Daniel D'Aniello, William Conway, David Rubenstein, Gregory Summe, Louis Gerstner, Allan Holt, Peter Clare and Thomas Mayrhofer. Each member of the investment committee of TC Group V, L.P. disclaims beneficial ownership of such shares.

  The address of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walkers Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands. The address of each of the other persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave., N.W., Suite 220 South, Washington, DC 20004.

(3)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, LLC: (i) 30,000,000 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 213,604 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd.; and (iii) 6,248,271 shares of common stock held by Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., whose general partner is CD&R Associates VII (Co-Investment), Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of each of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. Such persons expressly disclaim such beneficial ownership.

Investment and voting decisions with respect to shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. are made by an investment committee of limited partners of CD&R Associates VII, L.P., currently consisting of the following individuals: Michael G. Babiarz, Manvinder Singh Banga, James G. Berges, Kevin J. Conway, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Theresa A. Gore, Marco Herbst, George K. Jaquette, Sarah Kim, Manfred Kindle, John Krenicki, Jr., Gregory Lai, Edward M. Liddy, John Malfettone, David A. Novak, Paul S. Pressler, Roberto Quarta, Eric Rahe, Christian P. Rochat, Eric Rouzier, Richard J. Schnall, Stephen Shapiro, Nathan K. Sleeper, Christian Storch, Derek L. Strum, Sonja Terraneo, Robert C. Volpe, David H. Wasserman and Jonathan L. Zrebiec (collectively, the "Investment Committee"). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of Clayton,

  Dubilier & Rice Fund VII (Co-Investment) L.P. and CD&R Parallel Fund VII, L.P. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P.

  The address for each of Clayton Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Associates VII (Co-Investment), Ltd., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Parallel Fund Associates VII, Ltd. and CD&R Investment Associates VII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(4)
Includes, with respect to: (i) Joseph DeAngelo, 200,000 shares of common stock and 926,250 vested stock options (or vesting within 60 days of September 24, 2013); (ii) Ronald J. Domanico, 25,000 shares of common stock and 240,000 vested stock options (or vesting within 60 days of September 24, 2013); (iii) Anesa Chaibi, 10,000 shares of common stock and 200,687 vested stock options (or vesting within 60 days of September 24, 2013); (iv) Mark Fabere, 35,000 vested stock options (or vesting within 60 days of September 24, 2013); and (v) John A. Stegeman, 37,000 shares of common stock and 325,000 vested stock options (or vesting within 60 days of September 24, 2013). On or about December 27, 2012, the 200,000 shares of common stock attributed to Mr. DeAngelo in (i) above were transferred by Mr. DeAngelo to a Trust, with respect to which Mr. DeAngelo's wife serves as Trustee. Mr. DeAngelo disclaims any beneficial ownership of such shares held by the Trust.

(5)
Does not include shares of common stock held by Integral. Each of Messrs. Edgerley and Zide is a Managing Director and serves on the investment committee of BCI and as a result, and by virtue of the relationships described in footnote (1) above, may be deemed to share beneficial ownership of the shares held by Integral. Each of Messrs. Edgerley and Zide disclaims beneficial ownership of such shares. The address of each of Messrs. Edgerley and Zide is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(6)
Does not include 36,461,875 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC. Messrs. Berges and Sleeper are directors of Holdings and HD Supply and executives of Clayton, Dubilier & Rice, LLC. They disclaim any beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC.

(7)
Does not include 36,471,872 shares of common stock held by investment funds associated with or designated by Carlyle. Messrs. Bernasek and Ledford are directors of Holdings and HD Supply and executives of Carlyle. They disclaim any beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(8)
Includes (i) 4,257,500 shares of common stock held by JFI-HDS, LLC; Mr. Jacobson is the managing member of JFI-HDS Partner, LLC which is the managing member of JFI-HDS, LLC, and (ii) 51,875 shares held by JFI-HDS Affiliates, LLC; Mr. Jacobson is the managing member of JFI-HDS Partner, LLC which is the managing member of JFI-HDS Affiliates, LLC.

(9)
Excludes shares of common stock owned by other parties to the Second Amended and Restated Stockholders Agreement of which they may be deemed to share beneficial ownership. Each person disclaims beneficial ownership of such shares.

(10)
THD Holdings, LLC, is a wholly-owned subsidiary of Home Depot. Home Depot shares voting and investment power with regard to the shares held by THD Holdings, LLC. The address of THD Holdings, LLC and Home Depot is 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders agreement

        In connection with the closing of the 2007 Acquisition, Holdings, the Equity Sponsors and their affiliates and certain other stockholders of Holdings entered into a stockholders agreement that contains, among other things, provisions relating to our governance, the disposition of Holdings' common stock by the parties thereto and certain approval rights. This stockholders agreement currently provides that affiliates of the Equity Sponsors who are stockholders of Holdings are entitled to elect (or cause to be elected) nine of Holdings directors, which includes three designees of each Equity Sponsor. Our Chief Executive Officer also serves as a director of Holdings. One of the directors designated by the Equity Sponsor associated with CD&R serves as the chairman.

Registration Rights Agreement

        Holdings is a party to an amended and restated registration rights agreement (the "Registration Rights Agreement") with certain of its stockholders, including the Equity Sponsors. The Registration Rights Agreement grants to the Equity Sponsors certain registration rights and includes customary indemnification provisions.

Consulting agreements

        Until Holdings' initial public offering, we were party to consulting agreements with the Equity Sponsors (or their respective affiliates), which we entered into in connection with the 2007 Acquisition, pursuant to which the Equity Sponsors provided Holdings, us and our subsidiaries with financial advisory and management consulting services. Pursuant to the consulting agreements, we paid the Equity Sponsors an aggregate annual fee of $4.5 million for such services, subject to adjustments from time to time, plus out-of-pocket expenses and subject to approval by the Equity Sponsors, their permitted transferees or their designated affiliates who are our shareholders. Each consulting agreement was to expire by its terms in August 2017. As specified in the agreements, we paid the Equity Sponsors a transaction fee of approximately $11 million and an aggregate fee to terminate the consulting agreements of approximately $18 million in connection with the consummation of Holdings' initial public offering. The termination fee represented the estimated net present value of the payments over the then remaining term of the consulting agreements.

Indemnification agreements

        In connection with the 2007 Acquisition, we entered into indemnification agreements with Holdings and the Equity Sponsors pursuant to which, following the completion of the 2007 Acquisition, we agreed to indemnify the Equity Sponsors, their respective managers, administrative members and the administrative members or general partners of any other investment vehicle that is our stockholder and is managed by such manager or its affiliates and their respective successors and assigns, and the respective directors, officers, shareholders, partners, members, employees, agents, advisors, consultants, representatives and controlling persons of each of them, or of their partners, shareholders or members in their capacity as such, against certain liabilities arising out of performance of the 2007 Acquisition, the performance of the consulting agreements described above under "—Consulting agreements," securities offerings by us and certain other claims and liabilities. We also entered into a similar indemnification agreement with Home Depot providing for indemnification of Home Depot, its affiliates, directors, officers, shareholders, partners, members, employees, agents, representatives and controlling persons against certain liabilities arising from securities offerings by us (including this offering).

        In connection with Holdings' initial public offering, we entered into indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Tax sharing arrangements

        In connection with the 2007 Acquisition, Home Depot has agreed to be responsible for and pay any taxes that were reportable in a tax return that included Home Depot or any subsidiary of Home Depot and also included HD Supply or any of its subsidiaries, except for taxes relating to a period before HD Supply or its subsidiary was acquired, directly or indirectly, by Home Depot.

        The Internal Revenue Service has disallowed certain deductions claimed by us and has issued a formal Revenue Agent's Report challenging certain of the cash refunds resulting from our carryback of NOLs to taxable years during which we were a member of Home Depot's U.S. federal consolidated tax group. The carryback of the NOLs was made in accordance with (and subject to the terms of) the Tax Cooperation Agreement. Pursuant to the Tax Cooperation Agreement, if the IRS is ultimately successful with respect to the proposed adjustments, we would be required to reimburse Home Depot an amount equal to the disallowed refunds plus related interest. See "Risk Factors—Risks Relating to Our Business—Income tax payments may ultimately differ from amounts currently recorded by us. Future tax law changes may materially increase our prospective income tax expense."

Agreements with Home Depot

        Upon the closing of the 2007 Acquisition, we entered into the following agreements with Home Depot and/or its affiliates:

  •
  a Strategic Purchase Agreement, as subsequently amended effective February 4, 2013, pursuant to which the parties agreed to terms relating to (i) the purchase by Home Depot U.S.A., Inc. and its affiliates of certain products from Crown Bolt for a term to end no later than January 31, 2020, (ii) related intellectual property matters and (iii) the provision of related services;

  •
  a Supplier Buying Agreement, pursuant to which the parties agree to certain terms and conditions relating to (i) the purchase by Home Depot U.S.A., Inc. and its affiliates of products from Crown Bolt pursuant to the Strategic Purchase Agreement and (ii) the provision of related in-store services and displays; and

  •
  a Trademark License granting Crown Bolt the royalty-free right to use a number of trademarks in connection with its activities under the Strategic Purchase Agreement.

        In addition, certain guarantees, surety bonds and letters of credit that Home Depot and/or its affiliates (other than HD Supply, HD Supply Canada, Inc. and their respective affiliates) entered into prior to the closing of the 2007 Acquisition relate to our and our subsidiaries' obligations to landlords, customers and suppliers, and remained in place immediately after the closing of the 2007 Acquisition. Holdings agreed in the purchase and sale agreement to fully indemnify Home Depot and its affiliates from any losses that arise out of these obligations. Holdings also agreed to use reasonable best efforts to cause itself and/or HD Supply, Inc. to be substituted for Home Depot and/or its affiliates and to have Home Depot and its affiliates released in respect of certain such obligations.

Debt Securities of HD Supply

        Pursuant to one or more exchange and/or purchase agreements, in connection with the Refinancing Transactions, Bain and Carlyle exchanged certain of the 12.0% Senior Notes held by them for a portion of the April 2012 Senior Unsecured Notes, and CD&R purchased a portion of the April 2012 Senior Unsecured Notes from us for cash. The net proceeds from the offering of the April 2012 First Priority Notes and the Second Priority Notes, together with other sources were used to redeem the 12.0% Senior Notes and fund the other Refinancing Transactions. A portion of the 12.0% Senior Notes redeemed were owned by Bain and Carlyle. During fiscal 2012, HD Supply issued and repurchased the April 2012 Senior Unsecured Notes to and from certain affiliates of the Equity Sponsors.

        In addition, management of the Company has been informed that, as of August 4, 2013, affiliates of certain of the Equity Sponsors beneficially owned approximately $34 million aggregate principal amount of HD Supply's outstanding indebtedness. HD Supply redeemed the entire outstanding $889 million aggregate principal amount of the 2007 Senior Subordinated Notes on February 8, 2013. Affiliates of the Equity Sponsors that held the 2007 Senior Subordinated Notes had such notes redeemed.

Transactions with Other Related Parties

        In connection with our business, we procure products from thousands of suppliers, some of which may be affiliated with the Equity Sponsors. We estimate that we purchased product from affiliates of the Equity Sponsors for approximately $57 million, $60 million, and $24 million in fiscal 2012, fiscal 2011, and fiscal 2010, respectively. Management believes these transactions were conducted on an arm's-length basis at prices that an unrelated third party would pay.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

        The Senior Term Facility consists of a senior secured Senior Term Facility (the "Senior Term Facility," the term loans thereunder, the "Term Loans") providing for Term Loans in an aggregate principal amount of $1,000.0 million. On April 12, 2012, proceeds of the Term Loans, together with proceeds from the Senior ABL Facility (the "Senior ABL Facility" and, together with the Senior Term Facility, the "Senior Credit Facilities,") were used to (i) repay all amounts outstanding under the 2007 Senior Secured Credit Facility, (ii) repay all amounts outstanding under the 2007 ABL Credit Facility (iii) repurchase all remaining outstanding 12.0% Senior Notes and (iv) pay related fees and expenses. The Senior Term Facility also permits HD Supply, Inc. to add one or more incremental term loan facilities to be included in the Senior Term Facility, to increase the existing loans by requesting supplemental term loan commitments, or to add one or more revolving credit facility commitments or letter of credit facility commitments to be included in the Senior Term Facility. As of August 4, 2013, the outstanding principal balance of the Term Loans was $969 million, net of unamortized discount of $21 million. On February 15, 2013, HD Supply, Inc. entered into Amendment No. 1 (the "Term Loan Amendment") to the Senior Term Facility, which reduced the interest rates applicable to loans thereunder and modified the optional prepayment provisions obtained therein.

        The Senior ABL Facility provides for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million (subject to availability under a borrowing base). Extensions of credit under the Senior ABL Facility are limited by a borrowing base calculated periodically based on specified percentages of the value of eligible inventory and eligible accounts receivables, subject to certain reserves and other adjustments. As of August 4, 2013, the outstanding principal drawn on the Senior ABL Facility was $500 million. A portion of the Senior ABL Facility is available for letters of credit and swingline loans. The Senior ABL Facility also permits HD Supply, Inc. to add one or more incremental term loan facilities to be included in the Senior ABL Facility or one or more revolving credit facility commitments to be included in the Senior ABL Facility.

        On June 28, 2013, HD Supply, Inc. entered into entered into Amendment No. 1 (the "ABL Amendment") to the Senior ABL Facility. The ABL Amendment (i) reduced the applicable margin for borrowings under the ABL Facility by 0.25%; (ii) reduced the commitment fee applicable thereunder; (iii) extended the maturity date of the ABL Facility until June 28, 2018 (or, if earlier, the maturity date under HD Supply Inc.'s cash flow facility); (iv) made certain changes to the borrowing base and (v) reduced the sublimit available for letters of credit under the ABL Facility from $400.0 million to $250.0 million.

Maturity; Prepayment

        The Senior Term Facility will mature on October 12, 2017 (the "Term Loan Maturity Date"). The Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Senior Term Facility with the balance payable on the Term Loan Maturity Date. The Senior ABL Facility will mature on April 12, 2017.

        On or prior to August 15, 2013, any optional prepayment of Term Loans in connection with certain repricing transactions are subject to a prepayment premium equal to 1% of the aggregate principal amount of Term Loans being prepaid. After August 15, 2013, the Term Loans may be prepaid without premium or penalty. Subject to certain exceptions, the Senior Term Facility will be subject to mandatory prepayment in an amount equal to 100% of the net proceeds of certain asset sales and certain insurance recovery events; and 50% of annual excess cash flow for any fiscal year, such percentage to decrease to 0% depending on the attainment of certain leverage ratio targets.

        The Senior ABL Facility may be prepaid at our option at any time without premium or penalty and will be subject to mandatory prepayment if the outstanding Senior ABL Facility exceeds either the aggregate commitments with respect thereto or the current borrowing base, in an amount equal to such excess. Mandatory prepayments do not result in a permanent reduction of the lenders' commitments under the Senior ABL Facility.

Guarantee; Security

        HD Supply, Inc. is the borrower under the Senior Term Facility. HD Supply, Inc. and certain of its subsidiaries, including HD Supply Canada, Inc., a Canadian subsidiary (the "Canadian Borrower"), are the borrowers under the Senior ABL Facility. Each of our existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiaries, subject to certain exceptions, in each case to the extent otherwise permitted by applicable law, regulation and contractual provision (the "Subsidiary Guarantors") guarantee our payment obligations under the Senior Credit Facilities (and each direct and indirect wholly-owned Canadian subsidiary, subject to certain exceptions, in each case to the extent otherwise permitted by applicable law, regulation and contractual provision (the "Canadian Guarantors") guarantee the Canadian Borrower's payment obligations under the Senior ABL Facility).

        The obligations under the Senior Credit Facilities and the guarantees thereof are secured in favor of the administrative agent and collateral agent or U.S. ABL collateral agent, as applicable, by (i) all of the capital stock of HD Supply, Inc., all capital stock of all domestic subsidiaries owned by HD Supply, Inc. and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary owned directly by HD Supply, Inc. or any Subsidiary Guarantor (it being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by HD Supply, Inc. and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes. The Canadian obligations under the Senior ABL Facility are also secured by liens on substantially all assets of the Canadian Borrower and the Canadian Guarantors, subject to certain exceptions.

Interest; Fees

        After giving effect to the Term Loan Amendment, the interest rates applicable to the loans under the Senior Term Facility are based on a fluctuating rate of interest measured by reference to either, at our option, (i) an adjusted London inter-bank offered rate (adjusted for statutory reserve requirements), plus a borrowing margin of 3.25%, or (ii) an alternate base rate, plus a borrowing margin of 2.25%.

        The interest rates applicable to the loans under the Senior ABL Facility are subject to a pricing grid based on average daily excess availability for the previous fiscal quarter.

        Customary fees were payable in respect of the Senior Credit Facilities.

Covenants

        The Senior Term Facility contains a number of negative covenants that, among other things, limit or restrict the ability of HD Supply, Inc. and its material restricted subsidiaries to incur other indebtedness (including guarantees of other indebtedness); incur certain liens; pay dividends or make other restricted payments, including investments; prepay or amend the terms of other indebtedness; enter into certain types of transactions with affiliates; sell certain assets; sell or otherwise dispose of all or substantially all of its assets; enter into agreements restricting dividends or other distributions by subsidiaries to HD Supply, Inc. or a Subsidiary Guarantor or, in the case of HD Supply, Inc., consolidate or merge.

        The Senior ABL Facility contains a number of negative covenants that, among other things, limit or restrict our ability and, in certain cases, our subsidiaries to carry out acquisitions, mergers, consolidations, to pay dividends, and to prepay certain indebtedness (including the Notes), in each case to the extent any such transaction would reduce availability under the Senior ABL Facility below a specified amount.

        The Senior Credit Facilities also contain certain affirmative covenants, including financial and other reporting requirements.

Events of Default

        The Senior Credit Facilities provide for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests and material judgments.

First Priority Notes and Second Priority Notes

        In connection with the Refinancing Transactions, on April 12, 2012 HD Supply, Inc. issued $950 million aggregate principal amount of 8 1/8% Senior Secured First Priority Notes due April 15, 2019 (the "April 2012 First Priority Notes") at par. On August 2, 2012, HD Supply, Inc. issued an additional $300 million aggregate principal amount of 8 1/8% Senior Secured First Priority Notes due 2019 (together with the April 2012 First Priority Notes, the "First Priority Notes"). As of August 4, 2013, the outstanding principal balance of the First Priority Notes was $1,269 million, including unamortized premium of $19 million.

        In connection with the Refinancing Transactions, on April 12, 2012 HD Supply, Inc. issued $675 million aggregate principal amount of 11% Senior Secured Second Priority Notes due April 15, 2020 (the "Second Priority Notes" and, together with the First Priority Notes, the "Secured Notes") at par. As of August 4, 2013, the outstanding principal balance of the Second Priority Notes was $675 million.

Guarantees; Security

        The Secured Notes are guaranteed by each of our existing and future wholly-owned domestic subsidiaries (subject to certain exceptions) and by each of our other domestic subsidiaries that is a borrower under the Senior ABL Facility or that guarantees payment of indebtedness of HD Supply, Inc. under certain credit facilities or capital markets securities (the "Subsidiary Guarantors").

        The Secured Notes and the guarantees thereof are secured in favor of the collateral agent, by (i) all capital stock of all domestic subsidiaries owned by HD Supply, Inc. and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary owned directly by HD Supply, Inc. or any Subsidiary Guarantors (it being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by HD Supply, Inc. and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Secured Notes and the Senior Credit Facilities.

Redemption; Offer to Repurchase

        Prior to April 15, 2015, HD Supply, Inc. may redeem some or all of the First Priority Notes by paying the applicable make-whole premium. At any time on or after April 15, 2015, HD Supply, Inc. may redeem some or all of the First Priority Notes at redemption prices specified in the indenture governing the First Priority Notes. Prior to April 15, 2016, HD Supply, Inc. may redeem some or all of the Second Priority Notes by paying the applicable make-whole premium. At any time on or after April 15, 2016, HD Supply, Inc. may redeem some or all of the Second Priority Notes at redemption prices specified in the indenture governing the Second Priority Notes. In addition, in the event of an equity offering prior to April 15, 2015, HD Supply, Inc. may redeem up to 35% of the principal amount of the First Priority Notes and the Second Priority Notes at a redemption price equal to 100% plus the amount of the respective coupon, using the net cash proceeds raised in the equity offering.

        In the event of certain events that constitute a Change of Control (as defined in the applicable indenture), HD Supply, Inc. must offer to repurchase all of the First Priority Notes and the Second Priority Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If HD Supply, Inc. or any of its restricted subsidiaries sells assets under certain circumstances, HD Supply, Inc. must use the proceeds to make an offer to purchase the First Priority Notes and the Second Priority Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants

        The indentures governing the Secured Notes contain restrictive covenants that, among other things, limit the ability of HD Supply, Inc. and its restricted subsidiaries to: incur more indebtedness; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of HD Supply, Inc.'s restricted subsidiaries to pay dividends to HD Supply, Inc. or make other intercompany transfers; create liens securing indebtedness; transfer or sell assets; merge or consolidate; and enter into certain transactions with HD Supply, Inc.'s affiliates. Most of these covenants will cease to apply for so long as the applicable Secured Notes have investment grade ratings from both Moody's Investment Services, Inc. and Standard & Poor's.

Intercreditor Agreements

        On April 12, 2012, the Senior ABL Facility collateral agent, the Senior Term Facility collateral agent, the First Priority Notes collateral agent and the Second Priority Notes collateral agent entered into an intercreditor agreement as to the relative priorities of their respective security interests in the collateral securing such indebtedness and certain other matters relating to the administration of security interests. In addition, the Senior Term Facility collateral agent, the First Priority Notes collateral agent and the Second Priority Notes collateral agent entered into a separate intercreditor agreement as to the relative priorities of their respective security interests in the collateral securing such indebtedness and certain other matters relating to the administration of security interests.

October 2012 Senior Notes

        On October 15, 2012, HD Supply, Inc. issued $1 billion aggregate principal amount of 11.50% Senior Notes due July 15, 2020 (the "October 2012 Senior Notes") at par. As of August 4, 2013, the outstanding principal balance of the October 2012 Senior Notes was $1 billion.

Guarantees

        The October 2012 Senior Notes are guaranteed, on a senior unsecured basis, by each of our wholly-owned existing and future domestic subsidiaries (subject to certain exceptions) and by each of our other domestic subsidiaries that is a borrower under the Senior ABL Facility or that guarantees payment of indebtedness of HD Supply, Inc. under certain credit facilities or capital markets securities.

Redemption; Offer to Repurchase

        Prior to October 15, 2016, HD Supply, Inc. may redeem some or all of the October 2012 Senior Notes by paying the applicable make-whole premium. At any time on or after October 15, 2016, HD Supply, Inc. may redeem some or all of the October 2012 Senior Notes at redemption prices specified in the indenture governing the October 2012 Senior Notes. In addition, in the event of an equity offering prior to October 15, 2015, HD Supply, Inc. may redeem up to 35% of the principal amount of each of the October 2012 Senior Notes at a redemption price equal to 100% plus the amount of the respective coupon, using the net cash proceeds raised in the equity offering.

        In the event of certain events that constitute a Change of Control (as defined in the indenture governing the October 2012 Senior Notes), HD Supply, Inc. must offer to repurchase all of the October 2012 Senior Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If HD Supply, Inc. or any of its restricted subsidiaries sells assets under certain circumstances, HD Supply, Inc. must use the proceeds to make an offer to purchase the October 2012 Senior Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants

        The indentures governing the October 2012 Senior Notes contain covenants that, among other things, limit the ability of HD Supply, Inc. and its restricted subsidiaries, as described in the indenture governing the October 2012 Senior Notes, to: incur more indebtedness; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of HD Supply, Inc.'s restricted subsidiaries to pay dividends to HD Supply, Inc. or make other intercompany transfers; create liens securing indebtedness; transfer or sell assets; merge or consolidate; and enter into certain transactions with HD Supply, Inc.'s affiliates. Most of these covenants will cease to apply for so long as the October 2012 Senior Notes have investment grade ratings from both Moody's Investment Services, Inc. and Standard & Poor's.

 DESCRIPTION OF NOTES

General

        The existing 7.50% Senior Notes due July 15, 2020 (the "Old Notes") were issued, and the new 7.50% Senior Notes due July 15, 2020 (the "New Notes") will be issued, under an Indenture, dated as of February 1, 2013 (the "Indenture"), among the Company, as issuer, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Trustee").

        The Indenture and the Notes contain provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the Indenture and the form of Notes will be made available to prospective purchasers of the Notes upon request, as set forth under "Where You Can Find More Information."

        The following is a summary of certain provisions of the Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions of certain terms therein and (in the case of the Indenture) those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term "Company" and the other capitalized terms defined in "—Certain Definitions" below are used in this "Description of Notes" as so defined, except as otherwise provided herein. Any reference to a "Holder" or a "Noteholder" in this "Description of Notes" refers to the Holders of the Notes. The Old Notes and the New Notes, are each considered collectively to be a single class for all purposes under the Indenture, including, without limitations, for the purposes of waivers, amendments, redemptions and offers to purchase. In this "Description of Notes", any reference to (i) "Notes" refers collectively to the Old Notes and the New Notes, unless the context otherwise requires, and (ii) a "class" of Notes refers to the Old Notes and the New Notes collectively as a class, as applicable.

Brief Description of the Notes

        The Notes are:

  •
  unsecured Senior Indebtedness of the Company;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including Trade Payables) of the Company's Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

Brief Description of the Subsidiary Guarantees

        The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes are:

  •
  unsecured Senior Indebtedness of such Subsidiary Guarantor;

  •
  effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including Trade Payables) of such Subsidiary Guarantor's Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

  •
  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

        The Notes will mature on July 15, 2020. Each Note bears interest at the rate of 7.50% per annum from February 1, 2013, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to Holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year and at maturity, commencing April 15, 2013. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        An aggregate principal amount of $1,275,000,000 of Notes is currently outstanding. Additional securities may be issued under the Indenture in one or more series from time to time ("Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the Notes (except as otherwise provided herein) and otherwise be treated as Notes for purposes of the Indenture. The Indenture permits the Company to designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Notes issued on the Issue Date. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Notes issued on the Issue Date will constitute a different series of Notes from such initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Notes issued on the Issue Date will be treated as the same series as such initial Notes unless otherwise designated by the Company. The Company similarly will be entitled to vary the application of certain other provisions to any series of Additional Notes.

Other Terms

        Principal of, and premium, if any, and interest on, the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register.

        The New Notes will be issued in the form of global notes that will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, and purchasers of Notes will not receive or be entitled to receive physical, certificated Notes (except in the very limited circumstances described herein). The Notes will be issued only in fully registered form, without coupons. The Notes will be issued only in minimum denominations of $2,000 (the "Minimum Denomination") and any integral multiple of $1,000 in excess thereof.

Optional Redemption

        The Notes are redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The Notes are redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after October 15, 2016, and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first class mail to each Holder's registered address, not less than 30 nor (other than in the case of defeasance or satisfaction and discharge) more than 60 days prior to the date of redemption (the "Redemption Date"). The Company may provide in such notice that payment of the redemption price and the performance of the

Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes are so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Redemption Period	Price
2016	103.750%
2017	101.875%
2018 and thereafter	100.000%

        In addition, the Indenture provides that at any time and from time to time prior to October 15, 2015, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes of the same series), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 107.50%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 50% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes of the same series) must remain outstanding immediately after each such redemption of Notes. "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock) or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to October 15, 2016, Notes may also be redeemed in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption may be made upon notice mailed by first class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on October 15, 2016 (such redemption price being that described in the second paragraph of this "—Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 15, 2016; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, in integral multiples of $1,000, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

        As of the Issue Date, each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, guaranteed payment of the Notes under the Indenture. From and after the Issue Date, the Company will cause each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, jointly and severally, irrevocably and fully and unconditionally Guarantees, on a senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Credit Facility Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee is a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenants described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities and Capital Markets Securities and is not a borrower under the Senior ABL Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors"), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) during the Suspension Period, upon the merger or consolidation of any Subsidiary Guarantor with and into another Subsidiary that is not a Subsidiary Guarantor with such other Subsidiary being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a Subsidiary that is not a Subsidiary Guarantor, (vi) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the Indenture, or (vii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company has the right, upon 30 days' notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities or Capital Markets Securities and is not a borrower under the Senior ABL Facility to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

        The indebtedness evidenced by the Notes (a) is unsecured Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the Company and (c) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including Trade Payables) of its Subsidiaries (other than any Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee in respect of Notes (a) is unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor and (c) is senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor. Such Subsidiary Guarantee is also effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including Trade Payables) of the Subsidiaries of such Subsidiary Guarantor (other than any Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, unless such Subsidiary is a Subsidiary Guarantor. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than Subsidiaries that become Subsidiary Guarantors). In addition, certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee. Such Subsidiary Guarantees, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of any such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under "—Optional Redemption." The Transactions shall not constitute or give rise to a Change of Control.

        The term "Change of Control" means:

            (i)  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no "person" shall be deemed to be or become a

  "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner";

           (ii)  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner"; or

          (iii)  the adoption by vote of the stockholders of the Company of a plan for the liquidation or dissolution of the Company.

        In the event that, at the time of such Change of Control, the terms of any Credit Facility Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption"), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Credit Facility Indebtedness subject to such terms or offer to repay in full all such Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a "Change of Control Offer") to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness" and "—Certain Covenants—Limitation on Liens." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

        The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Agreements governing Indebtedness of the Company may prohibit the Company from repurchasing the Notes upon a Change of Control unless such Indebtedness has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise. See "Risk Factors—Risks Relating to the New Notes and Our Indebtedness—We may not be able to repurchase the New Notes upon a change of control."

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

        The Indenture contains covenants including, among others, the covenants as described below. If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the Indenture, then, beginning on that day subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this "Description of Notes" section of this prospectus (collectively, the "Suspended Covenants") will be suspended:

  (i)
  "—Limitation on Indebtedness";

  (ii)
  "—Limitation on Restricted Payments";

  (iii)
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries";

  (iv)
  "—Limitation on Sales of Assets and Subsidiary Stock";

  (v)
  "—Limitation on Transactions with Affiliates";

  (vi)
  "—Future Subsidiary Guarantors"; and

  (vii)
  clause (iii) of the first paragraph of "—Merger and Consolidation."

        During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of the Company's Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under "—Limitation on Restricted Payments" as if such covenant would have been in effect during such period.

        If on any subsequent date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a "Reversion Date"). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the "Suspension Period." Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by clause (b)(iii) of "—Limitation on Indebtedness." With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if the covenant described under "—Limitation on Restricted Payments" had been in effect prior to, but not during, the Suspension Period. For purposes of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," upon the occurrence of a Reversion Date the amount of Excess Proceeds not applied in accordance with such covenant will be deemed to be reset to zero.

        During the Suspension Period, any reference in the definitions of "Permitted Liens" and "Unrestricted Subsidiary" to the covenant described under "—Limitation on Indebtedness" or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

        Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) during any Suspension Period and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under the Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

        There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

        The Indenture contains covenants including, among others, the covenants as described below.

        Limitation on Indebtedness.    The Indenture provides as follows:

          (a)   The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00 to 1.00, provided, further, that the aggregate principal amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $150.0 million at any one time outstanding.

          (b)   Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

              (i)  Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,100 million, plus (B) (x) the greater of $1,700.0 million and the Borrowing Base less (y) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

             (ii)  Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated in right of payment to all obligations of the obligor with respect to the Notes and all Subsidiary Guarantees and provided, further, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

            (iii)  Indebtedness represented by the Notes issued on the Issue Date (or issued in respect thereof or in exchange therefor), any Indebtedness (other than the Indebtedness described in clause (i) or (ii) above) outstanding on the Issue Date (subject to the last sentence of paragraph (c) of this covenant), any Indebtedness represented by April 2012 Senior Unsecured Notes issued in connection with the payment of PIK Interest (as defined in the April 2012 Senior Unsecured Indenture), and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

            (iv)  Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any

    Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $150.0 million and 3.0% of Consolidated Tangible Assets;

             (v)  Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

            (vi)  (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness"), or (B) without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness");

           (vii)  Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

          (viii)  Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (H) Junior Capital (in an amount not to exceed $100.0 million in the aggregate at any time outstanding), or (I) Bank Products Obligations;

            (ix)  Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse, and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

             (x)  Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

            (xi)  Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (2) the Consolidated Coverage Ratio of the Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

           (xii)  Indebtedness of the Company or any Restricted Subsidiary Incurred as consideration in connection with any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $100.0 million; and

          (xiii)  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $150.0 million and 3.5% of Consolidated Tangible Assets.

          (c)   For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that any Indebtedness Incurred pursuant to clause (b)(iv) of this covenant as limited by the proviso thereto, or clause (b)(xiii) of this covenant shall, at the Company's election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this covenant from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this covenant without reliance on such clause; (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and (iv) the principal amount of Indebtedness outstanding under any clause of paragraph (b) above shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness. Any Indebtedness Incurred by the Company on April 12, 2012 under the Senior First Priority Notes, the Senior Term Facility or the Senior ABL Facility shall be classified as Incurred under clause (b)(i) of this covenant.

          (d)   For purposes of determining compliance with any dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) April 12, 2012, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Limitation on Restricted Payments.    The Indenture provides as follows:

          (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement, not made by exchange for, or out of the proceeds of, the Incurrence of Secured Indebtedness (as defined below) other than up to $300.0 million of borrowings under the Senior ABL Facility in the aggregate) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

            (1)   a Default shall have occurred and be continuing (or would result therefrom);

            (2)   the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

            (3)   the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to April 12, 2012 and then outstanding would exceed, without duplication, the sum of:

              (A)  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on April 30, 2012 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

              (B)  the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company) of property or assets received (x) by the Company as capital contributions to the Company after April 12, 2012 or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after April 12, 2012 (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after April 12, 2012 of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

              (C)(i)  the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"); and

              (D)  in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments or in the calculation of availability under paragraph (b) of this covenant), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Company or a Restricted Subsidiary with respect to all such dispositions and repayments.

          (b)   The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a "Permitted Payment"):

         (i)(x)  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company ("Treasury Capital Stock") or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) ("Refunding Capital Stock") or a capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to clause (xi) of this paragraph (b), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

             (ii)  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (v) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness" (provided that (x) if such Indebtedness is Incurred pursuant to clause (b)(i) of such covenant and (1) has Senior Lien Priority with respect to the Senior Second Priority Notes, then on the date of such Incurrence after giving effect thereto, the Consolidated Senior Priority Leverage Ratio shall not exceed 3.25 to 1.0, or (2) has Pari Passu Lien Priority with respect to the Senior Second Priority Notes, then on the date of such Incurrence after giving effect thereto, the Consolidated Secured Leverage Ratio shall not exceed 4.5 to 1.0 (any such Indebtedness, "Secured Indebtedness"), and (y) in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Indebtedness incurred pursuant to clause (b)(viii)(H) of the covenant described under "—Limitation on Indebtedness," such Indebtedness or Refinancing Indebtedness shall be solely comprised of Subordinated Obligations), (w) from Net Available Cash or an equivalent amount to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," (x) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations, (y) constituting Acquired Indebtedness or (z) constituting Indebtedness of the Company or any Restricted Subsidiary to a Restricted Subsidiary that is not a Subsidiary Guarantor that has been subordinated pursuant to clause (b)(ii) of the covenant described under "—Limitation on Indebtedness";

            (iii)  any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with the preceding paragraph (a);

            (iv)  Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

             (v)  loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $50.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since April 12, 2012, plus (y) the Net Cash Proceeds received by the Company since April 12, 2012 from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since April 12, 2012 to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a); provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

            (vi)  the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6.0% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

           (vii)  Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 1.0% of Consolidated Tangible Assets;

          (viii)  loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

            (ix)  payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

             (x)  dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

            (xi)  (A) dividends on any Designated Preferred Stock of the Company issued after April 12, 2012, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Designated Preferred Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by clause (i) of this paragraph (b), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Refunding Capital Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after April 12, 2012, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Company from the issuance or sale of such Designated Preferred Stock of such Parent;

           (xii)  Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $75.0 million and 1.5% of Consolidated Tangible Assets;

          (xiii)  distributions or payments of Special Purpose Financing Fees;

          (xiv)  dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under "—Limitation on Indebtedness" above; and

            (xv)  any Restricted Payment pursuant to or in connection with the Transactions or the 2007 Transactions;

  provided, that (A) in the case of clauses (i)(y), (iii), (vi), (ix) and (xi)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

          (c)   Notwithstanding the foregoing provisions of this covenant, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay any cash dividend or make any cash distribution on or in respect of the Company's Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any Parent, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of the Company or any Parent for cash from, the Investors, or Guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by clause (3) of the preceding paragraph (a), or the exceptions provided by clause (iii), (vii), (x) or (xii) of the preceding paragraph (b) or clause (xv) or (xviii) of the definition of "Permitted Investments," unless at the time and after giving effect to such payment, (x) the Consolidated Total Leverage Ratio of the Company would have been equal to or less than 6.0 to 1.0 and (y) such payment is otherwise in compliance with this covenant.

        Notwithstanding any other provision of the Indenture, the Indenture shall not restrict any redemption or other payment by the Company or any Restricted Subsidiary made in respect of any "AHYDO saver" provision (including any such provision in any Indebtedness that is Incurred or that becomes subordinated or that otherwise arises in connection with any Extinguishment of Senior Obligations), and the Company's determination in good faith of any such "AHYDO saver" payment shall be conclusive and binding for all purposes under the Indenture.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor, (ii) make any loans or advances to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor or (iii) transfer any of its property or assets to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

          (1)   pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture, the Notes, the Note Security Documents, the Intercreditor

  Agreements, the Senior First Priority Note Documents, the Senior First Priority Notes, the Senior Second Priority Note Documents, the Senior Second Priority Notes, the April 2012 Senior Unsecured Indenture, the April 2012 Senior Unsecured Notes, the October 2012 Senior Unsecured Indenture, the October 2012 Senior Unsecured Notes, the January 2013 Senior Subordinated Indenture or the January 2013 Senior Subordinated Notes;

          (2)   pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

          (3)   pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

          (4)   (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations entered into for bona fide hedging purposes or (J) pursuant to Bank Products Obligations;

          (5)   with respect to a Restricted Subsidiary (or any of its property or assets), imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

          (6)   by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

          (7)   pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

        Limitation on Sales of Assets and Subsidiary Stock.    The Indenture provides as follows:

          (a)   The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

              (i)  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Company, which determination shall be conclusive (including as to the value of all noncash consideration),

             (ii)  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

            (iii)  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

              (A)  first, either (x) to the extent the Company elects (or is required by the terms of any Secured Indebtedness or any other Indebtedness secured by a Lien (in each case, other than Subordinated Obligations), any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers' acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent that the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

              (B)  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

              (C)  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

  provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

          Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $75.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

          For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $125.0 million and 2.5% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

          (b)   In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $75.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

          (c)   The Company shall, not later than 45 days after the Company becomes obligated to make an Offer pursuant to this covenant, mail a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder's Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to provisions in the Indenture regarding the preservation of payment of interest rights); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) the amount of the Offer. If, upon the expiration of the period for which the Offer remains open, the aggregate principal amount of Notes surrendered by Holders exceeds the amount of the Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of the Minimum Denomination or integral multiples of $1,000 in excess thereof shall be purchased).

          (d)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Transactions with Affiliates.    The Indenture provides as follows:

          (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the terms of such Affiliate

  Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

          (b)   The provisions of the preceding paragraph (a) do not apply to:

              (i)  any Restricted Payment Transaction,

             (ii)  (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

            (iii)  any transaction between or among any of the Company, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

            (iv)  any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

             (v)  any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

            (vi)  any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

           (vii)  (1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreement, and (2) payments to CD&R, Bain Capital or Carlyle or any of their respective Affiliates (w) of any and all out-of-pocket expenses in connection with the Transactions, (x) for any management, consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities pursuant to the Management Agreements, provided that payments under this clause (x) shall not exceed $7.5 million per calendar year, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

          (viii)  the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), the execution, delivery and performance of all agreements and instruments in connection with the Transactions, and all fees and expenses paid or payable in connection with the Transactions,

            (ix)  any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or Junior Capital or any capital contribution to the Company,

             (x)  any amendment, supplement, waiver or other modification to or of the April 2012 Senior Unsecured Notes, the April 2012 Senior Unsecured Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, (1) in connection with any Extinguishment of Senior Obligations or (2) to provide for the payment of interest in cash instead of in additional principal, or in additional principal instead of in cash, in each case in whole or in part (whether or not in connection with any Extinguishment of Senior Obligations), and

            (xi)  any investment by any Investor in securities of the Company or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

        Limitation on Liens.    The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of any Initial Lien on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Future Subsidiary Guarantors.    As set forth more particularly under "—Subsidiary Guarantees," the Indenture provides that from and after the Issue Date, the Company will cause each Person that becomes a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, to execute and deliver to the Trustee within 30 days a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture; provided, that any such guarantee described above by a Person in effect at the time such Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (and not created with, or in contemplation of, such acquisition, merger or consolidation) shall not trigger an obligation to guarantee the Notes so long as the aggregate principal amount of guaranteed Indebtedness relying on this proviso, together with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness," shall not exceed $300.0 million at any time outstanding. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See "—Subsidiary Guarantees."

        SEC Reports.    The Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. If, at any time, any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company's accountants not being "independent" (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the "Reporting Date") and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company).

        The Company will be deemed to have satisfied the requirements of this covenant if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

        The Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

            (i)  the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

           (ii)  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

          (iii)  immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

          (iv)  each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

           (v)  the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "—Merger and Consolidation" covenant do not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "—Merger and Consolidation" covenant do not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Transactions.

Defaults

        An Event of Default is defined in the Indenture as:

            (i)  a default in any payment of interest on any Note when due, continued for a period of 30 days;

           (ii)  a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

          (iii)  the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and Consolidation" above;

          (iv)  the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase Notes);

           (v)  the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

          (vi)  the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

         (vii)  the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the "cross acceleration provision");

        (viii)  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

          (ix)  the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $100.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision");

           (x)  [reserved]; or

          (xi)  the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any Subsidiary Guarantee (other than by reason of the termination of the Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or the Indenture), if such Default continues for 10 days.

        In addition, the Notes provided for a specific cross-default that became inapplicable when the debt to which the cross-default referred was satisfied and discharged.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

        If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

        Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments and Waivers With the Consent of Holders

        Subject to certain exceptions, the Indenture and the Notes may be amended with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under the Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required. However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under "—Optional Redemption" above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes, or (vii) make any change in the amendment or waiver provisions described in this sentence.

Amendments and Waivers Without the Consent of Holders

        Without the consent of any Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture or the Notes to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to evidence a successor Trustee, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes or Exchange Notes, to conform the text of the Indenture (including any supplemental indenture or other instrument pursuant to which Additional Notes are issued), the Notes (including any Additional Notes) or any Subsidiary Guarantee to any provision of this "Description of Notes" or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the "Description of Notes" relating to the issuance of such Additional Notes solely to the extent that such "Description of Notes" provides for terms of such Additional Notes that differ from the terms of the Notes, as contemplated by "—Principal, Maturity and Interest" above, to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

        The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver that requires the consent of the Noteholders under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

        The Company at any time may terminate all obligations of the Company under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under "—Certain Covenants" and "—Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "—Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain Covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix), (xi) or (xii) under "—Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and Consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fourth paragraph under "—Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

        The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of such deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fourth paragraph under "—Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "—Satisfaction and Discharge" section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wells Fargo Bank, National Association is the Trustee under the Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Notes.

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

        The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Certain Indenture Definitions

        "2007 Senior Subordinated Indenture" means the Indenture, dated as of August 30, 2007, among the Company, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, governing the 13.5% Senior Subordinated Notes due 2015 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "2007 Transactions" means the "Transactions" as defined in the 2007 Senior Subordinated Indenture.

        "ABL Agent" has the meaning assigned to such term in the Base Intercreditor Agreement.

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Acquisition Indebtedness" means Indebtedness of (i) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (ii) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation).

        "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For the avoidance of doubt, THD and its Affiliates will not be deemed to be Affiliates of the Company or any of its Subsidiaries.

        "April 2012 Senior Unsecured Indenture" means the Indenture, dated as of April 12, 2012, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 14.875% Senior Notes due 2020 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "April 2012 Senior Unsecured Notes" means the "Notes" as such term is defined in the April 2012 Senior Unsecured Indenture.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under "—Merger and Consolidation," (vii) any Financing Disposition, (viii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after April 12, 2012, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million, (xvi) any Exempt Sale and Leaseback Transaction or (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole.

        "Bain Capital" means Bain Capital, LLC.

        "Bain Capital Investors" means, collectively, (i) Bain Capital, (ii) Bain Capital Partners Fund IX, L.P. and any legal successor thereto, and (iii) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

        "Bank Products Agreement" means any agreement pursuant to which a bank or other financial institution agrees to provide treasury or cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts and interstate depository network services).

        "Bank Products Obligations" of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

        "Base Intercreditor Agreement" means the Intercreditor Agreement, dated as of April 12, 2012, among the ABL Agent, the Term Agent, the First Lien Note Agent and the Second Lien Note Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "Board of Directors" means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, "Board of Directors" means the Board of Directors of the Company.

        "Borrowing Base" means the sum of (1) 65% of the book value of Inventory of the Company and its Restricted Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Restricted Subsidiaries and (3) Unrestricted Cash of the Company and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory, the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

        "Capital Markets Securities" means bonds, debentures, notes or other similar debt securities of the Company or any Subsidiary Guarantor (other than the Notes) with an aggregate principal amount outstanding in excess of $150.0 million.

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Captive Insurance Subsidiary" means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

        "Carlyle" means Carlyle Investment Management, LLC.

        "Carlyle Investors" means, collectively, (i) Carlyle, (ii) Carlyle Partners V, L. P. and any legal successor thereto, and (iii) any Affiliate of any Carlyle Investor, but not including any portfolio company of any Carlyle Investor.

        "Cash Equivalents" means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

        "Cash Flow Intercreditor Agreement" means the Intercreditor Agreement, dated as of April 12, 2012, among the Term Agent, the First Lien Note Agent and the Second Lien Note Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "CD&R" means Clayton, Dubilier & Rice, LLC and any successor in interest thereto, or any successor to CD&R's investment management business.

        "CD&R Investors" means, collectively, (i) CD&R, (ii) Clayton, Dubilier & Rice Fund VII, L.P., or any legal successor thereto, (iii) CD&R Parallel Fund VII, L.P., or any legal successor thereto, and (iv) any Affiliate of any CD&R Investor, but not including any portfolio company of any CD&R Investor.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodities Agreement" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means HD Supply, Inc., a Delaware corporation, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

          (4)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

          (5)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees, and (for purposes of the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred, and including any non-consummated sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or any of its Restricted Subsidiaries), (v) the amount of any loss attributable to non-controlling interests and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R,

Bain Capital, Carlyle or any of their respective Affiliates, plus (b) the amount of net cost savings projected by the Company in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such net cost savings are reasonably expected to be realized within 18 months of the date of calculation of Consolidated EBITDA as evidenced by an Officer's Certificate prepared as of the date for which Consolidated EBITDA is being calculated and (z) the aggregate amount of cost savings added pursuant to this clause (b) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of "Consolidated Coverage Ratio," "Consolidated Secured Leverage Ratio," "Consolidated Senior Priority Leverage Ratio" or "Consolidated Total Leverage Ratio"), plus (c) to the extent deducted in calculating such Consolidated Net Income, (i) the amount of loss on any Financing Disposition, and (ii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock) and excluded from the calculation set forth in clause (a)(3) of the covenant described under "Certain Covenants—Limitation on Restricted Payments."

        "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation, any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any "additional interest" in respect of registration rights arrangements for any securities (including the Notes), in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

            (i)  any net income (loss) of any Person that is not the Company or a Restricted Subsidiary, except that the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

           (ii)  solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to any of the Notes, the Indenture, the Note Security Documents, the Intercreditor Agreements, the Senior First Priority Indenture, the other Senior First Priority Note Documents, the Senior Second Priority Indenture, the other Senior Second Priority Note Documents, the April 2012 Senior Unsecured Indenture, the April 2012 Senior Unsecured Notes, the October 2012 Senior Unsecured Indenture, the October 2012 Senior Unsecured Notes, the January 2013 Senior Subordinated Indenture and the January 2013 Senior Subordinated Notes and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

          (iii)  any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Company or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

          (iv)  any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after April 12, 2012),

           (v)  the cumulative effect of a change in accounting principles,

          (vi)  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

         (vii)  any unrealized gains or losses in respect of Currency Agreements,

        (viii)  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

          (ix)  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

           (x)  to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary,

          (xi)  any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments),

         (xii)  any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

        (xiii)  any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Issue Date),

        (xiv)  any accruals and reserves established or adjusted within twelve months after April 12, 2012 that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

         (xv)  to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption.

        Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        "Consolidated Secured Indebtedness" means, as of any date of determination, (1) an amount equal to the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

        "Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

          (3)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

        "Consolidated Senior Priority Indebtedness" means, as of any date of determination, an amount equal to (1) the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and consists of Indebtedness having Senior Lien Priority with respect to the Senior Second Priority Notes, minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

        "Consolidated Senior Priority Leverage Ratio" means, as of any date of determination, the ratio of (i) Consolidated Senior Priority Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

          (3)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

        "Consolidated Tangible Assets" means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

        "Consolidated Total Indebtedness" means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations, debt obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock, and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

        "Consolidated Total Leverage Ratio" means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided that:

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

          (3)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a "primary obligation") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Contractual Obligation" means, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Contribution Amounts" means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(x) of the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Contribution Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after April 12, 2012 (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer's Certificate on the date of Incurrence thereof.

        "Credit Facilities" means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Credit Facility Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Designated Preferred Stock" means Preferred Stock of the Company (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer's Certificate of the Company.

        "Designated Senior Indebtedness" means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of any Senior Credit Facility and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disinterested Directors" means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of

Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "Dormant Subsidiary" means any Subsidiary of the Company that carries on no operations, had revenues of less than $4.0 million during the most recently completed period of four consecutive fiscal quarters of the Company and has total assets of less than $4.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20.0 million in the aggregate.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after April 12, 2012 or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Excluded Subsidiary" means any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing or granting Liens to secure the Notes at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or (h) Domestic Subsidiary with respect to which, in the reasonable judgment of the Company, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Notes shall be excessive in view of the benefits to be obtained by the Holders of the Notes therefrom.

        "Exempt Sale and Leaseback Transaction" means any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Company or any of its Subsidiaries or (b) that involves property with a book value of $20.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

        "Extinguished Senior Obligations" means, as of any date of determination, all Senior Indebtedness (including any capitalized interest thereon) that after the Issue Date has been, or will be in any transaction giving rise to the need to calculate Extinguished Senior Obligations, (x) refinanced with, exchanged for, or amended, supplemented or otherwise modified into, Subordinated Obligations or (y) repaid other than with the proceeds of other Senior Indebtedness. "Extinguishment of Senior

Obligations" means any such refinancing, exchange, amendment, supplement, other modification or repayment of Senior Indebtedness referred to in the previous sentence.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

        "First Lien Note Agent" has the meaning assigned to such term in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable.

        "Fixed GAAP Date" means April 12, 2012, provided that at any time after April 12, 2012, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

        "Fixed GAAP Terms" means (a) the definitions of the terms "Borrowing Base," "Capitalized Lease Obligation," "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Secured Indebtedness," "Consolidated Secured Leverage Ratio," "Consolidated Senior Priority Indebtedness," "Consolidated Senior Priority Leverage Ratio," "Consolidated Total Leverage Ratio," "Consolidated Tangible Assets," "Consolidated Total Indebtedness," "Consolidation," "Inventory" or "Receivables," (b) all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the Indenture or the Notes that, at the Company's election, may be specified by the Company by written notice to the Trustee from time to time.

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered in the Note Register.

        "Holding" means HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

        "Holding Parent" means HD Supply Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "IFRS" means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

        "Immaterial Subsidiary" means (i) any Subsidiary of the Company existing on the Issue Date with the consent of the Term Agent and (ii) any Subsidiary of the Company organized or acquired after the Issue Date, in the case of each of (i) and (ii) designated by the Company to the Trustee in writing, that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Company and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Company and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Company and its Subsidiaries as of the last day of such period; provided that (x) for purposes of the provisions described under "—Subsidiary Guarantees" and "—Certain Covenants—Future Subsidiary Guarantors", any Special Purpose Subsidiary shall be deemed to be an "Immaterial Subsidiary," and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10.0% of the total consolidated revenues of the Company and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10.0% of the total consolidated assets of the Company and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an "Immaterial Subsidiary" hereunder until the date that is 60 days following the filing, transmittal or making available of annual or quarterly financial statements pursuant to the covenant described under "—Certain Covenants—SEC Reports" with respect to the last quarter of such four consecutive fiscal quarter period.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms "Incurs," "Incurred" and "Incurrence" shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary

(whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

            (i)  the principal of indebtedness of such Person for borrowed money,

           (ii)  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (iii)  all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers' acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

          (iv)  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

           (v)  all Capitalized Lease Obligations of such Person,

          (vi)  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

         (vii)  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

        (viii)  all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

          (ix)  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Intercreditor Agreements" means, collectively, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and any other intercreditor agreement entered into from time to time in accordance with the Senior Second Priority Indenture.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Inventory" means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit and net of any applicable unearned vendor rebates, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of clause (3)(C) of paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term "Permitted Investments" or clause (vii) or (xii) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments"). Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Investment Grade Rating" means a rating of Baa3 or better by Moody's and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investors" means (i) the CD&R Investors, the Bain Capital Investors and the Carlyle Investors and (ii) any of their respective legal successors.

        "Issue Date" means February 1, 2013.

        "January 2013 Senior Subordinated Indenture" means the Indenture, dated as of January 16, 2013, among the Company, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, governing the 10.50% Senior Subordinated Notes due 2021 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "January 2013 Senior Subordinated Notes" means the "Notes" as such term is defined in the January 2013 Senior Subordinated Indenture.

        "Junior Capital" means, collectively, any Indebtedness of any Parent or the Company that (i) is not secured by any asset of the Company or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Notes on terms consistent with, or (taken as a whole) not materially less favorable to the Holders than, those contained in the 2007 Senior Subordinated Indenture (as determined in good faith by the Company), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the maturity of the Notes (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company, Capital Stock of any Parent or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the Notes and (v) does not require the payment of cash interest until the date that is 91 days after the maturity of the Notes.

        "Liabilities" means, collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management

Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Management Agreements" means, collectively, (i) the Subscription Agreements, each dated as of August 30, 2007, between Holding Parent and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of August 30, 2007, among Holding Parent, the Company and each of CD&R, Bain Capital and Carlyle, or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of August 30, 2007, among the Company, Holding Parent and each of (a) CD&R and each CD&R Investor, (b) Bain Capital and each Bain Capital Investor, and (c) Carlyle and each Carlyle Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of August 30, 2007, among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of August 30, 2007, by and among Holding Parent and the Investors party thereto and any other Person party thereto from time to time and (vi) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

        "Management Guarantees" means guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

        "Management Indebtedness" means Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by the covenant described under "—Limitation on Restricted Payments."

        "Management Investors" means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of "Permitted Holders," such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

        "Management Stock" means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities or Indebtedness of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Note Security Documents" means the collateral agreements and any mortgages, security agreements, pledge agreements or other instruments evidencing or creating Liens on the assets of the Company and the Subsidiary Guarantors to secure the obligations under the Senior First Priority Indenture and the Senior First Priority Notes or the Senior Second Priority Indenture and the Senior Second Priority Notes, as amended, restated, supplemented, waived or otherwise modified from time to time.

        "Obligations" means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "October 2012 Senior Unsecured Indenture" means the Indenture, dated as of October 15, 2012, among the Company, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, governing the 11.50% Senior Notes Due 2020, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "October 2012 Senior Unsecured Notes" means the "Notes" as such term is defined in the October 2012 Senior Unsecured Indenture.

        "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Parent" means any of Holding, Holding Parent, any Other Parent, and any other Person that is a Subsidiary of Holding, Holding Parent or any Other Parent and of which the Company is a Subsidiary. As used herein, "Other Parent" means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

        "Parent Expenses" means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture, the Senior First Priority Indenture, the Senior Second Priority Indenture, the April 2012 Senior Unsecured Indenture, the October 2012 Senior Unsecured Indenture, the 2007 Senior Subordinated Indenture, the January 2013 Senior Subordinated Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the Management Agreements), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the

Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Pari Passu Lien Priority" means "Pari Passu Lien Priority" as such term is defined in the Senior Second Priority Indenture.

        "Permitted Holder" means any of the following: (i) any of the Investors; (ii) any of the Management Investors and their respective Affiliates; (iii) any investment fund or vehicle managed or sponsored by CD&R, Bain Capital, Carlyle or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor, Bain Capital Investor or Carlyle Investor or any of their respective Affiliates, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Company or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

            (i)  a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

           (ii)  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

          (iii)  Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

          (iv)  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

           (v)  any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

          (vi)  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

         (vii)  Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

        (viii)  Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

          (ix)  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens";

           (x)  (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (a) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

          (xi)  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

         (xii)  Notes;

        (xiii)  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent or Junior Capital, as consideration;

        (xiv)  Management Advances;

         (xv)  Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets;

        (xvi)  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company);

       (xvii)  any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

      (xviii)  other Investments in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets.

        If any Investment pursuant to clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary).

        "Permitted Liens" means:

          (a)   Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

          (b)   carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

          (c)   pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

          (d)   pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

          (e)   easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

          (f)    Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

          (g)   (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

          (h)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

          (i)    Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

          (j)    leases, subleases, licenses or sublicenses to or from third parties;

          (k)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii) (other than Junior Capital) or (b)(ix) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than the Notes, the April 2012 Senior Unsecured Notes, the October 2012 Senior Unsecured Notes, the January 2013 Senior Subordinated Notes or Refinancing Indebtedness Incurred in respect of Indebtedness under the Notes, the April 2012 Senior Unsecured Notes, the October 2012 Senior Unsecured Notes, the January 2013 Senior Subordinated Notes or described in paragraph (a) thereof), (2) (A) Acquisition Indebtedness Incurred in compliance with clause (b)(x) or (b)(xi) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Company or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates or (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured Leverage Ratio would equal or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto or (B) any Refinancing Indebtedness Incurred in respect thereof, (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (4), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

          (l)    Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

          (m)  Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

          (n)   any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

          (o)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

          (p)   Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness" on assets that are the subject of such repurchase agreements or (12) in favor of any Special Purpose Entity in connection with any Financing Disposition;

          (q)   other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $75.0 million at any time outstanding; and

          (r)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness," provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), (x) in the case of Indebtedness having Senior Lien Priority with respect to the Senior Second Priority Notes, the Consolidated Senior Priority Leverage Ratio shall not exceed 3.25 to 1.0 or (y) in all other cases, the Consolidated Secured Leverage Ratio shall not exceed 4.50 to 1.0.

        For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Purchase" has the meaning set forth in paragraph (4) of the definition of "Consolidated Coverage Ratio."

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

        "Rating Agency" means Moody's or S&P or, if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody's or S&P or both, as the case may be.

        "Real Property" means land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

        "Receivable" means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the Indenture shall have a correlative meaning.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) (x) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness shall have a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), and (y) if the Indebtedness being refinanced was incurred pursuant to clause (b)(viii)(H) of the covenant described under "—Certain Covenants—Limitation on Indebtedness", the Refinancing Indebtedness shall be Subordinated Obligations or Guarantor Subordinated Obligations, as applicable, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Rights Agreement" means the Exchange and Registration Rights Agreement, dated as of the Issue Date, between the Company and the initial purchasers of the Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any of its Subsidiaries, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any of its Subsidiaries, (y) any taxes of a Parent attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date or incurred in connection with the 2007 Transactions or the Transactions, or attributable to any Parent's receipt of (or entitlement to) any payment in connection with the 2007 Transactions or the Transactions, including any payment received after the Issue Date pursuant to any agreement related to the 2007 Transactions or the Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, foreign, provincial or local law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Company or its Subsidiaries).

        "Requirement of Law" means, as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment" (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Sale" has the meaning set forth in paragraph (3) of the definition of "Consolidated Coverage Ratio".

        "SEC" means the Securities and Exchange Commission.

        "Second Lien Note Agent" has the meaning assigned to such term in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior ABL Agreement" means the Credit Agreement, dated as of April 12, 2012, among the Company; the other borrowers party thereto from time to time; the lenders and other financial institutions party thereto from time to time; and General Electric Capital Corporation, as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Agreement).

        "Senior ABL Facility" means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term "Senior ABL Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Credit Agreements" means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

        "Senior Credit Facilities" means, collectively, the Senior ABL Facility and the Senior Term Facility.

        "Senior First Priority Indenture" means the Indenture, dated as of April 12, 2012, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 8 1/8% Senior Secured First Priority Notes due 2019 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "Senior First Priority Note Documents" means, collectively, the Senior First Priority Indenture and the "Note Security Documents" as such term is defined in the Senior First Priority Indenture.

        "Senior First Priority Notes" means the "Notes" as such term is defined in the Senior First Priority Indenture.

        "Senior Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary other than (x) in the case of the Company, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

        "Senior Lien Priority" means "Senior Lien Priority" as such term is defined in the Senior Second Priority Indenture.

        "Senior Second Priority Indenture" means the Indenture, dated as of April 12, 2012, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 11% Senior Secured Second Priority Notes due 2020 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "Senior Second Priority Note Documents" means, collectively, the Senior Second Priority Indenture and the "Note Security Documents" as such term is defined in the Senior Second Priority Indenture.

        "Senior Second Priority Notes" means the "Notes" as such term is defined in the Senior Second Priority Indenture.

        "Senior Term Agreement" means the Credit Agreement, dated as of April 12, 2012, among the Company; the lenders and other financial institutions party thereto from time to time; and Bank of America, N.A., as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Agreement).

        "Senior Term Facility" means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Facility). Without limiting the generality of the foregoing, the term "Senior Term Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation was in effect on April 12, 2012.

        "Special Purpose Entity" means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after April 12, 2012 and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

        "Special Purpose Financing" means any financing or refinancing of assets consisting of or including Receivables and/or Real Property (in the case of Real Property acquired after April 12, 2012) of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

        "Special Purpose Financing Expense" means for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

        "Special Purpose Financing Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

        "Special Purpose Financing Undertakings" means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Company) in connection with any collateralized mortgage-backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

        "Special Purpose Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after April 12, 2012 and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and/or other assets relating thereto, and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a "Special Purpose Subsidiary" by the Company.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors." As used in the Indenture, "Subsidiary Guarantee" refers to a Subsidiary Guarantee of the Notes.

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, "Subsidiary Guarantor" refers to a Subsidiary Guarantor of the Notes.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of August 30, 2007, among the Company, Holding and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

        "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America, Canada, or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof, (y) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates, or (z) a bank or trust company that is organized under the laws of the United States of America, any state thereof, Canada, any province thereof, or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by

Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any province of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least "BBB-" by S&P or "Baa3" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

        "Term Agent" has the meaning assigned to such term in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable.

        "THD" means The Home Depot, Inc., and any successor in interest thereto.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa—77bbbb) as in effect on the date of the Indenture, except as otherwise provided therein.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transactions" means, collectively, any or all of the following: (i) the entry into the Indenture and the Registration Rights Agreement, and the offer and issuance of the Notes, (ii) the entry into the Senior First Priority Indenture, the other Senior First Priority Note Documents, and any related exchange and registration rights agreement, and the offer and issuance of the Senior First Priority Notes, (iii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries, (iv) the entry into the Senior Second Priority Indenture, the other Senior Second Priority Note Documents, and any related exchange and registration rights agreement, and the offer and issuance of the Senior Second Priority Notes, (v) the entry into the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and the Note Security Documents, (vi) the entry into the April 2012 Senior Unsecured Indenture and any related exchange and registration rights agreement, and the offer and issuance of the April 2012 Senior Unsecured Notes, (vii) the entry into the October 2012 Senior Unsecured Indenture and any related exchange and registration rights agreement, and the offer and issuance of the October 2012 Senior

Unsecured Notes, (viii) the entry into the January 2013 Senior Subordinated Indenture and any related exchange and registration rights agreement, and the offer and issuance of the January 2013 Senior Subordinated Notes, (ix) the repayment of certain Indebtedness of the Company and its Subsidiaries in connection with the foregoing, (x) the exchange of certain Indebtedness of the Company and its Subsidiaries for April 2012 Senior Unsecured Notes, and (xi) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Officer" means any officer within the Corporate Trust Administration department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

        "Uniform Commercial Code" means, unless the context requires otherwise, the Uniform Commercial Code as in effect in the state of New York from time to time.

        "Unrestricted Cash" means cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Company as a line item on the balance sheet as "restricted cash" and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Company or any Restricted Subsidiary that is not a Captive Insurance Subsidiary.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

        "Wholly Owned Domestic Subsidiary" means as to any Person, any Domestic Subsidiary of such Person that is a Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

Registration Rights; Exchange Offer

        The Company entered into the Exchange and Registration Rights Agreement with respect to the Notes, pursuant to which we agreed, for the benefit of the Holders of the Notes, to use our commercially reasonable efforts:

          (1)   to file with the SEC one or more registration statements, which we refer to as the Exchange Offer Registration Statement, under the Securities Act relating to an exchange offer, which we refer to as the Exchange Offer, pursuant to which new notes substantially identical to the Notes (except that such new notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), which we refer to as the Exchange Notes, would be offered in exchange for the then outstanding Notes tendered at the option of the Holders thereof; and

          (2)   to cause the Exchange Offer Registration Statement to become effective within 270 days following the Issue Date.

        We further agreed to use commercially reasonable efforts to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange the Exchange Notes for all Notes validly tendered and not withdrawn before the expiration of the offer.

        Under existing SEC interpretations contained in several no action letters to third parties, the Exchange Notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, broker dealers, which we refer to as Participating Broker Dealers, receiving Exchange

Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those Exchange Notes. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 90 days after the consummation of the Exchange Offer. Each beneficial holder of Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to represent (1) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (3) that it is not an affiliate of ours, as defined in Rule 405 of the Securities Act, (4) if it is not a broker dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes, (5) if it is a Participating Broker Dealer, that it will deliver a prospectus in connection with any resale of such Exchange Notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

        However, if:

          (1)   on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner on such date;

          (2)   the Exchange Offer has not been completed within 360 days following the Issue Date;

          (3)   under certain circumstances, the initial purchasers so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

          (4)   any Holder of the Notes (other than an Initial Purchaser) is not permitted by applicable law to participate in the Exchange Offer, or if any Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities Act or due to such Holder's inability to make the representations referred to above), we will use our commercially reasonable efforts to file, as promptly as reasonably practicable, one or more registration statements under the Securities Act relating to a shelf registration, which we refer to as the Shelf Registration Statement, of the Notes or Exchange Notes, as the case may be, for resale by Holders or, in the case of clause (3), of the Notes held by the initial purchasers for resale by the initial purchasers, which we refer to as the Resale Registration, and will use our commercially reasonable efforts to cause the Shelf Registration Statement to become effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of one year following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or would be eligible to be sold by a Person that is not an "affiliate" (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

        We will, in the event of the Resale Registration, provide to the Holder or Holders of the applicable Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such

Holder or Holders when the Resale Registration for the applicable Notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable Notes. A Holder of Notes that sells such Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the prospectus related to the Shelf Registration Statement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

        Although we intend to file one or more registration statements as previously described, we cannot assure you that any such registration statement will be filed or, if filed, that it will become effective.

        In the event that:

          (1)   the Exchange Offer has not been consummated within 360 days following the Issue Date; or

          (2)   if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises; or

          (3)   any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 90 days by a Shelf Registration Statement that is filed and declared effective.

(any such event referred to in clauses (1) through (3) we refer to as a Registration Default), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the Exchange Offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period. References in this "Description of Notes," except for provisions described above under the caption "—Amendments and Waivers," to interest on the Notes shall include additional interest, if any.

        For purposes of the foregoing, Transfer Restricted Notes means each Note until (1) the date on which such Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, (3) the date on which such Note is distributed to the public pursuant to Rule 144 of the Securities Act or (4) the earliest date that is no less than 480 days after the Issue Date and on which such Note would be eligible to be sold by a Person that is not an "affiliate" (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction.

        Notes not tendered in the Exchange Offer will bear interest at the applicable rate set forth on the cover page of this prospectus and will be subject to all the terms and conditions specified in the Indenture, including transfer restrictions. The Exchange Notes will be accepted for clearance through DTC.

        The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, a copy of which will be available upon request to us.

        The Notes and the Exchange Notes will be respectively considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this "Description of Notes" (except under this caption "Registration Rights; Exchange Offer") all references herein to Notes shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.

Book Entry, Delivery and Form

The Global Notes

        The New Notes to be issued in exchange for Old Notes will be issued in the form of several registered notes in global form, without interest coupons, which we refer to as the global notes, as follows:

  •
  Notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global note; and

  •
  Notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will initially be represented by the temporary Regulation S global note and, after completion of the global note exchange described below, by the permanent Regulation S global note.

        Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold beneficial interests through DTC participants.

        We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the Regulation S global note will initially be credited within DTC to Euroclear Bank S.A./N.V., or Euroclear, and Clearstream Luxembourg, société anonyme, or Clearstream, on behalf of the owners of these interests.

        Investors may hold their interests in the Regulation S global note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

        Investors may also hold their interests in the Regulation S global note through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global note that are held within DTC for the account of each settlement system on behalf of its participants.

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        Each global note and beneficial interests in each global note is subject to restrictions on transfer as described under "Notice to Investors."

        These restrictions on transfer will apply from the closing date of the offering until the date that is one year, in the case of Rule 144A notes, or 40 days, in the case of Regulation S notes, after the later of the closing date of the offering and the last date that we or any of our affiliates was the owner of the Notes or any predecessor of the Notes, which period we refer to as the Resale Restriction Period, and will not apply after the Resale Restriction Period ends.

Exchanges Among the Global Notes

        Beneficial interests in one global note of a series may generally be exchanged for interests in another global note of the same series. Depending on whether the transfer is being made during or after the Resale Restriction Period, and to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the Indenture.

        A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

        All interests in the global notes are subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. None of the Company, the Trustee or the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture.

        Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have Notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the paying agent to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days;

  •
  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the Indenture should occur.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer, other than underwriting discounts and commissions, brokerage commissions and applicable transfer taxes, and will indemnify certain Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such New Notes are acquired in the ordinary course of business;

  •
  at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

  •
  such holder is not engaged in and does not intend to engage in a distribution of such New Notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of certain U.S. federal income tax considerations relating to the exchange offer (as described under the heading "The Exchange Offer"). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold a Note as part of a straddle, hedge, conversion or other integrated transaction or Holders that are U.S. persons and have a "functional currency" other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. As used in this discussion, the term "Holder" means a beneficial owner of a Note.

        The exchange of an Old Note for a New Note pursuant to the exchange offer will not be treated as a sale or exchange of the Old Note by a Holder for U.S. federal income tax purposes. Accordingly, a Holder of an Old Note will not recognize any gain or loss upon the exchange of such Old Note for a New Note pursuant to the exchange offer. Such Holder's holding period for such New Note will include such Holder's holding period for such Old Note, and such Holder's adjusted tax basis in such New Note will be the same as such Holder's adjusted tax basis in such Old Note. There will be no U.S. federal income tax consequences to a Holder of an Old Note that does not participate in the exchange offer.

        HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the exchange of Old Notes for New Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code ("ERISA Plans") or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each arrangement or ERISA Plan, a "Plan").

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition, exchange or holding of Notes by an ERISA Plan with respect to which the Issuer or the Guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, exchanged and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) or ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these "prohibited transaction" rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

        Because of the foregoing, the Notes should not be purchased, exchanged or held by any person investing "plan assets" of any Plan, unless such purchase, exchange and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by exchange of a Note, each holder, or in the case of a transfer of a Note, subsequent transferee will be deemed to have represented and warranted that either (a) no portion of the assets used by such holder or transferee to acquire, exchange or hold the Notes constitutes assets of any Plan or (b) the acquisition, exchange and holding, as applicable, of the Notes by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or exchanging the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

 LEGAL MATTERS

        Debevoise & Plimpton LLP, New York, New York will pass upon the validity of the New Notes and the guarantees. Debevoise & Plimpton LLP will rely upon the opinions of Richards, Layton & Finger, P.A. as to certain matters of Delaware law, upon the opinions of Holland & Knight LLP as to certain matters of Florida and Maryland law, upon the opinions of Clark Hill PLC as to certain matters of Michigan law and upon the opinions of Holland & Hart LLP as to certain matters of Nevada law.

 WHERE YOU CAN FIND MORE INFORMATION

        In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the New Notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

        Following effectiveness of the registration statement relating to the exchange offer, we will be required to file annual reports, information, documents and other reports with the SEC. The Indenture requires us to transmit to the holders of the Notes and the Trustee the annual reports, information, documents and reports that we are required to file with the SEC under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 within 15 days after the date on which we are required to file or would be required to file if we were so subject.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer's registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

        HD Supply, Inc.
3100 Cumberland Boulevard, Suite 1480
Atlanta, Georgia 30339
Attn: General Counsel
(770) 852-9000

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by November 8, 2013.

 EXPERTS

        The consolidated financial statements as of February 3, 2013 and January 29, 2012 and for each of the three years in the period ended February 3, 2013 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited interim consolidated financial statements
Consolidated statements of operations and comprehensive income (loss) for the three and six months ended August 4, 2013 and July 29, 2012 (unaudited)	F-2
Consolidated balance sheets as of August 4, 2013 and February 3, 2013 (unaudited)	F-3
Consolidated statements of cash flows for the six months ended August 4, 2013 and July 29, 2012 (unaudited)	F-4
Notes to consolidated financial statements	F-5
Audited consolidated financial statements
Report of Independent Registered Public Accounting Firm	F-29

Consolidated statements of operations and comprehensive income (loss) for (i) the fiscal year ended February 3, 2013, (ii) the fiscal year ended January 29, 2012, and (iii) the fiscal year ended January 30, 2011

F-30
Consolidated balance sheets as of February 3, 2013 and January 29, 2012	F-31
Consolidated statements of stockholder's equity (deficit) for (i) the fiscal year ended February 3, 2013, (ii) the fiscal year ended January 29, 2012, and (iii) the fiscal year ended January 30, 2011	F-32
Consolidated statements of cash flows for (i) the fiscal year ended February 3, 2013, (ii) the fiscal year ended January 29, 2012, and (iii) the fiscal year ended January 30, 2011	F-33
Notes to consolidated financial statements	F-34

HD SUPPLY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Amounts in millions, unaudited

	Three Months Ended		Six Months Ended
	August 4, 2013	July 29, 2012	August 4, 2013	July 29, 2012
Net Sales	$2,257	$2,059	$4,325	$3,895
Cost of sales	1,596	1,465	3,066	2,778

Gross Profit	661	594	1,259	1,117
Operating expenses:
Selling, general and administrative	450	408	889	805
Depreciation and amortization	61	83	120	166

Total operating expenses	511	491	1,009	971
Operating Income	150	103	250	146
Interest expense	144	158	291	324
Loss on extinguishment & modification of debt	46	—	87	220
Other (income) expense, net	20	—	20	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(60)	(55)	(148)	(398)
Provision (benefit) for income taxes	12	1	55	34

Income (Loss) from Continuing Operations	(72)	(56)	(203)	(432)
Income from discontinued operations, net of tax	—	—	—	16

Net Income (Loss)	$(72)	$(56)	$(203)	$(416)

Other comprehensive income—foreign currency translation adjustment	(3)	(3)	(4)	—

Total Comprehensive Income (Loss)	$(75)	$(59)	$(207)	$(416)

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except share and per share data, unaudited

	August 4, 2013	February 3, 2013
ASSETS
Current assets:
Cash and cash equivalents	$109	$141
Cash equivalents restricted for debt redemption	—	936
Receivables, less allowance for doubtful accounts of $22 and $23	1,221	1,008
Inventories	1,108	987
Deferred tax asset	3	42
Other current assets	47	49

Total current assets	2,488	3,163

Property and equipment, net	401	395
Goodwill	3,139	3,138
Intangible assets, net	406	473
Other assets	153	165

Total assets	$6,587	$7,334

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$815	$693
Accrued compensation and benefits	116	160
Current installments of long-term debt	10	899
Other current liabilities	266	291

Total current liabilities	1,207	2,043

Long-term debt, excluding current installments	5,678	6,430
Deferred tax liabilities	111	104
Other liabilities	344	348

Total liabilities	7,340	8,925

Stockholder's equity (deficit):
Common stock, par value $0.01; 1,000 shares authorized; 1,000 shares issued and outstanding at August 4, 2013 and February 3, 2013	—	—
Paid-in capital	3,741	2,696
Accumulated deficit	(4,488)	(4,285)
Accumulated other comprehensive loss	(6)	(2)

Total stockholder's equity (deficit)	(753)	(1,591)

Total liabilities and stockholder's equity (deficit)	$6,587	$7,334

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, unaudited

	Six Months Ended
	August 4, 2013	July 29, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(203)	$(416)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	122	170
Provision for uncollectibles	2	3
Non-cash interest expense	16	51
Payment of PIK interest & discounts upon extinguishment of debt	(364)	—
Loss on extinguishment & modification of debt	87	220
Stock-based compensation expense	8	10
Deferred income taxes	45	26
Gain on sale of a business	—	(9)
Changes in assets and liabilities:
(Increase) decrease in receivables	(221)	(200)
(Increase) decrease in inventories	(125)	(200)
(Increase) decrease in other current assets	(2)	(2)
(Increase) decrease in other assets	—	2
Increase (decrease) in accounts payable and accrued liabilities	52	17
Increase (decrease) in other long-term liabilities	6	4

Net cash provided by (used in) operating activities	(577)	(324)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(64)	(52)
Proceeds from sales of property and equipment	5	2
Proceeds from sale of investments	936	—
Proceeds from sale of a business	—	464
(Payment) settlement for acquisition of a business, net of cash acquired	2	(196)
Other investing activities	—	(3)

Net cash provided by (used in) investing activities	879	215

CASH FLOWS FROM FINANCING ACTIVITIES:
Equity contribution from parent	1,038	—
Borrowings of long-term debt	79	2,817
Repayments of long-term debt	(1,619)	(3,288)
Borrowings on long-term revolver debt	520	1,004
Repayments on long-term revolver debt	(320)	(372)
Debt issuance and modification fees	(34)	(73)
Other financing activities	3	—

Net cash provided by (used in) financing activities	(333)	88

Effect of exchange rates on cash and cash equivalents	(1)	—

Increase (decrease) in cash and cash equivalents	$(32)	$(21)
Cash and cash equivalents at beginning of period	141	111

Cash and cash equivalents at end of period	$109	$90

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

        HD Supply Holdings, Inc. ("Holdings") indirectly owns all of the outstanding common stock of HD Supply, Inc. ("HDS", "HD Supply" or the "Company").

        HD Supply is one of the largest industrial distribution companies in North America. The Company specializes in three distinct market sectors: Maintenance, Repair & Operations; Infrastructure & Power; and Specialty Construction. Through over 600 locations across 46 U.S. states and 9 Canadian provinces, the Company serves these markets with an integrated go-to-market strategy. HD Supply has approximately 15,000 associates delivering localized, customer-tailored products, services and expertise. The Company serves approximately 500,000 customers, which include contractors, government entities, maintenance professionals, home builders and industrial businesses. HD Supply's broad range of end-to-end product lines and services include over one million stock-keeping units ("SKUs") of quality, name-brand and proprietary-brand products as well as value-add services supporting the entire life-cycle of a project from infrastructure and construction to maintenance, repair and operations.

        HD Supply is managed primarily on a product line basis and reports results of operations in four reportable segments. The reportable segments are Facilities Maintenance, Waterworks, Power Solutions, and White Cap. Other operating segments include Crown Bolt, Repair & Remodel, Creative Touch Interiors ("CTI"), and HD Supply Canada. In addition, the consolidated financial statements include Corporate, which is comprised of enterprise-wide functional departments.

Initial Public Offering

        On June 26, 2013, Holdings' Registration Statement (File No. 333-187872) was declared effective by the U.S. Securities and Exchange Commission (the "SEC") for an initial public offering of its common stock, par value $0.01 per share ("Common Stock"). Holdings registered the offering and sale of 53,191,489 shares of Common Stock and an additional 7,978,723 shares of Common Stock to be sold to the underwriters pursuant to their over-allotment option at a price of $18.00 per share. On July 2, 2013, Holdings completed the offering of 61,170,212 shares of Common Stock at a price of $18.00 per share, for an aggregate offering price of $1,038 million, net of underwriters' discounts and commissions and paid and unpaid offering expenses of approximately $17 million (including the payment to the Equity Sponsors, as defined below, of a transaction fee of approximately $11 million). As of August 4, 2013, approximately $14 million of offering expenses have been paid. The net proceeds of $1,038 million were contributed by Holdings to HDS as an equity contribution.

        The net proceeds from the initial public offering were used to (1) redeem all $950 million of HDS's outstanding 10.50% Senior Subordinated Notes due 2021 (the "January 2013 Senior Subordinated Notes"), including the payment of a $29 million redemption premium and $29 million of accrued interest through the redemption date (See Note 4, Debt), and (2) pay related fees and expenses, including the payment to the Equity Sponsors, as defined below, of an aggregate fee to terminate the consulting agreements of approximately $18 million (See Note 3, Related Parties). The remaining net proceeds were used for general corporate purposes.

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—NATURE OF BUSINESS AND BASIS OF PRESENTATION (Continued)

Basis of Presentation

        The consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC that permit reduced disclosure for interim periods. The consolidated balance sheet as of February 3, 2013 was derived from audited financial statements, but does not include all necessary disclosures required by accounting principles generally accepted in the United States of America ("GAAP"). Certain amounts in prior-period financial statements have been reclassified to conform to the current period's presentation.

        In management's opinion, the unaudited financial information for the interim periods presented includes all adjustments necessary for a fair statement of the results of operations, financial position, and cash flows. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of the Company's significant accounting policies and other information, you should read this report in conjunction with HD Supply's financial statements for the year ended February 3, 2013, which includes all disclosures required by GAAP, included in the Company's prospectus filed with the SEC pursuant to Rule 424(b) on June 28, 2013, relating to its initial public offering.

Fiscal Year

        HD Supply's fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ending February 2, 2014 ("fiscal 2013") includes 52 weeks and fiscal year ending February 3, 2013 ("fiscal 2012") included 53 weeks. The three months ended August 4, 2013 and July 29, 2012 both included 13 weeks and the six months ended August 4, 2013 and July 29, 2012 both included 26 weeks.

Principles of Consolidation

        The consolidated financial statements of HD Supply, Inc. present the results of operations, financial position and cash flows of HD Supply, Inc. and its wholly-owned subsidiaries. All material intercompany balances and transactions are eliminated. Results of operations of businesses acquired are included from their respective dates of acquisition. The results of operations of all discontinued operations have been separately reported as discontinued operations for all periods presented.

Estimates

        Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing these consolidated financial statements in conformity with GAAP. Actual results could differ from these estimates.

Self-Insurance

        HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile, workers' compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—NATURE OF BUSINESS AND BASIS OF PRESENTATION (Continued)

filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. At August 4, 2013 and February 3, 2013, self-insurance reserves totaled approximately $93 million and $94 million, respectively.

NOTE 2—DISCONTINUED OPERATIONS

        On March 26, 2012, the Company sold all of the issued and outstanding equity interests in its Industrial Pipes, Valves and Fittings ("IPVF") business to Shale-Inland Holdings, LLC for approximately $477 million. Upon closing, the Company received cash proceeds of approximately $464 million, net of $5 million of transaction costs. As a result of the sale, the Company recorded a $9 million pre-tax gain in the first quarter of fiscal 2012. During the third quarter of fiscal 2012, the Company received cash proceeds of $13 million in accordance with the final working capital settlement, and, as a result, recorded an additional $3 million pre-tax gain.

Summary Financial Information

        In accordance with Accounting Standards Codification ("ASC") 205-20, Discontinued Operations, the results of the IPVF operations and the gain on sale of the business are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and gain on the sale of business, net of tax, as one line item on the Consolidated Statements of Operations and Comprehensive Income (Loss).

        The following table provides additional detail related to the results of operations of the discontinued operations (amounts in millions):

	Three Months Ended		Six Months Ended
	August 4, 2013	July 29, 2012	August 4, 2013	July 29, 2012
Net sales	$—	$—	$—	$127
Gain on sale of discontinued operations	—	—	—	9
Income (loss) before provision for income taxes	—	—	—	16
Provision for income taxes	—	—	—	—

Income (loss) from discontinued operations, net of tax	$—	$—	$—	$16

NOTE 3—RELATED PARTIES

        On August 30, 2007, investment funds associated with Clayton, Dubilier & Rice, Inc., The Carlyle Group and Bain Capital Partners, LLC (collectively the "Equity Sponsors") formed Holdings (previously named HD Supply Investment Holding, Inc.) and entered into a stock purchase agreement with The Home Depot, Inc. ("Home Depot") pursuant to which Home Depot agreed to sell to Holdings, or to a wholly-owned subsidiary of Holdings, certain intellectual property and all the outstanding common stock of HDS and the Canadian subsidiary CND Holdings, Inc. On August 30,

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 3—RELATED PARTIES (Continued)

2007, through a series of transactions, Holdings' direct wholly-owned subsidiary, HDS Holding Corporation, acquired direct control of HDS through the merger of its wholly-owned subsidiary, HDS Acquisition Corp., with and into HDS and CND Holdings, Inc. Through these transactions (the "Transactions"), Home Depot was paid cash of $8.2 billion and 12.5% of Holdings' common stock valued at $325 million.

        After completion of Holdings' initial public offering on July 2, 2013, the Equity Sponsors continue to hold more than 50% of Holdings' common stock and Home Depot holds less than 10% of Holdings' common stock.

Equity Sponsors

        Consulting Agreements—In connection with the closing of the Transactions, HD Supply entered into consulting agreements with the Equity Sponsors, pursuant to which the Equity Sponsors provided HD Supply with financial advisory and management consulting services and HD Supply paid the Equity Sponsors a $5 million annual aggregate fee ("Sponsor Management Fee") and an aggregate fee equal to a specified percentage of the transaction value of certain types of transactions that HD Supply completes ("Sponsor Transaction Fee"), plus out-of-pocket expenses. The original term of these agreements ran through August 2017.

        As specified in the agreements, HD Supply paid the Equity Sponsors a Sponsor Transaction Fee of approximately $11 million as a result of Holdings' initial public offering on July 2, 2013. The Sponsor Transaction Fee was considered an offering expense and, therefore, is presented as a reduction of proceeds from the initial public offering in the consolidated financial statements of Holdings.

        On July 2, 2013, in connection with the initial public offering, HD Supply paid the Equity Sponsors an aggregate fee of approximately $18 million to terminate the consulting agreements. The termination fee represents the estimated net present value of the Sponsor Management Fee payments over the remaining term of the consulting agreements. This charge is included in Other (income) expense, net in the Consolidated Statements of Operations and Comprehensive Income (Loss).

        The Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and six months ended August 4, 2013 include $1 million and $2 million, respectively, in Sponsor Management Fees and related expenses. The Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and six months ended July 29, 2012 include $2 million and $3 million, respectively, in Sponsor Management Fees and related expenses. These fees and expenses are included in Selling, general and administrative expense.

        Debt—Management of the Company has been informed that, as of August 4, 2013, affiliates of certain of the Equity Sponsors beneficially owned approximately $34 million aggregate principal amount of the Company's outstanding indebtedness. On February 8, 2013, HDS redeemed its outstanding 13.5% Senior Subordinated Notes due 2015 ("2007 Senior Subordinated Notes") at a redemption price equal to 103.375% of the principal amount thereof and paid accrued and unpaid interest thereon through the redemption date. Affiliates of certain of the Equity Sponsors owned approximately $348 million aggregate principal amount, or 39%, of the 2007 Senior Subordinated Notes that were redeemed and had such notes redeemed.

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—DEBT

        HDS's long-term debt as of August 4, 2013 and February 3, 2013 consisted of the following (dollars in millions):

	August 4, 2013		February 3, 2013
	Outstanding Principal	Interest Rate %(1)	Outstanding Principal	Interest Rate %(1)
Senior ABL Facility due 2017	$500	1.69	$300	1.96
Term Loans due 2017, net of unamortized discount of $21 million and $26 million as of August 4, 2013 and February 3, 2013, respectively	969	4.50	969	7.25
First Priority Notes due 2019, including unamortized premium of $19 million and $21 million as of August 4, 2013 and February 3, 2013, respectively	1,269	8.125	1,271	8.125
Second Priority Notes due 2020	675	11.00	675	11.00
October 2012 Senior Unsecured Notes due 2020	1,000	11.50	1,000	11.50
February 2013 Senior Unsecured Notes due 2020	1,275	7.50	1,275	7.50
January 2013 Senior Subordinated Notes due 2021	—	—	950	10.50
2007 Senior Subordinated Notes due 2015	—	—	889	13.50

Total long-term debt	$5,688		$7,329
Less current installments	(10)		(899)

Long-term debt, excluding current installments	$5,678		$6,430

(1)
Represents the stated rate of interest, without including the effect of discounts or premiums.

        On August 1, 2013, HDS redeemed all $950 million outstanding aggregate principal amount of its January 2013 Senior Subordinated Notes due 2021 at a redemption price equal to 103% of the principal amount thereof and paid accrued and unpaid interest thereon through the redemption date. As a result, in the second quarter of fiscal 2013 and in accordance with ASC 470-50, Debt-Modifications and Extinguishments, HDS incurred a $44 million loss on extinguishment, which included a $29 million premium payment to redeem the January 2013 Senior Subordinated Notes and approximately $15 million to write off the unamortized deferred debt cost.

        On June 28, 2013, HDS amended its Senior ABL Facility to (i) reduce the applicable margin for borrowings under the Senior ABL Facility by 0.25%; (ii) reduce the commitment fee applicable thereunder by 0.125%; (iii) extend the maturity date of the Senior ABL Facility to June 28, 2018 (or the maturity date under HDS's Term Loan Facility, if earlier); (iv) make certain changes to the borrowing base and (v) reduce the sublimit available for letters of credit under the Senior ABL Facility from $400 million to $250 million. In connection with the amendment, HDS paid approximately $2 million in financing fees which will be amortized into interest expense over the remaining term of the amended facility in accordance with ASC 470-50. A portion of the amendment was considered an extinguishment, resulting in an approximately $3 million loss on extinguishment of debt for the write-off of pro-rata unamortized deferred debt costs.

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—DEBT (Continued)

        On February 15, 2013, HDS amended its Term Loan Facility (as defined below) to lower the borrowing margin by 275 basis points. The Term Loans (as defined below) are subject to an interest rate equal to LIBOR (subject to a floor of 1.25%) plus a borrowing margin of 3.25% or Prime plus a borrowing margin of 2.25% at HDS's election. The amendment also replaced the hard call provision applicable to optional prepayment of Term Loans thereunder with a soft call option. The soft call option provides for a premium equal to 1.0% of the aggregate principal amount of Term Loans being prepaid if, on or prior to August 15, 2013, HDS enters into certain repricing transactions. In connection with the amendment, HDS paid approximately $30 million in financing fees, of which approximately $27 million will be amortized into interest expense over the remaining term of the amended facility in accordance with ASC 470-50. A portion of the amendment was considered an extinguishment, resulting in a $5 million loss on extinguishment of debt, which included approximately $2 million of fees, $2 million to write off the pro-rata portion of unamortized original issue discount, and $1 million to write off the pro-rata portion of unamortized deferred debt cost. The portion of the amendment considered a modification resulted in a charge of $1 million.

        On February 8, 2013, HDS redeemed its remaining $889 million outstanding aggregate principal amount of 2007 Senior Subordinated Notes at a redemption price equal to 103.375% of the principal amount thereof and paid accrued and unpaid interest thereon through the redemption date. As a result, in the first quarter of fiscal 2013, HDS incurred a $34 million loss on extinguishment of debt, which included a $30 million premium payment to redeem the 2007 Senior Subordinated Notes and approximately $4 million to write off the unamortized deferred debt cost.

Senior Credit Facilities

        HDS's Senior Term Facility consists of a senior secured Term Loan Facility (the "Term Loan Facility," the term loans thereunder, the "Term Loans") providing for Term Loans in an aggregate principal amount of $1,000 million. The Term Loan Facility will mature on October 12, 2017 (the "Term Loan Maturity Date"). The Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Loan Facility with the balance payable on the Term Loan Maturity Date.

        HDS's Senior Asset Based Lending Facility ("Senior ABL Facility") provides for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million (subject to availability under a borrowing base). Extensions of credit under the Senior ABL Facility are limited by a borrowing base calculated periodically based on specified percentages of the value of eligible inventory and eligible accounts receivable, subject to certain reserves and other adjustments. A portion of the Senior ABL Facility is available for letters of credit and swingline loans. As of August 4, 2013, HDS has $888 million of additional available borrowings under the Senior ABL Facility (after giving effect to the borrowing base limitations and approximately $56 million in letters of credit issued and including $51 million of borrowings available on qualifying cash balances).

        The Senior ABL Facility also permits HDS to add one or more incremental term loan facilities to be included in the Senior ABL Facility or one or more revolving credit facility commitments to be included in the Senior ABL Facility. The Senior ABL Facility will mature on June 28, 2018 (or the maturity date under HDS's Term Loan Facility, if earlier).

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—DEBT (Continued)

Secured Notes

        HDS's 8 1/8% Senior Secured First Priority Notes due 2019 (the "First Priority Notes"), bear interest at a rate of 8 1/8% per annum and will mature on April 15, 2019. Interest is paid semi-annually in arrears on April 15th and October 15th of each year.

        HDS's 11% Senior Secured Second Priority Notes due 2020 (the "Second Priority Notes") bear interest at a rate of 11% per annum and will mature on April 15, 2020. Interest is paid semi-annually in arrears on April 15th and October 15th of each year.

Unsecured Notes

        HDS's 11.5% Senior Notes due 2020 (the "October 2012 Senior Unsecured Notes") bear interest at 11.5% per annum and will mature on July 15, 2020. Interest is paid semi-annually in arrears on April 15th and October 15th of each year.

        HDS's 7.5% Senior Notes due 2020 (the "February 2013 Senior Unsecured Notes") bear interest at 7.5% per annum and will mature on July 15, 2020. Interest is paid semi-annually in arrears on April 15th and October 15th of each year.

Debt covenants

        HDS's outstanding debt agreements contain various restrictive covenants including, but not limited to, limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. As of August 4, 2013, HDS is in compliance with all such covenants that were in effect on such date.

First Quarter 2012 Refinancing Transactions

        On April 12, 2012, HDS consummated the following transactions (the "Refinancing Transactions") in connection with the refinancing of the senior portion of its debt structure:

  •
  the issuance of $950 million of its First Priority Notes;

  •
  the issuance of $675 million of its Second Priority Notes;

  •
  the issuance of approximately $757 million of 14.875% Senior Notes due 2020 (the "April 2012 Senior Notes");

  •
  entry into the Term Loan Facility; and

  •
  entry into the Senior ABL Facility.

        The proceeds of the First Priority Notes, the Second Priority Notes, the April 2012 Senior Notes, the Term Loan Facility and the Senior ABL Facility were used to (i) repay all amounts outstanding under the 2007 Senior Secured Credit Facility (Senior Secured Credit Facility dated as of August 30, 2007), (ii) repay all amounts outstanding under the 2007 ABL Credit Facility (ABL Credit Facility dated as of August 30, 2007), (iii) repurchase all remaining outstanding 2007 Senior Notes (12.0% Senior Notes dated as of August 30, 2007) and (iv) pay related fees and expenses.

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—DEBT (Continued)

        Affiliates of certain of the Equity Sponsors owned an aggregate principal amount of approximately $484 million of the 2007 Senior Notes which they exchanged in a non-cash transaction for their investment in the April 2012 Senior Notes.

        As a result of the Refinancing Transactions, HDS incurred $75 million in debt issuance costs and recorded a $220 million loss on extinguishment of debt, which included a $150 million premium payment to redeem the 2007 Senior Notes, $46 million to write off the pro-rata portion of the unamortized deferred debt costs, and $24 million to write off the remaining unamortized asset associated with Home Depot's guarantee of HDS's payment obligations for principal and interest under the Term Loan under the 2007 Senior Secured Credit Facility that was terminated in the Refinancing Transactions.

        On February 1, 2013, HDS repurchased and cancelled all of its April 2012 Senior Notes at 100% of the aggregate principal balance, including capitalized paid-in kind ("PIK") interest, plus a $422 million make-whole premium, plus $37 million of un-capitalized PIK interest thereon through February 1, 2013.

NOTE 5—FAIR VALUE MEASUREMENTS

        The fair value measurements and disclosure principles of GAAP (ASC 820, Fair Value Measurements and Disclosures) define fair value, establish a framework for measuring fair value and provide disclosure requirements about fair value measurements. These principles define a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2—Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly;

Level 3—Unobservable inputs in which little or no market activity exists.

        The Company's financial instruments that are not reflected at fair value on the balance sheet were as follows as of August 4, 2013 and February 3, 2013 (amounts in millions):

	As of August 4, 2013		As of February 3, 2013
	Recorded Amount(1)	Estimated Fair Value	Recorded Amount(1)	Estimated Fair Value
Senior ABL Facility	$500	$488	$300	$292
Term Loans and Notes	5,190	5,737	7,034	7,573

Total	$5,690	$6,225	$7,334	$7,865

(1)
These amounts do not include accrued interest; accrued interest is classified as Other current liabilities in the accompanying Consolidated Balance Sheets. These amounts do not include any related discounts or premiums.

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FAIR VALUE MEASUREMENTS (Continued)

        The Company utilized Level 2 inputs, as defined in the fair value hierarchy, to measure the fair value of the long-term debt. Management's fair value estimates were based on quoted prices for recent trades of HDS's long-term debt, recent similar credit facilities initiated by companies with like credit quality in similar industries, quoted prices for similar instruments, and inquiries with certain investment communities.

NOTE 6—STOCK-BASED COMPENSATION

        On June 26, 2013, the Board of Directors and shareholders of Holdings approved the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan (the "Plan"). The Plan provides for stock-based awards to employees, consultants and directors, including stock options, stock purchase rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance units, stock appreciation rights, dividend equivalents and other stock-based awards. The Plan replaces and succeeds the HDS Investment Holding, Inc. Stock Incentive Plan, as amended effective April 11, 2011 (the "Stock Incentive Plan"), and, from and after June 26, 2013, no further awards will be made under the Stock Incentive Plan. On July 2, 2013, Holdings registered 12.5 million shares for issuance pursuant to awards under the Plan and registered 14,818,000 shares for issuance pursuant to outstanding awards under the Stock Incentive Plan as of June 26, 2013.

        In connection with Holdings' initial public offering, HD Supply granted an aggregate 929,900 options to its senior management. The options have an exercise price of $18.00, vest on the third anniversary of the June 26, 2013 grant date, and have an estimated fair value of $10.25 per option. The Company expects to record approximately $9 million of stock-based compensation for the options over the options' vesting period.

        On June 26, 2013, HD Supply granted an aggregate 331,431 shares of restricted stock to certain employees. The restricted stock vests in five equal annual installments on each of the first through fifth anniversaries of May 9, 2013. The Company expects to record approximately $6 million of stock-based compensation for the restricted stock over the restricted stock's vesting period.

        On July 2, 2013, HD Supply's non-employee directors were awarded an aggregate 41,031 restricted stock units ("RSUs") pursuant to HD Supply's Board of Director Compensation Policy that became effective on the consummation of Holdings' initial public offering on July 2, 2013. The RSUs vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the Company's next annual meeting after the grant date. On a date selected by the Company that is within thirty days following the vesting date, vested RSUs will be settled into an equal number of shares of the Company's common stock, unless the director has elected to defer settlement of the RSU until termination of board service, in which case the award will be settled at service termination. The Company expects to record less than $1 million of stock-based compensation for the RSUs over the RSU's vesting period.

NOTE 7—INCOME TAXES

        As of August 4, 2013, the Company's combined federal, state and foreign effective tax rate for continuing operations for fiscal 2013 is a 36.8% provision, reflecting the impact of increasing the U.S. valuation allowance, increasing the deferred tax liability for U.S. goodwill amortization for tax purposes, and the accrual of income taxes for foreign and certain state jurisdictions. The Company's effective tax

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 7—INCOME TAXES (Continued)

rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, restructuring and other charges, as well as discrete events, such as acquisitions and settlements of audits. The Company is subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service (the "IRS"). Management regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes.

        With regard to the increase in the valuation allowance and the impact the valuation allowance had on income tax expense, the valuation allowance was directly impacted by the increasing of the deferred tax liability for U.S. goodwill amortization for tax purposes. The deferred tax liability related to the Company's U.S. tax deductible goodwill is considered a liability related to an asset with an indefinite life. Therefore, the deferred tax liability does not amortize and is not available as a source of taxable income to support the realization of deferred tax assets created by other deductible temporary timing differences. The Company does not believe it is "more likely than not" it will realize its U.S. deferred tax assets equal to the deferred liability created by tax deductible goodwill and therefore, the Company was required to record an additional tax expense to increase its deferred tax asset valuation allowance. During the three and six months ended August 4, 2013, the impact of the tax amortization of the indefinite lived intangibles increased income tax expense by $9 million and $46 million, respectively.

        As of February 3, 2013, the Company's unrecognized tax benefits in accordance with the income taxes principles of U.S. GAAP (ASC 740, Income Taxes) were $193 million. During the six months ended August 4, 2013, the balance for unrecognized tax benefits decreased $1 million as result of state audit settlements for tax positions in a prior period. As of August 4, 2013, the Company's unrecognized tax benefits were $192 million. During the three and six months ended August 4, 2013, the gross accrual for interest related to unrecognized tax benefits increased $3 million and $5 million, respectively, as a result of interest accruals on tax positions in a prior period. The Company's ending net accrual for interest related to unrecognized tax benefits as of February 3, 2013 was $22 million and increased to $24 million as of August 4, 2013.

        During fiscal year 2010, the Company determined that it did not meet the "more likely than not" standard that substantially all of its net U.S. deferred tax assets would be realized and therefore, the Company established a valuation allowance for its net U.S. deferred tax assets. With regard to the U.S., the Company continues to believe that a full valuation allowance is needed against the majority of its net deferred tax assets. As of August 4, 2013, the Company's U.S. valuation allowance was $1,030 million and the Company expects to continue to add to its gross deferred tax assets for anticipated net operating losses.

        See Note 9, Commitments and Contingencies, for discussion of the Internal Revenue Service audit of the Company's U.S. federal income tax returns.

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 8—SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION

Receivables

        Receivables as of August 4, 2013 and February 3, 2013 consisted of the following (amounts in millions):

	August 4, 2013	February 3, 2013
Trade receivables, net of allowance for doubtful accounts	$1,136	$926
Vendor rebate receivables	67	66
Other receivables	18	16

Total receivables, net	$1,221	$1,008

Other Current Liabilities

        Other current liabilities as of August 4, 2013 and February 3, 2013 consisted of the following (amounts in millions):

	August 4, 2013	February 3, 2013
Accrued interest	$118	$147
Accrued non-income taxes	38	34
Other	110	110

Total other current liabilities	$266	$291

Supplemental Cash Flow Information

        Cash paid for interest in the six months ended August 4, 2013 and July 29, 2012 was $304 million and $351 million, respectively. Additionally, during first quarter 2013, the Company paid $364 million of original issue discounts and paid-in-kind ("PIK") interest related to the extinguishments of $889 million of 2007 Senior Subordinated Notes and a portion of the Term Loans.

        Cash paid for income taxes, net of refunds, in the six months ended August 4, 2013 and July 29, 2012 was approximately $5 million and $2 million, respectively.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Internal Revenue Service

        HD Supply carried back tax net operating losses ("NOL") from its tax years ended on February 3, 2008 and February 1, 2009 to tax years during which it was a member of Home Depot's U.S. federal consolidated tax group. As a result of those NOL carrybacks, Home Depot received cash refunds from the IRS in the amount of approximately $354 million. Under an agreement (the "Agreement") between HD Supply and Home Depot, Home Depot paid HD Supply the refund proceeds resulting from the NOL carrybacks.

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 9—COMMITMENTS AND CONTINGENCIES (Continued)

        In connection with an audit of the Company's U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009, the IRS has disallowed certain deductions claimed by the Company. In May 2012, the IRS issued a formal Revenue Agent's Report ("RAR") challenging approximately $299 million (excluding interest) of the cash refunds resulting from HD Supply's NOL carrybacks. In January 2013, the IRS issued a revised RAR reducing the challenge to approximately $131 million (excluding interest) of cash refunds from HD Supply's carrybacks. The issuance of the January 2013 revised RAR formally revoked the original May 2012 RAR and reduced the amount of cash refunds the IRS is currently challenging by $168 million. As of August 4, 2013, the Company estimates the interest to which the IRS would be entitled, if successful in all claims, to be approximately $18 million. If the IRS is ultimately successful with respect to the proposed adjustments, pursuant to the terms of the Agreement, the Company would be required to reimburse Home Depot an amount equal to the disallowed refunds plus related interest. If the IRS is successful in defending its positions with respect to the disallowed deductions, certain of those disallowed deductions may be available to the Company in the form of increases in its deferred tax assets by approximately $63 million before any valuation allowance.

        The Company believes that its positions with respect to the deductions and the corresponding NOL carrybacks are supported by, and consistent with, applicable tax law. In collaboration with Home Depot, HD Supply has challenged the proposed adjustments by filing a formal protest with the Office of Appeals Division within the IRS. During the administrative appeal period and as allowed under statute, the Company intends to vigorously defend its positions rather than pay any amount related to the proposed adjustments. In the event of an unfavorable outcome at the Office of Appeals, the Company will strongly consider litigating the matter in U.S. Tax Court. The unpaid assessment would continue to accrue interest at the statutory rate until resolved. If the Company is ultimately required to pay a significant amount related to the proposed adjustments to Home Depot pursuant to the terms of the Agreement (or to the IRS), the Company's cash flows, future results of operations and financial positions could be affected in a significant and adverse manner.

        See Note 7, Income Taxes, for further disclosures on the Company's income taxes.

Legal Matters

        HD Supply is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, Contingencies. In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance. For all such other matters, management believes the possibility of losses from such matters are remote or such matters are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of the Company if disposed of unfavorably.

        The Company has been informed that the Office of the United States Attorney for the Northern District of New York is conducting an investigation related to the activities of certain disadvantaged business enterprises. In May 2011, in connection with that investigation, the government executed a search of an entity from which Waterworks purchased assets shortly before the search was executed. On June 20, 2012, in connection with that same investigation, the government executed search warrants at

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 9—COMMITMENTS AND CONTINGENCIES (Continued)

two Waterworks branches. The Company is updated by the government on its investigation periodically and continues to cooperate with the investigation. While the Company cannot predict the outcome, it believes a potential loss on this matter is reasonably possible but due to the current state of the investigation it is not able to estimate a range of potential loss.

NOTE 10—SEGMENT INFORMATION

        HD Supply's operating segments are based on management structure and internal reporting. Each segment offers different products and services to the end customer, except for HD Supply Canada, which is organized based on geographic location and Corporate, which provides general corporate overhead support. Both HD Supply Canada and Corporate are included within "Corporate and Other." The Company determines the reportable segments in accordance with the principles of segment reporting within ASC 280, Segment Reporting. For purposes of evaluation under these segment reporting principles, the Chief Operating Decision Maker for HD Supply assesses HD Supply's ongoing performance, based on the periodic review and evaluation of Net sales, Adjusted EBITDA, and certain other measures for each of the operating segments.

        HD Supply has four reportable segments, each of which is presented below:

  •
  Facilities Maintenance—Facilities Maintenance distributes maintenance, repair and operations ("MRO") products, provides value-add services and fabricates custom products to multifamily, hospitality, healthcare and institutional facilities.

  •
  Waterworks—Waterworks distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in the water and wastewater industries for non-residential and residential uses.

  •
  Power Solutions—Power Solutions distributes electrical transmission and distribution products, power plant MRO supplies and smart-grid products, and arranges materials management and procurement outsourcing for the power generation and distribution industries.

  •
  White Cap—White Cap distributes specialized hardware, tools, engineered materials and safety products to non-residential and residential contractors.

        In addition to the reportable segments, the Company's consolidated financial results include "Corporate & Other." Corporate & Other is comprised of the following operating segments: Crown Bolt, Creative Touch Interiors ("CTI"), Repair & Remodel and HD Supply Canada. Crown Bolt is a retail distribution operator providing program and packaging solutions, sourcing, distribution, and in-store service, fasteners, builders' hardware, rope and chain and plumbing accessories, primarily serving Home Depot and other hardware stores. CTI offers turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for residential, commercial and senior living projects. Repair & Remodel offers light remodeling and construction supplies, kitchen and bath cabinets, windows, plumbing materials, electrical equipment and other products, primarily to small remodeling contractors and trade professionals. HD Supply Canada is an industrial distributor that primarily focuses on servicing fasteners/industrial supplies and specialty lighting markets which operates across nine provinces. Corporate & Other also includes costs related to our centralized support functions,

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 10—SEGMENT INFORMATION (Continued)

which are comprised of finance, information technology, human resources, legal, supply chain and other support services, and removes inter-segment transactions.

        The following tables present Net sales, Adjusted EBITDA, and other measures for each of the reportable segments, Corporate & Other and total continuing operations for the periods indicated (amounts in millions):

	Facilities Maintenance	Waterworks	Power Solutions	White Cap	Corporate & Other	Total Continuing Operations
Three Months Ended August 4, 2013
Net Sales	$638	$601	$456	$336	$226	$2,257
Adjusted EBITDA	125	50	18	24	1	218
Depreciation(1) & Software Amortization	11	3	2	4	9	29
Other Intangible Amortization	20	1	4	5	3	33
Three Months Ended July 29, 2012
Net Sales	$571	$527	$440	$307	$214	$2,059
Adjusted EBITDA	109	39	20	18	6	192
Depreciation(1) & Software Amortization	10	2	2	3	7	24
Other Intangible Amortization	19	24	4	5	8	60

	Facilities Maintenance	Waterworks	Power Solutions	White Cap	Corporate & Other	Total Continuing Operations
Six Months Ended August 4, 2013
Net Sales	$1,199	$1,124	$918	$646	$438	$4,325
Adjusted EBITDA	225	88	36	38	(5)	382
Depreciation(1) & Software Amortization	22	5	3	8	17	55
Other Intangible Amortization	40	2	9	10	6	67
Six Months Ended July 29, 2012
Net Sales	$1,068	$988	$855	$573	$411	$3,895
Adjusted EBITDA	194	67	34	26	4	325
Depreciation(1) & Software Amortization	19	4	3	6	15	47
Other Intangible Amortization	38	48	9	10	15	120

(1)
Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations and Comprehensive Income (Loss).

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 10—SEGMENT INFORMATION (Continued)

Reconciliation to Consolidated Financial Statements

	Three Months Ended		Six Months Ended
	August 4, 2013	July 29, 2012	August 4, 2013	July 29, 2012
Total Adjusted EBITDA	$218	$192	$382	$325
Depreciation and amortization	62	84	122	167
Stock-based compensation	5	5	8	10
Management fees and expenses	1	2	2	3
Other	—	(2)	—	(1)

Operating income (loss)	150	103	250	146
Interest expense	144	158	291	324
Loss on extinguishment & modification of debt	46	—	87	220
Other (income) expense, net	20	—	20	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(60)	(55)	(148)	(398)
Provision (benefit) for income taxes	12	1	55	34

Income (loss) from continuing operations	$(72)	$(56)	$(203)	$(432)

NOTE 11—SUBSIDIARY GUARANTORS

        HD Supply, Inc. (the "Debt Issuer" or "HDS") has issued First Priority Notes, Second Priority Notes, October 2012 Senior Notes, and February 2013 Senior Unsecured Notes (collectively the "Notes") guaranteed by certain of its subsidiaries (the "Guarantor Subsidiaries"). The Guarantor Subsidiaries are direct or indirect wholly-owned domestic subsidiaries of HDS. The subsidiaries of HDS that do not guarantee the Notes ("Non-guarantor Subsidiaries") are direct or indirect wholly-owned subsidiaries of HDS and primarily include HDS's operations in Canada and a non-operating subsidiary in the United States that previously held an investment of HDS's 2007 Senior Subordinated Notes, which was eliminated in consolidation. During fiscal 2012, the investment in the 2007 Senior Subordinated Notes was contributed to the Debt Issuer in a non-cash transaction. The Debt Issuer retired this portion of the 2007 Senior Subordinated Notes. These transactions had no impact on the consolidated results of operations or financial position.

        In connection with the Notes, HDS determined the need for compliance with Rule 3-10 of SEC Regulation S-X ("Rule 3-10"). In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, HDS has included the accompanying Condensed Consolidating Financial Statements in accordance with Rule 3-10(f) of SEC Regulation S-X. The following supplemental financial information sets forth, on a consolidating basis, the condensed statements of operations and comprehensive income (loss), the condensed balance sheets, and the condensed statements of cash flows for the parent company issuer of the Notes, HD Supply, Inc., for the Guarantor Subsidiaries and for the Non-guarantor Subsidiaries and total consolidated HD Supply, Inc. and subsidiaries (amounts in millions):

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—SUBSIDIARY GUARANTORS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended August 4, 2013
	Debt Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total HDS
Net Sales	$—	$2,136	$122	$(1)	$2,257
Cost of sales	—	1,504	92	—	1,596

Gross Profit	—	632	30	(1)	661
Operating expenses:
Selling, general and administrative	22	407	22	(1)	450
Depreciation and amortization	4	56	1	—	61

Total operating expenses	26	463	23	(1)	511
Operating Income (Loss)	(26)	169	7	—	150
Interest expense	145	73	1	(75)	144
Interest (income)	(75)	—	—	75	—
Net (earnings) loss of equity affiliates	(127)	—	—	127	—
Loss on extinguishment & modification of debt	46	—	—	—	46
Other (income) expense, net	20	—	—	—	20

Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes	(35)	96	6	(127)	(60)
Provision (benefit) for income taxes	37	(25)	—	—	12

Income (Loss) from Continuing Operations	(72)	121	6	(127)	(72)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—

Net Income (Loss)	(72)	121	6	(127)	(72)
Other comprehensive income (loss)—foreign currency translation adjustment	(3)	—	(3)	3	(3)

Total Comprehensive Income (Loss)	$(75)	$121	$3	$(124)	$(75)

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—SUBSIDIARY GUARANTORS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Continued)

	Three Months Ended July 29, 2012
	Debt Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total HDS
Net Sales	$—	$1,954	$105	$—	$2,059
Cost of sales	—	1,388	77	—	1,465

Gross Profit	—	566	28	—	594
Operating expenses:
Selling, general and administrative	16	371	21	—	408
Depreciation and amortization	3	79	1	—	83

Total operating expenses	19	450	22	—	491
Operating Income (Loss)	(19)	116	6	—	103
Interest expense	179	75	—	(96)	158
Interest (income)	(75)	—	(21)	96	—
Net (earnings) loss of equity affiliates	(65)	—	—	65	—
Other (income) expense, net	—	—	—	—	—

Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes	(58)	41	27	(65)	(55)
Provision (benefit) for income taxes	(2)	(6)	9	—	1

Income (Loss) from Continuing Operations	(56)	47	18	(65)	(56)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—

Net Income (Loss)	$(56)	$47	$18	$(65)	$(56)
Other comprehensive income—foreign currency translation adjustment	(3)	—	(3)	3	(3)

Total Comprehensive Income (Loss)	$(59)	$47	$15	$(62)	$(59)

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—SUBSIDIARY GUARANTORS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Continued)

	Six Months Ended August 4, 2013
	Debt Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total HDS
Net Sales	$—	$4,102	$224	$(1)	$4,325
Cost of sales	—	2,900	166	—	3,066

Gross Profit	—	1,202	58	(1)	1,259
Operating expenses:
Selling, general and administrative	41	805	44	(1)	889
Depreciation and amortization	8	111	1	—	120

Total operating expenses	49	916	45	(1)	1,009
Operating Income (Loss)	(49)	286	13	—	250
Interest expense	292	148	1	(150)	291
Interest (income)	(149)	(1)	—	150	—
Net (earnings) loss of equity affiliates	(196)	—	—	196	—
Loss on extinguishment & modification of debt	87	—	—	—	87
Other (income) expense, net	20	—	—	—	20

Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes	(103)	139	12	(196)	(148)
Provision (benefit) for income taxes	100	(46)	1	—	55

Income (Loss) from Continuing Operations	(203)	185	11	(196)	(203)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—

Net Income (Loss)	(203)	185	11	(196)	(203)
Other comprehensive income (loss)—foreign currency translation adjustment	(4)	—	(4)	4	(4)

Total Comprehensive Income (Loss)	$(207)	$185	$7	$(192)	$(207)

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—SUBSIDIARY GUARANTORS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Continued)

	Six Months Ended July 29, 2012
	Debt Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total HDS
Net Sales	$—	$3,690	$205	$—	$3,895
Cost of sales	—	2,627	151	—	2,778

Gross Profit	—	1,063	54	—	1,117
Operating expenses:
Selling, general and administrative	36	726	43	—	805
Depreciation and amortization	7	158	1	—	166

Total operating expenses	43	884	44	—	971
Operating Income (Loss)	(43)	179	10	—	146
Interest expense	367	150	—	(193)	324
Interest (income)	(150)	(2)	(41)	193	—
Net (earnings) loss of equity affiliates	(72)	—	—	72	—
Loss on extinguishment & modification of debt	220	—	—	—	220

Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes	(408)	31	51	(72)	(398)
Provision (benefit) for income taxes	16	(3)	21	—	34

Income (Loss) from Continuing Operations	(424)	34	30	(72)	(432)
Income (loss) from discontinued operations, net of tax	8	8	—	—	16

Net Income (Loss)	$(416)	$42	$30	$(72)	$(416)
Other comprehensive income—foreign currency translation adjustment	—	—	—	—	—

Total Comprehensive Income (Loss)	$(416)	$42	$30	$(72)	$(416)

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—SUBSIDIARY GUARANTORS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

	As of August 4, 2013
	Debt Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total HDS
ASSETS
Current assets:
Cash and cash equivalents	$59	$18	$32	$—	$109
Receivables, net	4	1,138	79	—	1,221
Inventories	—	1,047	61	—	1,108
Deferred tax asset	—	48	1	(46)	3
Intercompany receivable	—	1	—	(1)	—
Other current assets	10	33	4	—	47

Total current assets	73	2,285	177	(47)	2,488

Property and equipment, net	64	332	5	—	401
Goodwill	—	3,133	6	—	3,139
Intangible assets, net	—	402	4	—	406
Deferred tax asset	40	—	6	(40)	6
Investment in subsidiaries	2,955	—	—	(2,955)	—
Intercompany notes receivable	2,774	558	—	(3,332)	—
Other assets	141	5	1	—	147

Total assets	$6,047	$6,715	$199	$(6,374)	$6,587

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$13	$755	$47	$—	$815
Accrued compensation and benefits	30	82	4	—	116
Current installments of long-term debt	10	—	—	—	10
Deferred tax liabilities	46	—	—	(46)	—
Intercompany payable	—	—	1	(1)	—
Other current liabilities	151	103	12	—	266

Total current liabilities	250	940	64	(47)	1,207

Long-term debt, excluding current installments	5,678	—	—	—	5,678
Deferred tax liabilities	—	151	—	(40)	111
Intercompany notes payable	558	2,774	—	(3,332)	—
Other liabilities	314	24	6	—	344

Total liabilities	6,800	3,889	70	(3,419)	7,340

Stockholder's equity (deficit)	(753)	2,826	129	(2,955)	(753)

Total liabilities and stockholder's equity (deficit)	$6,047	$6,715	$199	$(6,374)	$6,587

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—SUBSIDIARY GUARANTORS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)

	As of February 3, 2013
	Debt Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total HDS
ASSETS
Current assets:
Cash and cash equivalents	$91	$15	$35	$—	$141
Cash equivalents restricted for debt redemption	936	—	—	—	936
Receivables, net	4	937	67	—	1,008
Inventories	—	928	59	—	987
Deferred tax asset	—	48	1	(7)	42
Intercompany receivable	—	1	—	(1)	—
Other current assets	9	37	3	—	49

Total current assets	1,040	1,966	165	(8)	3,163

Property and equipment, net	66	323	6	—	395
Goodwill	—	3,132	6	—	3,138
Intangible assets, net	—	469	4	—	473
Deferred tax asset	48	—	6	(48)	6
Investment in subsidiaries	2,854	—	—	(2,854)	—
Intercompany notes receivable	2,774	634	—	(3,408)	—
Other assets	153	6	—	—	159

Total assets	$6,935	$6,530	$187	$(6,318)	$7,334

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$14	$638	$41	$—	$693
Accrued compensation and benefits	46	108	6	—	160
Current installments of long-term debt	899	—	—	—	899
Deferred tax liabilities	7	—	—	(7)	—
Intercompany payable	—	—	1	(1)	—
Other current liabilities	183	98	10	—	291

Total current liabilities	1,149	844	58	(8)	2,043

Long-term debt, excluding current installments	6,430	—	—	—	6,430
Deferred tax liabilities	—	152	—	(48)	104
Intercompany notes payable	634	2,774	—	(3,408)	—
Other liabilities	313	28	7	—	348

Total liabilities	8,526	3,798	65	(3,464)	8,925

Stockholder's equity (deficit)	(1,591)	2,732	122	(2,854)	(1,591)

Total liabilities and stockholder's equity (deficit)	$6,935	$6,530	$187	$(6,318)	$7,334

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—SUBSIDIARY GUARANTORS (Continued)

CONDENSED CONSOLIDATING CASH FLOW STATEMENTS

	Six Months Ended August 4, 2013
	Debt Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total HDS
Net cash flows from operating activities	$(550)	$(26)	$(1)	$—	$(577)

Cash flows from investing activities
Capital expenditures	(11)	(52)	(1)	—	(64)
Proceeds from sale of property and equipment	—	5	—	—	5
Settlement of acquisition of a business	—	2	—	—	2
Proceeds from sale of investments	936	—	—	—	936
(Investments in) return of capital of equity affiliates	2	—	—	(2)	—
Proceeds from (payments of) intercompany notes	—	76	—	(76)	—

Net cash flows from investing activities	927	31	(1)	(78)	879

Cash flows from financing activities
Equity contribution (return of capital)	1,038	(2)	—	2	1,038
Borrowings (repayments) of intercompany notes	(76)	—	—	76	—
Borrowings of long-term debt	79	—	—	—	79
Repayments of long-term debt	(1,619)	—	—	—	(1,619)
Borrowings on long-term revolver	520	—	—	—	520
Repayments of long-term revolver	(320)	—	—	—	(320)
Debt issuance and modification fees	(34)	—	—	—	(34)
Other financing activities	3	—	—	—	3

Net cash flows from financing activities	(409)	(2)	—	78	(333)

Effect of exchange rates on cash	—	—	(1)	—	(1)

Net increase (decrease) in cash & cash equivalents	$(32)	$3	$(3)	$—	$(32)
Cash and cash equivalents at beginning of period	91	15	35	—	141

Cash and cash equivalents at end of period	$59	$18	$32	$—	$109

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—SUBSIDIARY GUARANTORS (Continued)

CONDENSED CONSOLIDATING CASH FLOW STATEMENTS (Continued)

	Six Months Ended July 29, 2012
	Debt Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total HDS
Net cash flows from operating activities	$(318)	$(18)	$37	$(25)	$(324)

Cash flows from investing activities
Capital expenditures	(14)	(38)	—	—	(52)
Proceeds from sale of property and equipment	—	2	—	—	2
Purchase of debt investments	—	—	(1)	1	—
Payment for a business acquired	—	(196)	—	—	(196)
Proceeds from sale of a business	463	—	1	—	464
Proceeds from (payments of) intercompany notes	—	59	—	(59)	—
(Investments in) return of capital of equity affiliates	(169)	—	—	169	—
Other investing activities	—	—	(3)	—	(3)

Net cash flows from investing activities	280	(173)	(3)	111	215

Cash flows from financing activities
Dividend payment	—	—	(25)	25	—
Equity contribution (return of capital)	—	204	(35)	(169)	—
Borrowings (repayments) of intercompany notes	(59)	—	—	59	—
Borrowings of long-term debt	2,817	—	—	—	2,817
Repayments of long-term debt	(3,287)	—	—	(1)	(3,288)
Borrowings on long-term revolver	997	—	7	—	1,004
Repayments of long-term revolver	(372)	—	—	—	(372)
Debt issuance and modification fees	(73)	—	—	—	(73)

Net cash flows from financing activities	23	204	(53)	(86)	88

Effect of exchange rates on cash	—	—	—	—	—

Net increase (decrease) in cash & cash equivalents	$(15)	$13	$(19)	$—	$(21)
Cash and cash equivalents at beginning of period	49	12	50	—	111

Cash and cash equivalents at end of period	$34	$25	$31	$—	$90

NOTE 12—RECENT ACCOUNTING PRONOUNCEMENTS

        Comprehensive income: reclassifications—In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income" ("ASU 2013-02"), to supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05, which were deferred indefinitely under ASU No. 2011-12, "Deferral of the

HD SUPPLY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 12—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05" ("ASU 2011-12"), issued in December 2011. The amendments in ASU 2013-02 require an entity to provide additional information about significant reclassifications out of accumulated other comprehensive income by the respective line items of net income. The Company adopted the provisions of ASU 2013-02 on February 4, 2013. The adoption of ASU 2013-02 did not have an impact on the Company's financial position or results of operations.

        Release of cumulative translation adjustment—In March 2013, the FASB issued ASU No. 2013-05, "Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity" ("ASU 2013-05"), which resolves diversity in practice regarding the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The amendments in ASU 2013-05 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The adoption of ASU 2013-05 will not have a material impact on the Company's financial position or results of operations.

        Presentation of an unrecognized tax benefit—In July 2013, the FASB issued ASU No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" ("ASU 2013-11"), which resolves diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except in certain situations, as defined in ASU 2013-11. The amendments in ASU 2013-11 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2013-11.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of HD Supply, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), stockholder's equity (deficit) and cash flows present fairly, in all material respects, the financial position of HD Supply, Inc. and its subsidiaries at February 3, 2013 and January 29, 2012, and the results of its operations and its cash flows for each of the three years in the period ended February 3, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Atlanta, Georgia
April 16, 2013

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

Amounts in millions

	Fiscal Year Ended
	February 3, 2013	January 29, 2012	January 30, 2011
Net Sales	$8,035	$7,028	$6,449
Cost of sales	5,715	5,014	4,608

Gross Profit	2,320	2,014	1,841
Operating expenses:
Selling, general and administrative	1,661	1,532	1,455
Depreciation and amortization	336	327	341
Restructuring	—	—	8
Goodwill and other intangible asset impairment	152	—	—

Total operating expenses	2,149	1,859	1,804

Operating Income (Loss)	171	155	37
Interest expense	658	639	623
Loss on extinguishment and modification of debt	709	—	5
Other (income) expense, net	—	—	(6)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(1,196)	(484)	(585)
Provision (benefit) for income taxes	3	79	28

Income (Loss) from Continuing Operations	(1,199)	(563)	(613)
Income (loss) from discontinued operations, net of tax	20	20	(6)

Net Income (Loss)	$(1,179)	$(543)	$(619)

Other comprehensive income (loss):
Foreign currency translation adjustment	—	(1)	9
Unrealized gains on derivatives	—	—	1

Total Comprehensive Income (Loss)	$(1,179)	$(544)	$(609)

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except share data

	February 3, 2013	January 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$141	$111
Cash equivalents restricted for debt redemption	936	—
Receivables, less allowance for doubtful accounts of $23 and $32	1,008	1,002
Inventories	987	1,108
Deferred tax asset	42	58
Other current assets	49	47

Total current assets	3,163	2,326

Property and equipment, net	395	398
Goodwill	3,138	3,151
Intangible assets, net	473	735
Other assets	165	128

Total assets	$7,334	$6,738

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$693	$714
Accrued compensation and benefits	160	140
Current installments of long-term debt	899	82
Other current liabilities	291	378

Total current liabilities	2,043	1,314

Long-term debt, excluding current installments	6,430	5,380
Deferred tax liabilities	104	111
Other liabilities	348	361

Total liabilities	8,925	7,166

Stockholder's equity (deficit):
Common stock, par value $0.01; authorized 1,000 shares; issued and outstanding 1,000 shares at February 3, 2013 and January 29, 2012	—	—
Paid-in capital	2,696	2,680
Accumulated deficit	(4,285)	(3,106)
Accumulated other comprehensive loss	(2)	(2)

Total stockholder's equity (deficit)	(1,591)	(428)

Total liabilities and stockholder's equity (deficit)	$7,334	$6,738

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

Amounts in millions

	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at January 31, 2010	$—	$2,643	$(1,944)	$(11)	$688

Equity contribution		1			1
Net loss			(619)		(619)
Other comprehensive income (loss):
Foreign currency translation adjustment				9	9
Unrealized gains on derivatives, net of tax of $(1)				1	1
Stock-based compensation		17			17
Other		(1)			(1)

Balance at January 30, 2011	$—	$2,660	$(2,563)	$(1)	$96

Net loss			(543)		(543)
Other comprehensive income (loss):
Foreign currency translation adjustment				(1)	(1)
Stock-based compensation		20			20

Balance at January 29, 2012	$—	$2,680	$(3,106)	$(2)	$(428)

Net loss			(1,179)		(1,179)
Other comprehensive income (loss):
Foreign currency translation adjustment				—	—
Stock-based compensation		16			16

Balance at February 3, 2013	$—	$2,696	$(4,285)	$(2)	$(1,591)

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions

	Fiscal Year Ended
	February 3, 2013	January 29, 2012	January 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,179)	$(543)	$(619)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	342	350	369
Provision for uncollectibles	4	13	12
Non-cash interest expense	123	183	259
Payment of interest and discounts upon extinguishment of PIK notes	(502)	—	—
Loss on extinguishment of debt	709	—	2
Stock-based compensation expense	16	20	17
Deferred income taxes	(2)	76	20
Goodwill & other intangible asset impairment	152	—	—
Gain on sale of businesses	(12)	(9)	—
Other	(1)	6	(3)
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(102)	(170)	(61)
(Increase) decrease in inventories	(177)	(149)	2
(Increase) decrease in other current assets	(11)	(3)	231
(Increase) decrease in other assets	1	—	1
Increase (decrease) in accounts payable and accrued liabilities	(46)	58	312
Increase (decrease) in other long-term liabilities	4	3	9

Net cash provided by (used in) operating activities	(681)	(165)	551

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(115)	(115)	(49)
Proceeds from sales of property and equipment	17	4	4
Payments for businesses acquired, net of cash acquired	(248)	(21)	—
Proceeds from sales of businesses	481	128	—
Purchase of investments	(1,921)	(23)	—
Proceeds from sale of investments	985	21	—
Other investing activities	1	—	—

Net cash provided by (used in) investing activities	(800)	(6)	(45)

CASH FLOWS FROM FINANCING ACTIVITIES:
Equity contribution	—	—	1
Borrowings of long-term debt	6,365	—	—
Repayments of long-term debt	(5,024)	(10)	(40)
Borrowings on long-term revolver debt	1,301	1,053	178
Repayments on long-term revolver debt	(1,001)	(1,053)	(860)
Debt issuance and modification fees	(132)	—	(34)
Other financing activities	2	—	—

Net cash provided by (used in) financing activities	1,511	(10)	(755)

Effect of exchange rates on cash and cash equivalents	—	—	2

Increase (decrease) in cash and cash equivalents	30	(181)	(247)
Cash and cash equivalents at beginning of period	111	292	539

Cash and cash equivalents at end of period	$141	$111	$292

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        HD Supply, Inc. (the "Company" or "HD Supply"), a wholly-owned subsidiary of HD Supply Holdings, Inc., is one of the largest industrial distribution companies in North America. With a diverse portfolio of industry-leading businesses, the Company provides a broad range of products and services to more than 500,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets.

        The Company provides an expansive offering of approximately one million stock-keeping units ("SKUs") of quality, name-brand and propriety-brand products at competitive prices. Through approximately 635 locations across 46 states and 9 Canadian provinces, HD Supply provides localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers' success.

        HD Supply is managed primarily on a product line basis and reports results of operations in four reportable segments. The reportable segments are Facilities Maintenance, Waterworks, Power Solutions, and White Cap. Other operating segments include Crown Bolt, Repair & Remodel, Creative Touch Interiors ("CTI"), and HD Supply Canada. In addition, the consolidated financial statements include Corporate, which includes enterprise-wide functional departments.

Principles of Consolidation

        The consolidated financial statements present the results of operations, financial position and cash flows of HD Supply, Inc. and its wholly-owned subsidiaries. All material intercompany balances and transactions are eliminated. Results of operations of businesses acquired are included from their respective dates of acquisition. The assets, liabilities, and results of operations of all discontinued operations have been separately reported as discontinued operations for all periods presented. Certain amounts in prior-period financial statements have been reclassified to conform to the current period's presentation.

Fiscal Year

        HD Supply's fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ended February 3, 2013 ("fiscal 2012") includes 53 weeks. Fiscal years ended January 29, 2012 ("fiscal 2011") and January 30, 2011 ("fiscal 2010") both include 52 weeks.

Estimates

        Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Actual results could differ from these estimates.

Cash and Cash Equivalents

        HD Supply considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Doubtful Accounts

        Accounts receivable are evaluated for collectability based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of lien and bond rights. An allowance for doubtful accounts is estimated as a percentage of aged receivables. This estimate is periodically adjusted when management becomes aware of a specific customer's inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in historical collection patterns.

Inventories

        Inventories consist primarily of finished goods and are carried at the lower of cost or market. The cost of substantially all inventories is determined by the moving or weighted average cost method. Inventory value is evaluated at each balance sheet date to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of historical physical inventory results, a review of excess and obsolete inventories based on inventory aging, and anticipated future demand. Periodically, perpetual inventory records are adjusted to reflect declines in net realizable value below inventory carrying cost.

Consideration Received From Vendors

        HD Supply enters into agreements with many of its vendors providing for inventory purchase rebates ("vendor rebates") upon achievement of specified volume purchasing levels. Vendor rebates are accrued as part of cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at each period end for vendor rebates recognized on products not yet sold. At February 3, 2013 and January 29, 2012, vendor rebates due to HD Supply were $66 million and $71 million, respectively. These receivables are included in Receivables in the accompanying Consolidated Balance Sheets.

Property and Equipment

        Property and equipment are recorded at cost and depreciated using the straight-line method based on the following estimated useful lives of the assets:

Buildings and improvements	5 - 45 years
Transportation equipment	5 - 7 years
Furniture, fixtures and equipment	2 - 10 years

Capitalized Software Costs

        HD Supply capitalizes certain software costs, which are being amortized on a straight-line basis over the estimated useful lives of the software, ranging from three to six years. At February 3, 2013 and January 29, 2012, capitalized software costs totaled $82 million and $71 million, respectively, net of accumulated amortization of $126 million and $114 million, respectively. Amortization of capitalized software costs totaled $30 million, $28 million, and $31 million, in fiscal 2012, fiscal 2011, and fiscal 2010, respectively.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

        Goodwill represents the excess of purchase price over fair value of net assets acquired. HD Supply does not amortize goodwill, but does assess the recoverability of goodwill in the third quarter of each fiscal year or whenever events or circumstances indicate that it is "more likely than not" that the fair value of a reporting unit has dropped below its carrying value. For the fiscal 2012, fiscal 2011 and fiscal 2010 annual impairment tests, the fair values of HD Supply's identified reporting units were estimated using a discounted cash flow ("DCF") analysis and a market comparable method, with each method being equally weighted in the calculation. During fiscal 2012, the Company recorded a $150 million goodwill impairment charge. There were no goodwill impairment charges recorded in fiscal 2011 and fiscal 2010. See Note 5, Goodwill and Intangible Assets, for a complete description of the Company's goodwill.

Impairment of Long-Lived Assets

        Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, undiscounted future cash flows over the remaining life of the asset are projected. If these projected cash flows are less than the carrying amount, an impairment loss is recognized to the extent the fair value of the asset less any costs of disposition is less than the carrying amount of the asset. Judgments regarding the existence of impairment indicators are based on market and operational performance. Evaluating potential impairment also requires estimates of future operating results and cash flows.

Self-Insurance

        HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers' compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. At February 3, 2013 and January 29, 2012, reserves totaled approximately $94 million and $101 million, respectively.

Fair Value of Financial Instruments

        The carrying amounts of restricted and unrestricted cash and cash equivalents, accounts receivable and accounts payable, accrued compensation and benefits and other current liabilities approximate fair value due to the short-term nature of these financial instruments. The Company's long-term financial assets and liabilities are recorded at historical costs. See Note 7, Fair Value Measurements, for information on the fair value of long-term financial instruments.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        HD Supply recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable and collectability is reasonably assured.

        HD Supply ships products to customers predominantly by internal fleet and to a lesser extent by third party carriers. Revenues, net of sales tax and allowances for returns and discounts, are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers. Revenues related to services are recognized in the period the services are performed and totaled $134 million, $115 million, and $98 million in fiscal 2012, fiscal 2011, and fiscal 2010, respectively.

Shipping and Handling Fees and Costs

        HD Supply includes shipping and handling fees billed to customers in Net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in Selling, general and administrative expenses and totaled $116 million, $96 million, and $91 million in fiscal 2012, fiscal 2011, and fiscal 2010, respectively.

Concentration of Credit Risk

        The majority of HD Supply's sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of industries and the areas where they operate. Concentration of credit risk with respect to trade accounts receivable is limited by the large number of customers comprising HD Supply's customer base. HD Supply performs ongoing credit evaluations of its customers.

Leases

        Leases are reviewed for capital or operating classification at their inception under the guidance of Accounting Standard Codification ("ASC ") 840, Leases. The Company uses its incremental borrowing rate in the assessment of lease classification and assumes the initial lease term includes renewal options that are reasonably assured. HD Supply conducts operations primarily under operating leases. For leases classified as operating leases, the Company records rent expense on a straight-line basis, over the lease term beginning with the date the Company has access to the property which in some cases is prior to commencement of lease payments. Accordingly, the amount of rental expense recognized in excess of lease payments is recorded as a deferred rent liability and is amortized to rental expense over the remaining term of the lease. Capital leases currently in effect are not material.

Advertising

        Advertising costs are charged to expense as incurred except for the costs of producing and distributing certain direct response sales catalogs, which are capitalized and charged to expense over the life of the related catalog. Advertising expenses were approximately $34 million, $24 million, and

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

$21 million in fiscal 2012, fiscal 2011, and fiscal 2010, respectively. Capitalized advertising costs related to direct response advertising were not material.

Income Taxes

        The Company provides for federal, state and foreign income taxes currently payable, as well as for those deferred due to temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state and foreign tax benefits are recorded as a reduction of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

        The Company consists of corporations, limited liability companies and partnerships. All income tax expense (benefit) of the Company is recorded in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) with the offset recorded through the Company's current tax accounts, deferred tax accounts, or stockholder's equity account as appropriate.

Comprehensive Income (Loss)

        Comprehensive income (loss) includes Net income (loss) adjusted for certain revenues, expenses, gains and losses that are excluded from net income under U.S. GAAP. Adjustments to net income are for foreign currency translation adjustments and unrealized gains or losses on derivatives, to the extent they are accounted for as an effective hedge under ASC 815, Derivatives and Hedging.

Foreign Currency Translation

        Assets and liabilities of foreign subsidiaries with a functional currency other than the U. S. dollar, primarily Canadian dollars, are translated into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are translated at a monthly average exchange rate and equity transactions are translated using either the actual exchange rate on the day of the transaction or a monthly average exchange rate.

Derivative Financial Instruments

        When the Company enters into derivative financial instruments, it is for hedging purposes. In hedging the exposure to variable cash flows on forecasted transactions, deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral accounting, any subsequent gains or losses are recognized currently in income. Cash flows resulting from derivative financial instruments are classified in the same category as the cash flows from the items being hedged.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

        HD Supply Holdings, Inc. ("Holding") established an Incentive Stock Plan (the "HDS Plan") for associates of HD Supply, a wholly-owned subsidiary. The HDS Plan provides for the award of non-qualified stock options and deferred share units of the common stock of Holding. The maximum number of shares of common stock that may be issued under the HDS Plan may not exceed 55.6 million, of which a maximum of 30.9 million shares may be issued in respect of options granted under the HDS Plan. Holding will issue new shares of common stock to satisfy options exercised. The HDS Plan is accounted for under ASC 718, Compensation—Stock Compensation, which requires the recognition of share-based compensation costs in the financial statements.

Recent Accounting Pronouncements

        Fair value measurement—In May 2011, the Financial Accounting Standards Board ("FASB") issued ASU No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" ("ASU 2011-04"). The amendments in this ASU are intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards ("IFRS"s). The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The Company adopted the provisions of ASU 2011-04 on January 30, 2012. The adoption did not have an impact on the Company's financial position or results of operations.

        Comprehensive income: Presentation—In June 2011, the FASB issued ASU No. 2011-05, "Presentation of Comprehensive Income" ("ASU 2011-05"), to increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity and requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The Company adopted the provisions of ASU 2011-05 on January 30, 2012. The adoption of ASU 2011-05 did not have an impact on the Company's financial position or results of operations.

        Comprehensive income: Reclassifications—In February 2013, the FASB issued ASU No. 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income" ("ASU 2013-02"), to supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05, which were deferred indefinitely under ASU No. 2011-12, ""Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05" ("ASU 2011-12"), issued in December 2011. The amendments in ASU 2013-02 would require an entity to provide additional information about reclassifications out of accumulated other comprehensive income by the respective line items of net income. For public entities, the

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of ASU 2013-02 will not have an impact on the Company's financial position or results of operations.

        Goodwill impairment testing—In September 2011, the FASB issued ASU No. 2011-08, "Testing Goodwill for Impairment" ("ASU 2011-08"), which simplifies how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company adopted the provisions of ASU 2011-08 on January 30, 2012. The adoption of ASU 2011-08 did not have an impact on the Company's financial position or results of operations.

        Release of Cumulative Translation Adjustment—In March 2013, the FASB issued ASU No. 2013-05, "Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity" ("ASU 2013-05"), which resolves diversity in practice regarding the release of the cumulative translation adjustment into net income when a parent either sells a part of all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The amendments in ASU 2013-05 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The adoption of ASU 2013-05 will not have a material impact on the Company's financial position or results of operations.

NOTE 2—ACQUISITIONS

        HD Supply enters into strategic acquisitions to expand into new markets, new platforms, and new geographies in an effort to better service existing customers and attract new ones. In accordance with the acquisition method of accounting under ASC 805, Business Combinations, the results of the acquisitions completed by HD Supply are reflected in the Company's consolidated financial statements from the date of acquisition forward.

        On December 3, 2012, the Company purchased substantially all of the assets of Water Products of Oklahoma, Inc., Arkansas Water Products, LLC, and Municipal Water Works Supply, LP (collectively "Water Products") for approximately $52 million. These businesses distribute water, sewer, gas and related products, such as pipes, valves, fittings, hydrants, pumps and meters, and offer maintenance products and repair services primarily to municipalities and contractors. The businesses are operated as part of the Waterworks segment.

        On June 29, 2012, the Company purchased Peachtree Business Products LLC ("Peachtree") for approximately $196 million. Headquartered in Marietta, Georgia, Peachtree specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes. Peachtree is operated as part of the Facilities Maintenance segment.

        In accordance with ASC 805, Business Combinations, the Company recorded the following assets and liabilities at fair value on the date of the Peachtree acquisition: $129 million in goodwill, $53 million in definite-lived intangible assets, $12 million in property & equipment, $8 million in net

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—ACQUISITIONS (Continued)

working capital assets and liabilities, and $6 million in deferred tax liabilities. The total amount of goodwill expected to be deductible for tax purposes is $47 million. The definite-lived intangible assets are primarily $50 million in customer relationships that will be amortized over a weighted-average period of 10.9 years.

        On May 2, 2011, the Company purchased substantially all of the assets of Rexford Albany Municipal Supply Company, Inc. ("RAMSCO") for approximately $21 million. RAMSCO specializes in distributing water, sanitary and storm sewer materials primarily to municipalities and contractors through four locations in upstate New York. These locations are operated as part of the Waterworks segment.

NOTE 3—DISCONTINUED OPERATIONS

        On March 26, 2012, the Company sold all of the issued and outstanding equity interests in its Industrial Pipes, Valves and Fittings ("IPVF") business to Shale-Inland Holdings, LLC. The Company received cash proceeds of approximately $477 million, net of $5 million of transaction costs. As a result of the sale, the Company recorded a $12 million pre-tax gain in fiscal 2012.

        On September 9, 2011, the Company sold all of the issued and outstanding equity interests in its Plumbing/HVAC business to Hajoca Corporation. The Company received cash proceeds of approximately $116 million, net of $8 million remaining in escrow and $4 million of transaction costs. As a result of the sale, the Company recorded a $7 million pre-tax gain in fiscal 2011. During the fiscal 2012, the Company paid an additional $1 million in transaction costs and received $4 million from escrow.

        On February 28, 2011, HD Supply Canada sold substantially all of the assets of SESCO/QUESCO, an electrical products division of HD Supply Canada, to Sonepar Canada, and received proceeds of approximately $11 million, less $1 million remaining in escrow. As a result of the sale, the Company recorded a $2 million pre-tax gain in fiscal 2011. During fiscal 2012, the Company received $1 million from escrow.

Summary Financial Information

        In accordance with ASC 205-20, Discontinued Operations, the results of the IPVF, Plumbing/HVAC and SESCO/QUESCO operations and the gains on sales of the businesses are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and gain on the sale of businesses, net of tax, as one line item on the Consolidated Statements of Operations and Comprehensive Income (Loss). All Consolidated Statements of Operations and Comprehensive Income (Loss) presented have been revised to reflect

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—DISCONTINUED OPERATIONS (Continued)

this presentation. The following tables provide additional detail related to the results of operations of the discontinued operations (amounts in millions):

	Fiscal 2012	Fiscal 2011	Fiscal 2010
Net sales	$127	$969	$1,028
Gain on sales of discontinued operations	12	9	—
Income (loss) before provision for income taxes	20	20	(6)
Provision for income taxes	—	—	—

Income (loss) from discontinued operations, net of tax	$20	$20	$(6)

NOTE 4—RELATED PARTIES

        On August 30, 2007, investment funds associated with Clayton, Dubilier & Rice, Inc., The Carlyle Group and Bain Capital Partners, LLC (collectively the "Equity Sponsors") formed Holding and entered into a stock purchase agreement with The Home Depot, Inc. ("Home Depot" or "THD") pursuant to which Home Depot agreed to sell to Holding or to a wholly owned subsidiary of Holding certain intellectual properties and all the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. On August 30, 2007, through a series of transactions, Holding's direct wholly owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply through the merger of its wholly owned subsidiary, HDS Acquisition Corp., with and into HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. Through these transactions (the "Transactions"), Home Depot was paid cash of approximately $8.2 billion and 12.5% of Holding's common stock worth $325 million.

Home Depot

        Sales—HD Supply derived revenue from the sale of products to Home Depot of $296 million, $275 million, and $299 million in fiscal 2012, fiscal 2011, and fiscal 2010, respectively. Accounts receivable from Home Depot were $44 million and $45 million at February 3, 2013 and January 29, 2012, respectively, and are included within Receivables in the accompanying Consolidated Balance Sheets.

        Strategic Agreement—On the date of the Transactions, Home Depot entered into a strategic purchase agreement with Crown Bolt, HD Supply's distribution services line of business. This agreement provided a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot. Crown Bolt recorded $19 million, $20 million and $12 million during fiscal 2012, fiscal 2011 and fiscal 2010, respectively, in Net sales in accordance with the minimum purchase requirement provisions of this strategic purchase agreement. On February 1, 2013, Crown Bolt and Home Depot agreed to an amendment and five-year extension of the strategic purchase agreement, which eliminated the minimum purchase requirement beginning in fiscal 2013, but retains Crown Bolt as the exclusive supplier of products purchased by Home Depot from Crown Bolt through January 31, 2020. Because the amendment was considered a triggering event, HD Supply performed an impairment analysis of goodwill and other intangible assets at Crown Bolt. As a result of the analysis, Crown Bolt recorded a $152 million non-cash impairment charge in fiscal 2012. For more information on this charge, see Note 5, Goodwill and Intangible Assets.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—RELATED PARTIES (Continued)

Equity Sponsors

        Sponsor Management Fee—In conjunction with the closing of the Transactions, the Company entered into a management agreement whereby the Company pays the Equity Sponsors a $5 million annual aggregate management fee ("Sponsor Management Fee") and related expenses through August 2017. During each of fiscal 2012, fiscal 2011, and fiscal 2010, the Company recorded $5 million of Sponsor Management Fees and related expenses, which are included in Selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

        Notes—Management of the Company has been informed that, as of February 3, 2013, affiliates of certain of the Equity Sponsors beneficially owned approximately $348 million aggregate principal amount, or 39%, of the Company's Old Senior Subordinated Notes (as defined in Note 6, Debt) and approximately $49 million aggregate principal amount of the Company's other outstanding indebtedness. During fiscal 2012, the Company issued and repurchased the 14.875% Senior Notes (as defined in Note 6, Debt) to and from certain affiliates of the Equity Sponsors. See Note 6, Debt, for information on the issuance and repurchase of the 14.875% Senior Notes and Note 17, Subsequent Event—Debt Redemption, for information on the redemption of the Company's Old Senior Subordinated Notes.

        Purchases—HD Supply purchased product from affiliates of the Equity Sponsors for approximately $57 million, $60 million, and $24 million in fiscal 2012, fiscal 2011, and fiscal 2010, respectively. Management believes these transactions were conducted at prices that an unrelated third party would pay.

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

Goodwill

        The carrying amount of goodwill by reporting unit is as follows (amounts in millions):

	As of February 3, 2013			As of January 29, 2012
	Gross Goodwill	Accumulated Impairments	Net Goodwill	Gross Goodwill	Accumulated Impairments	Net Goodwill
Waterworks	$1,876	$(815)	$1,061	$1,867	$(815)	$1,052
Facilities Maintenance	1,603	—	1,603	1,474	—	1,474
White Cap	183	(74)	109	183	(74)	109
Utilities(1)	284	(99)	185	285	(99)	186
Crown Bolt	215	(150)	65	215	—	215
Repair & Remodel	125	(30)	95	125	(30)	95
Electrical(1)	20	—	20	20	—	20
CTI	67	(67)	—	67	(67)	—
IPVF	—	—	—	82	(82)	—

Total goodwill	$4,373	$(1,235)	$3,138	$4,318	$(1,167)	$3,151

(1)
Utilities and Electrical are reporting units that, combined, comprise the Power Solutions segment.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Goodwill represents the excess of purchase price over fair value of net assets acquired. HD Supply does not amortize goodwill, but does assess the recoverability of goodwill in the third quarter of each fiscal year. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests. Goodwill impairment testing is performed at the reporting unit level.

        On January 30, 2012, the Company adopted the provisions of Accounting Standard Update No. 2011-08, "Testing Goodwill for Impairment" ("ASU 2011-08"), which simplifies how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test.

        The first step of the impairment test involves comparing each reporting unit's fair value to its carrying value including goodwill. If the fair value of a reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired. If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of impairment.

        The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill in the "pro forma" business combination accounting as described above, exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under U.S. GAAP. HD Supply performed the annual goodwill impairment testing during the third quarter of fiscal 2012 for the seven reporting units with goodwill balances (goodwill balances at one reporting unit was zero prior to the annual testing). In accordance with ASU 2011-08, the Company elected to first assess qualitative factors on two reporting units, Facilities Maintenance and White Cap, to determine whether it is more likely than not that the fair value of each of these reporting units is less than its carrying amount. Based on this assessment, the Company determined that it was not necessary to perform the two-step goodwill impairment test for these two reporting units. The Company bypassed the qualitative analysis on the remaining five reporting units and proceeded with the first step of the two-step goodwill impairment test.

        The Company determines the fair value of a reporting unit using a discounted cash flow ("DCF") analysis and a market comparable method, with each method being equally weighted in the calculation. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company's most recent long-range forecast and, for years beyond the forecast, the Company's estimates, which are based on estimated exit multiples ranging from six to seven times the final forecasted year earnings before interest, taxes, depreciation and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

flows of the respective reporting units and range from 11.5% to 14.0%. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

        There was no indication of impairment in any of the Company's reporting units during the annual testing for fiscal 2012, fiscal 2011, and fiscal 2010 and accordingly, the second step of the goodwill impairment analysis was not performed. At the time of our fiscal 2012 annual testing, the fair value of the reporting units for which step one of the goodwill impairment test was completed exceeded their carrying value by the following percentages: 47% for Waterworks, 31% for Utilities, 6% for Crown Bolt, 40% for Repair & Remodel, and 116% for Electrical.

        During the fourth quarter of fiscal 2012, Crown Bolt reached an agreement to amend and extend its strategic purchasing agreement with Home Depot. While the amendment extends the agreement five years through fiscal 2019, retaining Crown Bolt as the exclusive supplier of certain products to Home Depot, it eliminated the minimum purchase guarantee and adjusts future pricing. These changes resulted in a reduction of expected future cash proceeds from Home Depot. HD Supply, therefore, considered this amendment a triggering event and, as such, the Company performed an additional goodwill impairment analysis for Crown Bolt. During step one of the additional goodwill impairment analysis, there was an indication of impairment, and, accordingly, the second step of the goodwill impairment analysis was performed for this reporting unit. As a result of step two, the Company recorded a $150 million non-cash goodwill impairment in the fourth quarter of fiscal 2012.

        The following table presents the changes in goodwill for the fiscal years presented (amounts in millions).

	Fiscal 2012	Fiscal 2011	Fiscal 2010
Beginning Balance	$3,151	$3,150	$3,149
Acquisitions	138	12	—
Realization of tax deductible goodwill from a prior acquisition	(2)	(11)	—
Impairment	(150)	—	—
Translation & other adjustments	1	—	1

Ending Balance	$3,138	$3,151	$3,150

        The Company's discounted cash flow model is based on HD Supply's expectation of future market conditions for each of the reporting units, as well as discount rates that would be used by market participants in an arm's-length transaction. Future events could cause the Company to conclude that market conditions have declined or discount rates have increased to the extent that the Company's goodwill could be further impaired. It is not possible at this time to determine if any such future impairment charge would result.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

Intangible Assets

        HD Supply's intangible assets as of February 3, 2013 and January 29, 2012 consisted of the following (amounts in millions):

	As of February 3, 2013			As of January 29, 2012
	Gross Intangible	Accumulated Amortization	Net Intangible	Gross Intangible	Accumulated Amortization	Net Intangible
Customer relationships	$929	$(614)	$315	$1,532	$(983)	$549
Strategic purchase agreement	166	(122)	44	166	(99)	67
Trade names	153	(41)	112	152	(34)	118
Other	2	—	2	1	—	1

Total	$1,250	$(777)	$473	$1,851	$(1,116)	$735

        During fiscal 2012, the Company recorded $71 million of intangible assets, primarily $66 million in customer relationship intangibles, as a result of the Peachtree and Water Products business acquisitions. The customer relationship intangible assets will be amortized over a weighted-average period of 10.9 years. The remaining intangible assets recorded will be amortized over a weighted-average period of 3.6 years. In addition, during fiscal 2012, $516 million of customer relationship intangible assets became fully amortized and, therefore, were removed from the balance sheet.

        During fiscal 2011, the Company recorded $4 million of intangible assets, primarily customer relationship intangibles, as a result of the RAMSCO business acquisition. These intangibles will be amortized over a weighted-average amortization period of 5.6 years.

        As a result of the strategic purchase agreement amendment and extension with Home Depot, HD Supply performed an impairment analysis of the intangible asset assigned to the strategic purchase agreement. The analysis showed no indication of impairment of the intangible asset assigned to the strategic purchase agreement. The unamortized net book value of the intangible asset will be amortized over the remainder of the agreement, which is seven years. Additionally, Crown Bolt discontinued the use of a certain tradename. As a result, the related unamortized tradename intangible asset was written off, resulting in a $2 million impairment charge.

        Amortization expense for continuing operations related to intangible assets was $243 million, $244 million, and $244 million, in fiscal 2012, fiscal 2011, and fiscal 2010, respectively. Estimated future amortization expense for continuing operations for intangible assets recorded as of February 3, 2013 is $135 million, $105 million, $40 million, $39 million and $38 million for fiscal years 2013 through 2017, respectively.

NOTE 6—DEBT

        On February 1, 2013, HD Supply, Inc. issued $1,275 million aggregate principal amount of 7.5% Senior Notes due 2020 (the "7.5% Senior Notes") at par. As a result of the issuance, the Company incurred $21 million in debt issuance costs, of which $19 million was paid as of February 3, 2013. The net proceeds from the 7.5% Senior Notes issuance were used to repurchase all of the Company's outstanding 14.875% Senior Notes (issued in April 2012 to the Equity Sponsors), plus a $422 million make-whole premium calculated in accordance with the 14.875% Senior Notes Indenture (as defined below), plus $37 million of un-capitalized PIK interest thereon through February 1, 2013. Also on

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

February 1, 2013, the trustee for the 14.875% Senior Notes cancelled all of the outstanding 14.875% Senior Notes. As a result of these transactions, the Company incurred a $452 million loss on extinguishment, which included the make-whole premium, a $28 million write-off of unamortized original issue discount, and $2 million write-off of unamortized deferred debt costs.

        On January 16, 2013, HD Supply, Inc. issued $950 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2021 (the "Senior Subordinated Notes") at par. As a result of the issuance, the Company incurred $16 million in debt issuance costs, of which $15 million was paid as of February 3, 2013. The Company committed to use the net proceeds from the Senior Subordinated Notes issuance to redeem all of its remaining $889 million outstanding Old Senior Subordinated Notes (as defined below), subject to the required thirty-day notification period.

        As of February 3, 2013, the Company held $936 million in cash equivalents classified as Cash equivalents restricted for debt redemption in the Consolidated Balance Sheet for the redemption of $889 million of the Old Senior Subordinated Notes on February 8, 2013. The $936 million was used to redeem the Old Senior Subordinated Notes at a price equal to 103.375% of the principal amount thereof and to pay (together with $36 million of cash on hand) accrued and unpaid interest thereon through the redemption date. See Note 17, Subsequent Events—Debt Redemption.

        On October 15, 2012, HD Supply, Inc. issued $1,000 million aggregate principal amount of 11.5% Senior Notes due 2020 (the "11.5% Senior Notes") at par. As a result of the issuance, the Company incurred and paid $17 million in debt issuance costs. On November 8, 2012, the Company used the net proceeds from the 11.5% Senior Notes issuance to redeem $930 million of its outstanding Old Senior Subordinated Notes at a redemption price equal to 103.375% of the principal amount thereof and to pay $23 million of accrued interest. As a result, the Company incurred a $37 million loss on extinguishment, which included a $31 million premium payment to redeem the Old Senior Subordinated Notes prior to maturity and $5 million to write-off the pro-rata portion of unamortized deferred debt costs.

Refinancing Transactions and Additional Notes

        On April 12, 2012, HD Supply, Inc. consummated the following transactions (the "Refinancing Transactions") in connection with the refinancing of the senior portion of its debt structure:

  •
  the issuance of $950 million of its 8 1/8% Senior Secured First Priority Notes due 2019 (the "First Priority Notes");

  •
  the issuance of $675 million of its 11% Senior Secured Second Priority Notes due 2020 (the "Second Priority Notes");

  •
  the issuance of approximately $757 million of 14.875% Senior Notes due 2020 (the "14.875% Senior Notes");

  •
  entry into a new senior term facility (the "Term Loan Facility") maturing in 2017 and providing for term loans in an aggregate principal amount of $1,000 million; and

  •
  entry into a new senior asset based lending facility (the "ABL Facility") maturing in 2017 and providing for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million (subject to availability under the borrowing base).

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

        The proceeds of the First Priority Notes, the Second Priority Notes, the 14.875% Senior Notes, the Term Loan Facility and the ABL Facility were used to (i) repay all amounts outstanding under the Old Senior Secured Credit Facility (Senior Secured Credit Facility dated as of August 30, 2007), (ii) repay all amounts outstanding under the Old ABL Credit Facility (ABL Credit Facility dated as of August 30, 2007), (iii) repurchase all remaining outstanding Old Senior Notes (12.0% Senior Notes dated as of August 30, 2007) and (iv) pay related fees and expenses.

        Affiliates of certain of the Equity Sponsors owned an aggregate principal amount of approximately $484 million of the Old Senior Notes which they exchanged in a non-cash transaction for their investment in the 14.875% Senior Notes.

        On August 2, 2012, the Company issued $300 million additional aggregate principal amount of its 8 1/8% First Priority Notes due 2019 (the "Additional Notes") at a premium of 107.5%. At closing, the Company received approximately $317 million, net of transaction fees. The Additional Notes were issued under the indenture pursuant to which HD Supply previously issued $950 million aggregate principal amount of 8 1/8% First Priority Notes due 2019, all of which remains outstanding. The net proceeds from the sale of the Additional Notes were applied to reduce outstanding borrowings under the Company's ABL Facility.

        As a result of the Refinancing Transactions and the issuance of the Additional Notes, the Company incurred $80 million in debt issuance costs and recorded a $220 million loss on extinguishment, which included a $150 million premium payment to redeem the Old Senior Notes, $46 million to write-off the pro-rata portion of the unamortized deferred debt costs, and $24 million to write-off the remaining unamortized Other asset associated with Home Depot's guarantee of the Company's payment obligations for principal and interest under the Old Term Loan under the Old Senior Secured Credit Facility that was terminated in the Refinancing Transactions.

Unamortized deferred debt costs

        In accordance with ASC 470, Debt, the Company determined that all of the redemption of Old Senior Notes was an extinguishment as either the original note holders were unknown or the refinancing was considered a "substantial" change. As a result of the extinguishment, the Company wrote-off approximately $24 million in unamortized deferred financing charges associated with the Old Senior Notes. Similarly, under ASC 470, approximately $834 million of the Old ABL Credit Facility and approximately $1,169 million of the Old Senior Secured Credit Facility were deemed extinguishments, with the remaining portions considered modifications. As a result of the extinguishment, the Company wrote-off approximately $22 million of $42 million in unamortized deferred financing charges associated with these credit agreements.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

        Long-term debt as of February 3, 2013 and January 29, 2012 consisted of the following (dollars in millions):

	February 3, 2013		January 29, 2012
	Outstanding Principal	Interest Rate %(1)	Outstanding Principal	Interest Rate %(1)
ABL Facility due 2017	$300	1.96	$—	—
Old Term Loan due August 30, 2012	—	—	73	1.53
Old Term Loan due April 1, 2014	—	—	855	3.03
Old ABL Term Loan due April 1, 2014	—	—	214	3.56
Term Loan due 2017, net of unamortized discount of $26 million as of February 3, 2013	969	7.25	—	—
First Priority Notes due 2019, including unamortized premium of $21 million as of February 3, 2013	1,271	8.125	—	—
Second Priority Notes due 2020	675	11.00	—	—
Old Senior Notes due 2014	—	—	2,500	12.00
11.5% Senior Notes due 2020	1,000	11.50	—	—
7.5% Senior Notes due 2020	1,275	7.50	—	—
Senior Subordinated Notes due 2021	950	10.50	—	—
Old Senior Subordinated Notes due 2015	889	13.50	1,820	13.50

Total long-term debt	$7,329		5,462
Less current installments	(899)		(82)

Long-term debt, excluding current installments	$6,430		$5,380

(1)
Represents the stated rate of interest, without including the effect of discounts or premiums.

Senior Credit Facilities

Asset Based Lending Facility

        The ABL Facility provides for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million (subject to availability under a borrowing base). Extensions of credit under the ABL Facility will be limited by a borrowing base calculated periodically based on specified percentages of the value of eligible inventory and eligible accounts receivable, subject to certain reserves and other adjustments. As of February 3, 2013, the Company had $910 million of available borrowings under the ABL Facility (after giving effect to the borrowing base limitations and approximately $61 million in letters of credit issued and including $70 million of borrowings available on qualifying cash balances).

        A portion of the ABL Facility is available for letters of credit and swingline loans. The ABL Facility also includes a sub-facility for loans and letters of credit in Canadian dollars. The ABL Facility also permits the Company to add one or more incremental term loans, revolving or letter of credit facilities to be included in the ABL Facility up to an aggregate maximum amount of $1,900 million for the total commitments under the ABL Facility (including all incremental commitments).

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

        Until the date that was three months after the closing date of the ABL Facility, at the option of the applicable borrower, the interest rates applicable to the loans under the ABL Facility were based, (i) in the case of U.S. dollar denominated loans, either at LIBOR plus 2.00% or Prime Rate plus 1.00% and (ii) in the case of Canadian dollar denominated loans, either the BA Rate plus 2.00% or the Canadian Prime Rate plus 1.00%. From and after the date that was three months after the closing date of the ABL Facility, the foregoing interest margins are subject to a pricing grid, as included in the ABL Facility agreement, based on average excess availability for the previous fiscal quarter. The ABL Facility also contains a letter of credit fee computed at a rate per annum equal to the Applicable Margin (as defined in the agreement) then in effect for LIBOR Loans and an unused commitment fee subject to a pricing grid, as included in the ABL Facility agreement, based on the Average Daily Used Percentage (as defined in the agreement).

        The ABL Facility will mature on April 12, 2017; unless the individual applicable lenders agree to extend the maturity of their respective loans under the ABL Facility upon the Company's request and without the consent of any other applicable lender.

        The ABL Facility is senior secured indebtedness of the Company and ranks equal in right of payment with all of the Company's existing and future senior indebtedness and senior in right of payment to all of the Company's existing and future subordinated indebtedness.

        The ABL Facility is guaranteed, on a senior secured basis, by the Subsidiary Guarantors. These guarantees are subject to release under customary circumstances as stipulated in the agreement.

        The ABL Facility is secured by a first-priority security interest in the ABL Priority Collateral, subject to permitted liens.

Prepayments

        The ABL Facility may be prepaid at the Company's option at any time without premium or penalty and will be subject to mandatory prepayment if the outstanding ABL Facility exceeds either the aggregate commitments with respect thereto or the current borrowing base, in an amount equal to such excess. Mandatory prepayments do not result in a permanent reduction of the lenders' commitments under the ABL Facility.

Guarantees

        The Company, and at the Company's option, certain of the Company's subsidiaries, including HD Supply Canada, Inc., a Canadian subsidiary (the "Canadian Borrower"), are the borrowers under the ABL Facility. The Subsidiary Guarantors guarantee the Company's payment obligations under the ABL Facility (and, in the case of Canadian obligations, each direct and indirect wholly-owned Canadian subsidiary, subject to certain exceptions, in each case to the extent otherwise permitted by applicable law, regulation and contractual provision (the "Canadian Guarantors") guarantee the Canadian Borrower's payment obligations under the ABL Facility).

        The Company's obligations under the ABL Facility and the guarantees thereof, are secured in favor of the U.S. ABL collateral agent, by (i) all of the capital stock of the Company, all capital stock of all domestic subsidiaries directly owned by the Company and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary held directly by the Company or any Subsidiary Guarantor (it

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by the Company and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Term Loan Facility, the First Priority Notes, the Second Priority Notes and the ABL Facility.

        The Canadian obligations under the ABL Facility are also secured by liens on substantially all assets of the Canadian Borrower and the Canadian Guarantors, subject to certain exceptions.

Covenants

        The ABL Facility contains a number of covenants that, among other things, limit or restrict the Company's ability and, in certain cases, the Company's subsidiaries to make acquisitions, mergers, consolidations, dividends, and to prepay certain indebtedness (including the First Priority Notes, the Second Priority Notes, the 11.5% Senior Notes, the 7.5% Senior Notes, and the Senior Subordinated Notes), in each case to the extent any such transaction would reduce availability under the ABL Facility below a specified amount.

        In addition, if the Company's specified excess availability (including an amount by which the Company's borrowing base exceeds the existing commitments) under the ABL Facility falls below the greater of $150 million and 10% of the aggregate commitments (a "Liquidity Event"), the Company will be required to maintain a Fixed Charge Coverage Ratio of at least 1.0:1.0, as defined in the ABL Facility.

        The ABL Facility also contains certain affirmative covenants, including financial and other reporting requirements. The Company is in compliance with all such covenants.

Senior Secured Term Loan Facility

        The Term Loan Facility consists of a senior secured Term Loan Facility (the "Term Loan Facility"; the term loan thereunder, the "Term Loan") providing for a Term Loan in an aggregate principal amount of $1,000 million (net of $30 million of original issue discount). The Term Loan Facility also permits the Company to add one or more incremental term loans, revolving or letter of credit facilities of up to $250 million plus a certain amount depending on a secured first lien leverage ratio test included in the Term Loan Facility. The Term Loan bears interest at LIBOR (subject to a floor of 1.25%) plus a borrowing margin of 6.00% or Prime plus a borrowing margin of 5.00% at the Company's election, payable at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless a draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly). The Term Loan amortizes in nominal quarterly installments, beginning September 30, 2012, equal to 0.25% of the original aggregate principal amount of the Term Loan and matures on October 12, 2017; provided that the individual applicable lenders may agree to extend the maturity of their respective Term Loans upon the Company's request and without the consent of any other applicable lender. See Note 17, Subsequent Events—Debt Modification, for information about an amendment to the Term Loan Facility.

        The Term Loan Facility is senior secured indebtedness of the Company and ranks equal in right of payment with all of the Company's existing and future senior indebtedness and senior in right of payment to all of the Company's existing and future subordinated indebtedness.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

        The Term Loan Facility is guaranteed, on a senior secured basis, by the Subsidiary Guarantors. These guarantees are subject to release under customary circumstances. The guarantee of each Subsidiary Guarantor is a senior secured obligation of that Subsidiary Guarantor and ranks equal in right of payment with all existing and future senior indebtedness of that Subsidiary Guarantor and senior in right of payment to all existing and future subordinated indebtedness of such Subsidiary Guarantor.

Collateral

        The Term Loan Facility and the related guarantees are secured by a first-priority security interest in the Cash Flow Priority Collateral, subject to permitted liens. In addition, the Term Loan Facility and the related guarantees are secured by a second-priority security interest in the ABL Priority Collateral, subject to permitted liens.

Prepayment

        Prior to the first anniversary of the closing date of the Term Loan Facility, the loans under the Term Loan Facility may not be optionally prepaid. During the second and third years following the closing date of the Term Loan Facility, the Term Loans may be optionally prepaid at a price of 102% and 101%, respectively, of the principal amount being prepaid. On and after the third anniversary of the closing date of the Term Loan Facility, the Term Loans may be prepaid without premium or penalty. Under certain circumstances and subject to certain exceptions, the Term Loan Facility will be subject to mandatory prepayment in an amount equal to:

  •
  100% of the net proceeds (other than those that are used to purchase certain assets or to repay certain other indebtedness) of certain asset sales and certain insurance recovery events; and

  •
  50% of annual excess cash flow for any fiscal year, such percentage to decrease to 0% depending on the attainment of certain secured leverage ratio targets.

        In addition, upon the incurrence of certain events constituting a Change of Control (as defined in the credit agreement governing the Term Loan Facility (the "Term Loan Credit Agreement")), the Company must offer to prepay the Term Loans (unless otherwise repaid) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repayment date.

Guarantee

        The Company is the borrower under the Term Loan Facility. The Subsidiary Guarantors guarantee the Company's payment obligations under the Term Loan Facility.

        The Company's obligations under the Term Loan Facility and the guarantees thereof are secured in favor of the collateral agent by (i) all of the capital stock of the Company, all capital stock of all domestic subsidiaries directly owned by the Company and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary owned directly by the Company or any Subsidiary Guarantors (it being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by the Company and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Term Loan Facility, the First Priority Notes, the Second Priority Notes and the ABL Facility.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

Covenants

        The Term Loan Facility contains a number of covenants that, among other things, limit the ability of the Company and its restricted subsidiaries, as described in the Term Loan Credit Agreement, to: incur more indebtedness; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of the Company's restricted subsidiaries to pay dividends to the Company or make other intercompany transfers; create liens securing indebtedness; transfer or sell assets; merge or consolidate; enter into certain transactions with the Company's affiliates; and prepay or amend the terms of certain indebtedness.

        The Term Loan Facility also contains certain affirmative covenants, including financial and other reporting requirements. The Company is in compliance with all such covenants.

Events of Default under the ABL Facility and Term Loan Facility

        The ABL Facility and Term Loan Facility also provide for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interest, material judgments and changes of control.

8 1/8% Senior Secured First Priority Notes due 2019

        The Company issued $950 million of First Priority Notes under an Indenture, dated, and amended, as of April 12, 2012 (the "First Priority Indenture") among the Company, certain subsidiaries of the Company, as guarantors (the "Subsidiary Guarantors"), the Trustee, and the Note Collateral Agent. On August 2, 2012, the Company issued $300 million additional aggregate principal amount of its First Priority Notes (the "Additional Notes") at a premium of 107.5%. The First Priority Notes bear interest at a rate of 8 1/8% per annum and will mature on April 15, 2019. Interest will be paid semi-annually in arrears on April 15th and October 15th of each year, commencing on October 15, 2012.

        The First Priority Notes are senior secured indebtedness of the Company and rank equal in right of payment with all of its existing and future senior indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness.

        The First Priority Notes are guaranteed, on a senior secured basis, by each of the Company's Wholly Owned Domestic Subsidiaries (as defined in the First Priority Indenture), other than an Excluded Subsidiary (as defined in the First Priority Indenture), and by each of the Company's other Domestic Subsidiaries (as defined in the First Priority Indenture) that is a borrower under the ABL Facility or that guarantees payment of indebtedness of the Company under any Credit Facility or Capital Markets Securities (as defined in the First Priority Indenture). These guarantees are subject to release under customary circumstances as stipulated in the First Priority Indenture.

Collateral

        The First Priority Notes and the related guarantees are secured by a first-priority security interest in substantially all of the tangible and intangible assets of the Company and the Subsidiary Guarantors (other than the ABL Priority Collateral, in which the First Priority Notes and the related guarantees have a second priority security interest), including pledges of all Capital Stock of the Company's

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

Restricted Subsidiaries directly owned by the Company and the Subsidiary Guarantors (but only up to 65% of each series of Capital Stock of each direct Foreign Subsidiary owned by the Company or any Subsidiary Guarantor), subject to certain thresholds, exceptions and permitted liens, and excluding any Excluded Assets (as defined in the First Priority Indenture) and Excluded Subsidiary Securities (as defined in the First Priority Indenture) (the "Cash Flow Priority Collateral").

        In addition, the First Priority Notes and the related guarantees are secured by a second-priority security interest in substantially all of the Company's and the Subsidiary Guarantors' present and future assets which secure the Company's obligations under the ABL Facility on a first priority basis, including accounts receivable, inventory and other related assets and all proceeds thereof, subject to permitted liens. Such assets are referred to as the "ABL Priority Collateral." (The Cash Flow Priority Collateral and the ABL Priority Collateral together are referred to herein as the "Collateral.")

Redemption

        The Company may redeem the First Priority Notes, in whole or in part, at any time (1) prior to April 15, 2015, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the First Priority Indenture and (2) on and after April 15, 2015, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on April 15 of the year set forth below.

Year	Percentage
2015	106.094%
2016	104.063%
2017	102.031%
2018 and thereafter	100.000%

        In addition, at any time prior to April 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the First Priority Notes with the proceeds of certain equity offerings at a redemption price of 108.125% of the principal amount in respect of the First Priority Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the First Priority Notes are redeemed, an aggregate principal amount of First Priority Notes equal to at least 50% of the original aggregate principal amount of First Priority Notes must remain outstanding immediately after each such redemption of First Priority Notes.

11% Senior Secured Second Priority Notes due 2020

        The Company issued $675 million aggregate principal amount of Second Priority Notes under an Indenture, dated, and amended, as of April 12, 2012 (the "Second Priority Indenture"), among the Company, the Subsidiary Guarantors, the Trustee, and the Note Collateral Agent. The Second Priority Notes bear interest at a rate of 11% per annum and will mature on April 15, 2020. Interest will be paid semi-annually in arrears on April 15th and October 15th of each year, commencing on October 15, 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

        The Second Priority Notes are senior secured indebtedness of the Company and rank equal in right of payment with all of the Company's existing and future senior indebtedness and senior in right of payment to all of the Company's existing and future subordinated indebtedness.

        The Second Priority Notes are guaranteed, on a senior secured basis, by each of the Company's Wholly Owned Domestic Subsidiaries (as defined in the Second Priority Indenture), other than an Excluded Subsidiary (as defined in the Second Priority Indenture), and by each of the Company's other Domestic Subsidiaries (as defined in the Second Priority Indenture) that is a borrower under the ABL Facility or that guarantees payment of indebtedness of the Company under any Credit Facility or Capital Markets Securities (as defined in the Second Priority Indenture). These guarantees are subject to release under customary circumstances as stipulated in the Second Priority Indenture.

Collateral

        The Second Priority Notes and the related guarantees are secured by a second-priority security interest in the Cash Flow Priority Collateral, subject to permitted liens. In addition, the Second Priority Notes and the related guarantees are secured by a third-priority security interest in the ABL Priority Collateral, subject to permitted liens.

Redemption

        The Company may redeem the Second Priority Notes, in whole or in part, at any time (1) prior to April 15, 2016, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the Second Priority Indenture and (2) on and after April 15, 2016, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on April 15 of the year set forth below.

Year	Percentage
2016	105.500%
2017	102.750%
2018 and thereafter	100.000%

        In addition, at any time prior to April 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Second Priority Notes with the proceeds of certain equity offerings at a redemption price of 111.000% of the principal amount in respect of the Second Priority Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the Second Priority Notes are redeemed, an aggregate principal amount of Second Priority Notes equal to at least 50% of the original aggregate principal amount of Second Priority Notes must remain outstanding immediately after each such redemption of Second Priority Notes.

11.5% Senior Unsecured Notes due 2020

        The Company issued $1,000 million aggregate principal amount of 11.5% Senior Notes under an Indenture, dated, and amended, as of October 15, 2012 ("11.5% Senior Notes Indenture") among the Company, certain subsidiaries of the Company as guarantors (the "Subsidiary Guarantors") and the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

Trustee. The 11.5% Senior Notes bear interest at a rate of 11.5% per annum and will mature on July 15, 2020. Interest will be paid semi-annually in arrears on April 15th and October 15th of each year, commencing on April 15, 2013.

        The 11.5% Senior Notes are unsecured senior indebtedness of the Company and rank equal in right of payment with all of the Company's existing and future senior indebtedness, senior in right of payment to all of the Company's existing and future subordinated indebtedness, and effectively subordinated to all of the Company's existing and future secured indebtedness, including, without limitation, indebtedness under the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes, to the extent of the value of the collateral securing such indebtedness.

        The 11.5% Senior Notes are guaranteed, on a senior unsecured basis, by each of the Company's direct and indirect domestic existing and future subsidiaries that is a wholly owned domestic subsidiary (other than certain excluded subsidiaries), and by each other domestic subsidiary that is a borrower under the ABL Facility or that guarantees the Company's obligations under any credit facility or capital markets securities. These guarantees are subject to release under customary circumstances as stipulated in the 11.5% Senior Notes Indenture.

Redemption

        The Company may redeem the 11.5% Senior Notes, in whole or in part, at any time (1) prior to October 15, 2016, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the 11.5% Senior Notes Indenture and (2) on and after October 15, 2016, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on October 15 of the year set forth below.

Year	Percentage
2016	105.750%
2017	102.875%
2018 and thereafter	100.000%

        In addition, at any time prior to October 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the 11.5% Senior Notes with the proceeds of certain equity offerings at a redemption price of 111.50% of the principal amount in respect of the 11.5% Senior Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the 11.5% Senior Notes are redeemed, an aggregate principal amount of the 11.5% Senior Notes equal to at least 50% of the original aggregate principal amount of the 11.5% Senior Notes must remain outstanding immediately after each such redemption of the 11.5% Senior Notes.

7.5% Senior Unsecured Notes due 2020

        The Company issued $1,275 million aggregate principal amount of 7.5% Senior Notes under an Indenture, dated, and amended, as of February 1, 2013 ("7.5% Senior Notes Indenture") among the Company, certain subsidiaries of the Company as guarantors (the "Subsidiary Guarantors") and the Trustee. The 7.5% Senior Notes bear interest at a rate of 7.5% per annum and will mature on July 15,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

2020. Interest will be paid semi-annually in arrears on April 15th and October 15th of each year, commencing on April 15, 2013.

        The 7.5% Senior Notes are unsecured senior indebtedness of the Company and rank equal in right of payment with all of the Company's existing and future senior indebtedness, senior in right of payment to all of the Company's existing and future subordinated indebtedness, and effectively subordinated to all of the Company's existing and future secured indebtedness, including, without limitation, indebtedness under the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes, to the extent of the value of the collateral securing such indebtedness.

        The 7.5% Senior Notes are guaranteed, on a senior unsecured basis, by each of the Company's direct and indirect domestic existing and future subsidiaries that is a wholly owned domestic subsidiary (other than certain excluded subsidiaries), and by each other domestic subsidiary that is a borrower under the ABL Facility or that guarantees the Company's obligations under any credit facility or capital markets securities. These guarantees are subject to release under customary circumstances as stipulated in the 7.5% Senior Notes Indenture.

Redemption

        The Company may redeem the 7.5% Senior Notes, in whole or in part, at any time (1) prior to October 15, 2016, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the 7.5% Senior Notes Indenture and (2) on and after October 15, 2016, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on October 15 of the year set forth below.

Year	Percentage
2016	103.750%
2017	101.875%
2018 and thereafter	100.000%

        In addition, at any time prior to October 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the 7.5% Senior Notes with the proceeds of certain equity offerings at a redemption price of 107.50% of the principal amount in respect of the 7.5% Senior Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the 7.5% Senior Notes are redeemed, an aggregate principal amount of the 7.5% Senior Notes equal to at least 50% of the original aggregate principal amount of the 7.5% Senior Notes must remain outstanding immediately after each such redemption of the 7.5% Senior Notes.

14.875% Senior Unsecured Notes due 2020

        The Company issued approximately $757 million aggregate principal amount (net of $30 million of original issue discount) of 14.875% Senior Notes under an Indenture, dated as of April 12, 2012 (the "14.875% Senior Notes Indenture"), among the Company, the Subsidiary Guarantors and Wilmington Trust, National Association, as Trustee to investment funds associated with Bain Capital Partners, LLC, Carlyle Investment Management, LLC and Clayton, Dubilier & Rice, LLC, the Equity Sponsors. The

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

14.875% Senior Notes bore interest at a rate of 14.875% per annum and were scheduled to mature on October 12, 2020. Interest was to be paid semi-annually in arrears on each April 12th and October 12th through maturity, commencing on October 12, 2012, except that the first eleven payment periods through October 2017 were to be paid in kind ("PIK") and therefore increase the balance of the outstanding indebtedness rather than paid in cash. On October 12, 2012, the Company made a PIK payment of $56 million, increasing the outstanding principal balance to approximately $813 million.

        The Company was permitted to redeem the 14.875% Senior Notes, in whole or in part, at any time prior to April 12, 2015, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the 14.875% Senior Notes Indenture. On February 1, 2013, the Company repurchased the 14.875% Senior Notes in accordance with the redemption provisions of the 14.875% Senior Notes Indenture.

10.5% Senior Subordinated Notes due 2021

        The Company issued $950 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2021 ("Senior Subordinated Notes") under an Indenture, dated as of January 16, 2013 ("Senior Subordinated Notes Indenture") among the Company, certain subsidiaries of the Company as guarantors (the "Subsidiary Guarantors") and the Trustee. The Senior Subordinated Notes bear interest at a rate of 10.5% per annum and will mature on January 15, 2021. Interest will be paid semi-annually in arrears on April 15th and October 15th of each year, commencing on April 15, 2013.

        The Senior Subordinated Notes are unsecured senior subordinated indebtedness of the Company and rank subordinated in right of payment to all the Company's existing and future senior indebtedness, equal in right of payment with all of the Company's existing and future senior subordinated indebtedness, and effectively subordinated to all of the Company's existing and future secured indebtedness, including, without limitation, indebtedness under the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes, to the extent of the value of the collateral securing such indebtedness.

        The Senior Subordinated Notes are guaranteed, on an unsecured senior subordinated basis, by each of the Company's direct and indirect domestic existing and future subsidiaries that is a wholly owned domestic subsidiary (other than certain excluded subsidiaries), and by each other domestic subsidiary that is a borrower under the ABL Facility or that guarantees the Company's obligations under any credit facility or capital markets securities. These guarantees are subject to release under customary circumstances as stipulated in the Senior Subordinated Notes Indenture.

Redemption

        The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time (1) prior to January 15, 2016, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the Senior Subordinated Notes Indenture and (2) on and after January 15, 2016, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on January 15 of the years set forth below.

Year	Percentage
2016	107.875%
2017	105.250%
2018	102.625%
2019 and thereafter	100.000%

        In addition, at any time after July 31, 2013 and on or before July 31, 2014, the Company may also redeem up to 100% of the aggregate principal amount of the Senior Subordinated Notes with funds in an equal aggregate amount not exceeding the aggregate proceeds of certain qualified public equity offerings at a redemption price (expressed as a percentage of principal amount) of (x) if such redemption occurs on or prior to January 31, 2014, 103% and (y) if such redemption occurs after January 31, 2014 and on or prior to July 31, 2014, 102%, in each case plus accrued and unpaid interest, if any, to the redemption date; provided, however, that if less than 100% of the Senior Subordinated Notes are to be redeemed in any qualified public offering redemption, at least 33.33% of the original aggregate principal amount of Senior Subordinated Notes must remain outstanding immediately after giving effect to such qualified public offering redemption.

        In addition to the foregoing, at any time prior to January 15, 2016, the Company may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes with the proceeds of certain equity offerings at a redemption price of 110.50% of the principal amount in respect of the Senior Subordinated Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the Senior Subordinated Notes are redeemed, an aggregate principal amount of Senior Subordinated Notes equal to at least 50% (or 35% if any redemption in connection with certain qualified public equity offerings shall have been consummated) of the original aggregate principal amount of Senior Subordinated Notes must remain outstanding immediately after each such redemption of Senior Subordinated Notes.

First Priority Notes and Second Priority Notes (collectively the "Priority Notes"), 11.5% Senior Notes and 7.5% Senior Notes (collectively the "Senior Notes"), and Senior Subordinated Notes

Offer to Repurchase

        In the event of certain events that constitute a Change of Control (as defined in the First Priority Indenture and Second Priority Indenture, collectively the "Priority Indentures," the 11.5% Senior Notes Indentures and the 7.5% Senior Notes Indentures, collectively the "Senior Indentures," and the Senior Subordinated Notes Indenture), the Company must offer to repurchase all of the Priority Notes, Senior Notes, and Senior Subordinated Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If the Company sells assets under certain circumstances, the Company must use the proceeds to make an offer to purchase the Priority Notes, Senior Notes, and Senior Subordinated Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

Covenants

        The Priority Indentures, Senior Indentures, and Senior Subordinated Notes Indenture contain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to: incur more indebtedness; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of the Company's restricted subsidiaries to pay dividends to the Company or make other intercompany transfers; create liens securing indebtedness; transfer or sell assets; merge or consolidate; and enter into certain transactions with the Company's affiliates. Most of these covenants will cease to apply for so long as the Priority Notes, Senior Notes, and Senior Subordinated Notes have investment grade ratings from both Moody's Investment Services, Inc. and Standard & Poor's. The Company is in compliance with all such covenants.

Events of Default

        The Priority Indentures, Senior Indentures, and Senior Subordinated Notes Indenture also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and other monetary obligations on all the then outstanding Priority Notes, Senior Notes, and Senior Subordinated Notes to be due and payable immediately. The Priority Indentures, Senior Indentures, and Senior Subordinated Notes also provide for specified cross default and cross acceleration to other material indebtedness.

Registration Rights Agreements

        The 11.5% Senior Notes and the guarantees have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to make an offer to exchange the 11.5% Senior Notes for registered, publicly tradable notes that have substantially identical terms as the 11.5% Senior Notes within 270 days following the original issue date of the 11.5% Senior Notes. The Company is obligated to pay additional interest, up to a maximum additional interest rate of 0.50% per annum, on the 11.5% Senior Notes if the exchange offer has not been completed within 360 days following the original issue date of the 11.5% Senior Notes.

        The Priority Notes and the guarantees have not been registered under the Securities Act. The Company has agreed to make an offer to exchange the Priority Notes for registered, publicly tradable notes that have substantially identical terms as the Priority Notes within 270 days following the original issue date of the Priority Notes. The Company is obligated to pay additional interest, up to a maximum additional interest rate of 0.50% per annum, on the Priority Notes if the exchange offer has not been completed within 360 days following the original issue date of the Priority Notes.

        On January 31, 2013, the Company filed a registration statement on Form S-4/A with the SEC in accordance with the registration rights agreements relating to the 11.5% Senior Notes and Priority Notes. On January 31, 2013, the registration statement was declared effective by the SEC. See Note 17, Subsequent Events—Exchange Offers, for additional information regarding this exchange offer.

        The Senior Subordinated Notes and the guarantees have not been registered under the Securities Act. The Company has agreed to make an offer to exchange the Senior Subordinated Notes for registered, publicly tradable notes that have substantially identical terms as the Senior Subordinated Notes within 270 days following the original issue date of the Senior Subordinated Notes. The Company is obligated to pay additional interest, up to a maximum additional interest rate of 0.50% per

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

annum, on the Senior Subordinated Notes if the exchange offer has not been completed within 360 days following the original issue date of the Senior Subordinated Notes.

        On January 31, 2013, the Company filed a registration statement on Form S-4/A with the SEC in accordance with the registration rights agreements relating to the Senior Subordinated Notes. On January 31, 2013, the registration statement was declared effective by the SEC. See Note 17, Subsequent Events—Exchange Offers, for additional information regarding this exchange offer.

        The 7.5% Senior Notes and the guarantees have not been registered under the Securities Act of 1933, as amended. The Company has agreed to make an offer to exchange the 7.5% Senior Notes for registered, publicly tradable notes that have substantially identical terms as the 7.5% Senior Notes within 270 days following the original issue date of the 7.5% Senior Notes. The Company is obligated to pay additional interest, up to a maximum additional interest rate of 0.50% per annum, on the 7.5% Senior Notes if the exchange offer has not been completed within 360 days following the original issue date of the 7.5% Senior Notes.

Old Senior Subordinated Notes

        On August 30, 2007, the Company issued $1,300 million aggregate principal amount of Senior Subordinated Notes due 2015 bearing interest at a rate of 13.5% (the "Old Senior Subordinated Notes"). Interest payments were due each March 1st and September 1st through maturity except that the first eight payment periods through September 2011 were paid in kind ("PIK") and therefore increased the balance of the outstanding indebtedness rather than paid in cash.

        On May 15, 2012, the Company repurchased $1 million aggregate principal of its Old Senior Subordinated Notes at a price of 97% plus accrued interest. On November 8, 2012, the Company redeemed $930 million aggregate principal of its outstanding Old Senior Subordinated Notes at a price of 103.375% plus $23 million of accrued interest. As of February 3, 2013, $889 million of the Company's Old Senior Subordinated Notes remained outstanding. On January 9, 2013, the Company issued a notice of redemption, subject to the required thirty-day notification period, to redeem all of the remaining $889 million aggregate principal outstanding of Old Senior Subordinated Notes. See Note 17, Subsequent Events—Debt Redemption.

Debt Maturities

        Maturities of long-term debt outstanding, in principal amounts, at February 3, 2013 are summarized below (amounts in millions):

	Fiscal Year
	2013(1)	2014	2015	2016	2017	Thereafter	Total
Principal maturities	$899	$10	$10	$10	$1,255	$5,150	$7,334

(1)
Includes $889 million of the Company's Old Senior Subordinated Notes due 2015. On January 9, 2013, the Company issued a notice of redemption, subject to the required thirty-day notification period, to redeem all of the remaining $889 million outstanding Old Senior Subordinated Notes. See Note 17, Subsequent Events—Debt Redemption.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—FAIR VALUE MEASUREMENTS

        The fair value measurements and disclosure principles of U.S. GAAP (ASC 820, Fair Value Measurements and Disclosures) define fair value, establish a framework for measuring fair value and provide disclosure requirements about fair value measurements. These principles define a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2—	Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly;
Level 3—	Unobservable inputs in which little or no market activity exists.

        The Company's financial instruments that are not reflected at fair value on the balance sheet were as follows (amounts in millions):

	As of February 3, 2013		As of January 29, 2012
	Recorded Amount(1)	Estimated Fair Value(1)	Recorded Amount(1)	Estimated Fair Value(1)
ABL Facility	$300	$292	$—	$—
Term Loans and Notes	7,034	7,573	5,462	5,070

Total	$7,334	$7,865	$5,462	$5,070

(1)
These amounts do not include accrued interest; accrued interest is classified as Other current liabilities and Other liabilities in the accompanying Consolidated Balance Sheets. These amounts do not include any related discounts and premiums.

        The Company utilized Level 2 inputs, as defined in the fair value hierarchy, to measure the fair value of the long-term debt. The Old Term Loans outstanding as of January 29, 2012 were guaranteed by Home Depot. Therefore, management's estimates of fair value for the Old Term Loans were based on a review of the fair value of debt issued by companies with similar credit ratings as Home Depot. For all of the Company's other debt instruments, management's fair value estimates were based on recent similar credit facilities initiated by companies with like credit quality in similar industries, quoted prices for similar instruments, and inquiries with certain investment communities.

NOTE 8—INCOME TAXES

        The components of Income (Loss) from Continuing Operations before Provision (Benefit) for Income Taxes are as follows (amounts in millions):

	Fiscal Year Ended
	February 3, 2013	January 29, 2012	January 30, 2011
United States	$(1,210)	$(503)	$(606)
Foreign	14	19	21

Total	$(1,196)	$(484)	$(585)

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

        The Provision (Benefit) for Income Taxes consisted of the following (amounts in millions):

	Fiscal Year Ended
	February 3, 2013	January 29, 2012	January 30, 2011
Current:
Federal	$—	$—	$—
State	3	3	2
Foreign	2	—	6

	5	3	8
Deferred:
Federal	(3)	64	12
State	(1)	6	4
Foreign	—	(5)	4
Foreign realization of tax deductible goodwill from prior acquisitions	2	11	—

	(2)	76	20

Total	$3	$79	$28

        The Company's combined federal, state and foreign effective tax rate for continuing operations for fiscal 2012, fiscal 2011, and fiscal 2010 was approximately (0.2%), (16.4%), and (4.8%), respectively.

        The Company's effective tax rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, restructuring and other one-time charges, as well as discrete events, such as settlements of future audits. The Company's fiscal 2012, fiscal 2011 and fiscal 2010 effective tax rates were significantly impacted by the recording of a valuation allowance on its net U.S. deferred tax assets. The fiscal 2012 and fiscal 2011 valuation allowance was directly impacted by the increasing of the deferred tax liability for U.S. goodwill amortization for tax purposes. The deferred tax liability related to the Company's U.S. tax deductible goodwill must be considered as a liability related to an asset with an indefinite life. Therefore, the deferred tax liability does not amortize and is not available as a source of taxable income to support the realization of deferred tax assets created by other deductible temporary timing differences.

        The fiscal 2012 effective tax rate was also impacted by the goodwill impairment of an indefinite life intangible asset for book purposes. The fiscal 2012 goodwill impairment created a deferred tax asset which reduced the fiscal 2012 tax expense by decreasing the deferred tax liability associated with indefinite life intangibles which prior to the impairment could not serve as a source of taxable income. In addition, the tax expense for fiscal 2012 was also reduced by an adjustment to the Company's valuation allowance as a result of the acquisition of additional deferred tax liabilities in conjunction with the Peachtree acquisition.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

        The reconciliation of the provision (benefit) for income taxes from continuing operations at the federal statutory rate of 35% to the actual tax provision (benefit) for fiscal 2012, fiscal 2011, and fiscal 2010 is as follows (amounts in millions):

	Fiscal Year Ended
	February 3, 2013	January 29, 2012	January 30, 2011
Income taxes at federal statutory rate	$(419)	$(169)	$(205)
State income taxes, net of federal income tax benefit	(53)	(24)	(15)
Non-deductible goodwill impairment	17	—	—
Non-deductible interest	14	15	13
Valuation allowance	442	259	228
Adjustments to tax reserves	(1)	12	4
Other, net	3	(14)	3

Total provision (benefit)	$3	$79	$28

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of February 3, 2013 and January 29, 2012 were as follows (amounts in millions):

	February 3, 2013	January 29, 2012
Current:
Deferred Tax Assets:
Interest	$131	$33
Allowance for doubtful accounts	9	12
Inventory	37	49
Accrued compensation	1	3
Accrued self-insurance liabilities	5	5
Restructuring liabilities	4	7
Other accrued liabilities	23	27
Valuation allowance	(167)	(76)

Current deferred tax assets	43	60
Deferred Tax Liabilities:
Prepaid expense	$(1)	$(1)

Current deferred tax liabilities	(1)	(1)
Noncurrent:
Deferred Tax Assets:
Interest	$—	$236
Accrued compensation	33	27
Accrued self-insurance liabilities	13	15
Other accrued liabilities	7	8
Deferred revenue	8	8
Restructuring liabilities	29	32
Net operating loss	830	374
Net capital loss carryforward	—	10
Fixed assets	23	16
Other	22	21
Valuation allowance	(758)	(415)

Noncurrent deferred tax assets	207	332
Deferred Tax Liabilities:
Deferred Financing Costs	$(8)	$(24)
Software costs	(25)	(23)
Intangible assets	(193)	(316)
Income from discharge of indebtedness	(80)	(80)

Noncurrent deferred tax liabilities	(306)	(443)

Deferred tax assets (liabilities), net	$(57)	$(52)

        The Company reported $6 million of long-term deferred tax assets related to its Canadian business within other assets on its balance sheet.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

        In fiscal 2012, the Company recorded a valuation allowance on its total U.S. operations of $434 million of which $442 million related to continuing operations which was reduced by $8 million for discontinued operations. In fiscal 2011, the Company recorded a valuation allowance on its total U.S. operations of $252 million of which $259 million related to continuing operations which was reduced by $7 million for discontinued operations. In fiscal 2010, the Company recorded a valuation allowance on its total U.S. operations of $230 million of which $228 million related to continuing operations and $2 million related to discontinued operations. The Company records a valuation allowance when it is "more likely than not" that some portion or all of the deferred income tax assets will not be realized. In reaching this determination, the Company considers the future reversals of taxable temporary differences, future taxable income, exclusive of taxable temporary differences and carryforwards, taxable income in prior carryback years and tax planning strategies.

        During the first quarter of fiscal 2010, the Company designated the undistributed earnings of certain aspects of its foreign operations as not permanently reinvested. In fiscal 2012, the Company repatriated $29 million of cash which resulted in $3 million of income tax expense in the U.S. In fiscal 2011, the Company did not repatriate cash from its foreign operations to the U.S. If the company had repatriated cash to the U.S., no additional income tax expense would have been generated. In fiscal 2010, the Company repatriated $33 million of cash which resulted in $2 million of income tax expense in the U.S. In general, to the extent the Company's financial reporting book basis over tax basis of a foreign subsidiary exceeds the cash available for repatriation, deferred taxes have not been provided for, as they are essentially permanent in duration. If these amounts were not considered reinvested, it is estimated that no additional deferred taxes would have been provided for.

        As of February 3, 2013, the Company has tax-effected U.S. federal net operating loss carryforwards of $636 million which expire beginning in fiscal 2029. The Company also has $158 million of tax effected state net operating loss carryfowards which expire in various years between fiscal 2013 and fiscal 2030. During fiscal 2012, the Company generated a capital gain from the sale of the IPVF business. The capital gain allowed the Company to fully utilize the fiscal 2011 capital loss carryforward of $10 million associated with the Company's exit from the Plumbing business. The future utilization of the Company's net operating loss carryforwards could be limited if the Company experiences an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended. In general, an ownership change may result from transactions increasing the aggregate ownership of certain persons (or groups of persons) in the Company's stock by more than 50 percentage points over a testing period (generally 3 years).

        There was no net income tax benefit or expense included in discontinued operations in fiscal 2012, fiscal 2011 or fiscal 2010.

        Federal, state and foreign income taxes net receivable (payable) total zero and $4 million as of February 3, 2013 and January 29, 2012, respectively.

Accounting for uncertain tax positions

        The Company follows the U.S. GAAP guidance for uncertain tax positions within ASC 740, Income Taxes. ASC 740 requires application of a "more likely than not" threshold to the recognition and de-recognition of tax positions. It further requires that a change in judgment related to prior years' tax positions be recognized in the quarter of such change. A reconciliation of the beginning and ending

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

amount of unrecognized tax benefits for continuing operations for fiscal 2012, fiscal 2011, and fiscal 2010 is as follows (amounts in millions):

	Fiscal Year Ended
	February 3, 2013	January 29, 2012	January 30, 2011
Unrecognized Tax Benefits beginning of period	$196	$192	$190
Gross increases for tax positions in current period	—	—	1
Gross increases for tax positions in prior period	2	6	4
Gross decreases for tax positions in prior period	0	—	—
Settlements	(1)	(1)	(3)
Lapse of statutes	(4)	(1)	—

Unrecognized Tax Benefits end of period	$193	$196	$192

        There are $193 million, $196 million, and $192 million of unrecognized tax benefits included in the balance at February 3, 2013, January 29, 2012, and January 30, 2011, respectively, whose resolution could affect the annual effective income tax rate.

        The Company accrued $3 million, $5 million, and $2 million of net interest and penalties related to unrecognized tax benefits for fiscal 2012, fiscal 2011, and fiscal 2010, respectively. The Company's ending net accrual for interest and penalties related to unrecognized tax benefits at February 3, 2013, January 29, 2012, and January 30, 2011 was $22 million, $19 million, and $14 million, respectively. The Company's accounting policy is to classify interest and penalties as components of income tax expense. Accrued interest and penalties from unrecognized tax benefits are included as a component of other liabilities on the Consolidated Balance Sheet.

        The Company is subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service ("IRS"). Management regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes. Certain of the Company's tax years 2006 and forward remain open for audit by the IRS and various state governments. The Company does not anticipate any significant changes in its unrecognized tax benefits over the next twelve months.

        See Note 13, Commitments and Contingencies, for discussion on the IRS audit of the Company's U.S. federal income tax returns.

NOTE 9—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

Stock-Based Compensation Plan

        Effective December 4, 2007, HD Supply Holdings, Inc. ("Holding") established a Stock Incentive Plan (the "HDS Plan") for associates of HD Supply, a wholly-owned subsidiary. The HDS Plan provides for the award of non-qualified stock options and deferred share units of the common stock of Holding. Holding will issue new shares of common stock to satisfy options exercised.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

        Under the terms of the HDS Plan, non-qualified stock options are to carry exercise prices at, or above, the fair market value of Holding's stock on the date of the grant. Since Holding common stock is not publicly traded, the fair market value of the stock is determined by the Board of Directors of Holding based on such factors as it deems appropriate, including but not limited to the earnings and other financial and operating information of the Company in recent periods, the potential value of the Company as a whole, the future prospects of the Company and the industries in which it competes, the history and management of the Company, the general condition of the securities markets, the fair market value of securities of companies engaged in businesses similar to those of the Company, and any recent valuation of the common stock of Holding that shall have been performed by an independent valuation firm (although the Board of Directors of Holding is not obligated to obtain such a valuation). The non-qualified stock options generally vest at the rate of 20% per year commencing on the first anniversary date of the grant or 100% on the third anniversary of the grant and expire on the tenth anniversary date of the grant. The Company made a one-time grant in April 2011 of 10.6 million options with an exercise price of $4.15 that vests in its entirety on the three-year anniversary of the grant.

        On January 15, 2010, the Company initiated a one-time stock option exchange program ("Option Exchange Program"). Under the Option Exchange Program, all participants of the HDS Plan were offered the opportunity to exchange their outstanding options (the "Eligible Options") to purchase shares of Holding's common stock (the "Common Stock") granted under the HDS Plan for a lesser number of new options (as determined in accordance with the exchange ratios below) under the HDS Plan.

        The Option Exchange Program covered all options that were outstanding under the HDS Plan, including vested and unvested options, at the time of the offer. Eligible Options that had an exercise price greater than $10.00 per share were offered for exchange for a lesser number of options with a new exercise price equal to $4.15 per share (the "Repriced Options"). For every three Eligible Options with an exercise price greater than $10.00 per share, an eligible employee was offered two new Repriced Options. Options that had an exercise price equal to $10.00 per share were offered for exchange for an equal number of options with an exercise price equal to $10.00 per share (the "New $10.00 Options", and together with the Repriced Options, the "New Options").

        Regardless of the vesting status of the Eligible Options, the New Options have a five-year vesting period, with 20% of the New Options vesting on each anniversary of the date of exchange and an expiration date that is ten years from the date of exchange. All of the New Options are subject to the terms and conditions of the HDS Plan and the eligible employee's new stock option agreement.

        The offering period for the Option Exchange Program commenced on January 15, 2010 and expired on February 2, 2010. Participation in the Option Exchange Program was voluntary. However, once an eligible employee elected to participate, all of his or her Eligible Options were exchanged. Once the offer to exchange expired, all Eligible Options that were surrendered for exchange were cancelled and the New Options were granted.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

        On February 3, 2010, as a result of employee elections under the Option Exchange Program, the Company exchanged and issued the following options:

Number of Eligible Options Exchanged	20,484,001
Number of Repriced Options issued in the Option Exchange Program	6,828,025
Number of New $10.00 Options issued in the Option Exchange Program	10,242,002

        As a result of the exchange, the Company will incur incremental stock-based compensation charges of approximately $1 million per year over the five years following the exchange date. The maximum number of shares of common stock that may be issued under the HDS Plan subsequent to the Option Exchange Program may not exceed 55.6 million, of which a maximum of 30.9 million shares may be issued in respect of options granted under the HDS Plan.

        A summary of option activity under the HDS Plan is presented below (shares in thousands):

	Number of Shares	Weighted Average Option Price
Outstanding at January 31, 2010	20,899	$13.13

Granted(1)	21,495	7.66
Exercised	—	—
Canceled(2)	(23,927)	12.41

Outstanding at January 30, 2011	18,467	$7.69

Granted	12,485	4.62
Exercised	—	—
Canceled	(1,415)	6.63

Outstanding at January 29, 2012	29,537	$6.44

Granted	1,894	8.09
Exercised	(49)	7.34
Canceled	(1,746)	7.34

Outstanding at February 3, 2013	29,636	$6.50

(1)
Includes shares granted in conjunction with the Option Exchange Program

(2)
Includes shares canceled in conjunction with the Option Exchange Program

        As of February 3, 2013, there were approximately 29.6 million stock options outstanding with a weighted average remaining life of 7.7 years. As of February 3, 2013, there were approximately 6.9 million options exercisable with a weighted average exercise price of $7.72 and a weighted average remaining life of 7.1 years.

        The estimated fair value of the options when granted is amortized to expense over the options' vesting or required service period. The fair value for these options was estimated by management, after considering a third-party valuation specialist's assessment, at the date of grant based on the expected

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

life of the option and historical exercise experience, using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Fiscal Year Ended
	February 3, 2013	January 29, 2012	January 30, 2011
Risk-free interest rate	1.1%	2.8%	3.0%
Dividend yield	0.0%	0.0%	0.0%
Expected volatility factor	47.6%	46.0%	48.9%
Expected option life in years	6.5	6.6	6.8

        The risk free interest rate was determined based on an analysis of U.S. Treasury zero-coupon market yields as of the date of the option grant for issues having expiration lives similar to the expected option life. The expected volatility was based on an analysis of the historical volatility of HD Supply's competitors over the expected life of the HD Supply options. These volatilities were weighted by the respective HD Supply segment against which they compete, resulting in an overall industry-based volatility for HD Supply. As insufficient data exists to determine the historical life of options issued under the HDS Plan, the expected option life was determined based on the vesting schedule of the options and their contractual life taking into consideration the expected time in which the share price of Holding would exceed the exercise price of the option. The weighted-average fair value of each option granted during fiscal 2012, fiscal 2011, and fiscal 2010 was $2.41, $1.99, and $1.64, respectively. HD Supply recognized $16 million, $20 million, and $17 million of stock-based compensation expense related to stock options, included in Selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Income (Loss), during fiscal 2012, fiscal 2011, and fiscal 2010, respectively. As of February 3, 2013 the unamortized compensation expense related to stock options was $20 million and was expected to be recognized over a period of 4.8 years.

Employee Benefit Plans

        HD Supply offers a comprehensive Health & Welfare Benefits Program which allows employees who satisfy certain eligibility requirements to choose among different levels and types of coverage. The Health & Welfare Benefits program provides employees healthcare coverage in which the employer and employee share costs. In addition, the Program offers employees the opportunity to participate in various voluntary coverages, including flexible spending accounts.

        HD Supply maintains a 401(k) defined contribution plan that is qualified under Sections 401(a) and 501(a) of the Internal Revenue Code. Employees who satisfy the plan's eligibility requirements may elect to contribute a portion of their compensation to the plan on a pre-tax basis. HD Supply may match a percentage of the employees' contributions to the plan based on approval from the Board of Directors. Matching contributions are generally made shortly after the end of each pay period or after the Company's fiscal year-end if an additional annual matching contribution based on the Company's fiscal-year financial results is approved. HD Supply paid $15 million, $7 million, and less than $1 million during fiscal 2012, fiscal 2011, and fiscal 2010, respectively.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—STOCKHOLDER'S EQUITY

Common Stock

        The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share. As of February 3, 2013 and January 29, 2012, 1,000 shares were issued and outstanding.

Accumulated Other Comprehensive Income (Loss)

        On both February 3, 2013 and January 29, 2012, accumulated other comprehensive income (loss) is comprised of $(2) million of cumulative foreign currency translation adjustments, net.

NOTE 11—SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION

Receivables

        Receivables as of February 3, 2013 and January 29, 2012 consisted of the following (amounts in millions):

	February 3, 2013	January 29, 2012
Trade receivables, net of allowance for doubtful accounts	$926	$919
Vendor rebate receivables	66	71
Other receivables	16	12

Total receivables, net	$1,008	$1,002

Property and Equipment

        Property and equipment as of February 3, 2013 and January 29, 2012 consisted of the following (amounts in millions):

	February 3, 2013	January 29, 2012
Land	$37	$42
Buildings and improvements	201	206
Transportation equipment	60	44
Furniture, fixtures and equipment	301	298
Capitalized software	208	185
Construction in progress	38	40

	845	815
Less accumulated depreciation & amortization	(450)	(417)

Property and equipment, net	$395	$398

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION (Continued)

Other Current Liabilities

        Other current liabilities as of February 3, 2013 and January 29, 2012 consisted of the following (amounts in millions):

	February 3, 2013	January 29, 2012
Accrued interest	$147	$233
Accrued non-income taxes	34	31
Branch closure & consolidation reserves	7	16
Other	103	98

Total other current liabilities	$291	$378

Significant Non-Cash Transactions

        Interest payments on the 14.875% Senior Notes were due each April 12th and October 12th through maturity, commencing on October 12, 2012, except that the first eleven payment periods through October 2017 should be paid in kind ("PIK") and therefore increase the balance of the outstanding indebtedness rather than paid in cash. The Company made non-cash PIK interest payments during fiscal 2012 of $56 million, increasing the outstanding principal balance of the 14.875% Senior Notes.

        Interest payments on the Old Senior Subordinated Notes were due each March 1st and September 1st through maturity except that the first eight payment periods through September 2011 were paid in kind. The Company made non-cash PIK interest payments during fiscal 2011 and fiscal 2010 of $223 million and $196 million, respectively, increasing the outstanding balance of the Old Senior Subordinated Notes.

Supplemental Cash Flow Information

        Cash paid for interest in fiscal 2012, fiscal 2011, and fiscal 2010 was approximately $621 million, $356 million, and $363 million, respectively. Additionally, during fiscal 2012, the Company paid $502 million of original issue discounts and PIK interest related to the extinguishment of all of the 14.875% Senior Notes and $930 million of Old Senior Subordinated Notes.

        During fiscal 2010, as a result of tax legislation regarding net operating loss carryback periods, the Company filed for and received a cash refund of $220 million from the Internal Revenue Service for income tax previously paid. Cash paid for income taxes, net of refunds, in fiscal 2012, fiscal 2011, and fiscal 2010 was approximately $1 million net payment, $5 million net payment, and $216 million net refund, respectively.

NOTE 12—BRANCH CLOSURE AND CONSOLIDATION ACTIVITIES

        Concurrent with the Transactions and acquisition integration, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation. In addition, during fiscal years 2008 and 2009, management initiated additional plans to restructure its business, which included evaluating opportunities to consolidate branches, reduce costs, more efficiently employ working capital and streamline activities. Under these plans, which were completed in fiscal 2010, management closed or consolidated 235 branches and reduced workforce personnel by

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—BRANCH CLOSURE AND CONSOLIDATION ACTIVITIES (Continued)

approximately 5,000 employees. The Company does not expect to incur additional restructuring charges under these plans.

        The remaining liability balances for these plans represents the net present value of future lease obligations, including rent, taxes, utilities, etc., less estimated sublease income of the closed branches. The Company regularly reviews the assumptions used to estimate these liabilities.

        The following table presents the activity for the liability balances, included in Other current liabilities and Other liabilities in the Consolidated Balance Sheets (amounts in millions):

	Severance	Occupancy Costs	Other	Total
Balance—January 31, 2010	$3	$66	$2	$71

Charges, net of reductions	2	4	2	8
Cash payments	(4)	(21)	(2)	(27)
Other	(1)	2	—	1

Balance—January 30, 2011	$—	$51	$2	$53

Charges, net of reductions	—	2	—	2
Cash payments	—	(13)	(2)	(15)

Balance—January 29, 2012	$—	$40	$—	$40

Charges, net of reductions	—	(4)	—	(4)
Cash payments	—	(14)	—	(14)
Other	—	(1)	—	(1)

Balance—February 3, 2013	$—	$21	$—	$21

        As of February 3, 2013, approximately $7 million of the liability balances for the branch closure and consolidation activities is classified as a current liability on the Company's Consolidated Balance Sheet. Payments for occupancy costs are expected to be substantially complete over the next five years, with certain property lease obligations extending out as far as eleven years. The Company regularly reviews the assumptions used to estimate the net present value of the on-going lease liabilities and other occupancy costs, net of expected sublease income. In addition, the Company continues to actively pursue buyout options or subleasing opportunities for the leased properties. The expected timing of cash payments related to the branch closure and consolidation activities could change or adjustments to the reserve may become necessary depending on the success and timing of entering into these types of agreements. Due to favorable lease and property dispositions, during fiscal 2012, the Company reduced the liability by $4 million, $2 million of which was recorded to continuing operations and $2 million of which was recorded as Income from discontinued operations, net in the Consolidated Statement of Operations and Comprehensive Income (Loss).

NOTE 13—COMMITMENTS AND CONTINGENCIES

Lease Commitments

        HD Supply occupies certain facilities and operates certain equipment and vehicles under leases that expire at various dates through the year 2026. In addition to minimum rentals, there are certain executory costs such as real estate taxes, insurance, and common area maintenance on most of its facility leases. Expense under these leases totaled $132 million, $144 million, and $146 million in fiscal 2012, fiscal 2011, and fiscal 2010, respectively. Capital leases currently in effect are not material.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum aggregate rental payments under non-cancelable operating leases as of February 3, 2013 are as follows (amounts in millions):

	Fiscal Year
	2013	2014	2015	2016	2017	Thereafter	Total
Operating Leases	$123	$101	$79	$59	$39	$81	$482

        The Company subleases certain leased facilities to third parties. Total future minimum rentals to be received under non-cancelable subleases as of February 3, 2013 are approximately $18 million. These subleases expire at various dates through the year 2023.

Purchase Obligations

        As of February 3, 2013, the Company has agreements in place with various vendors to purchase goods and services, primarily inventory, in the aggregate amount of $684 million. These purchase obligations are generally cancelable, but the Company has no intent to cancel. Payment is due during fiscal 2013 for these obligations.

Internal Revenue Service

        HD Supply carried back tax net operating losses ("NOL") from its tax years ended on February 3, 2008 and February 1, 2009 to tax years during which it was a member of Home Depot's U.S. federal consolidated tax group. As a result of those NOL carrybacks, Home Depot received cash refunds from the IRS in the amount of approximately $354 million. Under an agreement (the "Agreement") between Holding and Home Depot, Home Depot paid HD Supply the refund proceeds resulting from the NOL carrybacks.

        In connection with an audit of the Company's U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009, the IRS has disallowed certain deductions claimed by the Company. In May 2012, the IRS issued a formal Revenue Agent's Report ("RAR") challenging approximately $299 million (excluding interest) of the cash refunds resulting from HD Supply's NOL carrybacks. In January 2013, the IRS issued a revised RAR reducing the challenge to approximately $131 million (excluding interest) of cash refunds from HD Supply's carrybacks. The issuance of the January 2013 revised RAR formally revoked the original May 2012 RAR and reduced the amount of cash refunds the IRS is currently challenging by $168 million. As of February 3, 2013, the Company estimates the interest to which the IRS would be entitled, if successful in all claims, to be approximately $14 million. If the IRS is ultimately successful with respect to the proposed adjustments, pursuant to the terms of the Agreement, the Company would be required to reimburse Home Depot an amount equal to the disallowed refunds plus related interest. If the IRS is successful in defending its positions with respect to the disallowed deductions, certain of those disallowed deductions may be available to the Company in the form of increases in its deferred tax assets by approximately $63 million before any valuation allowance.

        The Company believes that its positions with respect to the deductions and the corresponding NOL carrybacks are supported by, and consistent with, applicable tax law. In collaboration with Home Depot, HD Supply has challenged the proposed adjustments by filing a formal protest with the Office of Appeals Division within the IRS. During the administrative appeal period and as allowed under

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

statute, the Company intends to vigorously defend its positions rather than pay any amount related to the proposed adjustments. In the event of an unfavorable outcome at the Office of Appeals, the Company will strongly consider litigating the matter in U.S. Tax Court. The unpaid assessment would continue to accrue interest at the statutory rate until resolved. If the Company is ultimately required to pay a significant amount related to the proposed adjustments to Home Depot pursuant to the terms of the Agreement (or to the IRS), the Company's cash flows, future results of operations and financial positions could be affected in a significant and adverse manner.

        See Note 8, Income Taxes, for further disclosures on the Company's income taxes.

Legal Matters

        HD Supply is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, Contingencies. In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance and disclosed herein. For all such other matters, management believes the possibility of losses from such matters are remote or such matters are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of the Company if disposed of unfavorably.

        The Company has been informed that the Office of the United States Attorney for the Northern District of New York is conducting an investigation related to the activities of certain disadvantaged business enterprises. In May of 2011, in connection with that investigation, the government executed a search of an entity from which Waterworks purchased assets shortly before the search was executed. On June 20, 2012, in connection with that same investigation, the government executed search warrants at two Waterworks branches. The Company was updated by the government on its investigation in March 2013 and continues to cooperate with the investigation. While the Company cannot predict the outcome, it believes a potential loss on this matter is reasonably possible but due to the current state of the investigation it is not able to estimate a range of potential loss.

NOTE 14—SEGMENT INFORMATION

        HD Supply's operating segments are based on management structure and internal reporting. Each segment offers different products and services to the end customer, except for Corporate and Other, which provides general corporate overhead support and HD Supply Canada (included in Corporate and Other), which is organized based on geographic location. The Company determines the reportable segments in accordance with the principles of segment reporting within U.S. GAAP (ASC 280, Segment Reporting). For purposes of evaluation under these segment reporting principles, the Chief Operating Decision Maker for HD Supply assesses HD Supply's ongoing performance, based on the periodic review and evaluation of Net sales, Adjusted EBITDA, and certain other measures for each of the operating segments.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—SEGMENT INFORMATION (Continued)

        HD Supply has four reportable segments, each of which is presented below:

  •
  Facilities Maintenance—Supplies maintenance, repair and operations ("MRO") products and upgrade and renovation services largely to the multifamily, healthcare, hospitality, and institutional markets.

  •
  Waterworks—Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries.

  •
  Power Solutions—Distributes electrical transmission and distribution products, power plant maintenance, repair and operations supplies, smart-grid technologies, and provides materials management and procurement outsourcing arrangements to investor-owned utilities, municipal and provincial power authorities, rural electric cooperatives and utility contractors and distributes electrical products such as wire and cable, switch gear supplies, lighting and conduit to residential and commercial contractors.

  •
  White Cap—Distributes specialized hardware, tools, building materials, and safety equipment to professional contractors.

        In addition to the reportable segments, the Company's consolidated financial results include "Corporate and Other." Corporate & Other is comprised of the following business units: Crown Bolt, Creative Touch Interiors ("CTI"), Repair & Remodel and HD Supply Canada. Crown Bolt is a retail distribution operator providing program and packaging solutions, sourcing, distribution, and in-store service, fasteners, builders' hardware, rope and chain and plumbing accessories, primarily serving The Home Depot and other hardware stores. CTI offers turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for residential, commercial and senior living projects. Our Repair & Remodel business unit offers light remodeling and construction supplies, kitchen and bath cabinets, windows, plumbing materials, electrical equipment and other products, primarily to small remodeling contractors and trade professionals. HD Supply Canada is an industrial distributor that primarily focuses on servicing fasteners/industrial supplies and specialty lighting markets which operates across nine provinces. Corporate & Other also includes costs related to our centralized support functions, which include finance, information technology, human resources, legal, supply chain and other support services and removes inter segment transactions.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—SEGMENT INFORMATION (Continued)

        The following tables present Net sales, Adjusted EBITDA, and certain other measures for each of the reportable segments and total continuing operations for the periods indicated (amounts in millions):

	Fiscal Year 2012
	Net Sales	Adjusted EBITDA	Depreciation(1) & Software Amortization	Other Intangible Amortization	Total Assets(2)	Capital Expenditures
Facilities Maintenance	$2,182	$389	$39	$79	$2,463	$35
Waterworks	2,028	137	10	96	1,562	12
Power Solutions	1,787	72	7	18	816	4
White Cap	1,178	56	12	20	521	22
Corporate & Other	860	29	28	30	1,972	42

Total continuing operations	$8,035	$683	$96	$243	$7,334	$115

	Fiscal Year 2011
	Net Sales	Adjusted EBITDA	Depreciation(1) & Software Amortization	Other Intangible Amortization	Total Assets(2)	Capital Expenditures
Facilities Maintenance	$1,870	$318	$30	$75	$2,264	$32
Waterworks	1,772	112	5	95	1,562	5
Power Solutions	1,625	50	5	20	775	5
White Cap	981	17	14	19	481	16
Corporate & Other	780	11	31	35	1,656	51

Total continuing operations	$7,028	$508	$85	$244	$6,738	$109

	Fiscal Year 2010
	Net Sales	Adjusted EBITDA	Depreciation(1) & Software Amortization	Other Intangible Amortization	Total Assets(2)	Capital Expenditures
Facilities Maintenance	$1,682	$282	$28	$75	$2,265	$20
Waterworks	1,659	94	5	94	1,582	2
Power Solutions	1,462	49	5	19	740	2
White Cap	852	(10)	20	19	439	3
Corporate & Other	794	(4)	41	37	2,063	18

Total continuing operations	$6,449	$411	$99	$244	$7,089	$45

(1)
Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(2)
Total Assets include amounts attributable to discontinued operations for the periods prior to the dispositions.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—SEGMENT INFORMATION (Continued)

Reconciliation to Consolidated Financial Statements

	Fiscal 2012	Fiscal 2011	Fiscal 2010
Total Adjusted EBITDA	$683	$508	$411
Depreciation and amortization	339	329	343
Stock-based compensation	16	20	17
Management fees and expenses	5	5	5
Restructuring	—	—	8
Goodwill & other intangible asset impairment	152	—	—
Other	—	(1)	1

Operating income	171	155	37
Interest expense	658	639	623
Loss on extinguishment of debt	709
Other (income) expense, net	—	—	(1)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(1,196)	(484)	(585)
Provision (benefit) for income taxes	3	79	28

Income (loss) from continuing operations	$(1,199)	$(563)	$(613)

        Net sales for HD Supply outside the United States, primarily Canada, were $428 million, $404 million, and $365 million in fiscal 2012, fiscal 2011, and fiscal 2010, respectively. Long-lived assets of HD Supply outside the United States, primarily Canada, were $16 million and $18 million as of February 3, 2013 and January 29, 2012, respectively.

NOTE 15—GUARANTOR SUBSIDIARIES

        The Company has issued First Priority Notes, Second Priority Notes, 11.5% Senior Notes, 7.5% Senior Notes, Senior Subordinated Notes, and Old Senior Subordinated Notes (collectively the "Notes") guaranteed by certain of its subsidiaries (the "Guarantor Subsidiaries"). The Guarantor Subsidiaries are direct or indirect wholly-owned domestic subsidiaries of the Company. The subsidiaries of the Company that do not guarantee the Notes ("Non-guarantor Subsidiaries") are direct or indirect wholly-owned subsidiaries of the Company and primarily include the Company's operations in Canada and a non-operating subsidiary in the United States that previously held an investment of the Company's Old Senior Subordinated Notes, which was eliminated in consolidation. During fiscal 2012, the investment in the Old Senior Subordinated Notes was contributed to the Parent in a non-cash transaction. The Parent retired this portion of the Old Senior Subordinated Notes. These transactions had no impact on the consolidated results of operations or financial position.

        In connection with the Notes, the Company determined the need for compliance with Rule 3-10 of SEC Regulation S-X ("Rule 3-10"). In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, the Company has included the accompanying Condensed Consolidating Financial Statements in accordance with Rule 3-10(d) of SEC Regulation S-X. The following supplemental financial information sets forth, on a consolidating basis, the condensed statements of operations and comprehensive income (loss), the condensed balance sheets, and the condensed statements of cash flows for the parent company issuer of the Notes, HD Supply, Inc., (the "Parent Issuer"), for the Guarantor Subsidiaries and for the Non-guarantor Subsidiaries and total consolidated HD Supply, Inc. and subsidiaries (amounts in millions):

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—GUARANTOR SUBSIDIARIES (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Fiscal Year 2012
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$7,608	$428	$(1)	$8,035
Cost of sales	—	5,398	317	—	5,715

Gross Profit	—	2,210	111	(1)	2,320
Operating expenses:
Selling, general and administrative	64	1,504	94	(1)	1,661
Depreciation and amortization	13	321	2	—	336
Goodwill & other intangible asset impairment	—	152	—	—	152

Total operating expenses	77	1,977	96	(1)	2,149
Operating Income (Loss)	(77)	233	15	—	171
Interest expense	715	301	1	(359)	658
Interest (income)	(302)	(3)	(54)	359	—
Net (earnings) loss of equity affiliates	14	—	—	(14)	—
Loss on extinguishment of debt	709	—	—	—	709

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(1,213)	(65)	68	14	(1,196)
Provision (benefit) for income taxes	(22)	—	25	—	3

Income (Loss) from Continuing Operations	(1,191)	(65)	43	14	(1,199)
Income (loss) from discontinued operations, net of tax	12	8	—	—	20

Net Income (Loss)	$(1,179)	$(57)	$43	$14	$(1,179)

Other comprehensive income—foreign currency translation adjustment	—	—	—	—	—

Total Comprehensive Income (Loss)	$(1,179)	$(57)	$43	$14	$(1,179)

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—GUARANTOR SUBSIDIARIES (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Continued)

	Fiscal Year 2011
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$6,630	$398	$—	$7,028
Cost of sales	—	4,720	294	—	5,014

Gross Profit	—	1,910	104	—	2,014
Operating expenses:
Selling, general and administrative	78	1,372	82	—	1,532
Depreciation and amortization	12	313	2	—	327

Total operating expenses	90	1,685	84	—	1,859
Operating Income (Loss)	(90)	225	20	—	155
Interest expense	722	298	1	(382)	639
Interest (income)	(299)	(3)	(80)	382	—
Net (earnings) loss of equity affiliates	30	—	—	(30)	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(543)	(70)	99	30	(484)
Provision (benefit) for income taxes	32	10	37	—	79

Income (Loss) from Continuing Operations	(575)	(80)	62	30	(563)
Income (loss) from discontinued operations, net of tax	32	(15)	3	—	20

Net Income (Loss)	$(543)	$(95)	$65	$30	$(543)

Other comprehensive income—foreign currency translation adjustment	(1)	—	(1)	1	(1)

Total Comprehensive Income (Loss)	$(544)	$(95)	$64	$31	$(544)

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—GUARANTOR SUBSIDIARIES (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Continued)

	Fiscal Year 2010
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$6,085	$364	$—	$6,449
Cost of sales	—	4,339	269	—	4,608

Gross Profit	—	1,746	95	—	1,841
Operating expenses:
Selling, general and administrative	82	1,302	71	—	1,455
Depreciation and amortization	16	322	3	—	341
Restructuring	—	8	—	—	8

Total operating expenses	98	1,632	74	—	1,804
Operating Income (Loss)	(98)	114	21	—	37
Interest expense	701	298	—	(376)	623
Interest (income)	(298)	(4)	(74)	376	—
Loss on extinguishment of debt	2	—	—	—	2
Other (income) expense, net	(3)	—	—	—	(3)
Net (earnings) loss of equity affiliates	178	—	—	(178)	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(678)	(180)	95	178	(585)
Provision (benefit) for income taxes	(17)	6	39	—	28

Income (Loss) from Continuing Operations	(661)	(186)	56	178	(613)
Income (loss) from discontinued operations, net of tax	42	(49)	1	—	(6)

Net Income (Loss)	$(619)	$(235)	$57	$178	$(619)

Other comprehensive income:
Foreign currency translation adjustment	9	—	9	(9)	9
Unrealized gains on derivatives, net of tax	1	—	—	—	1

Total Comprehensive Income (Loss)	$(609)	$(235)	$66	$169	$(609)

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—GUARANTOR SUBSIDIARIES (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

	As of February 3, 2013
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$91	$15	$35	$—	$141
Cash equivalents restricted for debt redemption	936	—	—	—	936
Receivables, net	4	937	67	—	1,008
Inventories	—	928	59	—	987
Deferred tax asset	—	48	1	(7)	42
Intercompany receivable	—	1	—	(1)	—
Other current assets	9	37	3	—	49

Total current assets	1,040	1,966	165	(8)	3,163

Property and equipment, net	66	323	6	—	395
Goodwill	—	3,132	6	—	3,138
Intangible assets, net	—	469	4	—	473
Deferred tax asset	48	—	6	(48)	6
Investment in subsidiaries	2,854	—	—	(2,854)	—
Intercompany notes receivable	2,774	634	—	(3,408)	—
Other assets	153	6	—	—	159

Total assets	$6,935	$6,530	$187	$(6,318)	$7,334

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$14	$638	$41	$—	$693
Accrued compensation and benefits	46	108	6	—	160
Current installments of long-term debt	899	—	—	—	899
Deferred tax liabilities	7	—	—	(7)	—
Intercompany payable	—	—	1	(1)	—
Other current liabilities	183	98	10	—	291

Total current liabilities	1,149	844	58	(8)	2,043

Long-term debt, excluding current installments	6,430	—	—	—	6,430
Deferred tax liabilities	—	152	—	(48)	104
Intercompany notes payable	634	2,774	—	(3,408)	—
Other liabilities	313	28	7	—	348

Total liabilities	8,526	3,798	65	(3,464)	8,925

Stockholder's equity (deficit)	(1,591)	2,732	122	(2,854)	(1,591)

Total liabilities and stockholder's equity (deficit)	$6,935	$6,530	$187	$(6,318)	$7,334

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—GUARANTOR SUBSIDIARIES (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)

	As of January 29, 2012
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$49	$12	$50	$—	$111
Receivables, net	4	922	97	(21)	1,002
Inventories	—	1,027	81	—	1,108
Deferred tax asset	—	89	2	(33)	58
Other current assets	8	34	5	—	47

Total current assets	61	2,084	235	(54)	2,326

Property and equipment, net	61	331	6	—	398
Goodwill	—	3,143	8	—	3,151
Intangible assets, net	—	731	4	—	735
Deferred tax asset	158	—	6	(164)	—
Investment in subsidiaries	3,456	—	—	(3,456)	—
Intercompany notes receivable	2,774	641	—	(3,415)	—
Other assets	122	6	261	(261)	128

Total assets	$6,632	$6,936	$520	$(7,350)	$6,738

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$21	$648	$45	$—	$714
Accrued compensation and benefits	42	93	5	—	140
Current installments of long-term debt	82	—	—	—	82
Deferred tax liabilities	33	—	—	(33)	—
Other current liabilities	284	104	11	(21)	378

Total current liabilities	462	845	61	(54)	1,314

Long-term debt, excluding current installments	5,641	—	—	(261)	5,380
Deferred tax liabilities	—	275	—	(164)	111
Intercompany notes payable	641	2,774	—	(3,415)	—
Other liabilities	316	37	8	—	361

Total liabilities	7,060	3,931	69	(3,894)	7,166

Stockholder's equity	(428)	3,005	451	(3,456)	(428)

Total liabilities and stockholder's equity (deficit)	$6,632	$6,936	$520	$(7,350)	$6,738

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—GUARANTOR SUBSIDIARIES (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Fiscal Year 2012
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash flows from operating activities	$(813)	$110	$73	$(51)	$(681)

Cash flows from investing activities
Capital expenditures	(26)	(87)	(2)	—	(115)
Proceeds from sale of property and equipment	—	17	—	—	17
Payment for a business acquired	—	(248)	—	—	(248)
Proceeds from sale of a business	480	—	1	—	481
Purchase of other investments	(1,921)	—	—	—	(1,921)
Proceeds from sale of investments	985	—	—	—	985
Purchase of debt investments	—	—	(1)	1	—
Proceeds from (payments of) intercompany notes	—	6	—	(6)	—
Investments (return of capital) in equity affiliates	(169)	—	—	169	—
Other investing activities	—	1	—	—	1

Net cash flows from investing activities	(651)	(311)	(2)	164	(800)

Cash flows from financing activities
Dividend payment	—	—	(51)	51	—
Equity contribution (return of capital)	—	204	(35)	(169)	—
Borrowings (repayments) of intercompany notes	(6)	—	—	6	—
Borrowings of long-term debt	6,365	—	—	—	6,365
Repayments of long-term debt	(5,023)	—	—	(1)	(5,024)
Borrowings on long-term revolver	1,291	—	10	—	1,301
Repayments of long-term revolver	(991)	—	(10)	—	(1,001)
Debt issuance and modification fees	(132)	—	—	—	(132)
Other financing activities	2	—	—	—	2

Net cash flows from financing activities	1,506	204	(86)	(113)	1,511

Net increase (decrease) in cash & cash equivalents	$42	$3	$(15)	$—	$30
Cash and cash equivalents at beginning of period	49	12	50	—	111

Cash and cash equivalents at end of period	$91	$15	$35	$—	$141

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—GUARANTOR SUBSIDIARIES (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Continued)

	Fiscal Year 2011
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash flows from operating activities	$(629)	$458	$6	$—	$(165)
Cash flows from investing activities
Capital expenditures	(15)	(98)	(2)	—	(115)
Proceeds from sales of property and equipment	—	4	—	—	4
Payments for businesses acquired	—	(21)	—	—	(21)
Proceeds from sale of a business	117	—	11	—	128
Purchase of investments	(21)	(2)	—	—	(23)
Proceeds from sale of investments	21	—	—	—	21
Proceeds from (payments of) intercompany notes	—	(337)	—	337	—

Net cash flows from investing activities	102	(454)	9	337	(6)
Cash flows from financing activities
Borrowings (repayments) of intercompany notes	337	—	—	(337)	—
Repayments of long-term debt	(10)	—	—	—	(10)
Borrowings on long-term revolver	1,053	—	—	—	1,053
Repayments of long-term revolver	(1,053)	—	—	—	(1,053)

Net cash flows from financing activities	327	—	—	(337)	(10)
Effect of exchange rates on cash	—	—	—	—	—

Net increase (decrease) in cash & cash equivalents	$(200)	$4	$15	$—	$(181)
Cash and cash equivalents at beginning of period	249	8	35	—	292

Cash and cash equivalents at end of period	$49	$12	$50	$—	$111

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—GUARANTOR SUBSIDIARIES (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Continued)

	Fiscal Year 2010
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash flows from operating activities	$452	$83	$16	$—	$551
Cash flows from investing activities
Capital expenditures	(6)	(41)	(2)	—	(49)
Proceeds from sales of property and equipment	—	4	—	—	4
Proceeds from (payments of) intercompany notes	—	(46)	—	46	—
Return of investment	33	—	—	(33)	—

Net cash flows from investing activities	27	(83)	(2)	13	(45)
Cash flows from financing activities
Equity contribution (return of capital)	1	—	(33)	33	1
Borrowings (repayments) of intercompany notes	46	—	—	(46)	—
Repayments of long-term debt	(40)	—	—	—	(40)
Borrowings on long-term revolver	178	—	—	—	178
Repayments of long-term revolver	(860)	—	—	—	(860)
Debt modification and issuance costs	(34)	—	—	—	(34)

Net cash flows from financing activities	(709)	—	(33)	(13)	(755)
Effect of exchange rates on cash	—	—	2	—	2

Net increase (decrease) in cash & cash equivalents	$(230)	$—	$(17)	$—	$(247)
Cash and cash equivalents at beginning of period	479	8	52	—	539

Cash and cash equivalents at end of period	$249	$8	$35	$—	$292

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following is a summary of the quarterly consolidated results of operations for the fiscal years ended February 3, 2013 and January 29, 2012 (amounts in millions):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	TOTAL
Fiscal Year 2012
Net sales	$1,836	$2,059	$2,146	$1,994	$8,035
Gross profit	523	594	616	587	2,320
Loss from continuing operations	(376)	(56)	(53)	(714)	(1,199)
Net income (loss)	(360)	(56)	(50)	(713)	(1,179)
Fiscal Year 2011
Net sales	$1,608	$1,875	$1,893	$1,652	$7,028
Gross profit	460	533	535	486	2,014
Loss from continuing operations	(169)	(108)	(119)	(167)	(563)
Net income (loss)	(164)	(101)	(105)	(173)	(543)

        Loss from continuing operations and Net income (loss) in the first quarter of fiscal 2012 includes a loss on extinguishment of debt of $220 million. Loss from continuing operations and Net income (loss) in the fourth quarter of fiscal 2012 includes a loss on extinguishment of debt of $489 million and goodwill and other intangible asset impairment charges of $152 million, or $113 million net of tax. There is no tax impact related to the losses on extinguishment of debt due to the Company's valuation allowance position. See Note 8, Income Taxes, for further information on the Company's taxes.

NOTE 17—SUBSEQUENT EVENTS

Debt Redemption

        On February 8, 2013, the Company redeemed the remaining $889 million outstanding aggregate principal amount of Old Senior Subordinated Notes at a redemption price equal to 103.375% of the principal amount thereof and paid accrued and unpaid interest thereon through the redemption date. As a result, in the first quarter of fiscal 2013, the Company will report a $34 million loss on extinguishment, which includes a $30 million premium payment to redeem the Old Senior Subordinated Notes and $4 million to write-off the unamortized deferred debt cost. In addition, the deferred interest deductions on the Old Senior Subordinated Notes (representing the net deferred tax asset of $131 million) are currently deductible on the Company's fiscal 2013 federal income tax return and applicable state returns. Such deductions will not have an impact on the Company's fiscal 2013 total tax expense and may increase the Company's overall net operating loss carryforward.

Debt Modification

        On February 15, 2013, HD Supply, Inc. modified its Term Loan Facility to lower the borrowing margins 275 basis points to LIBOR (subject to a floor of 1.25%) plus a borrowing margin of 3.25% or Prime plus a borrowing margin of 2.25% at the Company's election. The amendment also replaced the hard call provision applicable to optional prepayment of term loans thereunder with a soft call option. The soft call option provides for a premium equal to 1.0% of the aggregate principal amount of term loans being prepaid if, on or prior to August 15, 2013, the Company enters into certain repricing transactions. In connection with the modification, the Company incurred approximately $30 million in

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—SUBSEQUENT EVENTS (Continued)

financing fees, of which approximately $27 million will be amortized into interest expense over the remaining term of the amended facility in accordance with U. S. GAAP (ASC 470, Debt). Of the non-deferred financing fees, approximately $2 million will be recorded as a Loss on extinguishment of debt and the remaining $1 million will be recorded as Other non-operating expense in the Consolidated Statement of Operations and Comprehensive Income (Loss) in the first quarter of fiscal 2013.

Exchange Offers

        On February 5, 2013, the Company executed the offer to exchange outstanding First Priority Notes with registered First Priority Notes, outstanding Second Priority Notes with registered Second Priority Notes, outstanding 11.5% Senior Notes with registered 11.5% Senior Notes and outstanding Senior Subordinated Notes with registered Senior Subordinated Notes. The exchange offers closed in the first quarter of fiscal 2013 with substantially all of the notes held by eligible participants in the exchange offers tendered.

HD Supply, Inc.

7.50% Senior Notes due 2020

Offer to Exchange

$1,275,000,000 Outstanding 7.50% Senior Notes due 2020
for $1,275,000,000 Registered 7.50% Senior Subordinated Notes due 2020

PROSPECTUS

October 18, 2013

DEALER PROSPECTUS DELIVERY OBLIGATION

        Until January 16, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.